Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of September 30, 2010

between

AMERICAN INTERNATIONAL GROUP, INC.

and

PRUDENTIAL FINANCIAL, INC.

i

Schedules

Schedule I	List of Transferred Subsidiaries

Seller Disclosure Letter

Acquiror Disclosure Letter

This STOCK PURCHASE AGREEMENT, dated as of September 30, 2010, is made between AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation (the “Parent”) and PRUDENTIAL FINANCIAL, INC., a New Jersey corporation (the “Acquiror”).

RECITALS

A. AIG Life Holdings (International), LLC, a Delaware limited liability company and direct wholly-owned Subsidiary of the Parent (“Holdings”), (i) owns 600,000 shares of common stock (the “Star Shares”) of AIG Star Life Insurance Co., Ltd., a Japanese corporation (“Star”), which constitute all of the issued and outstanding shares of common stock of Star, and (ii) owns 60,000 preferred shares A of Star (the “Preferred Shares A”), which constitute all of the issued and outstanding preferred shares A of Star;

B. American International Reinsurance Company, Ltd., a Bermuda corporation and direct wholly-owned Subsidiary of Holdings (“AIRCO”), owns (i) 89,220 shares of common stock (the “Edison Shares”) of AIG Edison Life Insurance Company, a Japanese corporation (“Edison”), (ii) 5,217 preferred shares C of Edison (the “Preferred Shares C”), which constitute all of the issued and outstanding preferred shares C of Edison, (iii) 1,409 preferred shares E of Edison (the “Preferred Shares E”), which constitute all of the issued and outstanding preferred shares E of Edison, and (iv) 40,000 shares of common stock (the “Edison Service Shares”) of AIG Edison Service Co., Ltd., a Japanese corporation (“Edison Service”), which constitute all of the issued and outstanding shares of common stock of Edison Service;

C. Parent owns (i) 15,211 shares of common stock of AIG Financial Assurance Japan K.K., a Japanese corporation (“AIGFAJ”, together with Star, Edison and Edison Service, the “Companies”), which constitute all of the issued and outstanding shares of common stock of AIGFAJ (the “AIGFAJ Shares”, together with the Star Shares, the Edison Shares and the Edison Service Shares, the “Common Shares”), and (ii) 10 preferred shares D of AIGFAJ (the “Preferred Shares D”), which constitute all of the issued and outstanding preferred shares D of AIGFAJ;

D. AIGFAJ owns and will continue to own at the Closing (i) 9,914 shares of common stock of Edison, which together with the Edison Shares constitute all of the issued and outstanding shares of common stock of Edison, (ii) 35,250 preferred shares B (the “Preferred Shares B”) of Edison, which constitute all of the issued and outstanding preferred shares B of Edison, and (iii) 5,300 preferred shares G of Edison, which together with the Preferred Shares G (as defined below) constitute all of the issued and outstanding preferred shares G of Edison;

E. Edison owns and will continue to own at the Closing 984 preferred shares A of AIGFAJ, which together with the Preferred Shares D constitute all of the issued and outstanding preferred shares of AIGFAJ;

F. AIG Funding, Inc., a Delaware corporation and direct wholly-owned Subsidiary of the Parent (“AIG Funding”, together with Holdings and AIRCO, the “Sellers”), holds ¥31,937,996,556 principal amount of debt of AIGFAJ (the “Bridge Loan”) pursuant to the Second Amended and Restated Promissory Note, dated March 31, 2009, between AIG Funding and AIGFAJ;

G. The Parent owns 5,681 preferred shares G of Edison (the “Preferred Shares G”, together with the Preferred Shares A, Preferred Shares C, Preferred Shares D and Preferred Shares E, the “Preferred Shares”, and the Preferred Shares together with the Common Shares, the “Shares” (which definition excludes, for the avoidance of doubt, the common stock and preferred shares G of Edison held by AIGFAJ)), which together with the Preferred Shares B, Preferred Shares C, Preferred Shares E and the preferred shares G of Edison held by AIGFAJ constitute all of the issued and outstanding preferred shares of Edison;

H. The Companies own, directly or indirectly, the Capital Stock of each of the entities named in Schedule I (collectively, the “Transferred Subsidiaries”) in such amounts as set forth in Schedule I;

I. In connection with this Agreement, at the Closing: (i) the Parent and the Acquiror (or a Designated Acquiror designated by the Acquiror) shall enter into a transition services agreement in substantially the form attached hereto as Exhibit B (the “Transition Services Agreement”); (ii) the Parent, the Companies, the Transferred Subsidiaries and the Acquiror (or a Designated Acquiror designated by the Acquiror) shall enter into a transitional trademark license agreement in substantially the form attached hereto as Exhibit C (the “Transitional Trademark License Agreement”); (iii) the Parent, AIGFAJ, the Insurance Companies, Edison Service and the Acquiror (or a Designated Acquiror designated by the Acquiror) shall enter into an intellectual property agreement in substantially the form attached hereto as Exhibit D (the “Intellectual Property Agreement”); (iv) AIG Funding and the Acquiror (or a Designated Acquiror designated by the Acquiror) shall enter into an assignment and assumption agreement with respect to the Bridge Loan in substantially the form attached hereto as Exhibit E (the “Bridge Loan Assignment Agreement”); (v) in accordance with and pursuant to the provisions of Section 5.08(b), the Acquiror (or with the Parent’s consent, an Affiliate of the Acquiror) and the Parent (or an Affiliate of the Parent, as the case may be) shall enter into one or more hold harmless agreements in substantially the form attached hereto as Exhibit F (each, a “Hold Harmless Agreement”); and (vi) each of the Providers (as such term is defined in the Transition Services Agreement) and the Acquiror (or a Designated Acquiror designated by the Acquiror) shall enter into a letter agreement in substantially the form attached hereto as Exhibit G (each, a “Provider Letter Agreement”);

J. Simultaneously with the execution of this Agreement, each of the Sellers and the Acquiror will enter into a letter agreement pursuant to which each Seller will undertake to perform the covenants and agreements set forth in any Transaction Agreement to the extent those covenants and agreements relate to such Seller (each, a “Seller Letter Agreement”); and

K. The Parent desires to sell and cause the Sellers to sell to the Acquiror (one or more Designated Acquirors designated by the Acquiror in accordance with the terms hereof), and the Acquiror desires to purchase (or cause one or more Designated Acquirors to purchase) from the Sellers and the Parent, the Shares and the Bridge Loan, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

ARTICLE II

PURCHASE AND SALE OF THE SHARES AND BRIDGE LOAN

Section 2.01. Purchase and Sale of the Shares and Bridge Loan. On the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) the Parent shall, and shall cause the applicable Sellers to, sell, convey, assign, transfer and deliver to the Acquiror or to one or more Designated Acquirors designated by the Acquiror no more than thirty (30) Business Days after the date hereof, free and clear of all Liens, and the Acquiror (directly or through one or more Designated Acquirors) shall purchase, acquire and accept from the Parent and applicable Sellers, all of the Parent’s and such applicable Sellers’ right, title and interest in and to the Shares;

(b) the Parent shall cause AIG Funding to sell, convey, assign, transfer and deliver to the Acquiror or to one or more Designated Acquirors designated by the Acquiror no more than thirty (30) Business Days after the date hereof, free and clear of all Liens, and the Acquiror (directly or through one or more Designated Acquirors) shall purchase, acquire and accept from AIG Funding, all of AIG Funding’s right, title and interest in and to the Bridge Loan.

Section 2.02. Closing. On the first Business Day of the first month immediately succeeding the month during which all the conditions set forth in Article VIII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or on such other date as the Parent and the Acquiror may mutually agree in writing, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) that shall be held not later than 10:00 a.m. Tokyo time, at the offices of Simpson Thacher & Bartlett LLP, 12-32 Akasaka 1-chome, Minato-ku, Tokyo 107-6037, or such other place or time as the Parent and the Acquiror may agree in writing (the date on which the Closing takes place being the “Closing Date”).

Section 2.03. Purchase Price. The total purchase price (the “Purchase Price”) for the transactions contemplated by this Agreement shall be an amount in cash equal to $4,800,000,000, which amount consists of (a) an amount equal to the Bridge Loan Purchase Price for the Bridge Loan, plus (b) an amount equal to the Purchase Price minus the Bridge Loan Purchase Price for the Shares (the “Share Purchase Price”), which amount shall be adjusted pursuant to and in accordance with this Section 2.03 and Sections 2.04 and 2.05. The Purchase Price shall be reduced by an amount equal to the sum of (x) the Credit Saison Debt Amount plus (y) the Syndicated Loan Debt Amount plus (z) any Indebtedness for Borrowed Money of the Companies and the Transferred Subsidiaries outstanding immediately prior to the Closing other than the Credit Saison Debt, the Bridge Loan, the Syndicated Loan and the AIGFAJ Subordinated Debt. For the avoidance of doubt, any such reduction to the Purchase Price shall be treated as an adjustment to the Share Purchase Price. The Parent shall notify the Acquiror of the principal amount of Indebtedness for Borrowed Money outstanding as of the Closing Date and the amount of interest (or original issue discount, as applicable) that will be accrued and unpaid on the Bridge Loan, the Credit Saison Debt, the Syndicated Loan and any other Indebtedness for Borrowed Money to but excluding the Closing Date no later than ten (10) Business Days prior to the Closing Date. For purposes of this ARTICLE II, any accrued and unpaid interest (or original issue discount, as applicable) on the Bridge Loan, the Credit Saison Debt, and the Syndicated Loan and any principal or accrued and unpaid interest on any other Indebtedness for Borrowed Money shall be expressed in U.S. dollars based on the Applicable Exchange Rate as in effect as of the date hereof.

Section 2.04. Payment at Closing.

(a) At the Closing, the Acquiror shall, or shall cause one or more Designated Acquirors to, pay to the Parent (on behalf of itself and the Sellers) an aggregate amount equal to the Purchase Price (as adjusted pursuant to Section 2.03) minus the Closing Date Solvency Capital True-Up Amount. This payment shall be further subject to a post-closing adjustment pursuant to the provisions of Section 2.05. The Purchase Price, and any adjustment pursuant to this Section 2.04 and Sections 2.03 and 2.05, shall be allocated amongst the Parent and each of the Sellers and the assets purchased hereunder as set forth on Section 2.04(a) of the Seller Disclosure Letter. In the event that the Closing Date is after April 1, 2011 as a result of a failure by the Acquiror or one or more Designated Acquirors, to obtain any approval from the FSA necessary to consummate the transactions contemplated hereby, at the Closing, the Acquiror shall, or shall cause a Designated Acquiror to, pay to the Parent in cash interest on the Purchase Price for the period commencing on April 1, 2011 and ending on the Closing Date, at a rate of 5% per annum (such amount, if any, the “Purchase Price Interest Amount”). Notwithstanding anything to the contrary in this Section 2.04(a), neither the Acquiror nor any Designated Acquiror shall be required to pay such Purchase Price Interest Amount if the failure of the Parent or the Sellers to fulfill any obligations under this Agreement was the sole and direct cause of, or solely and directly resulted in, the failure of Closing to occur prior to April 1, 2011, provided, further that in the event the Acquiror has incurred the obligation to pay the Purchase Price Interest Amount, the Acquiror shall not be obligated to pay any interest for any period during which the failure of the Parent or the Sellers to fulfill any such obligation was the sole and direct cause of, or solely and directly resulted in, the failure of the Closing to occur.

(b) Not later than five (5) Business Days prior to the Closing Date, the Parent, at its own expense, shall prepare in good faith and deliver to the Acquiror a worksheet (the “Estimated Companies Solvency Capital Worksheet”) in the form attached as Section 2.04(b) of the Seller Disclosure Letter, which sets forth the Parent’s good faith estimate, together with explanatory notes and supporting calculations, of the Companies Solvency Capital (the “Estimated Companies Solvency Capital”) and the Solvency Deficit (the “Estimated Solvency Deficit”), each as of the Closing Date, which Estimated Companies Solvency Capital and Estimated Solvency Deficit shall be calculated in accordance with the Solvency Capital Calculation Methodology. For the avoidance of doubt, the Estimated Companies Solvency Capital and the Estimated Solvency Deficit shall be calculated and expressed in Japanese yen.

Section 2.05. Adjustment to Payment at Closing.

(a) No later than ninety (90) days after the first statutory quarter end following the Closing Date, the Acquiror shall prepare and deliver to the Parent a worksheet (the “Actual Closing Solvency Capital Worksheet”) in the form set forth in Section 2.04(b) of the Seller Disclosure Letter, which sets forth the Acquiror’s good faith calculation, together with explanatory notes and supporting calculations, of the Companies Solvency Capital (the “Actual Closing Solvency Capital”) and the Solvency Deficit (the “Actual Solvency Deficit”), each as of the Closing Date, which Actual Closing Solvency Capital and Actual Solvency Deficit shall (1) be prepared from the books and records of the Companies and (2) be prepared in accordance with the Solvency Capital Calculation Methodology. For the avoidance of doubt, the Actual Closing Solvency Capital and the Actual Solvency Deficit shall be calculated and expressed in Japanese yen.

Each party shall consult with the other party and their respective accountants with respect to the preparation of the Estimated Companies Solvency Capital Worksheet or the Actual Closing Solvency Capital Worksheet, as applicable, and the calculation of the Estimated Companies Solvency Capital and the Estimated Solvency Deficit or the Actual Closing Solvency Capital and the Actual Solvency Deficit, as applicable. Each party shall pay the fees and expenses of any advisors retained by them in connection with the preparation of the Actual Closing Solvency Capital Worksheet; provided that the Acquiror may request that an independent certified public accounting firm of international recognition provide an opinion or attestation with respect to the Actual Closing Solvency Capital Worksheet; provided further that the Acquiror shall be responsible for paying the fees and expenses of such certified public accountant unless there is an Actual Solvency Deficit, in which case such fees and expenses shall be paid by Parent.

If the Acquiror does not provide the Actual Closing Solvency Capital Worksheet within the time period set forth in this Section 2.05(a), then, at the election of the Parent, the Parent may prepare and present the Actual Closing Solvency Capital Worksheet that has not been so provided within an additional thirty (30) days thereafter.

(b) For purposes of this Section 2.05, (i) the term “preparer” shall mean the party that prepares the Estimated Companies Solvency Capital Worksheet or the Actual Closing Solvency Capital Worksheet and calculates the Actual Closing Solvency Capital and the Actual Solvency Deficit or Estimated Companies Solvency Capital and the Estimated Solvency Deficit, as the case may be, and (ii) the term “recipient” shall mean the party that does not prepare the Estimated Companies Solvency Capital Worksheet or the Actual Closing Solvency Capital Worksheet or calculate the Actual Closing Solvency Capital and the Actual Solvency Deficit or Estimated Companies Solvency Capital and Estimated Solvency Deficit, as the case may be. Without limiting the generality of Section 5.03 and subject to Section 5.04, in connection with the preparer’s preparation of the Actual Closing Solvency Capital Worksheet and the preparer’s calculation of the Actual Closing Solvency Capital and the Actual Solvency Deficit, to the extent the preparer does not have all reasonably necessary information in its possession, the recipient shall (i) permit the preparer to review the recipient’s working papers and other supporting data, as well as all of the books, records and other relevant information, in each case, relating to the operations and finances of the Companies and the Transferred Subsidiaries with respect to the period up to and including the Closing Date, (ii) make reasonably available the individuals in its employ responsible for and knowledgeable about the information necessary for the preparation of the Actual Closing Solvency Capital Worksheet and the calculation of the Actual Closing Solvency Capital and the Actual Solvency Deficit, as the case may be, in order to respond to the reasonable inquiries of the preparer and (iii) otherwise cooperate in good faith with the preparer.

(c) During the thirty (30) days immediately following the later of (x) the recipient’s receipt of the Actual Closing Solvency Capital Worksheet and (y) if required, the date on which an Auditor’s Letter is executed by the recipient and the preparer’s independent accountants pursuant to Section 2.05(i) (the “Purchase Price Adjustment Review Period”), the preparer shall (i) permit the recipient and its Representatives to review the preparer’s working papers and other supporting data, as well as all of the books, records and other relevant information, in each case, relating to the operations and finances of the Companies and the Transferred Subsidiaries with respect to the period up to and including the Closing Date, (ii) make reasonably available the individuals in its employ responsible for, and knowledgeable about the information used in, the preparation of the Actual Closing Solvency Capital Worksheet and the calculation of the Actual Closing Solvency Capital and the Actual Solvency Deficit, as the case may be, in order to respond to the reasonable inquiries of the recipient and (iii) otherwise cooperate in good faith with the recipient and its Representatives.

(d) The preparer shall, through the date that the Final Actual Closing Solvency Capital Worksheet becomes such in accordance with Section 2.05(g), take all actions necessary or desirable to maintain and preserve all accounting books, records, policies and procedures on which the Actual Closing Solvency Capital Worksheet was based or on which the Final Actual Closing Solvency Capital Worksheet is to be based so as not to impede or delay the calculation of the Actual Closing Solvency Capital and the Actual Solvency Deficit or the preparation of the Notice of Purchase Price Adjustment Disagreement or any Final Actual Closing Solvency Capital Worksheet in the manner and utilizing the methods permitted by this Agreement.

(e) The recipient shall notify the preparer in writing (the “Notice of Purchase Price Adjustment Disagreement”) prior to the expiration of the Purchase Price Adjustment Review Period if the recipient disagrees with the Actual Closing Solvency Capital Worksheet, or the calculation of the Actual Closing Solvency Capital or the Actual Solvency Deficit. The Notice of Purchase Price Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and the recipient’s determination of such Actual Closing Solvency Capital Worksheet, Actual Closing Solvency Capital or Actual Solvency Deficit. If no Notice of Purchase Price Adjustment Disagreement is received by the preparer on or prior to the expiration date of the Purchase Price Adjustment Review Period, then the Actual Closing Solvency Capital Worksheet, the calculation of the Actual Closing Solvency Capital and the calculation of the Actual Solvency Deficit shall be deemed to have been accepted by the recipient and shall become final and binding upon the Parent and the Acquiror in accordance with Section 2.05(g).

(f) During the thirty (30) days immediately following the delivery of a Notice of Purchase Price Adjustment Disagreement (the “Purchase Price Adjustment Consultation Period”), the Parent and the Acquiror shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Purchase Price Adjustment Disagreement.

(g) If, at the end of the Purchase Price Adjustment Consultation Period, the Parent and the Acquiror have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Purchase Price Adjustment Disagreement, then the Parent and the Acquiror shall submit all matters that remain in dispute with respect to the Notice of Purchase Price Adjustment Disagreement, including information that relates to items which may not be in dispute but are relevant to the disputed matters (along with a copy of the Actual Closing Solvency Capital Worksheet marked to indicate those line items that are in dispute) to KPMG LLP (the “Expert Accountant”). In the event that KPMG LLP refuses or is otherwise unable to act as the Expert Accountant, the parties hereto shall cooperate in good faith to appoint, within thirty (30) days after the Parent and the Acquiror receive notice from KPMG LLP of its refusal or inability to act as the Expert Accountant, an independent certified public accounting firm of international recognition mutually agreeable to the Parent and the Acquiror, in which event “Expert Accountant” shall mean such firm. Within thirty (30) days after the submission of such matters to the Expert Accountant, or as soon as practicable thereafter, the Expert Accountant, acting as an expert and not as an arbitrator, will make a final determination on the basis of the Solvency Capital Calculation Methodology, and in accordance with this Section 2.05(g), of the appropriate amount of each of the line items or the Actual Closing Solvency Capital and the Actual Solvency Deficit in the Actual Closing Solvency Capital Worksheet as to which the Parent and the Acquiror disagree as specified in the Notice of Purchase Price Adjustment Disagreement. The determination by the Expert Accountant shall be binding on the Acquiror and the Parent, and otherwise shall be final, non-appealable and conclusive. With respect to each disputed line item, the Actual Closing Solvency Capital or the Actual Solvency Deficit, as the case may be, such determination, if not in accordance with the position of either the Parent or the Acquiror, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the recipient in the Notice of Purchase Price Adjustment Disagreement or the preparer of the Actual Closing Solvency Capital Worksheet with respect to such disputed line item, the Actual Closing Solvency Capital or the Actual Solvency Deficit. For the avoidance of doubt, the Expert Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Notice of Purchase Price Adjustment Disagreement that remain in dispute, unless the Expert Accountant’s review of such other line items is relevant to the disputed matters or such review or determination is reasonably necessary in order to resolve any disputes that arise from line items or matters that were not initially set forth in the Notice of Purchase Price Adjustment Disagreement but that subsequently arose as a result of the Expert Accountant’s review and determination of those matters in the Notice of Purchase Price Adjustment Disagreement that remain in dispute (in which case, such additional line items and matters shall be deemed to have been included in the Notice of Purchase Price Adjustment Disagreement). The Actual Closing Solvency Capital Worksheet, the calculation of the Actual Closing Solvency Capital and the calculation of the Actual Solvency Deficit that are final and binding on the Parent and the Acquiror, as determined either through agreement of the Parent and the Acquiror (deemed or otherwise) pursuant to Sections 2.05(e) or 2.05(f) or through the determination of the Expert Accountant pursuant to this Section 2.05(g), are referred to herein as the “Final Actual Closing Solvency Capital Worksheet,” the “Final Actual Closing Solvency Capital,” and the “Final Actual Solvency Deficit.” For the avoidance of doubt, the Final Actual Closing Solvency Capital and the Final Actual Solvency Deficit shall be calculated and expressed in Japanese yen. The 30-day period for delivering the written award may be extended by the mutual written consent of the Parent and the Acquiror or by the Expert Accountant for up to an additional thirty (30) days for good cause shown. Notwithstanding anything else contained herein, neither the Parent nor the Acquiror may assert that any award issued by the Expert Accountant is unenforceable because it has not been timely rendered.

(h) The cost of the Expert Accountant’s review and determination shall be shared equally by the Parent and the Acquiror. During the review by the Expert Accountant, the Acquiror and the Parent shall each make available to the Expert Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Expert Accountant to fulfill its obligations under Section 2.05(g).

(i) In the event that any party to this Agreement (or the Expert Accountant) requests, pursuant to this Section 2.05, access to the work papers and other supporting data of the independent accountants of the other parties to this Agreement relating to the preparation of the Actual Closing Solvency Capital Worksheet or the Estimated Companies Solvency Capital Worksheet and the calculation of the Actual Closing Solvency Capital and the Actual Solvency Deficit or the Estimated Companies Solvency Capital and Estimated Solvency Deficit, as the case may be, the providing party shall cause its independent accountants to make any such work papers and other supporting data available to the requesting party (including the Expert Accountant) and its independent accountants; provided, that the requesting party (including the Expert Accountant) has signed a customary confidentiality and hold harmless agreement relating to such access to working papers and other supporting data in form and substance reasonably acceptable to such independent accountants (an “Auditor’s Letter”). The providing party shall promptly provide any consents requested by its independent accountants in connection with such access.

(j) The “Post-Closing Solvency Capital True-Up Amount” will be the amount (expressed in U.S. dollars based on the Applicable Exchange Rate as in effect as of the Business Day immediately preceding the payment date) equal to (whether positive or negative) (i) the Final Actual Solvency Deficit calculated based on the Final Actual Closing Solvency Capital Worksheet (expressed in U.S. dollars based on the Applicable Exchange Rate as in effect as of the Business Day immediately preceding the payment date), if any, minus (ii) the Closing Date Solvency Capital True-Up Amount. If the Post-Closing Solvency Capital True-Up Amount is a negative amount, then the Acquiror shall, or shall cause a Designated Acquiror to, pay to the Parent pursuant to Section 2.07 an amount equal to the absolute value of the Post-Closing Solvency Capital True-Up Amount plus interest on such amount at the Interest Rate calculated in accordance with Section 2.08 from the Closing Date to but excluding the date of payment. If the Post-Closing Solvency Capital True-Up Amount is a positive amount, then the Parent shall pay to the Acquiror (or to a Designated Acquiror designated by the Acquiror) pursuant to Section 2.07 an amount equal to the Post-Closing Solvency Capital True-Up Amount plus interest on such amount at the Interest Rate calculated in accordance with Section 2.08 from the Closing Date to but excluding the date of payment. Such payment shall be (i) made within two (2) Business Days after the date on which the Actual Closing Solvency Capital Worksheet, the calculation of the Actual Closing Solvency Capital and the calculation of the Actual Solvency Deficiency become final and binding on the Parent and the Acquiror, as determined either through agreement of the Parent and the Acquiror (deemed or otherwise) pursuant to Section 2.05(e) or 2.05(f) or through the determination of the Expert Accountant pursuant to Section 2.05(g), and (ii) treated as an adjustment to the Share Purchase Price.

(k) In the event that (1) Parent has contributed capital to Star or Edison after the date hereof as a result of a shortfall in the Solvency Margin Ratio of Star or Edison as contemplated in Section 5.01(z)(xxvii) and (2) there is no Final Actual Solvency Deficit, the Acquiror shall, or shall cause a Designated Acquiror to, pay to Parent on the date that would have been applicable for a payment pursuant to the final sentence of Section 2.05(j) an amount equal to the lesser of (x) the amount of such contributed capital or (y) the amount that could be distributed on the Closing Date by the Insurance Company that received such contributed capital that results in the Companies Solvency Capital to be equal to ¥554,000,000,000 as of the Closing Date (without giving effect to any restrictions on the payment of dividends or other distributions that may applicable to such Insurance Company).

Section 2.06. Transactions; Closing Deliveries.

(a) At the Closing:

(i) the Acquiror shall, or shall cause one or more Designated Acquirors to, pay to the Parent the amount specified in Section 2.04(a) by wire transfer of immediately available funds to the account designated by the Parent at least two (2) Business Days prior to the Closing;

(ii) the Parent shall, and shall cause the Sellers to (x) deliver to the Acquiror or to the Designated Acquiror designated by the Acquiror in accordance with Section 2.01(a) (A) one or more stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in proper form for transfer, and with any required stock transfer stamps affixed thereto, and (B) written resignations effective as of the Closing Date of each director and each statutory auditor of the Companies and each director and each statutory auditor of the Transferred Subsidiaries, in each case who is not an employee of a Company or Transferred Subsidiary, and (y) cause title to the Shares to be transferred to the Acquiror or to the Designated Acquiror designated by the Acquiror in accordance with Section 2.01(a) (including by delivering, or causing the Sellers to deliver, irrevocable documentation necessary to cause each Company to enter the name of the Acquiror or the Designated Acquiror designated by the Acquiror in accordance with Section 2.01(a) as the sole shareholder of the Shares in the shareholder registry of such Company, duly executed by the applicable Seller or the Parent, as applicable);

(iii) the Parent shall deliver, or cause its applicable Affiliates to deliver, to the Acquiror counterparts of each of the Ancillary Agreements duly executed by the Parent or its applicable Affiliates;

(iv) the Acquiror shall deliver, or cause to be delivered, to the Parent counterparts of each of the Ancillary Agreements duly executed by the Acquiror or its applicable Affiliates; and

(v) each of the parties hereto will deliver to the other such other documents as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) In addition to the deliverables set forth in Section 2.06(a), at or prior to the Closing, (i) the Parent shall deliver to the Acquiror the certificate referred to in Section 8.03(a)(iv), and (ii) the Acquiror shall deliver to the Parent the certificate referred to in Section 8.02(a)(iv).

(c) Promptly following the Closing, the Acquiror and the Parent shall, and the Parent shall cause the Sellers to, (i) cause the Companies to enter the name of the Acquiror or the Designated Acquiror designated by the Acquiror in accordance with Section 2.01(a) as the sole shareholder of the Shares in the shareholder registry of each Company, and (ii) cause new directors and statutory auditors of the Companies and the Transferred Subsidiaries to be appointed and registered in the commercial registry.

Section 2.07. Payments and Computations.

(a) Each of the parties hereto will make each payment due to the other party (or its Affiliate) pursuant to this Article II by no later than 10:00 a.m., Tokyo time, on the day when due (unless otherwise consented to by the party to whom such payment is due). All payments shall be paid by wire transfer of immediately available funds to the account or accounts designated by the party (or its Affiliate) receiving such payment.

(b) The amounts specified in this ARTICLE II shall be paid free and clear of, and (except to the extent required by Law) without any deduction or withholding on account of, any Taxes; provided, however, that the Parent shall provide, or cause its Affiliates to provide, any statements, forms or other documents reasonably requested by the Acquiror to reduce or eliminate such deduction or withholding. If any amount is required by Law to be deducted or withheld on account of any Tax with respect to payments made under this ARTICLE II to the Parent, such Tax shall be deducted from the amounts required to be paid under this ARTICLE II and the Acquiror (or the applicable Designated Acquiror) shall promptly remit such deduction or withholding on account of any Tax (if any) to the relevant Tax Authority and shall promptly provide the Parent with the appropriate receipts for such payments. All Tax amounts deducted or withheld from payments pursuant to the preceding sentence shall be treated as having been actually paid to the Parent for purposes of this Agreement.

Section 2.08. Interest. All computations of interest with respect to any payment due to a Person under this Agreement will be based on the Interest Rate (except that the Purchase Price Interest Amount and any amount payable pursuant to Section 9.03(a) shall be calculated on the basis of an interest rate per annum of 5.0%) on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment will be made on the next succeeding Business Day, and such extension of time will be included in the computation of payment of interest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Acquiror by the Parent concurrently with entering into this Agreement (the “Seller Disclosure Letter”) (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Seller Disclosure Letter to the extent it is readily apparent from such disclosure that such disclosure is applicable to such other section or subsection; provided, however, that the disclosure of any item on Section 3.06(e) of the Seller Disclosure Letter shall not be deemed to be disclosure against any other section of the Seller Disclosure Letter), the Parent hereby represents and warrants to the Acquiror as of the date hereof and as of the Closing Date (or such other date specified herein) as follows:

Section 3.01. Incorporation, Qualification and Authority of the Parent. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to own or lease and operate its assets and to conduct its business as currently conducted. Each applicable Affiliate of the Parent which is a party to any Transaction Agreement is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full power and authority to own or lease and operate its assets and properties and to conduct its business as currently conducted. The Parent or the applicable Affiliate of the Parent (as applicable) has full power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is a party. The execution and delivery by the Parent or the applicable Affiliate of the Parent (as applicable) of each of the Transaction Agreements to which it is a party, the performance by the Parent or the applicable Affiliate of the Parent (as applicable) of its obligations under each of the Transaction Agreements to which it is a party and the consummation by the Parent or the applicable Affiliate of the Parent (as applicable) of the transactions contemplated by each of the Transaction Agreements to which it is a party, have been or (in the case of the Ancillary Agreements) will be prior to the Closing (as applicable) duly authorized by all requisite limited liability company, corporate or other similar organizational action on the part of the Parent or the applicable Affiliate of the Parent (as applicable). Each of the Transaction Agreements to which the Parent or the applicable Affiliate of the Parent (as applicable) is a party has been, or (in the case of the Ancillary Agreements) upon execution and delivery thereof, will be, duly executed and delivered by the Parent or the applicable Affiliate of the Parent (as applicable). Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which the Parent or the applicable Affiliate of the Parent (as applicable) is a party constitutes, or (in the case of the Ancillary Agreements) upon execution and delivery thereof will constitute, the legal, valid and binding obligation of the Parent or the applicable Affiliate of the Parent (as applicable), enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3.02. Incorporation, Qualification and Authority of the Companies and the Transferred Subsidiaries.

(a) Each of the Companies and the Transferred Subsidiaries is a corporation or other organization duly incorporated or organized, validly existing and in good standing (or the equivalent, if any, in the applicable jurisdiction) under the Laws of Japan and has full power and authority to own or lease and operate its assets and properties and to conduct its business as currently conducted. Neither the character of the Companies’ or the Transferred Subsidiaries’ owned, operated or leased assets or properties nor the nature of their activities require that any of them be qualified as a foreign corporation or other organization in any other jurisdiction besides Japan, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Parent has delivered or made available to the Acquiror, prior to the date hereof, true, correct and complete copies of the certificate of incorporation and by-laws (or comparable organizational documents) for each of the Companies and the Transferred Subsidiaries (as applicable).

(b) (i) None of the Companies or any of the Transferred Subsidiaries is the subject of any bankruptcy (Hasan), civil rehabilitation (Minji-Saisei), corporate reorganization (Kaisha-Kosei), liquidation (Seisan), special liquidation (Tokubetsu-Seisan), insolvency or other similar proceeding, (ii) none of the Insurance Companies is subject to (A) any of the following FSA proceedings under Article 241 of the Insurance Business Law: (x) any proceeding for the suspension of its business (Gyomu-Teishi), (y) any consultation on merger, etc., (Gappeitou-no-Kyogi-no-Meirei), or (z) any business and property management (Gyomu-oyobi-Zaisan-no-Kanri) by an insurance administrator (Hoken-kanrinin) or (B) any reorganization under the Law Concerning Exceptions to Reorganization and Bankruptcy Procedure for Financial Institutions of Japan, and (iii) except as set forth on Section 3.02(b) of the Seller Disclosure Letter, none of the Companies or any of the Transferred Subsidiaries is operating under any formal or informal agreement or understanding with a Governmental Authority, including the U.S. Treasury and the FRBNY, that restricts its authority to do business or requires it to take, or refrain from taking, any action, other than generally applicable Law or regulatory interpretations thereof.

Section 3.03. Capital Structure of the Companies and the Transferred Subsidiaries; Ownership and Transfer of the Shares.

(a) Section 3.03(a) of the Seller Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of (i) all of the authorized Capital Stock of each of the Companies, (ii) the number of shares (or other applicable units) of each class or series of Capital Stock of each of the Companies that are issued and outstanding, together with the name of each holder thereof and (iii) each Subsidiary of any of the Companies, its jurisdiction of organization and the Companies’ direct or indirect ownership of each Subsidiary expressed as a percentage and the name of each other holder of Capital Stock in each Subsidiary that is not a wholly owned Subsidiary of any of the Companies and the direct and indirect ownership of each class of Capital Stock of each such Subsidiary by such holders expressed as a percentage. Neither the Companies nor any of the Transferred Subsidiaries has any branches or is a party to any Joint

Venture (except for Joint Ventures that comprise part of the Investment Assets). All of the outstanding shares (or other applicable units or interests) of each class or series of Capital Stock in each of the Companies and the Transferred Subsidiaries (as applicable) have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of applicable Law or any preemptive or subscription rights enforceable under applicable Law. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights or Contracts, in any such case, obligating or which may obligate any of the Companies or any of the Transferred Subsidiaries to issue, sell, purchase, return or redeem, or otherwise dispose of, transfer or acquire, any shares (or other applicable units or interests) of its Capital Stock or securities (including bonds, debentures, notes or other Indebtedness having general voting rights or securities convertible into such bonds, debentures, notes or other Indebtedness) convertible into or exchangeable for any shares (or other applicable units or interests) of its Capital Stock, in each case, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency. There are no shares (or other applicable units or interests) of any Capital Stock of any of the Companies or any of the Transferred Subsidiaries reserved for issuance. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features or similar Contracts of any of the Companies or the Transferred Subsidiaries. The Parent, the Sellers, the Companies or the Transferred Subsidiaries own, beneficially and of record, all of the issued and outstanding shares (or other applicable units or interests) of Capital Stock of each of the Companies and Transferred Subsidiaries in the respective amounts set forth in Section 3.03(a) of the Seller Disclosure Letter, in each case, free and clear of all Liens, other than (A) any restrictions on transfer generally imposed on equity securities under applicable securities Law and (B) prior to the Closing, the FRBNY Liens and Liens in favor of Permitted Parties. Upon consummation of the transactions contemplated by this Agreement, including the execution and delivery of the documents to be delivered at the Closing, the Acquiror (or a Designated Acquiror), at the Closing, shall be vested with good and marketable title in and to the Shares, free and clear of all Liens, including the FRBNY Liens and Liens in favor of Permitted Parties, other than any restrictions on transfer generally imposed on equity securities under applicable securities Law. Upon the delivery of the Shares as provided in this Agreement, the Companies will continue to directly or indirectly own, beneficially and of record, and have good and marketable title in and to all of the issued and outstanding shares (or other applicable units or interests) of Capital Stock representing the ownership interests set forth on Section 3.03(a) of the Seller Disclosure Letter in each of the Transferred Subsidiaries, in the shares of common stock, Preferred Shares B and preferred shares G of Edison owned by AIGFAJ and in the preferred shares A of AIGFAJ owned by Edison, in each case, free and clear of all Liens, including the FRBNY Liens and Liens in favor of Permitted Parties, other than any restrictions on transfer generally imposed on equity securities under applicable securities Law. AIG Funding is the legal and beneficial owner of ¥31,937,996,556 aggregate principal amount of the Bridge Loan, which represents 100% of the outstanding principal amount of the Bridge Loan, in each case, free and clear of all Liens, other than any Liens arising as a result of the Transaction Agreements. Upon consummation of the transactions contemplated by this Agreement, including the execution and delivery of the documents to be delivered at the Closing, the Acquiror (or a Designated Acquiror), at the Closing, shall be vested with good and marketable title in and to the Bridge Loan, free and clear of all Liens, including the FRBNY Liens and Liens in favor of Permitted Parties. As of the date hereof, the Companies and the Transferred Subsidiaries do not have any direct or indirect indebtedness for borrowed money, guarantees of indebtedness for borrowed money, indebtedness under letters of credit, bonds, debentures, notes or capitalized leases (collectively “Indebtedness for Borrowed Money”), except for (A)(1) in the case of Edison, (x) ¥15,276,634,396 principal amount of subordinated debt held by Credit Saison, Ltd. (the “Credit Saison Debt”) and (y) ¥19,000,000,000 principal amount of subordinated debt held by AIGFAJ (the “AIGFAJ Subordinated Debt”), and (2) in the case of AIGFAJ, (a) the Bridge Loan and (b) ¥31,800,000,000 principal amount of debt under the Syndicated Loan Agreement (the “Syndicated Loan”), (B) such Indebtedness that is set forth in Section 3.03(a) of the Seller Disclosure Letter and (C) any such Indebtedness in the aggregate not exceeding ¥1,000,000,000; provided that no such Indebtedness included in this clause (C) constitutes equity for U.S. federal income tax purposes.

(b) Except for restrictions on transfer generally imposed on equity securities under applicable securities Law and, prior to the Closing, the FRBNY Liens and Liens in favor of Permitted Parties, there are no voting trusts, stockholder agreements, proxies, preemptive rights, rights of first refusal, rights of first offer or other rights, restrictions or Contracts in effect with respect to the voting, transfer or dividend rights of the Shares or of the shares (or other applicable units or interests) of any Capital Stock of any Transferred Subsidiary. As of the Closing Date, none of the Companies will have any Subsidiaries other than the Transferred Subsidiaries. Except as set forth on Section 3.03(b) of the Seller Disclosure Letter, from March 31, 2010 to the date hereof, none of the Companies has declared, set aside, made or paid any dividend or other distribution in respect of its Capital Stock.

(c) Except as set forth on Section 3.03(a) of the Seller Disclosure Letter, none of the Companies or the Transferred Subsidiaries, directly or indirectly, owns or has the right to acquire, or the obligation to acquire, any interest or investment (whether debt or equity) in, or the obligation to make a capital contribution to or investment in, any Person, excluding in respect of Investment Assets.

Section 3.04. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained or taken, the execution and delivery by the Parent or the applicable Affiliate of the Parent (as applicable) of the Transaction Agreements to which it is a party, the performance by the Parent or the applicable Affiliate of the Parent (as applicable) of its obligations under each of the Transaction Agreements to which it is a party and the consummation by the Parent or the applicable Affiliate of the Parent (as applicable) of the transactions contemplated by each of the Transaction Agreements to which the Parent or the applicable Affiliate of the Parent (as applicable) is a party, do not and will not, directly or indirectly (with or without the giving of notice or lapse of time, or both) (a) violate or conflict with, or result in a breach of, the organizational documents of the Parent or the applicable Affiliate of the Parent (as applicable), any of the Companies or any of the Transferred Subsidiaries, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to the Parent or the applicable Affiliate of the Parent (as applicable), any of the Companies or any of the Transferred Subsidiaries or by which any of them or any of their respective properties, assets or businesses is bound or subject or (c) violate or conflict with, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, require any consent under, or give to any

Person any rights of termination, acceleration or cancellation of, or result in a loss of rights under, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Parent, any of the Sellers, any of the Companies or any of the Transferred Subsidiaries pursuant to, any Contract to which the Parent, any of the Sellers, any of the Companies or any of the Transferred Subsidiaries is a party or by which any of them or any of their respective properties, assets or businesses is bound or subject, except, in the case of clause (c) of this Section 3.04, for any such conflicts, violations, breaches, defaults, consents, terminations, accelerations, cancellations, losses of rights or creations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.05. Consents and Approvals. Except as may result from the identity or regulatory status of the Acquiror or its Affiliates, and except in connection, or in compliance, with the approvals, non-disapprovals, consents, licenses, permits, orders, qualifications, or authorizations of, or registration with or other actions by, or any filings with or notifications to, any Governmental Authority (each, a “Governmental Approval”) required by applicable Law that are set forth on Section 3.05 of the Seller Disclosure Letter, the execution and delivery by the Parent or the applicable Affiliate of the Parent (as applicable) of each of the Transaction Agreements to which it is a party do not, and the performance by the Parent or the applicable Affiliate of the Parent (as applicable) of its obligations under, and the consummation by the Parent or the applicable Affiliate of the Parent (as applicable) of the transactions contemplated by each of the Transaction Agreements to which it is a party, will not require any Governmental Approval to be obtained or made by the Parent or any such applicable Affiliate of the Parent (as applicable), any of the Companies or any of the Transferred Subsidiaries.

Section 3.06. Financial Information; Absence of Undisclosed Liabilities.

(a) The following statutory statements have been made available to the Acquiror, in each case together with any exhibits, schedules and notes thereto (collectively, the “Statutory Statements”): the annual statement of each of Star and Edison (each, an “Insurance Company”) for the years ended March 31, 2010 and 2009, in each case as required to be filed with the FSA. Each of the Statutory Statements (except as expressly set forth in such Statutory Statements) has been prepared, in all material respects, in accordance with GAAP and is consistent with past practice of the relevant Insurance Company and presents fairly, in all material respects, the statutory financial position and results of operations of such Insurance Company as of its respective date or for the respective periods covered thereby.

(b) Section 3.06(b) of the Seller Disclosure Letter sets forth (i) the audited non-consolidated balance sheets of each of the Insurance Companies as of March 31, 2009 and 2010, (ii) the audited non-consolidated statements of operations of each of the Insurance Companies for the annual periods ended March 31, 2009 and 2010, (iii) the unaudited non-consolidated balance sheets of each of Star, Edison, CLIS K.K., Capital System Service K.K. and AIG Business Service K.K. as of June 30, 2010, (iv) the unaudited non-consolidated statements of operations of each of the Star, Edison, CLIS K.K. and AIG Business Service K.K. for the quarterly period ended June 30, 2010 and Capital System Service K.K. for the four months ended June 30, 2010, (v) the audited non-consolidated balance sheet of AIGFAJ as of February 28, 2009 and February 28, 2010, (vi) the audited non-consolidated statement of operations of AIGFAJ for the annual periods ended February 28, 2009 and February 28, 2010,

(vii) the unaudited non-consolidated balance sheet of Capital System Service K.K. as of February 28, 2009 and February 28, 2010, (viii) the unaudited non-consolidated statement of operations of Capital System Service K.K. for the annual periods ended February 28, 2009 and February 28, 2010, (ix) the unaudited non-consolidated balance sheets of CLIS K.K., AIG Business Service K.K., Edison Service and Toho Shinyo Hosho Company as of March 31, 2009 and 2010, (x) the unaudited non-consolidated statements of operations of CLIS K.K., AIG Business Service K.K., Edison Service and Toho Shinyo Hosho Company for the annual periods ended March 31, 2009 and 2010, (xi) the unaudited combined balance sheet of the Companies and the Transferred Subsidiaries as of March 31, 2010, and (xii) the unaudited combined statements of operations of the Companies and the Transferred Subsidiaries for the annual period ended March 31, 2010 (the balance sheets and other statements referred to in clauses (i) through (xii) being herein collectively referred to as the “Ancillary Financial Statements”). The Ancillary Financial Statements (except as expressly set forth on Section 3.06(b) of the Seller Disclosure Letter or in such Ancillary Financial Statements) have been prepared in all material respects in accordance with GAAP and are consistent with the past practice of the relevant entity, and present fairly, in all material respects, the financial condition and the results of operations of the Companies and the Transferred Subsidiaries as of their respective dates and for the respective periods covered thereby, except that the Ancillary Financial Statements referred to in clauses (iii), (iv) and (vii) through (xii) do not contain notes and the Ancillary Financial Statements referred to in clauses (iii) and (iv) are subject to normal year-end adjustments.

(c) If any unaudited financial statements are required to be delivered by the Parent to the Acquiror pursuant to Section 5.19, such financial statements will have (i) been prepared from the books and records of the Companies and the Transferred Subsidiaries, (ii) been prepared in accordance with U.S. GAAP and Regulation S-X (17 CFR Part 210) applied on a consistent basis, where appropriate, with its application in connection with the preparation of the unaudited consolidated financial statements of the Parent and its Subsidiaries as of and for the same date or periods, and (iii) presented fairly and accurately, in all material respects, the combined and consolidated financial position, the combined and consolidated results of operations, the combined and consolidated cash flows, and the combined and consolidated changes in stockholders’ equity of the Companies and the Transferred Subsidiaries as of their respective dates and for the respective quarterly and year-to-date periods covered thereby, except (A) that any such unaudited financial statements will not contain footnotes except as otherwise required by U.S. GAAP and (B) as set forth on Section 3.06(c) of the Seller Disclosure Letter.

(d) If any audited financial statements are required to be delivered by the Parent to the Acquiror pursuant to Section 5.19, such financial statements will have (i) been prepared from the books and records of the Companies and the Transferred Subsidiaries, (ii) been prepared in accordance with U.S. GAAP and Regulation S-X (17 CFR Part 210) applied on a consistent basis, where appropriate, with its application in connection with the preparation of the audited consolidated financial statements of the Parent and its Subsidiaries as of and for the same date or periods, and (iii) presented fairly and accurately, in all material respects, the combined and consolidated financial position, the combined and consolidated results of operations, the combined and consolidated cash flows and the combined and consolidated changes in stockholders’ equity of the Companies and the Transferred Subsidiaries as of their respective dates and for the respective periods covered thereby, except as set forth in

Section 3.06(d) of the Seller Disclosure Letter. When provided, any subsequently prepared audited financial statements that are delivered as Required Information will be accompanied by the related opinion of PricewaterhouseCoopers LLP, the independent accountant of the Parent (the “Independent Auditor”).

(e) Except (i) as reserved against or reflected in the Ancillary Financial Statements, (ii) for liabilities and obligations incurred in the Ordinary Course of Business since March 31, 2010, and (iii) as set forth on Section 3.06(e) of the Seller Disclosure Letter, there is no liability or obligation, or series of related liabilities or obligations, exceeding ¥30,100,000, of any of the Companies or any of the Transferred Subsidiaries, of the type required to be set forth on a balance sheet prepared in accordance with GAAP.

(f) The Companies and the Transferred Subsidiaries have devised and maintain systems of internal accounting controls with respect to their respective businesses sufficient to provide reasonable assurances that: (i) all transactions are executed in accordance with management’s general or specific authorization; (ii) all transactions are recorded as necessary to permit the preparation by the Companies and the Transferred Subsidiaries of financial statements in conformity with GAAP and maintain proper accountability for items; (iii) access to their respective properties and assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Based on Parent’s materiality thresholds applicable to the Companies and the Transferred Subsidiaries, as set forth on Section 3.06(f) of the Seller Disclosure Letter, there are no material weaknesses in the internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) of any of the Companies or any of the Transferred Subsidiaries which would reasonably be expected to adversely affect in any material respect the ability of any of the Companies and any of the Transferred Subsidiaries in the aggregate to record, process, summarize and report financial data and there is no, and there has not been any instances of, fraud that involves or involved management or other employees who have or had a significant role in such internal controls. Since March 31, 2007, neither the Parent, nor any of the Companies or any of the Transferred Subsidiaries has received, and the Parent does not otherwise have Knowledge of, any material complaint, allegation, assertion or claim, regarding any of the Companies’ or any of the Transferred Subsidiaries’ accounting or auditing practices, procedures, methodologies or methods, including any material complaint, allegation, assertion or claim that any of the Companies or any of the Transferred Subsidiaries has engaged in questionable accounting or auditing practices.

(g) Except as set forth on Section 3.06(g) of the Seller Disclosure Letter, all costs and expenses exceeding ¥147,500,000 in the aggregate per reporting period that were incurred by the Parent and its Affiliates (other than the Companies and the Transferred Subsidiaries) during the periods presented in the Ancillary Financial Statements in directly providing services to the Companies and the Transferred Subsidiaries were allocated to the Companies and the Transferred Subsidiaries; provided, for the avoidance of doubt, such costs and expenses shall not include payments by the Parent or its Affiliates (other than the Companies and the Transferred Subsidiaries) of amounts due from the Companies and the Transferred Subsidiaries on behalf of any of the Companies or any of the Transferred Subsidiaries subject to subsequent reimbursement from the Companies and the Transferred Subsidiaries.

Section 3.07. Absence of Certain Changes.

(a) Except for the matters expressly permitted by this Agreement and except as described on Section 3.07(a) of the Seller Disclosure Letter, since March 31, 2010, (i) the Companies and the Transferred Subsidiaries have conducted the Business only in the Ordinary Course of Business and (ii) there has not been any fact, circumstance, event, change, violation, development, effect, condition or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(b) Except (i) as expressly permitted by this Agreement, (ii) as set forth on Section 3.07(b) of the Seller Disclosure Letter or (iii) as required by applicable Law, during the period from March 31, 2010 to the date hereof, none of the Parent, the Sellers, the Companies or the Transferred Subsidiaries has taken any action that would have resulted in a breach of any of the covenants set forth in Section 5.01(z)(i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xi), (xiv), (xviii), (xix), (xx), (xxiii), (xxv) and (xxviii) if the Parent, the Sellers, the Companies or the Transferred Subsidiaries had been subject to such covenants from March 31, 2010 to the date hereof.

Section 3.08. Absence of Litigation. Except as set forth on Section 3.08 of the Seller Disclosure Letter, there are no Actions pending or, to the Knowledge of the Parent, threatened in writing against, relating to or affecting the Parent, any of the Sellers, any of the Companies or any of the Transferred Subsidiaries or any of their respective assets (including Investment Assets), properties or businesses, which would reasonably be expected to (a) result in (i) Losses to any of the Companies or any Transferred Subsidiary in excess of ¥30,100,000 per Action or (ii) any permanent injunction or other form of equitable relief which would have an adverse effect in any material respect on any business operations of the Companies and the Transferred Subsidiaries, taken as a whole, or (b) otherwise adversely affect the Companies and the Transferred Subsidiaries, taken as a whole, or their assets (including Investment Assets), properties or business, taken as a whole, in any material respect, other than, in each case, Actions involving claims under or in connection with Insurance Contracts in the Ordinary Course of Business.

Section 3.09. Compliance with Laws. Except as set forth on Section 3.09 of the Seller Disclosure Letter, none of the Parent, any of the Sellers, any of the Companies or any of the Transferred Subsidiaries is, or has been, since March 31, 2007, in violation of (i) its certificate of incorporation and by-laws (or comparable organizational documents), if any, (ii) any Laws or Governmental Orders applicable to it or its assets, properties or businesses, or (iii) its Material Permits or Insurance Permits, except, in the case of clauses (ii) and (iii) for violations that, individually or in the aggregate, would not reasonably be expected to adversely affect the Companies and the Transferred Subsidiaries, taken as a whole, or their assets, properties or businesses, taken as a whole, in any material respect. Since March 31, 2007, none of the Parent, any of the Sellers, any of the Companies or any of the Transferred Subsidiaries has received any written notice from any Governmental Authority that alleges any material noncompliance (or that the Parent, any Seller, any Company or any Transferred Subsidiary is under any investigation by such Governmental Authority for any such alleged noncompliance) with any Governmental Order, Material Permit, Insurance Permit or material Law applicable to the Parent, any Seller, any Company, any Transferred Subsidiary or any of their respective properties, assets or businesses. None of the Parent, any of the Sellers, any of the Companies or any of the Transferred Subsidiaries is a party to, and none of the Parent, any of the Sellers, any of the Companies, any of the Transferred Subsidiaries or any of their respective assets, properties or businesses is bound by, any Governmental Order that individually or in the aggregate, would reasonably be expected to adversely affect the Companies and the Transferred Subsidiaries, taken as a whole, or their assets, properties or businesses, taken as a whole, in any material respect.

Section 3.10. Governmental Permits.

(a) The Companies and the Transferred Subsidiaries hold all material Permits necessary to conduct the Business and to own or use their respective assets and properties (collectively, the “Material Permits”).

(b) All Material Permits are valid and in full force and effect. Except as set forth on Section 3.10(b) of the Seller Disclosure Letter, none of the Companies or any of the Transferred Subsidiaries is the subject of any Action pending, or to the Knowledge of the Parent, threatened in writing, for or contemplating the revocation, suspension, termination, modification, limitation, cancellation, nonrenewal or impairment of any Material Permit, and the Parent has no Knowledge of any existing fact or circumstance that, individually or in the aggregate (with or without the giving of notice or lapse of time, or both), would be reasonably likely to result in the revocation, suspension, termination, modification, limitation, cancellation, nonrenewal or impairment of any Material Permit. Provided that all consents described in Section 3.05 have been obtained, no Material Permit shall be suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired or become suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired, in whole or in part, as a result of the execution and delivery by the Parent or the applicable Affiliate of the Parent (as applicable) of, or the consummation of the transactions contemplated by, the Transaction Agreements to which it is a party.

(c) Except for statutory or regulatory restrictions of general application applicable to Persons engaged in the same lines of business as any of the Companies or any of the Transferred Subsidiaries generally, there is no Governmental Order that would be binding on any of the Companies or any of the Transferred Subsidiaries following the Closing that prohibits or restricts the payment of shareholder dividends or other shareholder distributions by any of the Companies or any of the Transferred Subsidiaries. Except for statutory or regulatory restrictions of general application applicable to Persons engaged in the same lines of business as any of the Companies or any of the Transferred Subsidiaries generally or as set forth on Section 3.10(c) of the Seller Disclosure Letter, none of the Companies or any of the Transferred Subsidiaries is subject to any special understanding or arrangement with any Governmental Authority pursuant to which any of the Companies or any of the Transferred Subsidiaries is granted relief from compliance with any material Law or is subject to any material restriction or limitation on its business or operations.

(d) Without limiting the generality of the foregoing, (i) the Companies and the Transferred Subsidiaries (A) since March 31, 2007, have conducted and are conducting the Business in compliance in all material respects with all requirements of applicable Law regulating the business and products of insurance and reinsurance, including without limitation the Insurance Business Law (“Insurance Law”) and (B) since March 31, 2007 have conducted and are conducting all of their respective insurance and reinsurance operations through the Insurance Companies, (ii) the Insurance Companies since March 31, 2007 have held and hold all Permits, where applicable, necessary to write the types of insurance and other products of the Business and otherwise as necessary for the conduct of their respective insurance and reinsurance businesses in each of the jurisdictions where the Insurance Companies conduct or operate such businesses in the manner now conducted (the “Insurance Permits”), (iii) all of the Insurance Permits are valid and in full force and effect, (iv) no Insurance Company is the subject of any pending or, to the Knowledge of the Parent, threatened in writing Action for or contemplating the suspension, termination, modification, limitation, cancellation, revocation, nonrenewal or impairment of its Insurance Permits, and the Parent has no Knowledge of any existing fact or circumstance that, individually or in the aggregate would be reasonably likely to result in the suspension, termination, modification, limitation, cancellation, revocation, nonrenewal or impairment of such Insurance Permits, and (v) provided that all consents described in Section 3.05 have been obtained, no Insurance Permit of any of the Insurance Companies shall be suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired or become suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired, in whole or in part, as a result of the execution and delivery by the Parent or the applicable Affiliate of the Parent (as applicable) of, or the consummation of the transactions contemplated by, the Transaction Agreements. Since March 31, 2007, none of the Insurance Companies has transacted insurance or reinsurance business in any jurisdiction requiring it to have an Insurance Permit to transact such business in which it did not possess such Insurance Permit. Section 3.10(d) of the Seller Disclosure Letter sets forth a true, correct and complete list of the Insurance Permits. The Parent has made available to the Acquiror, prior to the date hereof, true, correct, and complete copies of the Insurance Permits.

Section 3.11. Intellectual Property and Information Technology.

(a) Section 3.11(a) of the Seller Disclosure Letter sets forth, as of the date hereof, a complete list of (i) all Registered Intellectual Property and (ii) the jurisdiction in which such Registered Intellectual Property has been registered or filed and the applicable registration or application number. The Companies and the Transferred Subsidiaries have complied in all material respects with their duty of candor and disclosure to the applicable Governmental Authorities with respect to all applications and registrations for Registered Intellectual Property and have made no material misrepresentations in any such applications.

(b) The Owned Intellectual Property and the Licensed Intellectual Property constitute all of the Intellectual Property that is material to, and, to the Knowledge of the Parent, is used in, the conduct of the Business as currently conducted. The Companies and/or the Transferred Subsidiaries own the Owned Intellectual Property and have sufficient right to use the Owned Intellectual Property and the Licensed Intellectual Property, free and clear of any Liens (other than Permitted Liens), that is used in the conduct of the Business as currently conducted.

(c) Since March 31, 2007, in all material respects, each Company and each Transferred Subsidiary has taken commercially reasonable steps to maintain and protect the ownership of its Owned Intellectual Property material to the conduct of the Business.

(d) Except as set forth on Section 3.11(d) of the Seller Disclosure Letter, since March 31, 2007: (i) there is no litigation pending or, to the Knowledge of the Parent, threatened in writing against the Parent, any of the Sellers or any of their respective Affiliates, and (ii) to the Knowledge of the Parent, none of the Sellers, the Parent or any of their respective Affiliates has received any written communication that remains unresolved as of the date hereof, in each case of (i) and (ii) (A) alleging that the conduct of the Business infringes, dilutes, misappropriates or otherwise violates a third party’s Intellectual Property rights or (B) challenging the ownership, use, validity, enforceability or registrability of any Owned Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, none of the Companies or the Transferred Subsidiaries uses interactive voice response systems in connection with telephone call center technologies that infringe on any patents, or patents that may be issued on patent applications, owned or licensed by any of Ronald A. Katz, Ronald A. Katz Technology Licensing, L.P. and/or A2D, LP or any of their respective Affiliates.

(e) Except as set forth on Section 3.11(e) of the Seller Disclosure Letter, since March 31, 2007, none of the Companies or any of the Transferred Subsidiaries has brought, or to the Knowledge of the Parent, threatened a claim against a third party in writing that remains unresolved as of the date hereof alleging that any Person is materially infringing upon, diluting, misappropriating or otherwise violating any Owned Intellectual Property.

(f) The Companies and the Transferred Subsidiaries have established and maintain commercially reasonable data and information security programs and privacy policies and the Companies and the Transferred Subsidiaries are in material compliance with such programs and policies. Except as set forth on Section 3.11(f) of the Seller Disclosure Letter, since March 31, 2007, none of the Companies, or any of the Transferred Subsidiaries, or, to the Knowledge of the Parent, any service provider to any of the Companies or any of the Transferred Subsidiaries (i) has suffered a material security breach with respect to the data or information systems used in the conduct of the Business which breach had an effect on the operation of the Business or (ii) has notified or has been required under applicable Law to notify (A) any employee of any of the Companies or any of the Transferred Subsidiaries, any customer of the Business or any other Person in connection with the Business of any information security breach involving such employee’s, customer’s or other Person’s personal information (including private, health, medical and financial information) or (B) any Governmental Authority in relation to any of the foregoing.

(g) The Companies and the Transferred Subsidiaries have taken all commercially reasonable steps to maintain the confidentiality of proprietary information that any of the Companies or any of the Transferred Subsidiaries holds, or purports to hold, as a Trade Secret that is material to the conduct of the Business, including, since March 31, 2007, taking all commercially reasonable steps to cause each employee of each Company and Transferred Subsidiary to comply with a policy of maintaining the confidentiality of any confidential information of each Company and each Transferred Subsidiary that has been provided to such employee.

(h) Each Company and each Transferred Subsidiary uses anti-virus software in accordance with commercially reasonable standards.

(i) All hardware currently being used by the Companies and the Transferred Subsidiaries that is material to the conduct of the Business is, in all material respects, in such reasonable and useable operating condition as is necessary to conduct the Business as currently conducted.

(j) With respect to any Owned Intellectual Property and Licensed Intellectual Property that is software, (i) such Owned Intellectual Property that is software does not contain any viruses, malware, time-bombs, key-locks or any other devices designed to, without the knowledge and authorization of a Company or a Transferred Subsidiary, disrupt, disable, harm or interfere with the operation of such Owned Intellectual Property or the integrity of the data or information produced by such Owned Intellectual Property and (ii) to the Knowledge of the Parent, such Licensed Intellectual Property does not contain any viruses, malware, time-bombs, key-locks or any other devices designed to, without the knowledge and authorization of a Company or a Transferred Subsidiary, disrupt, disable, harm or interfere with the operation of such Licensed Intellectual Property or the integrity of the data or information produced by such Licensed Intellectual Property.

(k) Provided that all Third Party Consents are obtained, neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements nor the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements will, with or without the giving of notice or lapse of time, or both, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or encumbrance on, any Owned Intellectual Property used in the conduct of the Business as currently conducted, (ii) a material breach of any material license agreement to which any of the Companies or any of the Transferred Subsidiaries is a party, (iii) the release, disclosure or delivery of any Owned Intellectual Property to any escrow agent or other Person or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned Intellectual Property.

Section 3.12. Material Contracts.

(a) Section 3.12(a) of the Seller Disclosure Letter contains a true, correct and complete list of each of the Material Contracts as in effect as of the date hereof. Each Material Contract is in full force and effect and is a valid and binding obligation of the Company or the Transferred Subsidiary (as applicable) that is party thereto and, to the Knowledge of the Parent, each other party to such Material Contract. Each such Material Contract is enforceable against the Company or the Transferred Subsidiary (as applicable) that is party thereto and, to the Knowledge of the Parent, each other party to such Material Contract, in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles or of Laws regarding prohibition of abuse of rights (kenriranyo-no-kinshi) and principles of trust (shingiseijitsu-no-gensoku) (regardless of whether enforcement is sought in a proceeding in equity or at law)). None of the Companies or any of the Transferred Subsidiaries or, to the Knowledge of the Parent, any other party to a Material Contract, is in material default or material breach of a Material Contract and there does not exist any event, condition or omission that would constitute such a material default or material breach (with or without the giving of notice or lapse of time, or both) or that would permit the termination, cancellation or acceleration of performance of any material obligation of the Company or the Transferred Subsidiary (as applicable) that is party thereto or, to the Knowledge of the Parent, any other party to the Material Contract. None of the Companies or any of the Transferred Subsidiaries has received any written notice of any material default under any Material Contract.

(b) Except as set forth on Section 3.12(b) of the Seller Disclosure Letter, no Material Contract contains any provision providing that any such other party thereto may terminate, cancel or commute the same by reason of the transactions contemplated by the Transaction Agreements.

(c) The Parent has delivered or made available to the Acquiror, prior to the date hereof, true, correct and complete copies of all Material Contracts.

Section 3.13. Employee Benefits; Employees.

(a) The Parent has delivered or made available to the Acquiror, prior to the date hereof, (i) true, correct and complete copies of all material work rules (shugyo kisoku), (ii) true, correct and complete copies of all material incentive, profit-sharing, stock option, stock purchase, other equity-based, employment, consulting, compensation, congratulatory and condolence pay, commission pay, the Zaikei plan, vacation or other leave, change in control, retention, retiree medical or life, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation and other employee compensation and benefit plans, programs, policies, agreements, arrangements and practices, and all amendments and trust documents related thereto, in each case established or maintained by the Parent or any of its Affiliates (including any of the Companies and the Transferred Subsidiaries) or to which the Parent or any of its Affiliates (including any of the Companies and the Transferred Subsidiaries) contributed or is obligated to contribute thereunder, for the benefit of any of the Employees or any former employees of any of the Companies and the Transferred Subsidiaries (collectively, the “Benefit Plans”), (iii) true, correct and complete copies of any annual reports for each Benefit Plan for the most recent completed plan year and (iv) true, correct and complete copies of any material written Contracts, communications, summary plan descriptions or correspondence from any Governmental Authority that materially affect (or could reasonably be expected to materially affect) any Company’s, any Transferred Subsidiary’s, the Acquiror’s or any of the Acquiror’s Affiliate’s current or future obligations or liability with respect to any Benefit Plan or any Employee or former Employee of any Company or any Transferred Subsidiary (including their dependents, spouses or beneficiaries). Section 3.13(a) of the Seller Disclosure Letter sets forth a true and complete list of all Benefit Plans, and separately identifies the Benefit Plans that are sponsored by any of the Companies or Transferred Subsidiaries (the “Company Benefit Plans”).

(b) Each Company Benefit Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable Laws (including any special provisions relating to registered or qualified plans where such Company Benefit Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. The Companies and the Transferred Subsidiaries have made all required contributions to each Company Benefit Plan with respect to their respective employees and such contributions have been properly reflected on the balance sheets included in the Statutory Statements or the Ancillary Financial Statements, as applicable, other than any failures that, individually or in the aggregate, would not be material.

(c) Except as otherwise provided on Section 3.13(c) of the Seller Disclosure Letter, no Company Benefit Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, or provides any material compensation or benefits to Employees based in the United States.

(d) Except as otherwise provided on Section 3.13(d) of the Seller Disclosure Letter, none of the Companies or the Transferred Subsidiaries nor any of the persons who is serving or, to the Knowledge of Parent, was serving as an officer or director of the Companies or the Transferred Subsidiaries has, at any time during the immediately preceding 13 years, been convicted or released from imprisonment, whichever is later, as a result of a crime or similar activity that would disqualify any of the Companies or Transferred Subsidiaries from qualifying as a qualified professional asset manager, within the meaning of U.S. Department of Labor Prohibited Transaction Class Exemption 84-14.

(e) No Benefit Plan provides retiree life insurance, retiree health benefits or other retiree welfare benefits to any Employee or former Employee of any Company or any Transferred Subsidiary (including any dependents, spouses or beneficiaries) for any reason other than coverage or benefits (i) mandated by applicable Law or (ii) the full cost of which is borne by any such Employee or former Employee of such Company or Transferred Subsidiary (or their dependents, spouses or beneficiaries).

(f) Except as disclosed on Section 3.13(f) of the Seller Disclosure Letter, the Companies and the Transferred Subsidiaries have no material unfunded liabilities with respect to any pension plan, nonqualified deferred compensation, supplemental or excess plans, or any post-retirement life, health or other welfare benefits.

(g) Except as otherwise provided on Section 3.13(g) of the Seller Disclosure Letter, with respect to the Employees:

(i) there is not in existence, nor has there been within the twelve months prior to the date of this Agreement, any pending or, to the Knowledge of the Parent, threatened: (A) strike, slowdown, stoppage, picketing, interruption of work, lockout, or any other dispute or controversy with or involving a labor organization or with respect to unionization or collective bargaining; (B) labor-related organizational effort, election activities, or request or demand for negotiations, recognition or representation; or (C) grievance, arbitration, administrative hearing, formal claim of unfair labor practice, other union- or labor-related Action or other formal claim, workers’ compensation claim, formal claim or investigation of wrongful discharge, formal claim or investigation of employment discrimination or retaliation, formal claim or investigation of sexual harassment, or other employment dispute of a similar nature, against any of the Companies or any of the Transferred Subsidiaries that, individually or in the aggregate, would be reasonably expected to be material to the Business;

(ii) there is not pending or, to the Knowledge of the Parent, threatened any Action or other formal claim, audit or investigation against any of the Companies or any Transferred Subsidiary for actual or possible violation of any agreement described in Section 3.13(i), or for violation of any right or obligation under any of the Benefit Plans, nor to the Knowledge of the Parent is there any reasonable basis for any such Action or other claim or investigation, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Business; and

(iii) the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any Employee to severance, termination, change of control or other similar pay or benefits under any Benefit Plan or result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former Employee of the Companies or the Transferred Subsidiaries or any increased or accelerated funding obligation with respect to any Benefit Plan.

(h) Except as provided on Section 3.13(h) of the Seller Disclosure Letter, there are no Compensation Restrictions applicable with respect to any Employee.

(i) Section 3.13(i) of the Seller Disclosure Letter sets forth a true and complete list of each agreement with a labor union, works council or other similar organization representing the current employees of the Companies and the Transferred Subsidiaries as of the date hereof. The Companies and the Transferred Subsidiaries have complied in all material respects with the terms of such agreements, there have been no material defaults or material breaches of any such agreements by any party to the agreements and there does not exist any event, condition or omission that would constitute such a material default or material breach (with or without the giving of notice or lapse of time, or both) or that would permit the termination, cancellation or acceleration of performance of any material obligation of the Company or the Transferred Subsidiary (as applicable) that is party thereto, or to the Knowledge of the Parent, any other party to the agreement. Each agreement listed on Section 3.13(i) of the Seller Disclosure Letter is in full force and effect and is a valid and binding obligation of the Company or the Transferred Subsidiary (as applicable) that is party thereto and, to the Knowledge of the Parent, each other party to such agreement. Each such agreement listed on Section 3.13(i) of the Seller Disclosure Letter is enforceable against the Company or the Transferred Subsidiary (as applicable) that is party thereto, and, to the Knowledge of the Parent, each other party to such agreement, in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles or of Laws regarding prohibition of abuse of rights (kenriranyo-no-kinshi) and principles of trust (shingiseijitsu-no-gensoku) (regardless of whether enforcement is sought in a proceeding in equity or at law)). The Parent has made available or delivered to the Acquiror, prior to the date hereof, complete and accurate copies of all collective bargaining agreements, charters, work rules, industry rules, arbitration awards or other Contracts which pertain to Employees who belong to unions, work councils or other similar organizations. There is no current, pending, or, to the Knowledge of the Parent, threatened, Action or audit against any of the Companies or any of the Transferred Subsidiaries for any violations or breaches of, or defaults under, (i) any collective bargaining or other union agreements, (ii) obligations with respect to work councils, (iii) any work rules, or (iv) any arbitration awards or other mandates that, individually or in the aggregate, would be reasonably expected to be material to the Business. Except as set forth on Section 3.13(i) of the Seller Disclosure Letter, no agreement with a labor union, works council or other similar organization representing the current employees of the Companies and the Transferred Subsidiaries contains any provision providing that any such other party thereto may terminate, cancel or commute the same by reason of the transactions contemplated by the Transaction Agreements.

(j) Except as would not reasonably be expected to be material to the Business, each Company and each Transferred Subsidiary is (A) in compliance with applicable Law which relates to employment, classification of employees, agents and independent contractors (or similar classifications outside of the U.S.), equal employment opportunity, wages, hours, pay equity, immigration, collective bargaining, secondment, contractors and temporary employees, withholding and deduction of payroll and employment and unemployment related Taxes, other employment terms and conditions, and plant closings layoffs (including, but not limited to, the Japan Labor Standards Law and any other comparable state, local or other Laws) and (B) is not and has not been (individually or collectively) in any respect liable for arrears of wages (including overtime), mandatory indemnity payments in non-U.S. jurisdictions, other compensation or benefits or any Taxes or penalties for failure to comply with any of the foregoing.

(k) There is no current, pending or, to the Knowledge of the Parent, threatened material Action against or involving any of the Companies or any of the Transferred Subsidiaries for failure to comply with applicable Laws that relate to employee privacy and employee data protection.

(l) Except as disclosed in Section 3.13(l) of the Seller Disclosure Letter, with respect to Employees with a current or proposed base compensation rate of $150,000 (or the equivalent in any other applicable currency) or more, every Employee who requires permission to work in any jurisdiction in which any of the Companies or any of the Transferred Subsidiaries is based has current and appropriate permission to both reside and work in such jurisdiction.

Section 3.14. Insurance Issued by Insurance Companies.

(a) Since March 31, 2007, and except for benefits relating to claims incurred but not yet reported and reported claims being processed by the Insurance Companies as of the date hereof, all benefits due and payable under the Insurance Contracts issued by any of the Insurance Companies have been paid in accordance, in all material respects, with the terms of the Insurance Contracts under which they arose, except for such benefits for which an Insurance Company has reasonably determined, in the Ordinary Course of Business, that there is or was a reasonable basis to contest payment.

(b) As and where required by applicable Insurance Law, all policy or other contract forms and rates used since March 31, 2007 by the Insurance Companies and all endorsements, applications and certificates pertaining thereto, have been and are in compliance in all material respects with all applicable Insurance Law, have been and are on forms that have been, in all material respects, filed and approved by the applicable Governmental Authorities or filed with, and not objected to by, such Governmental Authorities within the period provided by applicable Insurance Law for objection. To the extent required by applicable Insurance Law, all rates and rating plans established or used since March 31, 2007 by the Insurance Companies that have been or are in effect have been filed with, and/or approved by, applicable Governmental Authorities in all material respects, and the premiums charged have conformed and conform in all material respects to the premiums so filed and/or approved and are within (and were within at all relevant times) the amount permitted by any applicable Insurance Law. Since March 31, 2007, none of the Insurance Companies violated in any material respect its underwriting guidelines in effect from time to time in connection with its issuance of any Insurance Contracts in any way that would adversely affect any Insurance Company’s rights under any Reinsurance Contract.

(c) Except as set forth on Section 3.14(c) of the Seller Disclosure Letter, there are no material accrued and unpaid or unreported liabilities or obligations with respect to claims or assessments made against any Insurance Company by any insurance guaranty associations or similar organizations in connection with such association’s or organization’s insurance guaranty fund or similar program.

Section 3.15. Reinsurance.

(a) Section 3.15(a)(i) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Reinsurance Contracts in effect as of the date hereof. The Parent has delivered or made available to the Acquiror, prior to the date hereof, true, correct and complete copies of each Reinsurance Contract. Each Reinsurance Contract is in full force and effect and is a valid and binding obligation of the Insurance Company that is a party thereto and, to the Knowledge of the Parent, each other party to such Reinsurance Contract. Each Reinsurance Contract is enforceable against the Insurance Company that is a party thereto and, to the Knowledge of the Parent, each such other party, in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)). No Insurance Company that is a party to a Reinsurance Contract or, to the Knowledge of the Parent, any other party to such Reinsurance Contract is in material default or material breach of such Reinsurance Contract, and there does not exist any event, condition or omission that would constitute such a material default or material breach (with or without the giving of notice or lapse of time, or both) or that would permit the termination, cancellation or acceleration of performance of any material obligation of the Insurance Company or, to the Knowledge of the Parent, any other party to such Reinsurance Contract. None of the Insurance Companies has received any written notice of any material default under any Reinsurance Contract. Except as set forth on Section 3.15(a)(ii) of the Seller Disclosure Letter, no Reinsurance Contract contains any provision providing that any such other party thereto may terminate, cancel, modify or commute the same by reason of the transactions contemplated by the Transaction Agreements.

(b) Since March 31, 2007, none of the Parent, any of the Sellers, any of the Companies, or any of the Transferred Subsidiaries has received any written notice from any other party to a Reinsurance Contract (i) that the financial condition of such other party to any Reinsurance Contract is impaired with the result that a default thereunder may reasonably be anticipated, or (ii) that any amount of reinsurance ceded by any of the Insurance Companies to such other party will be uncollectible or otherwise defaulted upon.

Section 3.16. Client Companies and Brokers; Sales Practices.

(a) Section 3.16(a) of the Seller Disclosure Letter sets forth a true, correct and complete list of each Broker Contract in effect on the date hereof. To the Knowledge of the Parent, (i) each Broker that places or sells products on behalf of any of the Companies or any of the Transferred Subsidiaries is, and at the time such Broker placed or sold products on behalf of any of the Companies or any of the Transferred Subsidiaries was, duly licensed in each jurisdiction in which such Broker is or was required by applicable Law to have a license to place or sell such products on behalf of any of the Companies or any of the Transferred Subsidiaries, and (ii) each such Broker that places or sells products on behalf of any of the Companies or any of the Transferred Subsidiaries and each Master Group Policyholder is, and at the time such Broker or Master Group Policyholder placed or sold products on behalf of such Company or Transferred Subsidiary was, duly authorized and appointed by such Company or Transferred Subsidiary, as applicable, pursuant to applicable Law and to the extent required thereby to place or sell such products, except for failures of such Brokers or Master Group Policyholders, as applicable, to be licensed or so authorized and appointed which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All Broker Contracts are in compliance in all material respects with all applicable Law. To the Knowledge of the Parent, no Broker with which any of the Companies or any of the Transferred Subsidiaries has a Broker Contract is the subject of, or party to, any disciplinary Action under any applicable Law except as would not adversely affect the Companies and the Transferred Subsidiaries, taken as a whole, in any material respect.

(b) Each Producer Contract is in full force and effect and is a valid and binding obligation of the Company or the Transferred Subsidiary that is a party thereto, and, to the Knowledge of the Parent, each other party to such Producer Contract and is enforceable against the Company or the Transferred Subsidiary that is a party thereto and, to the Knowledge of the Parent, each such other party, in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)). None of the Companies or any of the Transferred Subsidiaries or, to the Knowledge of the Parent, any other party to a Producer Contract is in material default or material breach of any Producer Contract, and there does not exist any event, condition or omission that would constitute such a material default or material breach (with or without the giving of notice or lapse of time, or both) or that would permit the termination, cancellation or acceleration of performance of any material obligation of any of the Companies or any of the Transferred Subsidiaries or, to the Knowledge of the Parent, any other party to any Producer Contract. None of the Companies or any of the Transferred Subsidiaries has received any written notice of any material default under any Producer Contract. Except as set forth on Section 3.16(b) of the Seller Disclosure Letter, (i) there is no material dispute pending or, to the Knowledge of the Parent, threatened in writing against any Company or any Transferred Subsidiary by any Client Company, Master Group Policyholder or Broker, and (ii) no Producer Contracts contain any provision providing that any such other party thereto may terminate, cancel or commute the same by reason of the transactions contemplated by the Transaction Agreements. The Parent has delivered or made available to the Acquiror, prior to the date hereof, true, correct and complete copies of all Producer Contracts.

(c) Except as set forth on Section 3.16(c) of the Seller Disclosure Letter, no Client Company, policyholder, affiliated group of policyholders, or Persons writing, selling or producing, either directly or through reinsurance assumed by any of the Insurance Companies, insurance business that accounted for (i) 5% or more of the gross written premium (as determined in accordance with GAAP) of the Insurance Companies, taken as a whole, for the 12-month period ended March 31, 2010 or (ii) 1% or more of the unearned premium reserves of the Insurance Companies, taken as a whole, at March 31, 2010, has terminated or, to the Knowledge of the Parent, has threatened to terminate its relationship with any Insurance Company, either as a result of the transactions contemplated by this Agreement or otherwise.

(d) Except as set forth on Section 3.16(d) of the Seller Disclosure Letter, (i) the Companies and the Transferred Subsidiaries and, to the Knowledge of the Parent, the Companies’ and the Transferred Subsidiaries’ Brokers, have marketed, sold and issued products of the Companies and the Transferred Subsidiaries in compliance, in all material respects, with applicable Law in the respective jurisdiction in which such products have been sold, (ii) all advertising, promotional and sales materials and other marketing practices used by the Companies and the Transferred Subsidiaries and, to the Knowledge of the Parent, any Brokers and Master Group Policyholders, have complied and are in compliance in all material respects, in each case, with applicable Law and (iii) the manner in which the Companies and the Transferred Subsidiaries compensate any Persons (including any account or disclosure made as required by applicable Law) involved in the sale or servicing of products sold or issued by the Companies and the Transferred Subsidiaries is in compliance in all material respects with all applicable Law.

(e) There are no material Actions pending or, to the Knowledge of the Parent, threatened in writing against any of the Companies or any of the Transferred Subsidiaries with respect to the writing, sale, production or marketing of products issued or sold by any of the Companies or any of the Transferred Subsidiaries.

(f) Except for the Producer Contracts, and except as set forth on Section 3.16(f) of the Seller Disclosure Letter, none of the Companies or any of the Transferred Subsidiaries has in effect on the date hereof any managing general agency contracts, third party administration contracts or other similar arrangements or commitments, or amendments, supplements or modifications thereto which call for the payment equal to or in excess of ¥45,000,000 in any 12-month period, under which any Person has authority to perform underwriting analysis and sell or issue insurance, reinsurance or other products on behalf of any of the Companies or any of the Transferred Subsidiaries or otherwise bind any of the Companies or any of the Transferred Subsidiaries without prior approval by the applicable Company or Transferred Subsidiary, as applicable, or pursuant to which any underwriting, claims settlement or distribution authority is delegated.

Section 3.17. Investment Assets.

(a) The Parent has provided to the Acquiror prior to the date hereof (i) a true, correct and complete list of all investment assets owned beneficially or of record, including Loan Interests owned, by the Companies and the Transferred Subsidiaries, excluding the Capital Stock of any of the Transferred Subsidiaries (collectively, the “Investment Assets”) as of March 31, 2010 and (ii) copies of the investment policies and guidelines of each Insurance Company in force as of the date hereof (the “Investment Guidelines”). Except as set forth on Section 3.17(a) of the Seller Disclosure Letter, as of the date hereof, all such Investment Assets of the Companies and the Transferred Subsidiaries comply in all material respects with the Investment Guidelines and in all material respects with all applicable Law. Each of the Companies and the Transferred Subsidiaries has good and marketable title in and to all of the Investment Assets it purports to own, free and clear of all Liens, other than Permitted Liens.

(b) Each secured Loan Interest owned by any of the Companies or any of the Transferred Subsidiaries is secured by a Lien, including a first priority mortgage, deed of trust, security deed, security agreement, as applicable, or other Lien or equivalent security instrument in the applicable jurisdiction and the Lien which secures such Loan Interest constitutes a perfected and enforceable security interest under applicable Law. There are no Material Contracts pursuant to which any Person has the right or obligation to service or take any other action for or on behalf of any of the Companies or any of the Transferred Subsidiaries with respect to any of the Investment Assets, except those identified on Section 3.17(b)(i) of the Seller Disclosure Letter. Section 3.17(b)(ii) of the Seller Disclosure Letter sets forth a true, correct and complete description of the term of, and the fees and other amounts to be paid by any of the Companies and any of the Transferred Subsidiaries under, and the names of the contracting parties to, each of the Material Contracts identified on Section 3.17(b)(i) of the Seller Disclosure Letter. The Companies and/or the Transferred Subsidiaries, as applicable, have possession of the original or a copy of fully executed documents which establish, evidence and secure the material Investment Assets, all material Loan Interest Documents relating to material Investment Assets and all material Real Estate Venture Documents relating to material Investment Assets.

(c) Section 3.17(c) of the Seller Disclosure Letter sets forth a true, correct and complete list of (i) all Real Estate Ventures as to which any of the Companies or any of the Transferred Subsidiaries holds any ownership interest, (ii) the real estate interests and other material assets owned, directly or indirectly, by such Real Estate Ventures, and (iii) the percentage interest owned by such Company or Transferred Subsidiary directly, or indirectly, in such Real Estate Ventures.

(d) Except as set forth on Section 3.17(d) of the Seller Disclosure Letter, none of the Companies or any of the Transferred Subsidiaries has any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement), in respect of any of the Investment Assets.

(e) Except as set forth on Section 3.17(e) of the Seller Disclosure Letter, there are no material unfunded outstanding commitments, options, put agreements or other similar arrangements relating to the Investment Assets, to which the Acquiror, any Company or any Transferred Subsidiary may be subject upon the Closing.

(f) None of the Companies or any of the Transferred Subsidiaries engages in or conducts, or has engaged in or conducted, itself or through others, in the business of securities lending or in securities lending programs. Except as set forth on Section 3.17(f) of the Seller Disclosure Letter, there are no loans extended by the Companies or the Transferred Subsidiaries outstanding. Section 3.17(f) of the Seller Disclosure Letter sets forth, as to all loans extended by the Companies or the Transferred Subsidiaries referenced therein, the outstanding principal balance, interest rate, maturity, extension rights, holders of the Indebtedness, borrowers and guarantors, including, without limitation, any guarantees, indemnities or credit enhancement made or issued by the Parent or any of its Affiliates.

(g) Except as disclosed on Section 3.09 of the Seller Disclosure Letter, as of the date hereof, none of the Companies or any of the Transferred Subsidiaries has received written notice of, and the Seller has no Knowledge of, any violation of applicable Law (including Environmental Laws) in any material respect relating to the Investment Assets or any real property related thereto and/or secured thereby.

(h) The Parent has received all necessary approvals and consents from third party lenders and third party partners in Real Estate Ventures or investment funds in connection with the transactions contemplated by this Agreement, where the failure to obtain such approval and/or consent would constitute a default under the applicable Real Estate Venture Document, Loan Interest Document or Investment Assets, or would give a third party the right to terminate any of the Companies’ or any of the Transferred Subsidiaries’ interest in such Real Estate Venture Document, Loan Interest Document or Investment Assets.

Section 3.18. Insurance.

(a) Section 3.18(a) of the Seller Disclosure Letter sets forth a true, correct and complete list and description of all material policies of insurance maintained by or on behalf of any of the Companies or any of the Transferred Subsidiaries in effect on the date hereof with respect to the assets, properties or businesses of the Companies and the Transferred Subsidiaries, showing the subject matter, the beneficiary and the amount of coverage for such party. Each such insurance policy is a valid and binding obligation of the parties thereto, enforceable against it and the other parties thereto in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)). Except as set forth on Section 3.18(a) of the Seller Disclosure Letter, each such insurance policy remains in full force and effect in accordance with its terms, including any required notification of change of ownership (with all premiums due and payable thereon having been paid in full on a timely basis). Except as set forth on Section 3.18(a) of the Seller Disclosure Letter, (i) none of the Companies, any of the Transferred Subsidiaries or any of their respective Affiliates is in material default or material breach of any such policy, and there does not exist any event, condition or omission that would constitute such a material default or material breach (with or without the giving of notice or lapse of time, or both) or that would permit the termination, cancellation or acceleration of performance of any material obligation of any Company or any Transferred Subsidiary parties to such policy or, to the Knowledge of the Parent, any other party to such policy; and (ii) no party to the policy has repudiated, or given written notice to any Company, any Transferred Subsidiary or any of their respective Affiliates of an intent to repudiate, any material provision thereof. No written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect in accordance with its terms as of the date hereof or that the issuer of any such insurance policy is not willing or able to perform its obligations thereunder in any material respect has been received by any of the Companies, any of the Transferred Subsidiaries or any of their respective Affiliates. To the Knowledge of the Parent, there are no material claims under such insurance policies as to which the insurers have denied liability.

(b) Section 3.18(b) of the Seller Disclosure Letter sets forth a description of each material self-insured program of insurance maintained by the Parent or any Affiliate of the Parent on the date hereof for the benefit of any of the Companies or any of the Transferred Subsidiaries or with respect to any of their respective assets, properties or businesses.

(c) Except as set forth on Section 3.18(c) of the Seller Disclosure Letter, as of the date hereof, there are no material outstanding claims made by any Company or any Transferred Subsidiary under any policies of insurance set forth on Section 3.18(a) of the Seller Disclosure Letter.

Section 3.19. Real Property.

(a) The Companies and the Transferred Subsidiaries own no real property or interests in real property, excluding any real property or interests in real property that are Investment Assets or would have been Investment Assets if beneficially owned by any of the Insurance Companies as of March 31, 2010.

(b) Section 3.19(b) of the Seller Disclosure Letter sets forth a true, correct and complete list of all real property leased by any of the Companies or any of the Transferred Subsidiaries, as lessee (the “Real Property Leases”; the real properties specified in such leases being referred to herein as the “Leased Real Properties”). Each Real Property Lease is in full force and effect and is a valid and binding obligation of the Company or the Transferred Subsidiary that is party thereto, as applicable, and, to the Knowledge of the Parent, each other party to such Real Property Lease. Each such Real Property Lease is enforceable against the Company or the Transferred Subsidiary that is party thereto, as applicable, and, to the Knowledge of the Parent, each other party to such Real Property Lease, in accordance with its terms, and a Company or a Transferred Subsidiary (as the case may be) has a valid, binding and enforceable leasehold interest (or the equivalent interest in the applicable jurisdiction) under each of the Real Property Leases (subject in each case to Permitted Liens and to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of Laws regarding prohibition of abuse of rights (kenriranyo-no-kinshi) and principles of trust (shingiseijitsu-no-gensoku) (including general equitable or similar principles regardless of whether enforcement is sought in a proceeding in equity or at law)). None of the Companies or any of the Transferred Subsidiaries or, to the Knowledge of the Parent, any other party to a Real Property Lease, is in material default or material breach of a Real Property Lease and, there does not exist any fact, circumstance, event, change, violation, development, effect, condition or occurrence that would constitute such a material default or material breach (with or without the giving of notice or lapse of time, or both) or that would permit the termination, cancellation or acceleration of performance of any material obligation of any Company or any Transferred Subsidiary or, to the Knowledge of the Parent, any other party to the Real Property Lease. As of the date hereof, none of the Companies or any of the Transferred Subsidiaries has received any written notice of any default under any Real Property Lease. No Real Property Lease contains any provision providing that any such other party thereto may terminate, cancel or commute the same or declare a material default under the same by reason of the transactions contemplated by the Transaction Agreements. At or prior to the Closing, the Parent has or will have delivered or made available to the Acquiror true, correct and complete copies of all Real Property Leases. All leasing, brokerage, finder and other similar fees and commissions that are due and payable by any Company or any Transferred Subsidiary with respect to such Real Property Leases have been paid in full. All rents and other sums due thereunder have been paid to date. All Leased Real Property is in good working order and repair in all respects material to its use or operation, except for any defects which would not materially impair the use or occupancy of such Leased Real Property. A Company or a Transferred Subsidiary, as the case may be, enjoys peaceful and undisturbed possession in all material respects of such Leased Real Property. None of the Companies or any of the Transferred Subsidiaries has subleased or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof.

Section 3.20. Taxes.

(a) (i) All income and franchise Tax Returns and other Tax Returns that are material, and that are required to be filed by or on behalf of each of the Companies and the Transferred Subsidiaries have been timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), (ii) all such Tax Returns are or will be true, complete and correct in all material respects as of the Closing Date, (iii) to the Knowledge of the Tax Group, the Parent, the Companies and the Transferred Subsidiaries have maintained all material documents and records relating to such Tax Returns as are required by applicable Law, (iv) all material amounts shown as due on such Tax Returns, or material amount of Taxes otherwise due and payable, by any of the Companies or the Transferred Subsidiaries or the business or assets of each of the Companies and the Transferred Subsidiaries have been fully and timely paid and since January 1, 2009 neither any of the Companies nor any Transferred Subsidiary has forgone the right to any material amount of refund or rebate of a previously paid Tax, (v) all such Tax Returns that are with respect to taxable periods ended on or before March 31, 2005, have been examined and closed, or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to all valid extensions or waivers, has expired and (vi) none of the Companies or any Transferred Subsidiary is a beneficiary of any extension of time within which to file any material Tax Return or agreement to pay any material Tax in installments.

(b) None of the Companies or the Transferred Subsidiaries has (i) waived any statute of limitations in respect of material amount of Taxes or any material Tax Returns of any of the Companies or any Transferred Subsidiary which waiver is currently in effect, and there are no material written requests or demands to extend or waive any such period of limitation, (ii) agreed to any extension of the period for assessment or collection of material Taxes, or (iii) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is in force.

(c) Each of the Companies and the Transferred Subsidiaries has complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes (including all information reporting and record keeping requirements), has duly and timely withheld from employee salaries, wages, other compensation, payments to vendors, payments related to products, payments to foreign parties and other amounts subject to withholding Taxes and has duly and timely paid over to the appropriate Tax Authority, all amounts required to be so withheld and paid over.

(d) All deficiencies asserted in writing or assessments made in writing for material amounts of Taxes with respect to any of the Companies or any of the Transferred Subsidiaries have been fully paid, and no other material reassessments, assessments, audits, inquiries, claims, suits, proceedings, investigations or inspections by any Tax Authority relating to any Taxes or Tax Returns of the Companies or any of the Transferred Subsidiaries are in progress, pending or threatened in writing. No unsettled claim made in writing and, to the Knowledge of the Tax Group, no other claim that is unsettled, has ever been made by a Tax Authority in a jurisdiction where any of the Companies or the Transferred Subsidiaries does not file Tax Returns that such Company or such Transferred Subsidiary is or may be subject to Tax by that jurisdiction, and, to the Knowledge of the Tax Group, there is no substantial basis for any such jurisdiction to successfully assert that any Company or any Transferred Subsidiary is or may be subject to Tax in such jurisdiction.

(e) None of the Companies or the Transferred Subsidiaries is a party to or bound by or obligated under any Tax allocation, sharing, indemnification, indemnity or similar agreement or arrangement (a “Tax Sharing Agreement”) pursuant to which it will have any obligation after the Closing Date. None of the Companies or the Transferred Subsidiaries is or has been a member of any group of companies filing a consolidated, combined or unitary Tax Return. To the Knowledge of the Tax Group, neither the Companies nor the Transferred Subsidiaries have any material liability for Taxes of any other Person as a transferee, successor, by contract or otherwise.

(f) There are no Tax rulings, pending requests for rulings, closing agreements or other similar agreements in effect or filed with any Tax Authority relating to any Company or any Transferred Subsidiary which will materially affect such Company’s or Transferred Subsidiary’s liability for Taxes for any period or portion thereof after the Closing Date. The Companies and all Transferred Subsidiaries are in compliance with all material agreements entered into with any Tax Authority.

(g) There are no Liens for any material amounts of Taxes upon the Shares, the Bridge Loan, the Capital Stock of any of the Transferred Subsidiaries and the assets and properties of any of the Companies or any of the Transferred Subsidiaries, except for Permitted Liens.

(h) The Companies and the Transferred Subsidiaries have paid or will have paid on or before the Closing Date, or have established or will establish on or before the Closing Date, an adequate accrual for the payment of all Taxes due or that may be asserted to be due with respect to any event occurring, income accrued or period or portion thereof ending on or prior to the Closing Date.

(i) None of the Companies or the Transferred Subsidiaries is subject to any obligation to file Tax Returns, pay Taxes, withhold or report Taxes or collect sales or use, value added Taxes or any other similar Taxes, other than those imposed by Japan or a Governmental Authority within Japan.

(j) (i) None of the Companies or the Transferred Subsidiaries has outstanding material adjustments for Tax purposes resulting from a change in method of accounting effected on or before the Closing Date, (ii) no elections for Tax purposes have been made by any of the Companies or the Transferred Subsidiaries that are currently in force or by which the Companies or the Transferred Subsidiaries are bound that are expected materially and adversely to affect any of the Companies or any Transferred Subsidiary after the Closing and (iii) there are no outstanding material adjustments for Tax purposes that may result from any Tax audit or Tax litigation that is in progress that are not duly reserved against and recognized in the Statutory Statements or Ancillary Financial Statements, as applicable, of the Companies and the Transferred Subsidiaries.

(k) None of the Companies or any Transferred Subsidiary (i) will be required to include a material item of taxable income or gain after the Closing Date that is attributable to a transaction (such as an installment sale or an intercompany transaction) that occurred prior to the Closing Date or (ii) has taken a material deduction or claimed a material loss for Tax purposes in any taxable period (or portion thereof) ending on or before the Closing Date that relates to or results from a payment that will be made by the Companies, a Transferred Subsidiary or the Acquiror after the Closing Date, other than any such deduction or loss incurred in the Ordinary Course of Business.

(l) All material transactions entered into by any of the Companies or any of the Transferred Subsidiaries with any related party have been carried out at arm’s-length, and the Companies and the Transferred Subsidiaries have complied with all applicable material transfer pricing disclosure, reporting and other similar requirements.

(m) The Parent has made available to the Acquiror complete and accurate copies of all requested (i) income and franchise Tax Returns and other Tax Returns that are material, and any amendments thereto, as filed by any of the Companies or the Transferred Subsidiaries within the last three years, (ii) audit reports received within the last three years from any Tax Authority relating to any material Tax Return filed by any of the Companies or the Transferred Subsidiaries and (iii) closing agreements entered into by the Companies and the Transferred Subsidiaries with any Tax Authority which will materially affect such Company’s or Transferred Subsidiary’s Tax liability for any period or portion thereof after the Closing Date.

To the Knowledge of the Tax Group, the Parent has made available to the Acquiror complete and accurate copies of all requested Internal Revenue Service Forms 5471, 8621, 8865 and 8858 filed within the last three years in respect of the Companies, the Transferred Subsidiaries and any investments held by any of such entities.

(n) To the Knowledge of the Tax Group, none of the Companies or the Transferred Subsidiaries has participated in a “listed transaction” as defined in U.S. Treasury Regulations section 1.6011-4.

(o) None of the Companies or Transferred Subsidiaries has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code, that is subject to the reporting requirements of Section 999 of the Code.

(p) All material amounts of insurance income within the meaning of Section 953(a)(1) of the Code generated by each Insurance Company in the period since such Insurance Company’s acquisition by the Parent or its Affiliates and during which Section 953(e) has been effective has been eligible to be exempt insurance income within the meaning of Section 953(e) of the Code.

(q) For all taxable periods that remain open to assessment, the Parent has delivered or made available to the Acquiror true, correct and complete copies of all legal and accounting opinions or other material memoranda containing the conclusive analysis of the Sellers’, the Parent’s, the Companies’ or the Transferred Subsidiaries’ determinations of whether reserves for contingent liabilities for Taxes with respect to the Companies or any of the Transferred Subsidiaries are required for financial, statutory or insurance regulatory reporting purposes, including all information regarding matters that have been examined under Financial Accounting Standards Board Interpretation No. 48 to the extent relating to Tax items in respect of the Companies or the Transferred Subsidiaries.

(r) All subordinated debt issued by Edison has been reported as debt for Japanese and U.S. Tax purposes.

(s) None of the Companies or the Transferred Subsidiaries (A) to the Knowledge of the Parent, owns United States property as defined in Sections 956(c) or (d) of the Code, (B) to the Knowledge of the Parent, owns an interest in any United States real property, within the meaning of Section 897 of the Code and the U.S. Treasury Regulations promulgated thereunder, as a result of owning an interest in an entity that is characterized as a partnership, trust or estate for U.S. federal income tax purposes that is treated as owning a United States real property interest (as defined above) solely as a result of the application of Section 897(c)(4)(B) of the Code, or (C) owns an interest in any United States real property interest (other than as described in clause (B)) within the meaning of Section 897 of the Code and the U.S. Treasury Regulations promulgated.

(t) The classification of each of the Companies and each of the Transferred Subsidiaries as a corporation, partnership or disregarded entity for United States federal income tax purposes is as set forth on Section 3.20(t) of the Seller Disclosure Letter.

(u) To the Knowledge of the Tax Group, none of the Companies or the Transferred Subsidiaries owns an interest in a passive foreign investment company as defined in Section 1297 of the Code, or a partnership organized under the laws of a United States jurisdiction or a partnership from which it received Schedule K-1 to Form 1065.

(v) To the Knowledge of the Tax Group, none of the Companies or the Transferred Subsidiaries has a United States taxpayer identification number.

(w) To the Knowledge of the Tax Group. none of the Companies or the Transferred Subsidiaries owns any material amount (determined for these purposes both individually and in the aggregate) of debt of Prudential Financial, Inc. or its Affiliates that are identified on Section 3.20(w) of the Acquiror Disclosure Letter that was purchased at a discount and (i) was acquired within six months prior to the Closing or (ii) was acquired in anticipation of the transactions contemplated by this Agreement.

The parties agree for purposes of this Section 3.20, an item shall be considered “material” if the aggregate Tax liability associated with all items or matters addressed by the relevant representation is equal to or greater than $500,000.

Section 3.21. Reserves.

(a) The Insurance Reserves set forth in the Statutory Statements (i) were based on actuarial assumptions and methodologies which were in accordance with or more conservative than those called for in the provisions of the relevant Insurance Contracts, (ii) were computed in accordance with commonly accepted actuarial standards consistently applied throughout the specified period and the immediately prior period, (iii) are fairly stated in accordance with sound actuarial principles and GAAP and (iv) otherwise complied in all respects with applicable Insurance Law (including any regulations promulgated by the FSA) and the internal policies, practices and principles of the Insurance Companies related to reserves; provided, however, that this Section 3.21(a) shall not be construed as a representation or warranty (expressed or implied) with respect to the adequacy or sufficiency of the Insurance Reserves.

(b) The Parent has delivered or made available to the Acquiror, prior to the date hereof, true, correct and complete copies of all material actuarial reports, actuarial certificates, loss and loss adjustment expense reserve reports, and deferred acquisition cost and loss recognition analyses prepared by the Parent and/or any of its Affiliates or by any third party actuarial consultant on behalf of or made available to the Parent and/or any of its Affiliates relating to the adequacy of the reserves of any of the Insurance Companies for any period ended on or after March 31, 2009, and all attachments, addenda and supplements thereto (the “Actuarial Analyses”). The information and data furnished by the Insurance Companies to their actuaries in connection with the preparation of the Actuarial Analyses was, taken as a whole, accurate and complete in all material respects. Each such Actuarial Analysis was based upon the policies in force for, and the books and records of, the Insurance Companies, as the case may be, at the relevant time of preparation (which preparation was accurate in all material respects), and in conformity in all material respects with applicable Insurance Law.

(c) Set forth on Section 3.21(c) of the Seller Disclosure Letter is a list of all material correspondence between any of the Insurance Companies and the FSA since March 31, 2007 regarding the amount of reserves reflected on any statutory financial statements of any Insurance Company or the actuarial assumptions or methodologies employed in the calculation of reserves (provided that such material correspondence shall only include electronic mail to the extent that, to the Knowledge of the Parent, such electronic mail communication contains material information (i) asserting any deficiency in the reserves of either of the Insurance Companies, (ii) regarding a required increase in the reserves of either of the Insurance Companies, or (iii) regarding a change in actuarial assumptions or methodologies employed by either of the Insurance Companies in the calculation of reserves), and the Parent has delivered or made available to the Acquiror, prior to the date hereof, true, correct and complete copies of all such correspondence.

Section 3.22. Solvency Margin Ratio. The Parent has made available to the Acquiror true and complete copies of all final reports required to be submitted by the Insurance Companies to the FSA under Article 128 of the Insurance Business Law during the 12 months prior to the date hereof relating to their respective Solvency Margin Ratio calculations.

Section 3.23. Regulatory Filings. To the extent permitted by applicable Law and any confidentiality obligations pursuant to any Contract with any Governmental Authority, the Parent has made available for inspection by the Acquiror (a) true, correct and complete copies of any reports of examination (including financial, market conduct and similar examinations) of any Company or any Transferred Subsidiary issued by any Governmental Authority since March 31, 2007 and (b) all material filings or submissions made by any Company or any Transferred Subsidiary with any Governmental Authority since March 31, 2007. Section 3.23 of the Seller Disclosure Letter sets forth a true, correct and complete list of any such material reports, filings and submissions that have not been made available to the Acquiror, prior to the date hereof, for inspection. The Companies and the Transferred Subsidiaries have complied in all material respects with the requirements of applicable Law in regard to the filing of reports, statements, applications, documents, registrations, submissions and other filings (including any sales material) with any Governmental Authority and the Companies and the Transferred Subsidiaries are acting in compliance in all material respects with all such reports, statements, applications, documents, registrations, submissions and other filings and all required regulatory approvals in respect thereof are in full force and effect.

Section 3.24. Affiliate Transactions.

(a) Section 3.24(a) of the Seller Disclosure Letter contains a true, correct and complete list of all Intercompany Agreements. The Parent has delivered or made available to the Acquiror, prior to the date hereof, true, correct and complete copies of all Related Party Agreements. Except as provided in the Related Party Agreements or otherwise set forth on Section 3.24(a) of the Seller Disclosure Letter, neither the Parent, nor any of its Affiliates (other than the Companies and the Transferred Subsidiaries) nor any such officer, director or employee of the Parent or any Affiliates (including the Company and the Transferred Subsidiary), or, to the Knowledge of the Parent, any immediate family member or controlled entity of any such Person (A) has or has had, directly or indirectly, in whole or in part, any interest in any material asset or property that any Company or any Transferred Subsidiary uses in the conduct of the Business,

(B) has or has had, any financial interest in any material transaction with any Company or any Transferred Subsidiary or involving any material asset or property of any Company or any Transferred Subsidiary or (C) has any claim against, or owes any amounts to, any Company or any Transferred Subsidiary, except in the case of clauses (B) and (C), claims by officers, directors or employees of the Companies and the Transferred Subsidiaries in the Ordinary Course of Business for accrued and unpaid compensation, accrued vacation pay, accrued benefits under Company Benefit Plans and similar matters.

(b) Section 3.24(b) of the Seller Disclosure Letter contains a true, correct and complete list of all intercompany balances as of March 31, 2010 between the Parent and any of its Affiliates (other than the Companies and the Transferred Subsidiaries), on the one hand, and any of the Companies or any of the Transferred Subsidiaries, on the other hand.

Section 3.25. Sufficiency of Assets. The assets and properties of the Companies and the Transferred Subsidiaries constitute all of the assets and properties necessary to operate the Business as heretofore conducted by the Companies and the Transferred Subsidiaries, other than assets and properties being, to be or available to be provided pursuant to the Transition Services Agreement and any other applicable Transaction Agreements. As of the Closing, there will be no assets or properties that are necessary for the conduct of the Business as currently conducted that are owned, leased or otherwise held by the Parent or any of its Affiliates (other than the Companies and the Transferred Subsidiaries), other than assets and properties being provided pursuant to (a) the Transition Services Agreement, (b) services set forth on Schedule 2.03(b) of the Transition Services Agreement as would be provided under the Transition Services Agreement if such services set forth on Schedule 2.03(b) of the Transition Services Agreement were contemplated to be provided thereby, or (c) any other applicable Transaction Agreements. Upon consummation of the transactions contemplated by the Transaction Agreements and assuming performance thereof by the Acquiror and its Affiliates that are parties thereto, the Acquiror (or a Designated Acquiror), the Companies and the Transferred Subsidiaries will own, possess, have a valid license to, have a valid leasehold interest in or otherwise have the right to use all rights, properties and assets necessary to conduct the Business in all material respects as currently conducted.

Section 3.26. Title to Tangible Property. Except for assets disposed of in the Ordinary Course of Business, as permitted by Section 5.01 or as contemplated by any Transaction Agreement, since March 31, 2010, each of the Companies and the Transferred Subsidiaries has, and immediately following the Closing Date, will continue to have, good and marketable title to, or a valid leasehold interest in, all of the material assets and properties used by it (whether real, personal or mixed, or whether tangible or intangible) that are reflected in the Ancillary Financial Statements as owned or leased by it or acquired or leased by it after March 31, 2010 or located on its premises, free and clear of all Liens, except for Permitted Liens (other than FRBNY Liens and Liens in favor of Permitted Parties).

Section 3.27. Creditors. The Parent is not transferring the Companies and the Transferred Subsidiaries to the Acquiror (or any Designated Acquiror) with any intent to hinder, delay or defraud any of its creditors.

Section 3.28. Environmental Matters. Except as set forth on Section 3.28 of the Seller Disclosure Letter:

(a) to the Knowledge of the Parent there have been no past or present conditions or circumstances at, arising out of, or related to, any current or former properties (including Investment Assets comprising real property) used in connection with the Business of any Company or any Transferred Subsidiary since March 31, 2007, including on-site or off-site use, generation, storage, treatment, Release or threatened Release of any Hazardous Material which are, individually or in the aggregate, reasonably likely to give rise to (i) material liabilities or obligations for any investigation, cleanup, remediation, disposal or any other methods of corrective action or any monitoring requirements under Environmental Law or (ii) material claims arising for personal injury, property damage, or damage to natural resources except in each case as would not reasonably be expected to result in Losses in excess of ¥45,000,000;

(b) there are no Persons whose liability for any environmental matters or under any applicable Environmental Law has been retained or assumed, contractually or by operation of Law, by any Company or any Transferred Subsidiary;

(c) since March 31, 2007 none of the Companies or any of the Transferred Subsidiaries has handled or directed the management of or participated in any decision with respect to or exercised any influence or control over the use, generation, storage, treatment or disposal of any Hazardous Materials at or related to any of their businesses, assets or properties (including Investment Assets comprising real property) other than customary quantities of Hazardous Materials associated with the construction, operation, maintenance and repair of typical financial service and commercial office operations; and

(d) to the Knowledge of the Parent, the Parent has made available to the Acquiror, prior to the date hereof, true, correct and complete copies of all material environmental inspections, studies, surveys, audits, assessments and reports conducted or prepared by, on behalf of or related to any Company or any Transferred Subsidiary, or any real property related Investment Asset, that are in their possession or control.

Section 3.29. Foreign Corrupt Practices, Economic Sanctions, Anti-Money Laundering and Enforcement Proceedings.

(a) None of the Companies, the Transferred Subsidiaries or, to the Knowledge of the Parent, any of the Companies’ or any of the Transferred Subsidiaries’ Affiliates, directors, officers, agents, employees or other Persons acting on behalf of the Companies or the Transferred Subsidiaries has directly or indirectly, paid, offered or promised to pay, or authorized payment of, any monies or any other thing of value to any government official or employee (including employees of government-owned or controlled entities) or any political party or candidate for political office (collectively, a “Proscribed Recipient”) for the purpose of, (i) influencing any act or decision of such Proscribed Recipient, (ii) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority or (iii) assisting in obtaining or retaining business for or with, or directing business to, any Person. Each of the Companies and the Transferred

Subsidiaries has at all times been since March 31, 2007 in compliance with the U.S. Foreign Corrupt Practices Act (the “FCPA”), including maintaining adequate internal controls as required by the FCPA and complying with the record-keeping provisions of the FCPA. The Companies and the Transferred Subsidiaries maintain and will continue to maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, up until and including the Closing Date, compliance with the foregoing.

(b) Since March 31, 2007, the Companies and the Transferred Subsidiaries are and have been in compliance with all applicable economic sanctions and restrictions under any applicable Law administered by OFAC and with the Foreign Exchange and Foreign Trade Act of Japan. None of the Companies or any of the Transferred Subsidiaries or, to the Knowledge of the Parent, any of the Companies’ or the Transferred Subsidiaries’ Affiliates, directors, officers, agents, employees or other Persons acting on behalf of any of the Companies or any of the Transferred Subsidiaries, is owned or controlled by, or is acting on behalf of, a Sanctioned Party.

(c) Since March 31, 2007, the Companies and the Transferred Subsidiaries are and have been in compliance with all applicable Law relating to money laundering, currency transfers or other regulations concerning the transfer of monetary instruments (“AML Measures”). The Companies and the Transferred Subsidiaries maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, up until and including the Closing Date, compliance with AML Measures.

(d) With respect to the Companies and the Transferred Subsidiaries, there is no pending or, to the Knowledge of the Parent, threatened, and, since March 31, 2007, there has not been in the past any audit, review, enforcement Action, Governmental Order or disclosure by any of the Companies or any of the Transferred Subsidiaries to a Governmental Authority regarding legal noncompliance with respect to corrupt practices, money laundering or economic sanctions.

Section 3.30. Risk Management Instruments. The Parent has provided to the Acquiror a written statement of the derivatives policies for each of the Companies and each of the Transferred Subsidiaries, as applicable, in effect as of the date hereof. Since March 31, 2008, all derivative instruments, including interest rate swaps, caps, floors and option agreements and other risk management arrangements, entered into for the account of one or more of the Companies or the Transferred Subsidiaries, were entered into in conformity in all material respects with such applicable policies. The Parent has delivered or made available to the Acquiror, prior to the date hereof, true, correct and complete copies of each such policy.

Section 3.31. Brokers. Except for Goldman, Sachs & Co. and J.P. Morgan Securities LLC, whose fees and commissions are obligations solely of the Parent or the Sellers and will be duly paid by the Parent or the Sellers, no broker, finder or investment banker is entitled to any brokerage, financial advisory, finder’s or other fee or commission in connection with this Agreement or with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or its Affiliates.

Section 3.32. Books and Records. Each of the Companies’ and each of the Transferred Subsidiaries’ books, accounts, data, files, information and records are true, correct and complete in all material respects, and are, and have been since March 31, 2007, maintained in any such Person’s usual, regular and ordinary manner, in accordance with GAAP and any applicable Law in each case to the extent applicable thereto. All material transactions to which each of such Persons is or has been a party, since March 31, 2007, are properly reflected therein.

Section 3.33. Fairness Opinion. The Parent’s board of directors has received the opinions of Goldman, Sachs & Co. and J.P. Morgan Securities LLC, whose fees shall be paid by the Parent, dated as of the date hereof and to the effect that, as of the date hereof, subject to and based on such qualifications and assumptions as set forth therein, the aggregate Purchase Price to be received by the Parent (on behalf of itself and the Sellers) for the sale of the Shares and the Bridge Loan pursuant to this Agreement is fair to the Parent from a financial point of view.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Parent by the Acquiror concurrently with entering into this Agreement (the “Acquiror Disclosure Letter”) (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Acquiror Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Acquiror Disclosure Letter to the extent it is readily apparent from such disclosure that such disclosure is applicable to such other section or subsection), the Acquiror hereby represents and warrants to the Parent as of the date hereof and as of the Closing Date (or such other date specified herein) as follows:

Section 4.01. Incorporation, Qualification and Authority of the Acquiror. The Acquiror is a corporation duly incorporated, validly existing and in good standing under the Laws of New Jersey and has full power and authority to own or lease and operate its assets and to conduct its business as currently conducted. Each applicable Affiliate of the Acquiror which is a party to any Transaction Agreement is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full power and authority to own or lease and operate its assets and properties and to conduct its business as currently conducted. The Acquiror or the applicable Affiliate of the Acquiror (as applicable) has full power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is a party. The execution and delivery by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of each of the Transaction Agreements to which it is a party, the performance by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of its obligations under each of the Transaction Agreements to which it is a party and the consummation by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of the transactions contemplated by each of the Transaction Agreements to which it is a party, have been or (in the case of the Ancillary Agreements) will be prior to the Closing (as applicable) duly authorized by all requisite limited liability company, corporate or other similar organizational action on the part of the Acquiror or the applicable Affiliate of the Acquiror (as applicable). Each of the Transaction Agreements to which the Acquiror or the applicable Affiliate of the Acquiror (as applicable) is a party has been, or (in the case of the Ancillary Agreements) upon execution and delivery thereof, will be, duly executed and delivered by the

Acquiror or the applicable Affiliate of the Acquiror (as applicable). Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which the Acquiror or the applicable Affiliate of the Acquiror (as applicable) is a party constitutes, or (in the case of the Ancillary Agreements) upon execution and delivery thereof will constitute, the legal, valid and binding obligation of the Acquiror or the applicable Affiliate of the Acquiror (as applicable), enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.02. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained or taken, the execution and delivery by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of Transaction Agreements to which it is a party, the performance by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of its obligations under each of the Transaction Agreements to which it is a party, and the consummation by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of the transactions contemplated by each of the Transaction Agreements to which the Acquiror or the applicable Affiliate of the Acquiror (as applicable) is a party do not and will not, directly or indirectly (with or without the giving of notice or lapse of time, or both) (a) violate or conflict with, or result in a breach of, the organizational documents of the Acquiror or the applicable Affiliate of the Acquiror (as applicable), (b) conflict with or violate in any material respect any Law or Governmental Order applicable to the Acquiror or the applicable Affiliate of the Acquiror (as applicable) or by which any of them or any of their respective properties, assets or businesses is bound or subject or (c) violate or conflict with, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, require any consent under, or give to any Person any rights of termination, acceleration or cancellation of, or result in a loss of rights under, or result in the creation of any Lien (other than Acquiror Permitted Liens) on any of the assets or properties of the Acquiror or any of its Affiliates pursuant to, any Contract to which the Acquiror or any of its Affiliates is a party or by which any of them or any of their respective properties, assets or businesses is bound or subject, except, in the case of clause (c) of this Section 4.02, for any such conflicts, violations, breaches, defaults, consents, terminations, accelerations, cancellations, losses of rights or creations that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.03. Consents and Approvals. Except as may result from the identity or regulatory status of the Parent, the Seller or their respective Affiliates and except in connection, or in compliance, with the Governmental Approvals required by applicable Law that are set forth on Section 4.03 of the Acquiror Disclosure Letter, the execution and delivery by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of each of the Transaction Agreements to which it is a party do not, and the performance by the Acquiror or the applicable Affiliate of Acquiror (as applicable) of its obligations under, and the consummation by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of the transactions contemplated by each of the Transaction Agreements to which it is a party, will not, require any Governmental Approval to be obtained or made by the Acquiror or the applicable Affiliate of the Acquiror (as applicable).

Section 4.04. Absence of Litigation. Except as set forth on Section 4.04 of the Acquiror Disclosure Letter, there are no Actions pending or, to the Knowledge of the Acquiror, threatened in writing against, relating to or affecting the Acquiror or any of its Affiliates, which would reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.05. Securities Matters. The Shares are being acquired by the Acquiror (or a Designated Acquiror) for its own account and without a view to the public distribution or sale of any of the Shares or any interest in them in violation of the Securities Act, Japanese securities Law, or other applicable state or foreign securities Law. The Acquiror has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and the Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. The Acquiror understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Shares other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and the applicable Japanese and other state and foreign securities Law.

Section 4.06. Financial Ability. Subject to the Parent’s compliance with Section 5.19, the Acquiror, or any Designated Acquiror, as applicable, will have at the Closing, all funds necessary to pay the Purchase Price and to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

Section 4.07. Brokers. Except for the investment banks listed in Section 4.07 of the Acquiror Disclosure Letter, whose fees and commissions are obligations solely of the Acquiror and will be duly paid by the Acquiror, no broker, finder or investment banker is entitled to any brokerage, financial advisory, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror or its Affiliates.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. Conduct of Business Prior to the Closing. During the period from the date hereof through the Closing, except (a) to the extent required or prohibited by applicable Law (provided that the Parent shall promptly notify the Acquiror of any such prohibition or requirement), (b) as otherwise expressly provided for in this Agreement, (c) for matters identified in Section 5.01 of the Seller Disclosure Letter, or (d) to the extent the Parent provides advance written notice to the Acquiror pursuant to Section 11.02 of this Agreement and the Acquiror consents in writing or the Acquiror fails to respond to such notice within five Business Days of receipt of such notice, the Parent shall (w) cause the Companies and the Transferred Subsidiaries to conduct the Business in the Ordinary Course of Business except as may be prohibited in clause (z) below, (x) use its commercially reasonable efforts to cause the Companies and the Transferred Subsidiaries to preserve intact and maintain their respective business organizations and current relationships and goodwill with the policyholders, Brokers, Client Companies, distribution partners and other customers, suppliers, regulators, rating agencies, agents, resellers, creditors, lessors, Employees and other business associates and service providers of and to their respective businesses, (y) cause the Companies and the Transferred Subsidiaries to effect all transactions in Investment Assets in accordance with the Investment Guidelines in effect on the date hereof and (z) cause the Companies and the Transferred Subsidiaries not to do any of the following:

(i) declare, set aside, make or pay any dividend or other distribution in respect of the Capital Stock of any Company or any Transferred Subsidiary except for cash dividends and distributions by any wholly owned Transferred Subsidiary to any other wholly owned Transferred Subsidiary or by any wholly owned Transferred Subsidiary to any Company, which shall be permitted;

(ii) repurchase, redeem, repay, retire or otherwise acquire any outstanding shares of Capital Stock or other securities issued by any of the Companies or any of the Transferred Subsidiaries;

(iii) transfer, issue, sell, pledge, encumber or dispose of, or authorize the transfer, issuance, sale, pledge, encumbrance or disposition of, any shares of Capital Stock or other securities of any of the Companies or any of the Transferred Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire any shares of Capital Stock or other securities of any of the Companies or any of the Transferred Subsidiaries;

(iv) effect any recapitalization, reclassification, stock split, any change in the terms of any of the Capital Stock or securities listed in Section 3.03 of the Seller Disclosure Letter or other change in the capitalization of any of the Companies or any of the Transferred Subsidiaries;

(v) amend the certificate of incorporation or by-laws (or other comparable organizational documents) of any of the Companies or any of the Transferred Subsidiaries except with respect to changes in the authorized representative of such Transferred Subsidiary;

(vi) (A) make any material change (1) in its reinsurance (provided that, with respect to reinsurance, any actions permitted under Section 5.01(z)(x) shall also be permitted under this Section 5.01(z)(vi)), hedging, reserving, risk management, compliance, valuation, financial or accounting policies, practices or principles in effect on the date hereof, or adopt or implement any new reinsurance, hedging, reserving, risk management, compliance, valuation, financial or accounting policies, practices or principles, except to the extent required by GAAP, or (2) except in the Ordinary Course of Business, in its underwriting, marketing, administration, claim processing and payment, selling or pricing policies, practices or principles or adopt or implement any new underwriting, marketing, administration, claim processing and payment, selling or pricing policies, practices or principles and (B) amend, terminate, supplement or otherwise modify the Investment Guidelines or implement new or replacement investment guidelines with respect to the Investment Assets;

(vii) subject to clause (xxv) below, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, in a single transaction or a series of transactions, other than (A) in connection with the management of the Investment Assets in accordance with the Investment Guidelines in effect on the date hereof (but subject to the limitations in Section 5.16(b)), (B) treasury and cash management functions conducted by the Insurance Companies in the Ordinary Course of Business, (C) pursuant to reinsurance and co-insurance agreements entered into in the Ordinary Course of Business and not otherwise prohibited by this Section 5.01, (D) any transaction between any Company and any other Company, between any Company and any Transferred Subsidiary, or between any Transferred Subsidiary and any other Transferred Subsidiary, and (E) acquisitions with a purchase price (together with any related assumed liabilities) that does not exceed ¥250,000,000 individually and ¥1,000,000,000 in the aggregate;

(viii) subject to clause (xxv) below, sell, issue, authorize for issuance, grant, deliver, award, dispose of, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on (in each case, by merger, consolidation, disposition of stock or assets or otherwise), any assets, securities (or other ownership or voting interests), properties, interests or businesses, in a single transaction or series of related transactions, other than (A) in connection with the management of the Investment Assets in accordance with the Investment Guidelines in effect on the date hereof, (B) treasury and cash management functions conducted by the Insurance Companies in the Ordinary Course of Business, (C) pursuant to reinsurance and co-insurance agreements entered into in the Ordinary Course of Business and not otherwise prohibited by this Section 5.01, (D) any transaction between any Company and any other Company, between any Company and any Transferred Subsidiary, or between any Transferred Subsidiary and any other Transferred Subsidiary, and (E) dispositions, leases or transfers with a sale or lease price (including any related assumed Indebtedness) that does not exceed ¥250,000,000 individually and ¥1,000,000,000 in the aggregate;

(ix) (A) create, incur, assume, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness or guarantees thereof with the exception of Indebtedness of the Companies and the Transferred Subsidiaries to the Parent up to ¥7,600,000,000 in the aggregate, which Indebtedness shall be settled prior to, and will not be outstanding at, the Closing and which shall be extended on arm’s-length terms, (B) make any loans or advances of borrowed money or capital contributions to, or equity or other investments in, any other Person, (C) cancel or release any material Indebtedness owed to or claims held by any Company or any Transferred Subsidiary or (D) repay any Indebtedness other than in the Ordinary Course of Business in accordance with the terms of any applicable Contract. Notwithstanding the foregoing, (1) any refinancing (including any extension, renewal or exchange) of existing Indebtedness for borrowed money shall be permitted, so long as the outstanding principal amount of the existing Indebtedness being refinanced, together with any unpaid accrued interest and premium thereon, is equal to or more than the principal amount of any such new Indebtedness being incurred together with any unpaid accrued interest and premium thereon plus other reasonable fees incurred in connection with such refinancing, (2) loans or borrowing by any of the Companies or any of the Transferred Subsidiaries in the Ordinary Course of Business under lines of credit available as of the date hereof and previously disclosed to the Acquiror shall be permitted, (3) intercompany loans, guarantees or advances made among the Companies, among the Transferred Subsidiaries, or among any of the Companies and any of the Transferred Subsidiaries, shall be permitted, (4) other Indebtedness incurred or assumed in connection with the transactions permitted pursuant to any of Section 5.01(z)(vii) and (viii) shall be permitted; provided, that in no event shall the Parent create or originate or cause or permit any Company or any Transferred Subsidiary to create or originate any junior or secondary Loan Interests without the prior approval of the Acquiror;

(x) (A) enter into any Reinsurance Contract or other similar Contract, whether as reinsurer or reinsured, other than any reinsurance Contract entered into in the Ordinary Course of Business involving initial or annual premium of less than ¥300,000,000; provided that in no event shall any of the Insurance Companies enter into any Financial Reinsurance Contract, or (B) enter into, amend (in any material respect), terminate, renew or extend any Real Property Lease or other Contract for the leasing or purchase of any real estate, other than any renewal or extension in the Ordinary Course of Business of a Real Property Lease expiring or required to be renewed or extended prior to Closing, provided any such Real Property Lease does not (x) call for monthly rent and common area maintenance payments in the aggregate in excess of ¥1,000,000 or (y) provide for a term in excess of two years (unless it provides for termination by the tenant thereof on no more than six months’ notice without any penalty, termination or other similar fee), and provided, further, that in connection with (I) any such renewal in the Ordinary Course of Business or (II) any action to be taken with respect to any of the exceptions to this Section 5.01(z)(x)(B) disclosed in the Seller Disclosure Letter, the Companies and Transferred Subsidiaries will notify the Acquiror of such proposed renewal or other action and consult with the Acquiror prior to executing such renewal or taking such action (for the avoidance of doubt, the Companies and Transferred Subsidiaries shall retain the right to make the final decision with respect to such a renewal in the Ordinary Course of Business or with respect to the matters listed in Section 5.01(z)(x)(B) of the Seller Disclosure Letter), (C) other than in the Ordinary Course of Business, enter into any Contract that would be a Material Contract if in effect on the date hereof or (D) amend (in any material respect), terminate, renew or extend in any material respect any Material Contract or Reinsurance Contract, or grant any material waiver of any terms under, or give any material approval, consent, authorization or permit with respect to, any Material Contract or Reinsurance Contract;

(xi) (A) grant any increase in the rate or terms of compensation payable or to become payable to its Employees, or accelerate the vesting or payment of, any wages, salaries, bonuses, incentives, change of control benefits, severance pay, other compensation, pension or other benefits payable to any Employee, including any increase or change pursuant to any Benefit Plan or (B) establish, adopt, increase or amend (or promise to take any such action(s) with regard to) any Benefit Plan or any benefits potentially available thereunder, in either case of clause (A) or (B), except as required by Law or by any plan, policy, agreement or arrangement in existence on the date hereof or any changes related to restrictions, limitations or directives made by the Office of the Special Master of TARP Executive Compensation, or, in the case of Clause (A), in the Ordinary Course of Business;

(xii) hire or terminate the employment or services of any Employee, other than any such hiring of an Employee whose annual base salary rate or base wage rate is ¥14,000,000 or less or terminations made in the Ordinary Course of Business, or transfer from a Company or a Transferred Subsidiary, as the case may be, the employment of any Employee whose duties relate primarily or exclusively to the Business;

(xiii) enter into, or amend, any employment Contracts with any Employee, or any collective bargaining agreement, work rules or similar employment related agreement, except as required by Law or as is required by the terms of any plan, policy, agreement or arrangement in existence on the date of this Agreement, as the same shall be specified and summarized in Section 5.01(xiii) of the Seller Disclosure Letter; provided, that this Section 5.01(xiii) shall not preclude the entry into a new employment contract with a newly hired employee so long as such Contract is entered into in the Ordinary Course of Business;

(xiv) pay, discharge, satisfy, settle or compromise any actual or threatened Action against or adversely affecting any of the Companies, the Transferred Subsidiaries or the Business (except for claims under Insurance Contracts within applicable policy limits), other than any payment, discharge, satisfaction, settlement or compromise that involves solely cash payments, which cash payments shall not be in excess of ¥45,000,000, individually, or ¥150,000,000, in the aggregate;

(xv) (A) enter into any Contract between any of the Companies or any of the Transferred Subsidiaries, on the one hand, and (x) the Parent, any of the Sellers or any of their respective Affiliates (other than the Companies and the Transferred Subsidiaries) or (y) any officer, director, or shareholder of the Parent, any of the Sellers or any of their respective Affiliates (including any Company and any Transferred Subsidiary) or, to the Knowledge of the Parent, any member of any such Person’s immediate family or an entity controlled by one or more of the foregoing, on the other hand, which cannot be terminated upon 60 days’ advance written notice by the Company or the Transferred Subsidiary party thereto without penalty or interest or (B) amend in any material respect, terminate, renew or extend, or grant any waiver of any terms under, in any material respect, or give any approval, consent, authorization or permit with respect to, in any material respect, any existing Related Party Agreement;

(xvi) pay, discharge or satisfy any liabilities (other than liabilities with regard to Actions, which are the subject of clause (xiv) above), other than in the Ordinary Course of Business;

(xvii) change in any material respect the terms for, or policies with respect to, the payment of commissions or other compensation to any Broker, other than in the Ordinary Course of Business;

(xviii) conduct any material revaluation or change the valuation methodology of any assets, other than in the Ordinary Course of Business consistent with GAAP (as applicable);

(xix) reduce the amount of any Insurance Reserves, other than as a result of loss or expense payments to other parties in the Ordinary Course of Business in accordance with the terms of any Insurance Contract;

(xx) make any material Tax election or settle and/or compromise any material Tax liability; incur any material liability for Taxes other than in the Ordinary Course of Business; prepare any Tax Return in a manner that is inconsistent with past practice; or file an amended Tax Return or a claim for refund of material Taxes;

(xxi) entering into any new line of business (it being understood that the creation of a new product or a change to an existing product within an existing line of business shall not be restricted hereby), terminating business operations in Japan or commencing business operations in any country other than Japan;

(xxii) abandon, terminate or otherwise change in any material respect any Material Permit;

(xxiii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of any of the Companies or any of the Transferred Subsidiaries;

(xxiv) terminate, cancel or amend, or cause the termination, cancellation or amendment of any insurance coverage to any material extent (and any surety bond, letters of credit, cash collateral or other deposits related thereto to be maintained with respect to such coverage) maintained by any of the Companies or any of the Transferred Subsidiaries that is not replaced by comparable coverage, provided that any changes made due to an increase in the costs of such insurance coverage shall not be restricted hereby;

(xxv) engage in any purchases, acquisitions, commitments, sales, transfers or dispositions of Investment Assets, directly or indirectly, with any Affiliate that is not a Company or a Transferred Subsidiary;

(xxvi) enter into, or amend in any material respect, any Contract with a labor organization, work council or similar collective bargaining entity;

(xxvii) for more than 10 Business Days following the public availability of information regarding the Solvency Margin Ratios of each of the Peers at the end of any fiscal quarter after the date hereof, fail to maintain the Solvency Margin Ratio of each of

Star and Edison (A) above 275% and (B) if below 600%, at a level not more than 300 percentage points below the average of the published Solvency Margin Ratios of the Peers for such completed fiscal quarter (it being understood that such Solvency Margin Ratios of Star and Edison shall be measured pro forma for any capital contributions made to bring them into compliance herewith); and

(xxviii) enter into any legally binding commitment with respect to any of the foregoing.

Notwithstanding the foregoing, the Parent shall cause the Companies and the Transferred Subsidiaries not to issue any instrument characterized as equity for U.S. federal income tax purposes and not to effect any change in the terms of any of the Credit Saison Debt, the AIGFAJ Subordinated Debt, the Bridge Loan or the Syndicated Loan, except as provided in Section 5.15.

Section 5.02. Access to Information.

(a) From the date hereof until the Closing Date, upon reasonable prior notice (or, with respect to access to employees, as may otherwise be agreed to by the parties), Parent shall, and shall cause each of the Sellers, the Companies and the Transferred Subsidiaries and any such Person’s respective Representatives to, (i) afford the Acquiror and the Representatives of the Acquiror timely and reasonable access, during normal business hours, to the offices, properties, books, data, files, information, records and employees of the Parent, the Sellers and their respective Affiliates in respect of the Companies, the Transferred Subsidiaries and the Business, (ii) furnish to the Representatives of the Acquiror such additional financial data, investment activity reports and other information regarding the Companies, the Transferred Subsidiaries and the Business and their personnel as the Acquiror or its Representatives may from time to time reasonably request, and (iii) reasonably cooperate with, and assist, the Acquiror and the Representatives of the Acquiror in connection with the Acquiror’s preparation to integrate the Companies, the Transferred Subsidiaries and the Business and their personnel into the Acquiror’s organization following the Closing to the extent any such Person’s or such Person’s respective Representatives’ assistance and expertise is reasonably requested in connection therewith; provided, however, that nothing herein shall require the Parent, any of the Sellers, any of the Companies or any of the Transferred Subsidiaries, or any of such Person’s respective Representatives, to disclose any information to the Acquiror or the Representatives of the Acquiror or take any action that would cause a violation of any Contract to which the disclosing party or any of its Affiliates is a party, would cause a risk of loss of legal privilege to the party disclosing such data or information or any of its Affiliates, or would constitute a violation of applicable Law or obligations to customers, so long as the Parent, the Seller, the Company and/or the Transferred Subsidiary, and/or such Person’s Representative, as the case may be, shall have used its commercially reasonable efforts to provide such information and protect such privacy and any personal data without violation of applicable Law or obligations to customers; provided, further, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Parent, the Sellers, the Companies, the Transferred Subsidiaries or any of their respective Affiliates; provided, further, that the auditors and independent accountants of the Parent, the Sellers, the Companies or the Transferred Subsidiaries shall not be obligated to make any work papers available to any Person unless and until such

Person has signed a customary Auditor’s Letter relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. The Parent shall, and shall cause the Sellers, the Companies and the Transferred Subsidiaries to, promptly provide any consent requested by their respective independent accountants in connection with such access. If so reasonably requested by the Parent, the Acquiror shall enter into a customary joint defense agreement, in form and substance reasonably acceptable to the Acquiror and the Parent, with any one or more of the Parent, the Sellers, the Companies and the Transferred Subsidiaries with respect to any information to be provided to the Acquiror pursuant to this Section 5.02(a). Any information provided pursuant to this Section 5.02(a) shall be subject to the Confidentiality Agreement. The Acquiror shall reimburse the Parent and its Affiliates, in cash, promptly for any reasonable and necessary third party out-of-pocket expenses incurred by the Parent and its Affiliates and any such Person’s Representatives in complying with any request by or on behalf of the Acquiror or its Representatives in connection with this Section 5.02(a). The Acquiror shall indemnify and hold harmless the Parent, and its Affiliates from and against any Losses that may be incurred by any of them arising out of or related to the Acquiror’s use, storage or handling of (A) any personally identifiable information relating to Employees, Brokers, policyholders or customers of any of the Companies or any of the Transferred Subsidiaries and (B) any other information that is protected by applicable Law (including privacy Laws) or Contract and to which the Acquiror or any of its Affiliates or Representatives is afforded access pursuant to the terms of this Agreement, solely to the extent any such Losses are the result of the Acquiror’s actions or omissions. From the date hereof until the Closing Date, Parent shall, and shall cause each of the Sellers, the Companies and the Transferred Subsidiaries to, deliver to the Acquiror monthly financial reports and quarterly financial statements prepared in the Ordinary Course of Business by or on behalf of the Companies or the Transferred Subsidiaries promptly following the preparation of such reports or financial statements.

(b) In addition to the provisions of Section 5.03, from and after the Closing Date, in connection with (i) the preparation of financial statements required to be prepared under applicable Law or stock exchange rules or for other bona fide reporting purposes, (ii) the preparation of filings and submissions to Governmental Authorities, (iii) the conduct of any litigation, (iv) any applicable Governmental Orders, (v) the enforcement of any right or remedy relating to any of the Transaction Agreements or (vi) compliance with applicable Law, upon reasonable prior notice (or, with respect to access to employees, as may otherwise be agreed upon by the parties), the Acquiror shall, and shall cause the Companies and the Transferred Subsidiaries and any such Person’s respective Representatives to, (A) afford the Parent and the Representatives of the Parent timely and reasonable access, during normal business hours, to the offices, properties, books, data, files, information, records and employees of the Acquiror and its Affiliates in respect of the Companies, the Transferred Subsidiaries and the Business and their personnel, (B) furnish to the Parent, and its Representatives such additional financial data and other information regarding the Companies, the Transferred Subsidiaries and the Business as the Parent or its Representatives may from time to time reasonably request and (C) other than for proceedings involving the Acquiror and its Affiliates, use reasonable efforts to make available to the Parent and its Representatives, the employees of the Acquiror and its Affiliates in respect of the Companies, the Transferred Subsidiaries and the Business whose assistance, expertise, testimony, notes and recollections or presence are necessary to assist the Parent or its Affiliates or Representatives in connection with the Parent’s or such Affiliates’ or Representatives’ inquiries for any of the purposes referred to in this Section 5.02(b), including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that absent a demonstrable need for data and information related to periods subsequent to the Closing, the rights of access of the Representatives of the Parent pursuant to clauses (A) through (B) above shall be limited to books, data, files, information and records related to periods ended at or prior to the Closing; provided, further, that all information provided pursuant to this Section 5.02(b) shall be subject to the obligation of confidentiality set forth in Section 5.04(b); provided, further, that nothing herein shall require either the Acquiror, any of the Companies or any of the Transferred Subsidiaries or any of their respective Affiliates or Representatives to disclose any information to the Parent or any of its Affiliates or Representatives or take any action that would cause a violation of any Contract to which the disclosing party or any of its Affiliates is a party, would cause a risk of loss of legal privilege to the party disclosing such data or information or any of its Affiliates, or would constitute a violation of applicable Law or obligations to customers, so long as the Acquiror, the Company and/or the Transferred Subsidiary, and/or such Person’s Affiliates or Representatives, as the case may be, shall have used its commercially reasonable efforts to provide such information and protect such privacy without violation of applicable Law or obligations to customers; provided, further, that such investigation shall not unreasonably interfere with the business or operations of the Acquiror or any of its Affiliates; and provided, further, that the auditors and independent accountants of the Acquiror or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary Auditor’s Letter relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. The Acquiror shall, and shall cause its Affiliates to, promptly provide any consent requested by their respective independent accountants in connection with such access. If so reasonably requested by the Acquiror, the Parent shall, and shall cause its Affiliates to, enter into a customary joint defense agreement, in form and substance reasonably acceptable to the Acquiror and the Parent, with any one or more of the Acquiror and its Affiliates with respect to any information to be provided to the Parent or its Representatives pursuant to this Section 5.02(b). The Parent shall reimburse the Acquiror and its Affiliates promptly for any reasonable and necessary third party out-of-pocket expenses incurred by the Acquiror and its Affiliates and any such Person’s Representatives in complying with any request by or on behalf of the Parent or its Representatives in connection with this Section 5.02(b). The Parent shall indemnify and hold harmless the Acquiror and its Affiliates (including the Companies and the Transferred Subsidiaries) from and against any Losses that may be incurred by any of them arising out of or related to the use, storage or handling by the Parent, and its Representatives of (1) any personally identifiable information relating to employees, Brokers, policyholders or customers of the Acquiror and its Affiliates (including the Companies and the Transferred Subsidiaries) and (2) any other information that is protected by applicable Law (including privacy Laws) or Contract and to which the Parent, and its Representatives is afforded access pursuant to the terms of this Agreement solely to the extent any such Losses are the result of the actions or omissions of the Parent or its Representatives.

(c) From and after the Closing Date, in connection with (i) the preparation of financial statements required to be prepared under applicable Law or stock exchange rules or for other bona fide reporting purposes, (ii) the preparation of filings and submissions to

Governmental Authorities, (iii) the conduct of any litigation, (iv) the transfer of any Permits, (v) any applicable Governmental Orders, (vi) the enforcement of any right or remedy relating to any of the Transaction Agreements or (vii) compliance with applicable Law, upon reasonable prior notice (or, with respect to access to employees, as may otherwise be agreed to by the parties), the Parent shall, and shall cause its Representatives to, (A) afford the Acquiror and the Representatives of the Acquiror reasonable access, during normal business hours, to the offices, properties, books, data, files, information, records and employees of the Parent and its Affiliates in respect of the Companies, the Transferred Subsidiaries and the Business and their personnel, (B) furnish to the Acquiror and the Representatives of the Acquiror such additional financial data and other information regarding the Companies, the Transferred Subsidiaries and the Business and their personnel as the Acquiror or its Representatives may from time to time reasonably request and (C) other than for proceedings involving the Parent and its Affiliates, use reasonable efforts to make available to the Acquiror and the Representatives of the Acquiror, the employees of the Parent and its Affiliates in respect of the Companies, the Transferred Subsidiaries and the Business and their personnel whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Acquiror or its Affiliates or Representatives in connection with the Acquiror’s or such Affiliates’ or Representatives’ inquiries for any of the purposes referred to in this Section 5.02(c), including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that nothing herein shall require the Parent or any of its Affiliates or Representatives to disclose any information to the Acquiror or the Representatives of the Acquiror or take any action that would cause a violation of any Contract to which the disclosing party or any of its Affiliates is a party, would cause a risk of loss of legal privilege to the party disclosing such data or information or any of its Affiliates, or would constitute a violation of applicable Law or obligations to customers, so long as the Parent and/or its Affiliates or Representatives, as the case may be, shall have used its commercially reasonable efforts to provide such information and protect such privacy and any personal data without violation of applicable Law or obligations to customers; provided, further, that such investigation shall not unreasonably interfere with the business or operations of the Parent or any of its Affiliates; and provided, further, that the auditors and independent accountants of the Parent or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary Auditor’s Letter relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. The Parent shall, and shall cause its Affiliates to, promptly provide any consent requested by their respective independent accountants in connection with such access. If so reasonably requested by the Parent, the Acquiror shall enter into a customary joint defense agreement, in form and substance reasonably acceptable to the Acquiror and the Parent, with any one or more of the Parent or any of its Affiliates with respect to any information to be provided to the Acquiror or its Affiliates pursuant to this Section 5.02(c). The Acquiror shall reimburse the Parent and its Affiliates promptly, in cash, for any reasonable and necessary third party out-of-pocket expenses incurred by the Parent or any of its Affiliates and any such Person’s Representatives in complying with any request by or on behalf of the Acquiror or its Representatives in connection with this Section 5.02(c).

(d) Notwithstanding any provision to the contrary, the provisions of Section 5.02(a), Section 5.02(b) and Section 5.02(c) above shall not apply to any matter relating to Taxes or Tax Returns as all such matters are governed exclusively by the provisions set forth in Article VII.

Section 5.03. Books and Records.

(a) Subject to Section 5.03(b) and Article VII, the Parent and its Affiliates shall have the right to retain copies of all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) of each of the Companies and the Transferred Subsidiaries and their respective businesses relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the Employees, (ii) as required by any Governmental Authority pursuant to applicable Law or as may be requested thereby or (iii) as may be necessary for the Parent and its Affiliates to perform their respective obligations pursuant to the Transaction Agreements, in each case subject to compliance with all applicable privacy Laws, policies and obligations of the Companies and the Transferred Subsidiaries made to the past, present or prospective customers, claimants, beneficiaries, employees or agents and with the Parent’s and its Affiliates’ existing preservation and retention policies and obligations; provided that the applicable books, data, files, information and records retained pursuant to clause (iii) shall be delivered to the Companies and the Transferred Subsidiaries at the Parent’s and its Affiliates’ expense once they are no longer needed for the Parent and its Affiliates to perform their respective obligations under the Transaction Agreements. With respect to all original Books and Records of each of the Companies and the Transferred Subsidiaries existing as of the Closing Date, the Acquiror shall, and shall cause each of the Companies and the Transferred Subsidiaries to, (A) comply in all material respects with all applicable Law, including the Code, relating to the preservation and retention of records, (B) apply preservation and retention policies that are no less stringent than those generally applied by the Acquiror and (C) for seven (7) years after the Closing Date or until written notice is received from the Parent of the expiration of the applicable statute of limitations for Japanese Tax purposes, whichever is earlier, preserve and retain all such original books, data, files, information and records solely to the extent required under applicable Law for Tax purposes and thereafter to dispose of such original books, data, files, information and records only after it shall have given the Parent ninety (90) days’ prior written notice of such disposition and the opportunity (at the Parent’s expense) to remove and retain such information (which shall be treated as confidential information); provided that the Acquiror shall have no such obligation to provide such original books, data, files, information and records to the extent that doing so would violate applicable Law, violate any commitments in privacy policies or obligations made with respect to privacy or result in the waiver of any attorney-client privilege.

(b) Notwithstanding anything to the contrary contained herein or in any other Transaction Agreement, to the extent that the Parent or its Affiliates may possess books, records, files, tapes, software, documents or other materials (i) containing both data relating to the Companies or the Transferred Subsidiaries and data relating to the Parent and its Affiliates (other than the Companies or the Transferred Subsidiaries), (ii) that are not used in the operation of, or necessary to, the conduct of the Business as currently conducted, (iii) that have been or will be retained pursuant to applicable Law or for regulatory purposes, including pursuant to a Litigation Hold or otherwise, (iv) the possession of which by the Parent would not violate any privacy policies or legal or contractual obligations of the Companies and the Transferred Subsidiaries

with respect to privacy, (v) with respect to which, to the Knowledge of the Parent, the Companies or the Transferred Subsidiaries have duplicate copies of any data relating to the Companies or the Transferred Subsidiaries, and (vi) with respect to which it would not be commercially reasonable for the Parent to separate such data, books, records, files, tapes, software, documents, or other materials relating to the Companies or the Transferred Subsidiaries from such data and materials relating to the Sellers, the Parent, or any of their respective Affiliates (other than the Companies or the Transferred Subsidiaries) (“Archived Files”), the parties agree that the Archived Files are not the property of the Companies or the Transferred Subsidiaries and are not sold, transferred or conveyed pursuant to this Agreement or any other Transaction Agreement. The Parent agrees that it shall, and shall cause their Affiliates to, maintain and treat any data in such duplicate Archived Files in accordance with Section 5.04 as if such Archived Files are the Other Party’s Confidential Information and shall, and shall cause their Affiliates to, maintain and dispose of such Archived Files in accordance with applicable Law. The Parent shall, and shall cause its Affiliates to, provide the Acquiror, at the Acquiror’s expense, reasonable access to the Archived Files relating to the Companies or the Transferred Subsidiaries during normal business hours, to the extent that such Archived Files have not been disposed according to this Section 5.03.

Section 5.04. Confidentiality.

(a) The confidentiality provisions of the confidentiality agreement, dated November 25, 2008, between the Parent and Prudential Financial, Inc. (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing (notwithstanding any prior expiration in accordance with their terms that would otherwise occur), at which time the Confidentiality Agreement shall terminate and become void with no liability on the part of any party thereto except for liabilities that arose prior to the Closing. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) From and after the Closing, the Parent and its Affiliates, on the one hand, and the Acquiror and its Affiliates, on the other hand, shall, and shall cause their respective Affiliates and Representatives to, maintain in confidence, and not use or exploit for any purpose other than in connection with fulfilling their respective obligations under the Transaction Agreements, any written, oral or other information relating to or obtained from the other party or its Affiliates, or in the case of the Parent and its Affiliates, all confidential documents and information concerning the Companies, the Transferred Subsidiaries and the Business (the “Other Party’s Confidential Information”), except to the extent that (i) any such Other Party’s Confidential Information is or becomes generally available to the public other than (A) in the case of information relating to the Companies or the Transferred Subsidiaries or relating to or obtained from the Acquiror, its Affiliates or any of their respective Representatives, as a result of disclosure by the Parent, its Affiliates or any of their respective Representatives of such information and (B) in the case of information relating to or obtained from the Parent, its Affiliates or any of their respective Representatives, as a result of disclosure by the Acquiror or any of its Affiliates or any of their respective Representatives of such information, (ii) the Parent or any of its Affiliates, on the one hand, or the Acquiror or any of its Affiliates, on the other hand, is, upon the advice of legal counsel, legally compelled to disclose any such Other Party’s

Confidential Information (including any report, statement, testimony or other submission to a Governmental Authority) pursuant to applicable Law or any Governmental Order, or by such Governmental Authority, after prior written notice has been given to the Parent, in the case of compelled disclosure by the Acquiror or any of its Affiliates, or to the Acquiror, in the case of compelled disclosure by the Parent or any of its Affiliates, provided that no such notice is required if prohibited by applicable Law, (iii) any such Other Party’s Confidential Information is reasonably necessary to be disclosed in connection with any Action, or in any dispute, with respect to the Transaction Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any Action, investigation or administrative proceeding), (iv) any such Other Party’s Confidential Information was or becomes available to such party on a non-confidential basis and from a source (other than a party hereto or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement with respect to such Other Party’s Confidential Information or (v) after the Closing any such Other Party’s Confidential Information becomes known or available pursuant to or as a result of the carrying out of the provisions of any Ancillary Agreement (which information shall be governed by the confidentiality provisions set forth in such Ancillary Agreement). In the event that the Parent or any of its Affiliates, on the one hand, or the Acquiror or any of its Affiliates, on the other hand, becomes legally compelled to disclose any such Other Party’s Confidential Information, the Acquiror, and the Parent, as the case may be, as the disclosing party, shall cooperate with the party whose information is being disclosed (at such disclosing party’s expense) to obtain a protective order or similar remedy to cause such Other Party’s Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of such Other Party’s Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed information. Each of the Acquiror and the Parent shall, and shall cause their respective Affiliates to, protect such Other Party’s Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of such Other Party’s Confidential Information as the Acquiror or the Parent, as the case may be, used to protect its own confidential information prior to the date hereof. For the avoidance of doubt, neither the Acquiror nor any of its Affiliates shall have any obligation to maintain the confidentiality of any information about the Companies or any of the Transferred Subsidiaries after the Closing. Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality. For the avoidance of doubt, the parties may disclose information about the tax treatment and tax structure of the transactions contemplated by this Agreement (including any facts or materials relating thereto or reasonably necessary to understand such treatment or structure).

(c) Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that the Parent, and its Representatives may, without notifying the Acquiror or any other Person, share any information relating to or obtained from any of the Acquiror or its Affiliates with (i) subject to the terms and conditions of the Nondisclosure Agreement, dated September 25, 2008, between the FRBNY and the Parent (the “FRBNY NDA”) as in effect on the date hereof, the FRBNY and its Representatives, (ii) the U.S. Treasury

and its Representatives and (iii) the Board of Governors of the Federal Reserve System and its Representatives (the Persons identified in clauses (i), (ii) and (iii) collectively, the “Government Recipients”), in each case as the Parent deems may be reasonably necessary or advisable in its good faith judgment; provided, that the Parent shall, to the extent permitted under applicable Law, request confidential treatment of any of the information included therein and shall exercise its reasonable best efforts to enforce the FRBNY NDA with respect to any such information that the Parent may disclose to the FRBNY; provided, further, that this provision shall not apply to any information regarding Taxes, or any matters relating to Taxes, other than with respect to the tax treatment or tax structure of the transactions contemplated by this Agreement. The Parent shall promptly notify the Acquiror in the event the Parent learns that any Government Recipient has been requested or required to disclose any such information or has taken any action that, if taken by the Parent, would be deemed a breach of this Section 5.04.

Section 5.05. Regulatory and Other Authorizations; Reasonable Best Efforts.

(a) Each of the Acquiror and the Parent shall use its reasonable best efforts to obtain as promptly as reasonably practicable any Governmental Approvals that are necessary, proper or advisable (whether so necessary, proper or advisable prior to, at or after the Closing) under the Transaction Agreements and applicable Law to consummate and make effective the transactions contemplated by the Transaction Agreements. Each of the Acquiror and the Parent shall cooperate with the reasonable requests of each other in seeking to obtain as promptly as reasonably practicable all such Governmental Approvals. Neither the Acquiror nor the Parent shall take or cause to be taken any action that would reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any such required Governmental Approval.

(b) Without limiting the generality of Section 5.05(a), the Acquiror and the Parent shall each as promptly as reasonably practicable make all filings and notifications with all Governmental Authorities that are necessary, proper or advisable (whether so necessary, proper or advisable prior to, at or after the Closing) under the Transaction Agreements and applicable Law to consummate and make effective the transactions contemplated by the Transaction Agreements, including (i) filing change of control applications or disclaimers of control, as appropriate, with applicable Governmental Authorities in each jurisdiction where required by applicable Law with respect to the transactions contemplated by the Transaction Agreements (which may include, in the case of the Acquiror, a filing with the FSA to permit the Acquiror (or a Designated Acquiror) to become either (A) a “major shareholder” of each of the Insurance Companies, or (B) an “insurance holding company,” in each case as such term is defined in the Insurance Business Law), (ii) filing market share notifications in each jurisdiction where required by applicable Insurance Law, and (iii) making any filing that is necessary, proper or advisable (whether so necessary, proper or advisable prior to, at or after the Closing) under any antitrust, competition, privacy, data protection, insurance or other regulatory Law or by any Governmental Authority with jurisdiction over enforcement of any applicable antitrust, competition, privacy, data protection, insurance or other regulatory Laws (including “prior consultation” with the Fair Trade Commission of Japan). Each such party shall supply promptly any additional information and documentary material that may be requested pursuant to any applicable Law in connection with the filings referred to in this Section 5.05, and to seek early termination of any applicable waiting periods thereunder. The Parent (or its Affiliates), on the one hand, and the Acquiror (or its Affiliates), on the other hand, shall share equally the filing fees associated with any required filings.

(c) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 5.05, each of the Parent, on the one hand, and the Acquiror, on the other hand, shall take or cause to be taken the following actions: (i) the prompt provision to a Governmental Authority of non-privileged information, documents or testimony requested by such Governmental Authority or that are necessary, proper or advisable to permit consummation of the transactions contemplated by the Transaction Agreements; (ii) the prompt use of its reasonable best efforts to oppose any Action relating to the Transaction Agreements or the transactions contemplated thereby in order to avoid the entry of or to effect the dissolution of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Transaction Agreements, including (A) use of its reasonable best efforts to defend through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and (B) enter into an agreement with any Governmental Authority by the Acquiror to sell, lease, license or otherwise dispose of or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests therein of any of the Companies or the Acquiror or their respective Subsidiaries to the extent such agreement is required by any Governmental Authority in order to consummate the transactions contemplated by the Transaction Agreements in accordance with the terms of the Transaction Agreements; and (iii) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued or becomes reasonably foreseeable to be entered or issued in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by the Transaction Agreements in accordance with the terms of the Transaction Agreements unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Transaction Agreements, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this Section 5.05(c)) reasonably necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by the Transaction Agreements; provided, however, in no event shall the Acquiror or any of its Affiliates be required under this Section 5.05 to commence, threaten or otherwise seek to commence any claim, action, suit, arbitration or proceeding against any Governmental Authority listed on Section 5.05(c) of the Acquiror Disclosure Letter. Notwithstanding anything to the contrary in this Agreement, none of the Acquiror, any Designated Acquiror, any of the Sellers, the Parent, any of the Companies or any of the Transferred Subsidiaries shall be required to take any action under this Section 5.05(c) pursuant to, or otherwise agree to or accept, any condition or restriction (A) that would not customarily be imposed in transactions of the type contemplated by the Transaction Agreements, (B) that is not conditioned on the consummation of the transactions contemplated by the Transaction Agreements in accordance with the terms of the Transaction

Agreements, (C) that requires the taking of any action, including an amendment of any Transaction Agreement or the sale, lease, license, disposal or holding separate by any of the Companies or any of the Transferred Subsidiaries of any assets, rights, product lines, licenses, categories of assets or business or other operations or interests therein that would materially adversely affect the economic benefits reasonably expected to be derived by the Acquiror, and the Parent, under the Transaction Agreements or in connection with the consummation of the transactions contemplated thereunder; provided that, in the event that a Governmental Authority requires that the terms of the Transaction Agreements be changed or altered in a manner that adversely affects any such benefits reasonably expected to be derived thereunder, each of the Acquiror and the Parent shall use its reasonable best efforts and cooperate and negotiate in good faith to agree to alternative terms to the Transaction Agreements that are acceptable to such Governmental Authority and provide benefits substantially similar to the benefits provided under the original terms thereof, (D) that materially adversely affect the ability of the Acquiror and its Subsidiaries (other than the Companies and the Transferred Subsidiaries), taken as a whole, the Companies and the Transferred Subsidiaries, taken as a whole, or the Parent and its Subsidiaries, taken as a whole, as the case may be, to conduct its business in the same manner as such business is being conducted, including by requiring the sale, lease, license, disposal or holding separate of any assets, rights, product lines, licenses, categories of assets or business or other operations or interests therein, if such sale, lease, license, disposal or holding separate would materially adversely affect such ability to conduct such business in the manner as such business is currently being conducted or (E) that would otherwise have a Material Adverse Effect or would reasonably be expected to have, directly or indirectly, a material adverse effect on the business, operations (including results of operations), assets, liabilities, properties or condition (financial or otherwise) of Prudential Financial, Inc. and its subsidiaries taken as a whole, as applicable (the conditions or restrictions described in clauses (A), (B), (C), (D) and (E) above, the “Negative Conditions or Restrictions”).

(d) Subject to applicable Law relating to the sharing of information, each of the Parent, on the one hand, and the Acquiror, on the other hand, shall (i) promptly notify each other of any communication it or any of its Affiliates receives from any Governmental Authority, (ii) permit the other parties to review, in advance to the extent practicable, any material proposed communication by such party or any of its Affiliates to any Governmental Authority, (iii) consult with the other parties in connection with any such proposed communication to the extent practicable and (iv) provide each other with copies of all material correspondence, filings or communications between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority or members of the staff of any Governmental Authority, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement. None of the Acquiror, the Parent, any of the Sellers, any of the Companies, any of the Transferred Subsidiaries or any of their respective Affiliates or Representatives shall agree to participate in any meeting with any Governmental Authority relating to the matters that are the subject of this Agreement unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority or otherwise practicable, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and to this Section 5.05(d), the Parent and the Acquiror shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing; provided, however, that the foregoing shall not require the Acquiror, the Parent, any of the Sellers, any of the Companies, any of the Transferred Subsidiaries or any of their respective Affiliates or Representatives (i) to disclose any information that in the reasonable judgment of the Acquiror, the Parent, any of the Sellers, any of the Companies, any of the Transferred Subsidiaries or any of their respective Affiliates (as the case may be) would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality or privacy or (ii) to disclose any privileged information or confidential competitive information of the Acquiror, the Parent, any of the Sellers, any of the Companies, any of the Transferred Subsidiaries or any of their respective Affiliates (as the case may be); and provided, further, that the parties’ obligations to notify the other parties with respect to communications received from a Tax Authority, as well as the rights and obligations of the parties hereto with respect to any matter related to Taxes, shall be governed solely by ARTICLE VII; and provided, further, that none of the parties shall be required to comply with any provision of this Section 5.05(d) to the extent that such compliance would be prohibited by applicable Law. Notwithstanding anything to the contrary in this Agreement, any materials or information may be withheld or redacted to the extent that they are protected by professional privilege rules (including attorney-client privilege) or as necessary to comply with contractual arrangements or applicable Law.

(e) The Acquiror and the Parent shall each use their reasonable best efforts to timely obtain any approval, consent, license, sublicense, permit, waiver, order, qualification or authorization with respect to (i) any Material Contracts, Reinsurance Contracts, Broker Contracts, Real Estate Venture Documents, Loan Interest Documents and the Contracts set forth on Section 5.05(e)(i) of the Seller Disclosure Letter (collectively, the “Specified Contracts”) as a result of such Specified Contracts containing a “change in control” or other similar provision or (ii) any Contracts between the Parent or any of its Affiliates (including the Companies and the Transferred Subsidiaries) and a third party, required for the provision, under the Transition Services Agreement, of Services or access to Facilities (each, a “Third Party Consent”), in each case, with the other party’s participation and cooperation; provided, however, that the Parent may request the Acquiror’s consent not to seek a required approval, consent, license, sublicense, permit, waiver, order, qualification or authorization with respect to any Specified Contract, such consent not to be unreasonably withheld. The Parent, on the one hand, and the Acquiror, on the other hand, shall pay the costs of all Third Party Consents and any “kill fees” or other penalties (including penalties for unused minimum volume commitments) in connection with procuring any such Third Party Consent in equal proportions. In the event that the Parent cannot obtain any Third Party Consent prior to Closing, the Parent and the Acquiror (A) shall, with respect to Contracts contemplated by clauses (i) or (ii) above to which the Parent or any of its Affiliates (other than the Companies and the Transferred Subsidiaries) is a party, use their reasonable best efforts to provide or cause to be provided to the other party or parties or its or their Affiliates, as the case may be, the benefits, and the costs and expenses, of any such Contract, for not longer than the remainder of the term of such Contract, to the extent permitted thereunder and (B) shall use reasonable best efforts to secure, and with respect to any Contracts for which a Third Party Consent is required to provide Services and access to Facilities under the Transition Services Agreement or to prevent termination of such Contract by a third party, shall secure, an alternative arrangement designed to reasonably provide, where necessary, the operational equivalents of the Intellectual Property, products, services or benefits provided pursuant to such Contract, for not longer than the remainder of the term of such Contract, for which the Third

Party Consent was not obtained, provided, that the present value of the costs and expenses of such provision of benefits or alternative arrangement (other than attorney’s fees or fees for consultants advising on such alternative arrangement) in excess of the costs and expenses that would have been incurred pursuant to such Contract had such Third Party Consent been obtained at no cost, shall be borne by the Acquiror, on the one hand, and the Parent, on the other hand, in equal proportion; provided, further, that if the alternative arrangement provides for the Contract to be provided for a longer period of time than would have been provided for if the Third Party Consent had been obtained, the Acquiror shall be solely responsible for the costs not reasonably attributable to the term of service under the original Contract had the Third Party Consent been obtained. In no event shall the Parent be required to commence, or threaten or otherwise seek to commence, any claim, action, suit, arbitration or proceeding to obtain any Third Party Consent. For the avoidance of doubt, (1) the terms “approval,” “consent,” “license,” “sublicense,” “permit,” “waiver,” “order,” “qualification” or “authorization” when used in this Section 5.05(e) shall in no way be construed to mean an “approval,” “consent,” “license,” “sublicense,” “permit,” “waiver,” “order,” “qualification” or “authorization” from a Governmental Authority except to the extent such Governmental Authority is a counterparty to any third party Contract with the Acquiror, the Parent or any of their respective Affiliates and (2) the provision of benefits or alternative arrangements may include assignment of a Contract or portion of a Contract if such Contract or portion of such Contract is solely related to the Business and such assignment would not prevent the Acquiror, the Parent or their respective Affiliates from performing their obligations under any Transaction Agreement.

Section 5.06. Insurance.

(a) From and after the Closing Date, the Companies and the Transferred Subsidiaries shall cease to be insured by the Parent’s, or its Affiliates’ (other than the Companies’ and the Transferred Subsidiaries’) (as the case may be) blanket insurance policies or by any of their self-insured programs in place to the extent such insurance policies or programs cover any of the Companies or any of the Transferred Subsidiaries. From and after the Closing Date, if any of the Companies or any of the Transferred Subsidiaries reports a claim solely arising out of its operations covered by the Parent’s, or its Affiliates’ insurance policies, the Companies, the Transferred Subsidiaries or the Acquiror will fully satisfy the deductible or retention applicable to such claim.

(b) With respect to events or circumstances relating to the Companies or the Transferred Subsidiaries that occurred or existed prior to the Closing Date that are covered by occurrence-based third party liability insurance policies of the Parent or its Affiliates (other than the Companies and the Transferred Subsidiaries) and any third party workers’ compensation insurance policies or comparable workers’ compensation self-insurance programs sponsored by the Parent or its Affiliates and that apply to the locations at which the Companies and the Transferred Subsidiaries operate their respective businesses, the Acquiror may, and may cause the Companies and the Transferred Subsidiaries to make claims under such policies and programs; provided, however, that by making any such claims, the Acquiror agrees to reimburse the Parent, in cash, for any increased costs incurred by the Parent, or its Affiliates as a result of such claims, including any retroactive or prospective premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies and programs generally applicable from time to time to the Parent or its Affiliates; and provided, further, that neither the Acquiror nor any of its Affiliates shall make any such claims if, and to the extent that, such claims are covered by insurance policies issued or sponsored by the Acquiror or its Affiliates. As of the third anniversary of the date hereof, the Acquiror shall no longer be permitted to report claims with respect to such occurrence-based third party liability insurance policies of the Parent or its Affiliates or to any such workers’ compensation insurance policies or comparable workers’ compensation self-insurance programs that apply to the locations at which the Companies and the Transferred Subsidiaries operate their respective businesses, and the Acquiror shall assume full responsibility for, and release the Parent and its Affiliates from, all liability for such claims, known or unknown, resulting from occurrences prior to the Closing Date, other than any Losses with respect to which any Acquiror Indemnified Party is entitled to recovery under any Transaction Agreement.

Section 5.07. Intercompany Obligations and Arrangements.

(a) The Parent shall, and shall cause its Affiliates to, take such actions and make such payments so that prior to the Closing Date, the Companies and the Transferred Subsidiaries, on the one hand, and the Parent and its Affiliates (other than the Companies and the Transferred Subsidiaries), on the other hand, shall settle, discharge, offset, pay, repay in full, terminate, commute or extinguish all outstanding intercompany receivables and payables (other than any principal or interest owed under the Bridge Loan), including any accrued and unpaid interest to but excluding the date of payment; provided, however, that this Section 5.07(a) shall not apply to any intercompany receivables or payables (i) arising under any Intercompany Agreement set forth on Section 5.07(b) of the Seller Disclosure Letter, or (ii) arising under any Insurance Agreement. To the extent that the amount of any intercompany receivable or payable cannot be settled, discharged, offset, paid, repaid in full, terminated, commuted or extinguished concurrently with the Closing in accordance with the preceding sentence (whether as a result of contractual or legal restrictions or otherwise), such amount (plus any accrued and unpaid interest) shall be paid in full following the Closing by, as the case may be, the Companies and the Transferred Subsidiaries, on the one hand, and the Parent and its Affiliates (other than the Companies and the Transferred Subsidiaries), on the other hand, within 10 days of receipt of an invoice detailing the amount due with respect to such outstanding intercompany receivable or payable (but in no event later than 30 days after the Closing Date); provided such intercompany receivables or payables are reflected in the Estimated Companies Solvency Capital Worksheet. The Parent shall notify the Acquiror, at least five (5) Business Days prior to Closing if the Parent becomes aware of any intercompany receivable or payable that cannot be settled, discharged, offset, paid, repaid in full, terminated, commuted or extinguished concurrently with the Closing.

(b) The Parent shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate or commute, effective on or prior to the Closing Date, all Intercompany Agreements; provided, however, that this Section 5.07(b) shall not apply to (i) any Intercompany Agreement set forth on Section 5.07(b) of the Seller Disclosure Letter or (ii) any Insurance Agreement. For the avoidance of doubt, this Section 5.07(b) shall not apply to (1) any Contract between a third party, on the one hand, and the Parent or any of its Affiliates, on the other hand, to which a Company or Transferred Subsidiary is not a party, but under which a Company and/or a Transferred Subsidiary may otherwise derive benefits, such as enterprise-wide licenses or “master” agreements, or (2) any Contract among (x) a third party, (y) the Parent or any of its Affiliates, and (z) any Company or any Transferred Subsidiary. All of such Contracts are governed exclusively by Section 5.05(e). If any Intercompany Agreement provides that any term or condition survives its expiration or termination, this Agreement hereby modifies and amends such Intercompany Agreement to cancel and negate such survival; provided, however, that the foregoing shall not apply to any term or condition that imposes confidentiality obligations. The parties agree to cooperate in good faith to execute additional documents and take further actions to accomplish the foregoing.

Section 5.08. Guarantees.

(a) Subject to Section 5.13, from and after the date of this Agreement, the parties shall use their respective reasonable best efforts to obtain, on or prior to the Closing, the termination of, and full release of the Parent, the Sellers and any of their respective Affiliates (including the Companies and the Transferred Subsidiaries) from any and all obligations arising under, any and all guarantees, keepwells, letters of credit, indemnity or contribution agreements, support agreements, insurance surety bonds or other similar agreements (excluding Insurance Contracts) made in respect of the obligations of, or for the benefit of any obligee of, (i) the Companies or the Transferred Subsidiaries by the Parent, the Sellers or any of their respective Affiliates (other than the Companies and the Transferred Subsidiaries) or (ii) the Parent, the Sellers or any of their respective Affiliates (other than the Companies and the Transferred Subsidiaries) by the Companies or the Transferred Subsidiaries (each, a “Guaranty,” and each party obligated thereunder, a “Guarantor”), in each case, as set forth in Section 5.08 of the Seller Disclosure Letter.

(b) With respect to the general guarantee agreement, dated as of August 29, 2003, made by American Home Assurance Company on behalf of Edison, the general guarantee agreement dated as of August 20, 2003, made by Lexington Insurance Company on behalf of Edison and any other Guaranty for which the parties do not obtain termination and a full release of the Guarantor from any and all obligations arising under such Guaranty, the Acquiror, or an Affiliate of the Acquiror with the Parent’s consent, or the Parent, as applicable shall, concurrently with the Closing, enter into a Hold Harmless Agreement with respect to such Guaranty.

Section 5.09. Non Competition; Non Solicitation; No Hire.

(a) For a period beginning on the day following the Closing Date and ending on the two year anniversary of the Closing Date (the “Restricted Period”), each Parent Entity shall not, without the prior written consent of the Acquiror, directly or indirectly, engage in the Restricted Business.

(b) Notwithstanding the restrictions set forth in Section 5.09(a), and without implication that the following activities (or activities not listed below) otherwise would be subject to the provisions of Section 5.09(a), nothing in Section 5.09(a) shall preclude, prohibit or restrict or otherwise limit any Parent Entity from engaging, or require the Parent to cause the Parent or any Parent Entity not to engage, in any manner in any of the following:

(i) consummating the transactions or providing or receiving the services contemplated by the Transaction Agreements;

(ii) engaging in (A) the business of marketing, underwriting, issuing and administering accident and health insurance products, “third sector” insurance products, property and casualty insurance products, Simple Life Insurance Products and Takaful products (“Non-Restricted Products”) and (B) any business in any jurisdiction other than the Restricted Business in Japan;

(iii) engaging in any Restricted Business to the extent such Parent Entity does so as of the date of this Agreement;

(iv) acquiring, holding investments or owning, directly or indirectly, any voting stock, Capital Stock or any other equity interest (including convertible securities) of any Person engaged in any Restricted Business, which ownership interest represents at all times not more than 10% of the aggregate voting power or outstanding Capital Stock or other equity interests of such Person; provided, that such percentage shall be not more than 25% if such ownership interest is acquired by any Parent Entity as consideration for the disposition of any Parent Entity; and provided, further that such acquisition or ownership is and remains during the Non-Compete Period solely for investment purposes;

(v) engaging directly or indirectly in any Restricted Business by acquiring, holding investments or owning, directly or indirectly, Capital Stock or any other equity interest (including convertible securities) of FFM or TDH;

(vi) entering into alliances or joint ventures that engage in a Restricted Business so long as the GAAP pre-tax operating income derived by the activities, services or businesses contributed by a Parent Entity and the other party or parties to such alliance or joint venture attributable to the portion of the Restricted Business constituted less than 10% of the consolidated GAAP pre-tax operating income (excluding any effects attributable to short-term and extraordinary events) of such activities, services or businesses contributed by a Parent Entity and the other party or parties to such alliance or joint venture (or, in the event that such Acquired Entity is not a separate Person, the consolidated GAAP pre-tax operating income attributable to the assets and liabilities used in connection with the Restricted Business constituted less than 10% of the consolidated GAAP pre-tax operating income (excluding any effects attributable to short-term and extraordinary events) attributable to the assets and liabilities transferred as part of such Acquisition Transaction);

(vii) entering into alliances or joint ventures involving the distribution of Non-Restricted Products through the distribution platform of a Person that engages in Restricted Business or the distribution of products of such other Person through the distribution platform of a Parent Entity;

(viii) if it is a Covered Business that has completed a Spin-Off Transaction, engaging in any business in any jurisdiction;

(ix) managing, controlling, advising or providing administrative or similar services to general or separate accounts of insurance companies, investment funds or other investment vehicles or any employee benefit plan or trust of any Parent Entity that makes investments in Persons engaging in a Restricted Business, so long as such investments are in the Ordinary Course of Business of such fund, vehicle, plan or trust;

(x) providing investment management, investment advisory, administrative or similar services to any Person; and

(xi) selling, distributing, marketing, underwriting or otherwise providing any products or services in the Ordinary Course of Business to a Person engaged in a Restricted Business.

(c) Notwithstanding anything to the contrary contained in this Section 5.09, the covenant set forth in Section 5.09(a) shall not be breached by reason of a Parent Entity entering into any agreement to acquire or acquiring, or after such acquisition, owning and operating, in whole or in part, any Person or any asset or business that, directly or indirectly, engages in any Restricted Business (any such Person or business, an “Acquired Entity” and such transaction and any related series of transactions, an “Acquisition Transaction”); provided, that (x) the Parent provides to the Acquiror prompt written notice of the entry into such agreement or the consummation of such Acquisition Transaction (whichever first occurs), which notice shall identify the Acquired Entity and the Restricted Business in which such Acquired Entity engages and (y) such Parent Entity satisfies any one of the Acquisition Conditions set forth below. For purposes of this Section 5.09(c), each of the following shall constitute an “Acquisition Condition”:

(i) within 12 months after the closing or effective date (the “Transaction Date”) of such Acquisition Transaction, the Restricted Business (or the assets used in connection therewith) of such Acquired Entity are disposed of to a Person that is not an Affiliate of any Parent Entity;

(ii) within 12 months after the Transaction Date of such Acquisition Transaction, such Acquired Entity ceases to engage in the Restricted Business; or

(iii) (A) a principal purpose of such Acquisition Transaction is not to circumvent the restrictions contained in this Section 5.09; (B) during the four most recently completed full quarters preceding the Transaction Date, the GAAP pre-tax operating income derived by such Acquired Entity from the Restricted Business constituted less than 20% of the consolidated GAAP pre-tax operating income (excluding any effects attributable to short-term and extraordinary events) of such Acquired Entity (or, in the event that such Acquired Entity is not a separate Person, the consolidated GAAP pre-tax operating income attributable to the assets and liabilities used in connection with the Restricted Business constituted less than 20% of the consolidated GAAP pre-tax operating income (excluding any effects attributable to short-term and extraordinary events) attributable to the assets and liabilities transferred as part of such Acquisition Transaction); and (C) from and after the Transaction Date of such Acquisition Transaction, the Parent Entities (other than the Acquired Entity to the extent set forth in this Section 5.09(c)(iii)) remain subject to this Section 5.09.

(d) Notwithstanding anything to the contrary contained in this Section 5.09, the covenant set forth in Section 5.09(a) shall not be breached by reason of any of the following:

(i) any Person engaged in the Restricted Business agreeing to hold or holding, or agreeing to acquire or acquiring, directly or indirectly, voting securities of the Parent, whether by means of a stock purchase, merger, consolidation, tender offer or otherwise (such Person, an “Acquiring Entity” and such transaction, a “Change of Control Transaction”);

(ii) following a Spin-Off Transaction, any Person engaged in the Restricted Business agreeing to acquire or acquiring, directly or indirectly, voting securities of the Covered Business that is the subject of such Spin-Off Transaction, whether by means of a stock purchase, merger, consolidation, tender offer or otherwise (such Person, an “Acquiring Entity” and such transaction, a “Spin-Off Change of Control Transaction”); or

(iii) if a Spin-Off Transaction shall not have occurred, any Person engaged in the Restricted Business agreeing to acquire or acquiring, directly or indirectly, all or a material portion of any Covered Business from the Parent or one of its Affiliates, whether by means of a stock or asset purchase, merger, consolidation, reinsurance transaction, tender offer or otherwise (such Person, an “Acquiring Entity” and such transaction, which for the avoidance of doubt shall not include a Spin-Off Transaction, a “Covered Business Sale”);

provided, that, in each case, the Parent or the Covered Business, as applicable, provides to the Acquiror prompt written notice of the entry into such agreement or the consummation of such Change of Control/Sale Transaction (whichever first occurs), which notice shall identify the Acquiring Entity and the Restricted Business in which such Acquiring Entity engages.

(e) During the Restricted Period, the Parent shall not, and shall cause the other Parent Entities not to, without the prior written consent of the Acquiror, directly or indirectly, solicit for employment, employ or retain the services of (i) any employee of the Company or any Transferred Subsidiary, (ii) any employee of the Acquiror or any of its Affiliates whose primary job duties consist of transition, migration, and integration of the Business, such employees to be designated in writing by the Acquiror prior to the Closing Date and consented to by the Parent (which consent shall not be unreasonably withheld), (iii) any former employee of any Company or any Transferred Subsidiary who, from or after the Closing Date, voluntarily terminated his or her employment with such Company or Transferred Subsidiary or whose employment is terminated for material misconduct or failure to substantially perform his or her duties for a period of six months following such termination or (iv) any employee of the Parent or any of its Affiliates who is required to be transferred to one of the Companies or one of the Transferred Subsidiaries pursuant to this Agreement, whether or not such employee is so transferred; provided, however, that, except as otherwise provided in clause (iii), the Parent and its Affiliates may employ or hire any such Person who is terminated by any Company or any Transferred Subsidiary after the Closing Date, provided, that notwithstanding anything to the contrary in this Section 5.09(e), for any person covered by clause (iii), any restrictions under this Section 5.09(e) shall lapse at the earlier of (A) the sixth month anniversary of the termination or (B) the expiration of the Non-Compete Period, and provided further, however, that the foregoing shall not prohibit (i) general solicitations (including by third party recruiter contacts) or advertisements of employment (or hiring as a result thereof) not specifically directed at such persons or (ii) solicitation of such Employees who initiate discussions with any Parent Entity regarding such employment with any Parent Entity without any direct or indirect solicitation by any Parent Entity.

(f) During the Restricted Period, the Parent shall not, and shall cause the other Parent Entities not to, without the prior written consent of the Acquiror, directly or indirectly, on a targeted and systematic basis, solicit for employment, employ or retain the services of any “tied agent” who is engaged by any of the Companies or any of the Transferred Subsidiaries in Japan, other than employment or retention for selling Non-Restricted Products.

(g) The parties hereto acknowledge that the covenants set forth in this Section 5.09 are an essential element of this Agreement and that, but for these covenants, the parties hereto would not have entered into this Agreement. The parties hereto acknowledge that this Section 5.09 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any other document contemplated by this Agreement.

(h) It is the intention of the parties that the provisions of this Section 5.09 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 5.09 shall not render unenforceable or impair the remainder of the provisions of this Section 5.09. Accordingly, if at the time of enforcement of any provision of this Section 5.09, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by Law.

(i) The Parent expressly acknowledges that the restrictive covenants set forth in this Section 5.09, including the geographic scope and duration of such covenants, are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Acquiror and its Affiliates, and that any violation thereof could result in irreparable injury to the Acquiror and its Affiliates that would not be readily ascertainable or compensable in terms of money, and therefore the Acquiror and its Affiliates shall be entitled to seek from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief as well as damages, which rights shall be cumulative and in addition to any other rights or remedies to which it may be entitled.

Section 5.10. D&O Liabilities.

(a) Effective upon the Closing Date, the Acquiror shall, on its own behalf and on behalf of each of its Affiliates (including the Companies and the Transferred Subsidiaries), irrevocably waive, release and discharge forever each former director, statutory auditor and officer of the Companies and the Transferred Subsidiaries who resigned effective immediately after the Closing from any and all liabilities and obligations to, and agreements or understandings with, the Companies and Transferred Subsidiaries (or any of their respective Affiliates) of any kind or nature whatsoever, including in respect of rights of the Acquiror and its Affiliates (including the Companies and the Transferred Subsidiaries) to receive contribution or indemnification from such former officers, statutory auditors and directors, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising hereunder or under any other agreement or understanding or otherwise at Law or in equity, and the Acquiror hereby covenants and agrees on its own behalf and on behalf of each of its Affiliates (including the Companies and the Transferred Subsidiaries) that it will not seek to recover any amounts in connection therewith or thereunder from any such former director, statutory auditor or officer; provided, however, that the Acquiror shall not, for itself or for any of its Affiliates (including the Companies and the Transferred Subsidiaries), waive, release or discharge any such director, statutory auditor or officer from, or covenant not to seek to recover any amounts for, any liabilities or obligations, or agreements or understandings, in each case, to the extent related to or arising from any willful misconduct by such director, auditor or officer.

(b) After the Closing Date, the Acquiror agrees that it shall not, and shall cause each of its Affiliates (including the Companies and the Transferred Subsidiaries) not to, amend their organizational documents or other instruments in a manner that would affect adversely in any material respect the rights of any individual who served as a director, statutory auditor or officer of any Company or Transferred Subsidiary at any time prior to the Closing Date (each, a “D&O Indemnified Person”) to be indemnified, either under Japanese law or other applicable Law, as those rights existed immediately prior to the Closing Date, against any costs or expenses (including attorneys’ fees and expenses of investigation, defense and ongoing monitoring) judgments, penalties, fines, losses, charges, demands, actions, suits, proceedings, settlements, assessments, deficiencies, Taxes, interest, obligations, damages, liabilities or amounts paid in settlement incurred in connection with any claim, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date and relating to the fact that the D&O Indemnified Person was a director, statutory auditor or officer of any Company or Transferred Subsidiary, whether asserted or claimed prior to, at or after the Closing Date; provided, however, that the Acquiror may cause any of its Affiliates (including, following the Closing Date, the Companies and the Transferred Subsidiaries) to effect such amendments to its articles of incorporation and other organizational documents or instruments as are necessary to conform the provisions thereof in respect of director and officer indemnification, whether in their entirety or in part, to the Acquiror’s director and officer indemnification standard as attached hereto as Exhibit H.

Section 5.11. Mutual Release.

(a) Effective as of the Closing, the Parent, for itself and on behalf of its Affiliates, and its and their successors, heirs and executors (each, a “Parent Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Parent Releasor has, may have, or might have or may assert now or in the future, against the Companies and the Transferred Subsidiaries and their respective successors, assigns, officers, directors, partners and employees or any of their heirs or executors (in each case in their capacity as such) (each, a “Company Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken or permitted prior to the Closing; provided, however, that nothing contained in this Section 5.11(a) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person to the extent related to or arising out of (i) any intercompany receivable or payable as to which the Parent notifies the Acquiror pursuant to the last sentence of Section 5.07(a), (ii) any Intercompany Agreement set forth on Section 5.07(b) of the Seller Disclosure Letter, (iii) any Insurance Agreement, (iv) any Guaranty to the extent not terminated and fully released pursuant to Section 5.08, or (v) any other Contracts or any other claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature as set forth on Section 5.11(a) of the Seller Disclosure Letter. The foregoing release shall not apply to any claim arising under the terms of any Transaction Agreement or any claim alleging fraud or intentional misconduct. The Parent shall, and shall cause each Parent Releasor to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any legal proceeding of any kind against any Company Releasee based upon any matter released pursuant to this Section 5.11(a). The parties hereby acknowledge and agree that (i) nothing in this Section 5.11(a) shall in any way limit any Indemnified Party’s right to indemnification under ARTICLE X and (ii) the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Parent Releasor or Company Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

(b) Effective as of the Closing, the Acquiror, on behalf of the Companies and the Transferred Subsidiaries, and their successors, heirs and executors (each, an “Acquiror Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Acquiror Releasor has, may have, or might have or may assert now or in the future, against the Parent, the Sellers and their respective Affiliates and its and their respective successors, assigns, officers, directors, partners and employees or any of their heirs or executors (in each case in their capacity as such) (each, a “Parent Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken or permitted prior to the Closing; provided, however, that nothing contained in this Section 5.11(b) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any party to the extent related to or arising out of (i) any intercompany receivable or payable as to which the Parent notifies the Acquiror pursuant to the last sentence of Section 5.07(a), (ii) any Intercompany Agreement set forth on Section 5.07(b) of the Seller Disclosure Letter, (iii) any Insurance Agreement, (iv) any Guaranty to the extent not terminated and fully released pursuant to Section 5.08, or (v) any other Contracts or any other claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature as set forth on Section 5.11(b) of the Seller Disclosure Letter. The foregoing release shall not apply to any claim arising under the terms of any Transaction Agreement or any claim alleging fraud or intentional misconduct. The

Acquiror shall, and shall cause each Acquiror Releasor to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any legal proceeding of any kind against any Parent Releasee based upon any matter released pursuant to this Section 5.11(b). The parties hereby acknowledge and agree that (i) nothing in this Section 5.11(b) shall in any way limit any Indemnified Party’s rights to indemnification under ARTICLE X and (ii) the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Acquiror Releasor or Parent Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

Section 5.12. Certain Waivers. The parties agree that with respect to (a) each Intercompany Agreement set forth in Section 5.07(b) of the Seller Disclosure Letter and (b) each Insurance Agreement, each party, on behalf of itself and its Affiliates (including the Companies and the Transferred Subsidiaries), hereby waives any breach or default under such Intercompany Agreements or Insurance Agreements, and any rights to terminate, accelerate or cancel under such Intercompany Agreements or Insurance Agreements, arising out of or in connection with any “change of control,” “change in control” or similar phrase or concept as defined in such Intercompany Agreements or Insurance Agreements (A) of the Companies or any Transferred Subsidiary pursuant to or as a result of the consummation of the transactions contemplated by this Agreement and (B) of the Parent’s Affiliates pursuant to or as a result of the transactions contemplated by the Credit Agreement, dated as of September 22, 2008, between the Parent and the FRBNY (as amended, modified or supplemented from time to time in accordance with its terms).

Section 5.13. SMBC Loan

(a) From and after the date of this Agreement, the parties shall use their respective commercially reasonable efforts to obtain, on or prior to the Closing, the consent of Sumitomo Mitsui Banking Corporation (“SMBC”) under the Syndicated Loan Agreement (the “Syndicated Loan Agreement”), dated as of March 26, 2008, among AIGFAJ and SMBC, to (i) amend the Syndicated Loan Agreement to substitute the Acquiror (or, with the SMBC’s consent, an Affiliate of the Acquiror) for the Parent as Guarantor (as defined in the Syndicated Loan Agreement), (ii) obtain the termination of, and full release of the Parent from, the Parent’s obligations under the Guarantee of American International Group, Inc., dated as of March 28, 2008 (the “SMBC Guarantee”), entered into in connection with the Syndicated Loan Agreement, and (iii) waive any Default or Event of Default (as defined under the Syndicated Loan Agreement) that has arisen or would be expected to arise in connection with the execution of this Agreement and/or the consummation of the transactions contemplated hereby. For the avoidance of doubt, such efforts shall include an offer by the Acquiror to execute a guarantee agreement to become effective as of the Closing on no less favorable terms to the Acquiror than the SMBC Guarantee, but the Acquiror shall not be obligated (A) to offer or to execute a guarantee agreement on terms less favorable to the Acquiror than the terms of the SMBC Guarantee or (B) to make any consent payment or other payment to SMBC or any of its Affiliates in connection therewith.

(b) If the parties fail to obtain the consent of SMBC as set forth in Section 5.13(a) on or before the date that is fifteen (15) Business Days prior to Closing, (i) the

Parent shall promptly cause AIGFAJ to notify SMBC that 100% of the principal amount then outstanding under the Syndicated Loan Agreement will be prepaid on the Closing Date, (ii) the Acquiror shall, or shall cause one of its Affiliates to, prepay and discharge the Syndicated Loan Agreement concurrently with the Closing, and (iii) the Syndicated Loan Amount shall be increased by the amount of any break-funding fees or other fees or expenses required to be paid under the Syndicated Loan Agreement. For the avoidance of doubt, AIGFAJ shall not, and the Parent shall not permit AIGFAJ to, repay the principal amount outstanding under the Syndicated Loan Agreement prior to Closing.

Section 5.14. Parent Cash Pool. Prior to the Closing Date, the Parent shall cause the transfer of all of the funds of the Companies and the Transferred Subsidiaries, including accrued and unpaid interest, out of the Parent Cash Pool and into accounts controlled by the Companies and/or Transferred Subsidiaries, as applicable.

Section 5.15. Further Action.

(a) As soon as practicable after the date hereof, the Parent shall (i) cause AIGFAJ to make all filings and notifications that are necessary, desirable, advisable or appropriate to amend its articles of incorporation in substantially the form attached hereto as Exhibit I, which amendment provides that the preferred shares A issued by AIGFAJ will not have voting rights and (ii) cause Edison to make all filings and notifications that are necessary, desirable, advisable or appropriate to (A) amend its articles of incorporation in substantially the form attached hereto as Exhibit J, which amendment (x) provides that the preferred shares H issued by Edison will have voting rights (including rights to cast votes for directors of Edison), and will be subordinated to the other preferred shares of Edison and (y) reflects a 4:1 share split of such preferred shares H and (B) redesignate the preferred shares G of Edison owned by the Parent as the preferred shares H and cause a 4:1 share split of the preferred shares H. For the avoidance of doubt, no such amendments to the Edison articles of incorporation shall apply to the preferred shares G of Edison owned by AIGFAJ. The Parent shall, and shall cause its Affiliates to, use reasonable best efforts to cause the amendments to the articles of incorporation of AIGFAJ and Edison, the redesignation and the share split referred to in clauses (i) and (ii) above to become effective no later than thirty (30) Business Days after the date hereof. The Parent shall furnish copies of the amended articles of incorporation of AIGFAJ and Edison, certified copies of the commercial registry and copies of the shareholders registries of AIGFAJ and Edison, which reflect the amendments, redesignation and share split referred to in clauses (i) and (ii) to the Acquiror as promptly as practicable after the effective date thereof.

(b) If the amendments to the articles of incorporation of Edison referred to in clause (ii) of Section 5.15(a) above do not become effective within thirty (30) Business Days after the date hereof, the Parent shall, if requested by the Acquiror, prepare in good faith and deliver to the Acquiror, not later than the date that is approximately thirty (30) Business Days prior to the expected Closing Date, a worksheet in the form attached as Section 2.04(b) of the Seller Disclosure Letter, which sets forth the Parent’s good faith estimate, together with explanatory notes and supporting calculations, of the Companies Solvency Capital as of the last day of the immediately preceding month, which estimated Companies Solvency Capital shall be calculated in accordance with the Solvency Capital Calculation Methodology. For the avoidance of doubt, the calculation of the Companies Solvency Capital pursuant this Section 5.15(b) shall not be binding on either party for purposes of the purchase price adjustments contemplated in Article II.

(c) If the amendments to the articles of incorporation of Edison, the redesignation and the share split referred to in clause (ii) of Section 5.15(a) above do not become effective within thirty (30) Business Days after the date hereof, during the five (5) Business Days immediately following the Parent’s delivery of the calculation of the Companies Solvency Capital as contemplated above, the Parent shall (i) permit the Acquiror and its Representatives to review the preparer’s working papers and other supporting data used in such calculation, (ii) make reasonably available the individuals in its employ responsible for, and knowledgeable about the information used in, the calculation of the Companies Solvency Capital in order to respond to the reasonable inquiries of the Acquiror and (iii) otherwise cooperate in good faith with the Acquiror and its Representatives.

(d) If the amendments to the articles of incorporation of Edison, the redesignation and the share split referred to in clause (ii) of Section 5.15(a) above do not become effective within thirty (30) Business Days after the date hereof, no later than the date that is approximately twenty-five (25) Business Days prior to the expected Closing Date, at the request of the Acquiror:

(i) the Parent shall cause its Affiliates to make all filings and notifications that are necessary, desirable, advisable or appropriate so that, effective no later than one (1) Business Day prior to the Closing Date, the Bridge Loan is converted into common shares of AIGFAJ. If requested by the Acquiror, the Parent shall, and shall cause its Affiliates to, use reasonable best efforts to cause the Bridge Loan to be converted into common shares of AIGFAJ as described above no later than one (1) Business Day prior to the Closing Date. The Parent shall furnish a certified copy of the commercial registry and a copy of the shareholders registry, reflecting the conversion of the Bridge Loan to the Acquiror as promptly as practicable after the effective date thereof; and

(ii) the Parent and the Acquiror shall cooperate in good faith in order to cause a capital contribution to be made to AIGFAJ or Edison, as reasonably determined by the parties, in exchange for additional common shares of AIGFAJ or Edison, as applicable. In the event of a direct capital contribution to Edison, the shares of common stock of Edison issuable in connection therewith shall be issued to the Parent or AIRCO. For the avoidance of doubt, nothing contained herein shall be deemed to constitute a commitment by the Parent to make, or cause to be made, any such capital contribution. In the event the Parent or one of its affiliates (other than any of the Companies or any of the Transferred Subsidiaries) makes a capital contribution pursuant to this Section 5.15(d)(ii), then the Acquiror shall pay to Parent on the Closing Date an amount equal to the amount of such contributed capital. For the avoidance of doubt, any capital contributed pursuant to this Section 5.15(d)(ii) shall be excluded from the calculation of the Companies Solvency Capital under Section 2.04(b) and Section 2.05.

(e) Any new preferred shares H of Edison issued in accordance with Section 5.15(a) and any other shares of Capital Stock of AIGFAJ or Edison issued pursuant to clauses (i)

or (ii) of Section 5.15(d) shall be deemed to be “Shares” for purposes of this Agreement and shall be included in the sale and purchase contemplated in Article II hereof (without any increase to the Purchase Price other than the payment provided in Section 5.15(d)(ii)), except to the extent any such shares of Capital Stock are owned by one of the Companies or the Transferred Subsidiaries. Prior to Closing, the parties shall amend Section 2.04(b) of the Seller Disclosure Letter to reflect any changes resulting from any change in the capitalization of AIGFAJ or Edison pursuant to Sections 5.01(a) or (d). If the Bridge Loan is converted into common stock of AIGFAJ, the Bridge Loan Purchase Price shall be reduced to $0.

(f) The Parent and the Acquiror (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing, and (iii) except as otherwise set forth in this Agreement, including in Section 5.05(c), shall use their respective reasonable best efforts to cause all the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met as soon as reasonably practicable.

Section 5.16. Investment Assets.

(a) (i) From the date hereof through the Closing, the Parent shall deliver to the Acquiror, on a weekly basis, a true, correct and complete list of all purchases, acquisitions, commitments, derivatives, transactions, sales and dispositions during the previous week of Investment Assets of any of the Companies or any of the Transferred Subsidiaries and all investments and reinvestments of income and proceeds in respect thereof (such purchases, acquisitions, commitments, derivatives, transactions, sales, dispositions, investments and reinvestment, the “Investment Asset Transactions”), including the dates of each such Investment Asset Transaction and the book value or amortized cost and market value of the associated Investment Asset, (ii) no later than 30 days after the last day of each fiscal quarter prior to the Closing, the Parent shall deliver to the Acquiror a true, correct and complete list of the Investment Assets as of such quarter end date, and (iii) for the five Business Days prior to the anticipated Closing Date, as reasonably practicable, the Parent shall deliver to the Acquiror daily updates of the Investment Asset Transactions. The Parent shall provide to the Acquiror, on a periodic basis, the regular investment reports that are provided to the Chief Investment Officer of any of the Companies or any of the Transferred Subsidiaries.

(b) The Parent shall provide the Acquiror written notice of any Company’s or any Transferred Subsidiary’s intention to effect an Investment Asset Transaction the book value of which exceeds ¥3,010,000,000 per transaction or series of related transactions, excluding (i) transactions relating to Investment Assets belonging to one or more separate accounts of any Company or any Transferred Subsidiary or (ii) an Investment Asset Transaction in Japanese government bonds that does not exceed ¥5,000,000,000. The Parent shall, and shall cause the applicable Company or Transferred Subsidiary to, at least five Business Days prior to effecting such Investment Asset Transaction, (i) afford the Acquiror with a reasonable opportunity to review the principal terms and relevant financial data relating to such proposed transaction (or series of related Investment Asset Transactions) and (ii) consider in good faith the views and comments of the Acquiror in connection with the proposed transaction (or series of related transactions). Notwithstanding anything to the contrary in this Agreement, including Section 5.01, but subject to the immediately following sentence, the Parent shall cause the Companies and the Transferred Subsidiaries not to purchase or otherwise acquire any of the Investment Assets listed on Section 5.16(b)(i) of the Seller Disclosure Letter or enter into any derivative transactions, swaps, caps, floors, options or other risk management arrangements with any of the counterparties listed on Section 5.16(b)(ii) of the Seller Disclosure Letter. For Investment Asset Transactions prohibited by the immediately preceding sentence, to the extent Parent or the applicable Company or Transferred Subsidiary provides written notice (by email with receipt confirmed) to the Representative of the Acquiror designated as an observer pursuant to Section 5.16(c), including the principal terms and relevant financial data relating to a proposed transaction (or series of related Investment Asset Transactions), Acquiror shall provide a written response within the time periods specified in Section 5.16(b)(ii) of the Seller Disclosure Letter following receipt of such written notice, either providing consent or withholding consent for such Investment Asset Transaction (or series of related Investment Asset Transactions), and failure by the Acquiror to respond in writing to such request within such applicable time period shall be deemed consent to the Investment Asset Transaction (or series of related Investment Asset Transactions) for purposes of the immediately preceding sentence.

(c) Prior to the Closing, the Acquiror shall have the right to designate a Representative as an observer. The observer shall have the right to (i) listen via telephone to, but not speak during, any substantive meetings of the investment committee of any of the Companies or any of the Transferred Subsidiaries or any other similar body responsible for the investment policies of any of the Companies or any of the Transferred Subsidiaries, (ii) have reasonable access, during normal business hours, to the chief investment officer (or other similar executive officer in charge of the investment activities of any of the Companies or any of the Transferred Subsidiaries) and to other employees of the Companies reporting to such chief investment or other similar officer, provided that any access to such employees shall be subject to the prior approval (not to be unreasonably withheld or delayed) and supervision of such chief investment or other similar officer, (iii) listen via telephone to, but not speak during, any substantive meetings at which division heads discuss material decisions affecting the Companies and the Transferred Subsidiaries regarding Investment Assets with the president, chief executive officer, or other similar executive officer of any of the Companies or any of the Transferred Subsidiaries (other than meetings of the board of directors of the Companies and the Transferred Subsidiaries), and (iv) in addition to the reports provided under Section 5.16(a), receive reasonable access to lists of Investment Assets, Investment Asset Transactions, information concerning executed realized gains and losses and cash flows and other investment activity reports (including performance and risk analysis reports) generated by the Companies in the Ordinary Course of Business; provided that the applicable Company or Transferred Subsidiary may withhold any information and exclude such observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between any of the Companies or any of the Transferred Subsidiaries and its counsel, result in disclosure of Trade Secrets, or result in a violation of applicable Law. For the avoidance of doubt, the Companies and the Transferred Subsidiaries shall have sole discretion with respect to all Investment Asset Transactions, subject to the limitations set forth on Section 5.16(b) of the Seller Disclosure Letter. For purposes of clarification and without prejudice to the

Acquiror’s rights under Section 5.16(b), the observer’s rights under this Section 5.16(c) are limited to the right to listen, take notes and, except with respect to the observer’s rights in clauses (i) and (iii) above, ask questions. Except as set forth in Section 5.16(b), the Acquiror’s rights under this Section 5.16 shall not require the Companies or the Transferred Subsidiaries to wait for or to solicit any opinions of the observer or the Acquiror on any matter, action, non-action or decision whatsoever.

Section 5.17. Transitional Matters.

(a) The parties acknowledge and agree that between the date hereof and the Closing, the Parent shall, and shall cause its Affiliates to, complete certain actions for the operational and physical separation of the Companies and the Transferred Subsidiaries from the Parent and its Affiliates (other than the Companies and the Transferred Subsidiaries) set forth in Section 5.17(a) of the Seller Disclosure Letter. Any internal costs or expenses or third-party out-of-pocket costs or expenses incurred by the Parent or any of its Affiliates in connection with the separation actions contemplated in this Section 5.17(a) shall be borne by the Parent.

(b) Without limiting Section 5.02, promptly after the date of this Agreement, the Parent and the Acquiror shall, and shall cause their relevant Affiliates to, establish a team consisting of one senior manager from each of the Insurance Companies, the Parent and the Acquiror or one of the Acquiror’s Affiliates (the “Transition Services Management Team”). The purpose of such Transition Services Management Team will be to coordinate transition activities (including the separation actions contemplated in Section 5.17(a) and the migration activities contemplated in Section 5.17(c)) between the date hereof and the Closing Date. The Parent and the Acquiror shall cause such Transition Services Management Team to be subject to confidentiality and other restrictions necessary or appropriate to ensure compliance with all applicable Laws.

(c) (i) Following the date hereof, in furtherance of the provisions of Section 5.02 and the transactions contemplated hereby, the Parent, the Companies and the Transferred Subsidiaries shall use commercially reasonable efforts to cooperate with the Acquiror, at the Acquiror’s request and direction, in planning for the provision of Services and access to Facilities pursuant to the Transition Services Agreement and planning for the migration and integration of the Business (including the data, systems, operations and administration) and their personnel to and into the Acquiror, in accordance with mutually acceptable timetables, guidelines and procedures (which shall comply with applicable Law), with such cooperation to include appointing the Transition Services Management Team and each of the Parent, the Sellers and the service providers under the Transition Services Agreement (collectively), the Companies and the Transferred Subsidiaries (collectively) and the Acquiror: (A) establishing divestiture planning committees as mutually agreed; (B) setting regular meetings of the Transition Services Management Team and the divestiture planning committees; (C) making available appropriate knowledgeable business, operations, administration and technology personnel and any other personnel reasonably needed for the planning for the provision of Services and access to Facilities pursuant to the Transition Services Agreement and the planning for the migration and integration of the Business; (D) developing detailed project plans and budgets for the provision of Services and access to Facilities pursuant to the Transition Services Agreement and the migration and integration of the Business; and (E) dedicating commercially reasonable resources to accomplish the foregoing. With respect to the members of the Transition Services Management Team appointed by the Parent and the Insurance Companies, such members shall be Persons with sufficient knowledge and authority, inside and outside Japan, to ensure that the appropriate personnel from the Parent, the Sellers, the service providers under the Transition Services Agreement, the Companies and the Transferred Subsidiaries, respectively, are assigned to the appropriate divestiture planning committees to be involved in the foregoing. All planning and cooperation contemplated by this Section 5.17(c) shall be conducted in compliance with applicable Law (including antitrust and competition Law) and with the intention to minimize disruption to the Business and the businesses of the Parent, the Sellers, the Acquiror and their respective Affiliates.

(ii) During the period commencing on the date hereof and extending until the Closing Date, the Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with the Acquiror, at the Acquiror’s request and direction, to (A) perform any migration services reasonably required in order to migrate such services or access to facilities as were provided by or on behalf of the Parent or any of its Affiliates to any of the Companies or any of the Transferred Subsidiaries prior to the Closing, but that are not contemplated to be so provided under the Transition Services Agreement from and after the Closing, and (B) perform any other migration services as are mutually agreed to by the Parent and the Acquiror. The applicable party shall provide, or cause to be provided, such migration services as if they were Migration Services pursuant to the Transition Services Agreement, as if such agreement were in effect as of the date hereof.

(iii) Each of the Parent and the Acquiror shall bear its own costs and expenses incurred in connection with the planning and cooperation contemplated by this Section 5.17(c), provided that the Acquiror shall reimburse the Parent for any reasonable, necessary and adequately documented third-party out-of-pocket expenses paid by the Parent or any of its affiliates to an unaffiliated Person in connection with the planning or cooperation contemplated by this Section 5.17(c) to the extent such expenses are incurred by the Parent or its Affiliates with the prior written approval of the Acquiror.

(iv) (A) Prior to the Closing, the Parent shall, reasonably and in good faith, propose to Acquiror an allocation of the existing Service Charges among the Service Names set forth under the “Information Technology Infrastructure” and “Information Service” Services provided by AIGKK, as set forth on Schedule 2.01 to the Transition Services Agreement (collectively, the “Sub-characterized Services”). Absent objection from Acquiror, each Sub-characterized Service shall be a separate Service under the Transition Services Agreement and Schedule 2.01 shall be amended accordingly. (B) If the Parent fails to submit such a proposal to the Acquiror prior to Closing, the Acquiror may, reasonably and in good faith, propose to the Parent an allocation of such Sub-characterized Service and the monthly services charges related thereto, for each Sub-characterized Service, and the Parent shall not unreasonably reject such proposal unless it is not reasonable in relation to the Fully Burdened Costs of the Provider of such Service (as those terms are defined in the Transition Services Agreement), provided that, in the case of any such rejection, the Parent and the Acquiror shall in good faith agree on a proposal that is reasonable in relation to such Fully

Burdened Costs. In each case of a proposal presented pursuant to clauses (A) or (B), the Sub-characterized Service, and the allocated Service Charge associated therewith, shall be reasonable in relation to (i) the nature of such Sub-characterized Service and (ii) in the case of (A), the actual Fully Burdened Costs of each Provider associated with its provision and, in the case of (B), the definition of Fully Burdened Costs in the Transition Services Agreement. In no event shall a proposal presented pursuant to clauses (A) or (B) propose an aggregate amount of monthly service charges for the aggregate of the Sub-characterized Services more than, or less than, the amount of aggregate monthly Service Charges set forth in Schedule 2.01 to the Transition Services Agreement with respect to such Sub-characterized Services.

(d) During the period commencing on the date hereof and extending until the Closing Date, the Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause all of the space identified in Section 5.17(d) of the Seller Disclosure Letter (the “Dedicated Space”) to be assigned to, or a new lease or sublease with respect to such Dedicated Space to be entered into with, one of the Companies or the Transferred Subsidiaries, subject to any applicable regulatory requirements and any consents that are necessary for purposes of such assignment. If, prior to the Closing, such Dedicated Space is assigned to one of the Companies or the Transferred Subsidiaries, or an Affiliate of the Acquiror, or if one of the Companies or the Transferred Subsidiaries or such Affiliate enters into a new lease or sublease in relation to such Dedicated Space, to the extent that the service charges under the Transition Services Agreement include any costs attributable to the lease or sublease of such Dedicated Space, such service charges shall be reduced accordingly.

(e) Prior to Closing, the Parent shall use commercially reasonable efforts to cause AIGFAJ, Edison, Edison Service and AIRCO to enter into an amendment to the agreement identified in Section 5.17(e)(i) of the Seller Disclosure Letter, which amendment shall be in substantially the form set forth in Section 5.17(e)(ii) of the Seller Disclosure Letter.

(f) During October 2010, the Parent and the Acquiror will cooperate in reconciling any potential discrepancies in Schedule 2.01 to the Transition Services Agreement, with respect to services provided by American International Group K.K. to each of Edison and Star, as such services relate to any assets and leases having an annual expenditure in excess of $5,000. If there are errors or omissions with regard to such assets or leases that, in the aggregate, exceed $50,000, the Parent and the Acquiror shall, in good faith, make appropriate corresponding changes to the Services Charges (as that term is used in the Transition Services Agreement) for such services.

(g) By no later than forty-five (45) days after the date hereof, the Acquiror shall notify the Parent whether it does not need any transition service for which the Initial Scheduled Term (as defined in the Transition Services Agreement) is three (3) months. If the Acquiror provides such notice, such service shall be deleted from Schedule 2.01 of the Transition Services Agreement and the Parent need not provide to the Acquiror Entities (as defined in the Transition Services Agreement) such service under the Transition Services Agreement.

Section 5.18. Notification of Certain Matters.

(a) Between the date hereof and the Closing Date, the Parent, on the one hand, and the Acquiror, on the other hand, shall promptly notify the other of: (i) the occurrence or non-occurrence of any event that is reasonably likely to result in the failure of any condition to the Closing or that indicates that any of the representations and warranties contained in the Transaction Agreements will not be, or are not, true and correct and (ii) the receipt of any material notice or other communication from any third Person alleging that the approval, consent, authorization, permission or act of, or the making by the Parent, the Acquiror or any of their respective Affiliates, as the case may be, of any notices to or declaration, filing or registration with, such third Person is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third Person; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition to the Closing, or to otherwise limit or affect in any way the remedies available hereunder to the party receiving such notice; and provided, further, that failure to deliver any notice pursuant to this Section 5.18(a) shall not result in a failure of any condition set forth in Article VIII or liability to any party hereto under ARTICLE X unless the underlying event or breach would independently result in the failure of such condition or such liability.

(b) Each of the Parent, on the one hand, and the Acquiror, on the other hand, shall promptly notify the other of any Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by the Transaction Agreements. Each party hereto shall promptly notify the other of any Action that may be threatened, brought, asserted or commenced against the Parent, the Acquiror or any of their respective Affiliates, as the case may be, that would have been listed on Section 3.08 of the Seller Disclosure Letter or Section 4.04 of the Acquiror Disclosure Letter, as the case may be, if such Action had arisen prior to the date hereof; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to deliver any notice pursuant to this Section 5.18(b) shall not result in a failure of any condition set forth in Article VIII.

Section 5.19. Acquiror Financing Activities and Exchange Act Reporting. The Parent shall provide, and shall cause the Sellers, the Companies and the Transferred Subsidiaries and its and their respective Representatives to provide, reasonable cooperation in connection with the arrangement of any financing the proceeds of which may be used to consummate the transactions contemplated by the Transaction Agreements or in connection with other financings (collectively, the “Financings”) or in connection with satisfying any reporting obligation under the Exchange Act, in each case as may be reasonably requested by the Acquiror, including:

(a) providing to the Acquiror information (which the Acquiror may provide to its financing sources) regarding the Companies and the Transferred Subsidiaries and their respective industries reasonably requested by the Persons providing or arranging the Financings and identifying any portion of such information that constitutes material non-public information;

(b) assisting the Acquiror and its financing sources in the preparation of (i) one or more offering documents and/or confidential information memoranda for any Financing, including by (A) preparing and delivering to the Acquiror any audited or unaudited financial statements of the Companies and the Transferred Subsidiaries requested by the Acquiror, and (B) cooperating in the preparation of any pro forma financial statements, in each case of (A) and (B) to the extent the Acquiror reasonably determines that such financial statements are required by Regulation S-X (without regard to Rule 3-05(b)(4) thereof) and Regulation S-K under the Securities Act (treating each Financing as an offering registered under the Securities Act), and (ii) materials for rating agency presentations;

(c) assisting the Acquiror in the preparation of any audited or unaudited financial statements of the Companies and the Transferred Subsidiaries to the extent the Acquiror reasonably determines that such financial statements will be required in connection with its post-Closing reporting obligations under the Exchange Act;

(d) causing the appropriate members of management to participate , at the Acquiror’s expense, in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies;

(e) providing and executing documents as may be reasonably requested by the Acquiror, including customary certificates (including solvency certificates), legal opinions, consents of accountants for use of their reports in any materials relating to any Financing and customary representations letters in connection with bank confidential information memoranda;

(f) using its commercially reasonable efforts to cause the Independent Auditor to provide assistance to the Acquiror, at the Acquiror’s expense, including providing consents to the Acquiror to use their audit reports relating to the Companies and the Transferred Subsidiaries and to provide any necessary “comfort letters”;

The Parent will use commercially reasonable efforts to periodically update any financial statements, pro forma financial information, financial data, audit reports and other information required by Regulation S-X (without regard to Rule 3-05(b)(4) thereof) and Regulation S-K under the Securities Act (treating each Financing as an offering registered under the Securities Act) and the other accounting rules and regulations of the SEC provided in connection with the consummation of any Financing or in connection with any other financing obligation or reporting obligation under the Exchange Act. Subject to prior consultation with the Acquiror, any reasonable, and adequately documented, third party costs incurred by the Parent or its Affiliates in connection with the Parent’s obligations under this Section 5.19 shall be reimbursed by the Acquiror as directed by the Parent.

Section 5.20. Release of Liens. Prior to the Closing, the Parent shall take all actions necessary or desirable to obtain and effect the full release and discharge, effective at or prior to the Closing, of (a) any and all Liens on the Shares, the Bridge Loan, the Capital Stock of any of the Transferred Subsidiaries and the assets and properties of any of the Companies or any of the Transferred Subsidiaries, other than any Permitted Liens that are not FRBNY Liens or Liens in favor of Permitted Parties and (b) any and all obligations of any Company or any Transferred Subsidiary, including guarantees or similar obligations, under (i) the Guarantee and

Pledge Agreement, dated as of September 22, 2008 (as may be amended, modified or supplemented from time to time), between the Parent and the FRBNY, (ii) the Credit Agreement, dated as of September 22, 2008 (as may be amended, modified or supplemented from time to time), between the Parent and the FRBNY and (iii) Liens in favor of Permitted Parties.

Section 5.21. Troubled Asset Relief Program. The Parent shall use its reasonable best efforts to release the Companies and the Target Subsidiaries from any obligations under any contracts with the U.S. Treasury, the FRBNY or the Board of Governors of the Federal Reserve Board arising from the affiliation of the Companies and the Target Subsidiaries with the Parent in the event that such companies have any obligations or remain subject to any limitations following the Closing.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01. Employee Matters.

(a) Except as otherwise expressly provided in this Section 6.01, as of the Closing Date, the Companies and the Transferred Subsidiaries shall terminate their participation in each Benefit Plan that is not a Company Benefit Plan, and in no event shall any Employee be entitled to accrue any benefits under such Benefit Plans with respect to services rendered or compensation paid on or after the Closing Date. The Companies and the Transferred Subsidiaries shall retain all rights, liabilities and obligations under, and neither the Parent nor any of its Affiliates shall have any liability or obligation under, each Company Benefit Plan on and after the Closing Date.

(b) Prior to the Closing Date, the Parent and the Acquiror shall agree whether, and to what extent, (i) the employment of any employee of the Parent or any of its Affiliates whose duties relate primarily to the Business (other than an Employee who is on (A) long-term disability or other unpaid medical leave or (B) leave due to a workplace injury covered by a workers’ compensation policy or program incurred more than six months prior to the Closing date; unless the failure to transfer any such employee violates applicable Law, as determined by the Parent in good faith and in consultation with the Acquiror) and who at such time is not already employed by a Company or Transferred Subsidiary shall be transferred to a Company or Transferred Subsidiary (each, a “Transferred Employee”) with such transfer occurring on or prior to the Closing Date to the extent permitted by applicable Law, and (ii) the employment of each employee of a Company or Transferred Subsidiary whose duties do not relate primarily to the Business shall cease or otherwise be transferred to the Parent or an Affiliate other than the Companies and the Transferred Subsidiaries (each, a “Returned Employee”). The employees whom, as of the date hereof, the Parent and the Acquiror have agreed will be Transferred Employees or Returned Employees are so identified in Section 6.01(b) of the Seller Disclosure Letter, under the heading “Transferred Employees.” The employees whom, as of the date hereof, the Parent and the Acquiror reasonably expect to be Returned Employees are so identified in Section 6.01(b) of the Seller Disclosure Letter under the heading “Returned Employees.” The Parent and the Acquiror agree that the list of “Returned Employees” contained in Section 6.01(b) of the Seller Disclosure Letter shall be subject to update and amendment by the Parties during the period between the date hereof and the Closing Date; provided that such list shall be final and not subject to change as of the Closing Date. For a period of at least 12 months after the Closing Date, and subject to applicable Law, the Acquiror shall, and shall cause its Affiliates (including the Companies and the Transferred Subsidiaries) to take all action necessary to provide that during each Employee’s period of employment with the Acquiror or any of its Affiliates (including the Companies and the Transferred Subsidiaries), (i) such Employee shall receive base salary at a rate not less than such Employee’s base salary in effect immediately prior to the Closing Date and (ii) such Employee shall be eligible for total incentive compensation opportunities that are no less favorable in the aggregate than the total incentive compensation opportunities provided to such Employee by the Parent and its Affiliates (including the Companies and the Transferred Subsidiaries) immediately prior to the Closing Date. All other terms and conditions of employment and of employee benefits shall be determined in accordance with applicable Law. Notwithstanding the previous sentence, for a period of 12 months after the Closing Date, (i) all Employees (other than Transferred Employees) shall be provided with employee benefits that are substantially no less favorable in the aggregate than the employee benefits provided to such Employee by the Parent and its Affiliates immediately prior to the Closing Date and (ii) all Transferred Employees shall be provided with employee benefits that are substantially no less favorable in the aggregate than those generally made available to Acquiror’s similarly situated employees in the jurisdiction. Nothing in this Section 6.01 shall limit in any way the right of the Acquiror or any of its Affiliates to terminate the employment of any Employee at any time, to change or modify the terms of any Benefit Plan at any time and in any manner, or to change or to change or modify the terms or conditions of employment of any Employee, subject in any such case to the express terms of any applicable Benefit Plan and applicable Law.

(c) For purposes of determining eligibility, benefit accrual and vesting (but not for purposes of benefit accruals under any defined benefit pension plan or benefit accruals that would result in duplication of benefits) under all benefit plans, programs and arrangements maintained by the Acquiror or its Affiliates (including, after the Closing, the Companies and the Transferred Subsidiaries), the Acquiror shall, and shall cause its Affiliates (including, after the Closing, the Companies and the Transferred Subsidiaries) to, give each Employee, credit for such Employee’s service with the Parent and its Affiliates (including the Companies and the Transferred Subsidiaries) to the same extent recognized by the Parent and its Affiliates (including the Companies and the Transferred Subsidiaries) under the Benefits Plans immediately prior to the Closing Date; notwithstanding the foregoing, this Section 6.01(c) shall not apply to any equity based benefit plans, programs or arrangements.

(d) The Acquiror shall cause the Companies and the Transferred Subsidiaries to recognize and provide all accrued but unused vacation and sick pay of the Employees as of the Closing Date.

(e) From and after the Closing Date, the Acquiror shall assume any and all obligation for and shall pay, or cause the Companies and the Transferred Subsidiaries to assume any and all obligation for and pay, any retention bonuses, any cash incentive payments and any annual incentive bonuses, whether the obligation therefor arises before, after or as a result of the Closing, payable to any Employee pursuant to the terms of any Company Benefit Plans that are bonus plans or arrangements in effect immediately prior to the Closing Date and applicable to such Employees (in each case to the extent not paid by the Parent (or any of its Affiliates), the Companies or the Transferred Subsidiaries prior to the Closing). In furtherance of the foregoing, Acquiror shall pay, or shall cause the Companies or the Transferred Subsidiaries to pay, an aggregate amount in bonuses in respect of the foregoing plans and arrangements that is no less than the amount accrued therefor (as adjusted through the Closing Date). From and after the Closing Date, neither the Parent nor any of its Affiliates (other than the Companies or the Transferred Subsidiaries) shall retain any responsibility for such payment obligations, regardless of when such amounts were earned or accrued. For the avoidance of doubt, the liability for the ECAP Severance and Completion Plans of the Companies shall be accrued on the balance sheet included in the Final Actual Closing Solvency Capital Worksheet of the Insurance Companies at Closing, and, the obligation of the Acquiror with respect thereto shall be limited to such accrued amount (including any liability arising from any amendments to the ECAP Severance and Completion Plans between the date hereof and Closing).

(f) With respect to the Employees, after the Closing Date, the Acquiror, the Companies and the Transferred Subsidiaries shall have the liability and obligation for, in respect to any Company Benefit Plans, and neither the Parent nor any of its Affiliates shall have any liability or obligation for: (i) any short-term disability, sick pay or salary continuation benefits; or (ii) any medical, dental, life insurance, long-term disability or other welfare benefit claims. Any preexisting condition clause in any of the welfare plans (including medical, dental and disability coverage) included in the Acquiror’s benefit programs shall be waived for the Employees. Notwithstanding anything to the contrary in this Section 6.01(f), the Parent and its Affiliates (other than the Companies and the Transferred Subsidiaries) shall retain all the liabilities and obligations referenced in this Section 6.01(f) to the extent arising prior to the Closing Date under Benefit Plans that are not Company Benefit Plans.

(g) The Acquiror, the Companies and the Transferred Subsidiaries shall, and hereby do, assume all liability and obligation for, and neither the Parent nor any of its Affiliates shall retain any liability or obligation for, (i) severance pay and obligations payable to any former employee of any of the Companies or the Transferred Subsidiaries who, as of the Closing Date, is receiving or due to receive severance payments and benefits from the Parent or any of its Affiliates or the Companies or the Transferred Subsidiaries from and after the Closing Date and (ii) severance pay and obligations payable to any Employee who is terminated by the Acquiror, the Companies or any Transferred Subsidiary on or after the Closing Date. With respect to any Employee whose employment is terminated by the Acquiror or any of its Affiliates during the 6 month period immediately following the Closing Date, the Acquiror shall provide, or cause its Affiliates to provide, severance benefits to such Employee, which shall be determined and payable in accordance with the severance benefit plan or agreement maintained by the Parent, the Companies, the Transferred Subsidiaries or any of their Affiliates for the benefit of such Employee immediately prior to the Closing Date.

(h) The Parent and the Acquiror shall, or shall ensure that their Affiliates shall, comply with their respective consultation and other obligations arising out of any of the transactions contemplated by this Agreement with respect to the Employees (including those individuals who will become Employees on or prior to the Closing Date) of any of the Companies, any of the Transferred Subsidiaries, or their respective union or elected representatives, or other employee representative body, as required by Law, collective bargaining agreements or any other applicable regulations and shall cooperate in connection therewith, with such cooperation to include, if applicable, obtaining from all Employees, directors, independent contractors, agents and brokers of the Companies and Transferred Subsidiaries express written consents to the cross border transfer of their personal data to the Acquiror following the signing of this Agreement. Each of the parties hereto will use good faith efforts to comply with their obligations under this Section 6.01(h) as promptly as reasonably practicable.

(i) The Parent or its Affiliates shall be responsible for providing workers’ compensation or similar workers’ protection benefits with respect to any Employee prior to the Closing Date. The Acquiror, the Companies and the Transferred Subsidiaries shall be responsible for providing any workers’ compensation or similar workers’ protection benefits to any Employee on or after the Closing Date; provided, however, the Parent or its Affiliates (other than the Companies or the Transferred Subsidiaries) shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims of any Employee or former employee that arose, or relate to, an incident that occurred and with respect to which a claim was filed on or prior to the Closing Date (unless such obligations were accrued as liabilities of the Companies or the Transferred Subsidiaries prior to the Closing Date). Any workers’ compensation insurance arrangements maintained by the Companies and the Transferred Subsidiaries shall inure to the benefit of the Acquiror. For purposes of this Section 6.01(i), a workers’ compensation or similar workers’ protection claim shall be deemed to have been incurred upon the injury or condition giving rise to the benefits thereunder.

(j) The provisions of this Section 6.01 are solely for the benefit of the parties hereto, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement, whether in respect of continued employment or service, or resumed employment or service, compensation, benefits, incentives, or otherwise. Nothing herein, whether express or implied, shall be construed as a modification of or amendment to any Benefit Plan for any purpose.

(k) Notwithstanding anything in this ARTICLE VI, with respect to any expatriate Employee of the Companies or the Transferred Subsidiaries who is a citizen or resident alien of the United States principally employed or rendering substantial services in Japan (each, a “U.S. Expatriate Employee”), none of the rules regarding compensation programs or benefits set forth in Section 6.01(b) through Section 6.01(i) of this ARTICLE VI shall apply. Following the Closing Date, each U.S. Expatriate Employee shall be provided with compensation programs and employee benefits that are substantially similar in all respects (including with respect to terms and conditions of the applicable governing plans, programs and policies) to the compensation programs and employee benefits that are made available by the Acquiror to other similarly situated citizens or resident aliens of the United States principally employed by or rendering substantial services for the Acquiror in Japan. For a period of at least 12 months after the Closing Date, and subject to applicable Law, the Acquiror shall, and shall cause its Affiliates (including the Companies and the Transferred Subsidiaries) to take all action necessary to provide that during each U.S. Expatriate Employee’s period of employment with the Acquiror or any of its Affiliates (including the Companies and the Transferred Subsidiaries), (i) such U.S. Expatriate Employee shall receive base salary at a rate not less than such U.S. Expatriate Employee’s base salary in effect immediately prior to the Closing Date and (ii) such U.S. Expatriate Employee shall be eligible for total incentive compensation opportunities that are no less favorable in the aggregate than the total incentive compensation opportunities provided to such U.S. Expatriate Employee by the Parent and its Affiliates (including the Companies and the Transferred Subsidiaries) immediately prior to the Closing Date. All other terms and conditions of employment and of employee benefits shall be determined in accordance with applicable Law but otherwise in accordance with the principles of this Section 6.01(k). Notwithstanding the previous sentence, (i) for a period of 12 months after the Closing Date, each U.S. Expatriate Employee shall be provided with employee benefits that are substantially no less favorable in the aggregate than those generally made available to Acquiror’s similarly situated employees in the jurisdiction and (ii) in the event that the employment of a U.S. Expatriate Employee is terminated by the Acquiror within 6 months after the Closing Date, such U.S. Expatriate Employee shall be provided with severance benefits that are substantially no less favorable in the aggregate than those severance benefits generally made available to Acquiror’s similarly situated employees in the jurisdiction (after giving effect to such U.S. Expatriate Employee’s years of service with the Companies and the Transferred Subsidiaries for purposes of severance benefit calculations); provided, however, that, if the U.S. Expatriate Employee is eligible for Star’s Employee Continuity Assurance Plan and is terminated by the Acquiror within 12 months of the Closing Date, Acquiror (or, as applicable, the Companies or one of the Transferred Subsidiaries) shall provide such U.S. Expatriate Employee the severance benefits determined in accordance with the terms of the individual agreement entered into by such U.S. Expatriate Employee pursuant to such plan and none of Acquiror, the Companies nor the Transferred Subsidiaries shall have any other obligation to provide severance or other termination benefits to such U.S. Expatriate Employee.

In applying the provisions of this Article to any Employee, the Acquiror, the Companies and the Transferred Subsidiaries shall not take into account any Compensation Restrictions, if so permitted under applicable Law.

ARTICLE VII

TAX MATTERS

Section 7.01. Liability for Taxes.

(a) The Parent shall be liable for and pay, or shall cause the applicable Seller to pay, and shall indemnify, defend, and hold harmless the Acquiror Indemnified Parties (as defined in Section 10.02(a)) from and against, all Taxes and Losses imposed on or incurred by any Acquiror Indemnified Party, or for which any Acquiror Indemnified Party may otherwise be liable, relating to (i) any Taxes imposed upon any Company or any Transferred Subsidiary with respect to any Pre-Closing Taxable Period and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, (ii) any Taxes imposed upon any Company or any Transferred Subsidiary or any Successor Entity with respect to any Post-Closing Taxable Period or, with respect to any Straddle Period, the portion of such Straddle Period ending after the Closing Date, that would not be payable by, or imposed upon, such Company or such Transferred Subsidiary or such Successor Entity if any amount of net operating losses or credits generated during the Parent or its Affiliates’ period of ownership of the applicable Company or Transferred Subsidiary as of the Closing Date had not been decreased as a result of any Tax audits or proceedings by any Tax Authority, except to the extent any such decrease in net operating losses or credits (A) is expected to give rise to a Tax benefit to any Company or any Transferred Subsidiary or any Successor Entity in a Post-Closing Taxable Period or, with respect to any Straddle Period, the portion of such Straddle Period ending after the Closing Date, (B) is caused by an action taken by or transaction entered into by the Acquiror or its Affiliates other than those contemplated by the Transaction Agreements (excluding, for the avoidance of doubt, any reorganization or other transfer of the interests or assets of the Companies or the Transferred Subsidiaries by the Acquiror or any of its Affiliates following the Closing) or (C) is a result of the carryback of any item from a Post-Closing Taxable Period or with respect to the portion of any Straddle Period relating to after the Closing Date, (iii) any breach or inaccuracy in any representation contained in Section 3.20 or (iv) any breach or failure by the Parent to perform (or cause to be performed) any of the covenants or agreements set forth in this Article VII; provided, however, that the Parent shall not be liable for or pay, and shall not indemnify the Acquiror Indemnified Parties from and against (A) any Taxes shown as an accrued tax payable on the Final Actual Closing Solvency Capital Worksheet, and (B) any Taxes imposed on any Company or Transferred Subsidiary, or for which any Company or Transferred Subsidiary may otherwise be liable, as a result of transactions occurring or deemed to occur on the Closing Date but after the Closing (other than those contemplated by the Transaction Agreements (excluding, for the avoidance of doubt, any reorganization or other transfer of the interests or assets of the Companies or the Transferred Subsidiaries by the Acquiror or any of its Affiliates following the Closing) or occurring in the Ordinary Course of Business) (Taxes described in clauses (A) and (B) above, hereinafter “Excluded Taxes”).

(b) The Acquiror shall be liable for and pay, and shall indemnify, defend, and hold harmless the Parent Indemnified Parties from and against, (i) all liabilities for Taxes imposed on any Company or Transferred Subsidiary, or for which any Company or Transferred Subsidiary may otherwise be liable, for any Post-Closing Taxable Periods and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date, (ii) Excluded Taxes and (iii) any breach or failure by the Acquiror to perform (or cause to be performed) any of the covenants or agreements set forth in this Article VII.

(c) For purposes of clauses (a) and (b) of this Section 7.01, whenever it is necessary to determine the liability for Taxes for a Straddle Period, the determination of the Taxes of any Company or Transferred Subsidiary for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of such Company or Transferred Subsidiary for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of such Company or Transferred Subsidiary were closed at the close of the Closing Date, provided, however, that Taxes imposed on a periodic basis (e.g., property taxes), and exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

(d) (i) To the extent any indemnity pursuant to Section 7.01(a)(i), Section 7.01(a)(iii) or Section 7.01(a)(iv) is includible in income, the Parent shall increase such indemnity payment to the applicable Acquiror Indemnified Party to compensate for the Japanese

Tax detriment resulting from such inclusion (the aggregate of such indemnity payment and such increase, a “Tax Indemnity Payment”); provided, however, that Parent and Acquiror shall cooperate to direct payment to the Parent or a Seller on one hand, and the Acquiror or a Designated Acquiror on the other hand, as the case may be, if doing so would result in the Tax Indemnity Payment’s being treated as an adjustment to the Share Purchase Price.

(ii) To the extent the adjustment that gave rise to a Tax Indemnity Payment results in a Tax benefit for Japanese Tax purposes to any of the Companies, the Transferred Subsidiaries or any Successor Entity that is actually realized by any of them prior to the end of the close of the taxable year in which the fourth anniversary of such Tax Indemnity Payment occurs, the Acquiror or any Designated Acquiror shall remit to the Parent such Tax benefit (determined on a with and without basis) (a “Tax Benefit Payment”); provided that in no event shall the cumulative Tax benefit remitted by the Acquiror or any Designated Acquiror to the Parent exceed the amount of the applicable Tax Indemnity Payment. If any such Tax benefit is subsequently disallowed prior to the end of the close of the taxable year in which the fourth anniversary of such Tax Benefit Payment occurs, the Parent shall make an appropriate reconciliation payment to the Acquiror.

(iii) In the event there has been a Tax Indemnity Payment, the Acquiror shall provide on an annual basis a certification by a responsible tax officer of the Acquiror with the knowledge of the Companies and the Transferred Subsidiaries of the amount (if any) of any increase to a tax indemnity payment pursuant to Section 7.01(d)(i) and the amount (if any) of the Tax benefit to be remitted to Parent pursuant to Section 7.01(d)(ii).

Section 7.02. Tax Returns.

(a) The Parent shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Companies and the Transferred Subsidiaries for Pre-Closing Taxable Periods that are due on or before the Closing Date, and in each case the Parent shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, and the Acquiror shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to each Company and Transferred Subsidiary and the Acquiror shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to Tax Returns to be filed or caused to be filed by the Parent or the Acquiror pursuant to the preceding sentence that relate to Pre-Closing Taxable Periods or Straddle Periods (x) to the extent permitted by Law, such Tax Returns shall be filed in a manner consistent with the last previous Tax Return relating to the same Taxes filed as of the date hereof, except to the extent failure to do so would not reasonably be expected to result, directly or indirectly, in a material cost to the other party and (y) such Tax Returns shall be submitted to the Parent or the Acquiror, as the case may be, not later than 30 days prior to the due date for filing such Tax Returns (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by the Parent or the Acquiror, as the case may be, which approval may not be unreasonably withheld. The Parent or the Acquiror, as the case may be, shall pay the other or cause to be paid to the other the Taxes for which the Parent or the Acquiror, respectively, is liable pursuant to Section 7.01 but which are payable with any Tax Return to be filed or caused to be filed by the Parent, on the one hand, and Acquiror, on the other hand, pursuant to this Section 7.02(a) upon the written request of the Party entitled to payment, setting forth in reasonable detail the computation of the amount owed by the Parent, on the one hand, and the Acquiror, on the other hand, as the case may be, but in no event earlier than 10 days prior to the due date for paying such Taxes.

(b) Except in accordance with Section 7.03, none of the Parent, the Acquiror or any Affiliate of either shall (or shall cause or permit any Company or Transferred Subsidiary to) amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to any Company or Transferred Subsidiary with respect to any Pre-Closing Taxable Periods (or with respect to any Straddle Period) without the prior written consent of the Parent or the Acquiror, as the case may be, except to the extent such amendment, refiling, modification or grant is required by Law or would not reasonably be expected to result, directly or indirectly, in a material cost to the other party.

(c) In order to assist the Parent and its Affiliates in filing their Tax Returns, the Parent will deliver to the Acquiror a questionnaire in a form substantially similar to the form set forth on Section 7.02(c) of the Seller Disclosure Letter, and consistent with past practice, the Company and the Transferred Subsidiaries will use their reasonable efforts promptly to complete such questionnaire (which for the avoidance of doubt will not include any information relating to periods after the Closing Date or any information related to the Section 338 elections described in Section 7.06(b)).

(d) The Parent hereby agrees and covenants to furnish to the Acquiror, prior to Closing, complete and accurate copies of all Internal Revenue Service Forms 5471, 8621, 8865 and 8858 filed within the last three years in respect of the Companies, the Transferred Subsidiaries and any investments held by any of such entities, which Forms have not been otherwise previously furnished.

Section 7.03. Contest Provisions.

(a) After the Closing Date, the Acquiror (or a Designated Acquiror) and the Parent shall promptly notify the other in writing upon receipt by any Acquiror Indemnified Party or Parent Indemnified Party, as the case may be, of written notice of any pending or threatened tax audits, examinations or assessments (a “Tax Claim”) which would reasonably be expected to affect the Tax liabilities for which the Parent or the Acquiror may be liable under Section 7.01; provided, that the failure by the Acquiror or the Parent, as the case may be, to notify the other of any Tax Claim shall not relieve the Parent or the Acquiror (or a Designated Acquiror), as the case may be, of its obligations under this Article VII in whole or in part except to the extent the Parent or the Acquiror, as the case may be, is materially prejudiced as a consequence of such failure.

(b)

(i) The Parent shall have the right to control the contest of any Tax Claim for which the Parent is solely liable under this Agreement; provided, that (A) the

Acquiror shall have the right, at its own expense, to participate in (but not control) all proceedings related to such Tax Claim, (B) the Parent shall promptly furnish to the Acquiror copies of all relevant correspondence and documentation in connection with any such Tax Claim and shall provide the Acquiror with the opportunity to comment on all proposed correspondence and submissions to the relevant tax authority, which comments the Parent shall consider in good faith, (C) the Parent shall consult in good faith with the Acquiror regarding the conduct of the contest of any such Tax Claim and (D) the Parent shall use good faith reasonable efforts to take positions in any contest that are consistent with the positions taken in prior settlements with respect to substantially similar issues if the failure to take a consistent position would give rise to a material adverse effect to any of the Companies or the Transferred Subsidiaries. The Parent shall not, and shall not permit any relevant party to, enter into any settlement or otherwise compromise any such Tax Claim without the prior written consent of the Acquiror, provided, that if the Acquiror shall refuse to consent to any settlement or compromise that the relevant tax authorities and the Parent propose to accept (a “Proposed Settlement”) and such Proposed Settlement would not reasonably be expected to result in a material Tax cost to the Acquiror Indemnified Parties that is not indemnified by the Parent, then (X) the liability of the Parent with respect to the subject matter of the Proposed Settlement shall be limited to the amount that such liability would have been to the Parent were the Proposed Settlement accepted, and (Y) the Acquiror shall thereafter be entitled to assume control of the contest, settlement and compromise of such Tax Claim and shall bear its own costs and expenses in connection with such Tax Claim.

(ii) With respect to any Straddle Period, the Parent and the Acquiror shall jointly control the contest, settlement and compromise of any relevant Tax Claim and each party shall cooperate with the other party at its own expense and no settlement or compromise with respect thereto shall be entered into without the consent of the other party, which consent shall not be unreasonably withheld.

(iii) Within 20 days of receiving notice from the Acquiror of a Tax Claim pursuant to Section 7.03(a), the Parent shall notify the Acquiror in writing if its intention to control the contest of any Tax Claim that is the subject of such notice and that the Parent is otherwise entitled to control (or jointly control) pursuant to Section 7.03(b)(i) or Section 7.03(b)(ii). If the Acquiror does not receive such notice from the Parent within such period, or if the Parent shall notify the Acquiror that it does not wish to control (or jointly control) the contest of such Tax Claim (or any other Tax Claim), the Acquiror thereupon shall be entitled to control the contest, settlement and compromise of such Tax Claim in its sole discretion; provided, however, that the failure of the Parent to provide notice shall not result in the Parent waiving any of its rights under this Agreement (including its right to control the contest of the Tax Claim) in whole or in part except to the extent the Acquiror is materially prejudiced as a consequence of such failure.

(iv) Except as otherwise expressly provided, nothing contained in this Section 7.03(b) shall be construed as limiting the Acquiror Indemnified Parties’ right to indemnification under Section 7.01, provided, that the Acquiror may elect (by written notice to the Parent) to forgo indemnification under Section 7.01 for a Tax Claim or portion thereof, in which case the Acquiror shall be entitled to control the contest, settlement and compromise of such Tax Claim or applicable portion thereof in its sole discretion and at its own expense.

(v) The foregoing provisions of this Section 7.03(b) shall apply to the Parent and its Affiliates, on the one hand, and to the Acquiror and its Affiliates, on the other hand, mutatis mutandis.

Section 7.04. Tax Refunds. The Parent shall be entitled to retain, or receive payment from the relevant Company or Transferred Subsidiary of, any refund or credit of Taxes of any such entity (net of any Tax cost arising out of such receipt) from the applicable taxing authorities that are described as being the responsibility of the Parent in Section 7.01(a), except to the extent such refunds relate to Excluded Taxes or result from the carryback of any item from a Post-Closing Taxable Period. Each Company and any Transferred Subsidiary shall be entitled to retain all other refunds or credits with respect to Taxes of such entities. The Person that is to enjoy the economic benefit of a refund or credit under this Section 7.04 shall bear the reasonable out-of-pocket expenses incurred in seeking such refund.

Section 7.05. Assistance and Cooperation. After the Closing Date, each of the Parent and the Acquiror shall (and cause their respective Affiliates to):

(a) assist the other party, as may reasonably be requested, in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 7.02;

(b) cooperate in preparing for any audits of, or disputes with Tax Authorities regarding, any Tax Returns of any Company or Transferred Subsidiary;

(c) make available to the other and to any Tax Authority as reasonably requested all information, records, and documents relating to Taxes of each Company and Transferred Subsidiary;

(d) furnish the other with copies of all correspondence regarding a Tax Claim received from any Tax Authority in connection with any Tax audit or information request with respect to any taxable period;

(e) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes described in Section 7.06(c); and

(f) timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Article VII;

(g) assist the other, as may reasonably be requested, in connection with tax matters of the Parent or the Acquiror, as the case may be, or their Affiliates, in relation to the transactions contemplated hereby, including tax matters relating to U.S. federal income tax compliance (which shall, for the avoidance of doubt, include providing reasonable assistance to the Acquiror in connection with the Acquiror’s filing of any applicable Internal Revenue Service forms); and

(h) otherwise cooperate with the other as may reasonably be requested with respect to legitimate matters related to Taxes.

If the Parent or the Acquiror makes a request to the other (including, for the avoidance of doubt, the request under Section 7.02(c)) that, in the reasonable judgment of the party receiving the request, requires the engagement of third party consultants to fulfill, the requesting party shall engage such consultants (provided they are reasonably acceptable to the other party) and shall be solely responsible for the remuneration of such consultants.

Section 7.06. Other Tax Matters.

(a) In the event of any inconsistency between this Article VII and Article X, this Article VII shall control with respect to any Tax matters. The obligations of the parties hereto set forth in this Article VII shall: (i) be unconditional and absolute, (ii) remain in full force and effect until 60 days following the expiration of the applicable statute of limitations (taking into account all extensions thereof) and (iii) not be subject to the limitations on indemnification set forth in Article X.

(b) The Acquiror shall have the right to make, or cause to be made, an election under Section 338(g) of the Code with respect to the sale or deemed sale of the stock of the Companies and the Transferred Subsidiaries (other than CLIS K.K.). Should the Acquiror make, or cause to be made, an election under Section 338(g) of the Code with respect to the sale or deemed sale of the stock of any of the Companies or the Transferred Subsidiaries, the Acquiror shall send a notice, or cause a notice to be sent, to the Parent or its Affiliates as required pursuant to applicable U.S. Treasury Regulations under Section 338 of the Code.

(c) Notwithstanding any other provision of this Agreement to the contrary, all Japanese sales, transfer, securities transaction, documentary, stamp, duties, recording and similar Taxes and fees imposed in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be borne equally by the Parent and the Acquiror. The Parent and the Acquiror shall cooperate in accurately filing or causing to be filed all necessary Tax Returns and other documentation with respect to any Transfer Tax, and any reasonable expenses incurred in connection with such filings shall be borne equally by the Parent and the Acquiror.

(d) The Parent hereby agrees and covenants that any and all existing Tax Sharing Agreements binding on any Company or Transferred Subsidiary shall be terminated on or before the Closing Date such that no Company or Transferred Subsidiary shall have any obligation thereunder after the Closing.

(e) The parties agree for purposes of this Article VII, an item shall be considered “material” if the aggregate Tax liability associated with all items or matters addressed by the relevant provision is equal to or greater than $500,000.

ARTICLE VIII

CONDITIONS TO CLOSING AND RELATED MATTERS

Section 8.01. Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Order. Subject to Section 8.01(b), there shall be no Law or Governmental Order enacted, issued, promulgated, enforced or entered that, in each case, enjoins or prohibits the consummation of the transactions contemplated by this Agreement or makes illegal the consummation of the transactions contemplated by this Agreement unless such Law or Governmental Order is vacated, terminated or withdrawn.

(b) Approvals of Governmental Authorities. The Governmental Approvals listed on Section 8.01(b) of the Seller Disclosure Letter shall have been obtained (or any waiting period shall have been terminated or shall have expired) and shall be in full force and effect without the imposition of any Negative Conditions or Restrictions.

Section 8.02. Conditions to Obligations of the Parent. The obligations of the Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver in writing, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Acquiror contained in this Agreement (other than Section 4.01) shall have been true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date) except where the failure to be so true and correct (without giving effect to any limitations as to materiality or “Acquiror Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, or would not reasonably be expected to have, an Acquiror Material Adverse Effect; (ii) Section 4.01 shall have been true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date) in all respects; (iii) all of the obligations of the Acquiror to be performed or complied with on or prior to the Closing pursuant to the terms of this Agreement shall have been duly and fully performed and complied with in all material respects; and (iv) the Parent shall have received a certificate dated the Closing Date of the Acquiror signed by a duly authorized executive officer of the Acquiror certifying that the conditions specified in clauses (i), (ii) and (iii) of this Section 8.02(a) have been waived or satisfied.

(b) Ancillary Agreements. The Acquiror shall have executed and delivered each of the Ancillary Agreements to which it is a party and shall have caused each applicable Affiliate of the Acquiror to execute and deliver each of the Ancillary Agreements to which such Affiliate of the Acquiror is a party.

Section 8.03. Conditions to Obligations of the Acquiror. The obligations of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver in writing, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Parent contained in this Agreement (other than Section 3.01, Section 3.02, Section 3.03(a) and (b), and Section 3.04) (in each case, only to the extent applicable to the Parent, the Sellers and the Companies) shall have been true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date) except where the failure to be so true and correct (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect; (ii) Section 3.01, Section 3.02, Section 3.03(a) and (b), and Section 3.04 (in each case, only to the extent applicable to the Parent, the Sellers and the Companies) shall have been true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date) in all respects; (iii) all of the obligations of the Parent or any of its Affiliates to be performed or complied with on or prior to the Closing pursuant to the terms of this Agreement shall have been duly and fully performed and complied with in all material respects; and (iv) the Acquiror shall have received a certificate dated the Closing Date of the Parent signed by a duly authorized officer or representative of the Parent certifying that the conditions specified in clauses (i), (ii) and (iii) of this Section 8.03(a) have been waived or satisfied; provided, that in the event that all of the other conditions to Closing have been satisfied but the Parent requires additional time to prepare and deliver any financial statements requested by the Acquiror to be delivered by the Parent to the Acquiror pursuant to Section 5.19(b) only, the references to “Closing Date” in clause (i) of this Section 8.03(a) shall be deemed to refer, for purposes of all of the representations and warranties of the Parent contained in this Agreement other than Section 3.01, Section 3.02, Section 3.03(a) and (b), and Section 3.04, to the date prior to the Closing Date on which the last of such conditions shall have been satisfied (the “Representation and Warranty Date Limitation”).

(b) Ancillary Agreements. The Parent shall have executed and delivered each of the Ancillary Agreements to which it is a party and shall have caused each applicable Affiliate of the Parent to execute and deliver each of the Ancillary Agreements to which such Affiliate is a party.

(c) No Material Adverse Effect. Since the date hereof, there shall have been no Material Adverse Effect.

ARTICLE IX

TERMINATION AND WAIVER

Section 9.01. Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of the Parent and the Acquiror;

(b) by either the Parent or the Acquiror if the Closing has not occurred on or before April 1, 2011; provided, however, that if the sole reason that the Closing has not occurred is either (i) that one or more of the approvals required pursuant to Section 8.01(b) have not been obtained on or prior to such date or (ii) that the Parent requires additional time to prepare and deliver any financial statements requested by the Acquiror to be delivered by the Parent to the Acquiror pursuant to Section 5.19(b), such date may be extended by either party to a date not beyond October 1, 2011; and provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party hereto whose failure to take any action required to fulfill any of such party’s obligations under this Agreement or other breach of any provision of this Agreement has caused or resulted in the failure of the Closing to occur prior to such date;

(c) by either the Parent or the Acquiror in the event of the issuance of a final, non-appealable Governmental Order restraining or prohibiting the consummation of the transactions contemplated by the Transaction Agreements;

(d) by the Acquiror (but only so long as the Acquiror is not in material breach of its obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of the Parent such that one or more of the conditions to Closing set forth in Sections 8.01 and 8.03 are not capable of being fulfilled as of April 1, 2011 (subject to extension pursuant to the first proviso in Section 9.01(b)); or

(e) by the Parent (but only so long as the Parent is not in material breach of its obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of the Acquiror such that one or more of the conditions to Closing set forth in Sections 8.01 and 8.02 are not capable of being fulfilled as of April 1, 2011 (subject to extension pursuant to the first proviso in Section 9.01(b)).

Section 9.02. Notice of Termination. Any party hereto desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

Section 9.03. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement (or any of its Affiliates or Representatives), except that Section 5.04(a), this Article IX, and Article XI shall survive any such termination; provided, however, that nothing in this Section 9.03 shall relieve any party from liability for an intentional breach of this Agreement. If this Agreement is terminated after

April 1, 2011 pursuant to Section 9.01(b), Section 9.01(c) or Section 9.01(e) as a result of a failure by the Acquiror to obtain any approval from the FSA necessary to consummate the transactions contemplated hereby, the Acquiror shall be obligated to pay to the Parent in cash interest on the Purchase Price, at a rate of 5% per annum, for the period commencing on April 1, 2011 and ending on the date the Parent terminates this agreement pursuant to Section 9.01(b), Section 9.01(c) or Section 9.01(e). Notwithstanding anything to the contrary in this Section 9.03, neither the Acquiror nor any Designated Acquiror shall be required to pay such Purchase Price Interest Amount if the failure of the Parent or the Sellers to fulfill any obligations under this Agreement was the sole and direct cause of, or solely and directly resulted in, the failure of Closing to occur prior to April 1, 2011, provided, further that in the event the Acquiror has incurred the obligation to pay the Purchase Price Interest Amount, the Acquiror shall not be obligated to pay any interest for any period during which the failure of the Parent or the Sellers to fulfill any such obligation was the sole and direct cause of, or solely and directly resulted in, the failure of the Closing to occur.

ARTICLE X

INDEMNIFICATION

Section 10.01. Survival.

(a) Except as otherwise provided in ARTICLE VII, the representations and warranties of the parties hereto contained in or made pursuant to this Agreement or any certificate contemplated to be delivered pursuant hereto shall survive in full force and effect until the date that is 21 months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 10.02 or Section 10.03 thereafter), except: (i) the Parent Fundamental Representations and the Acquiror Fundamental Representations shall survive the Closing indefinitely; (ii) the representations and warranties in Section 3.20 shall survive as provided in Article VII; and (iii) the covenants and agreements of the parties hereto contained in or made pursuant to this Agreement or any certificate contemplated to be delivered pursuant hereto shall survive the Closing indefinitely.

(b) Neither the applicable survival period nor the right to indemnification or other remedy based upon the representations, warranties, covenants and agreements of the parties in this Agreement will be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants or agreements.

Section 10.02. Indemnification by the Parent.

(a) From and after the Closing and subject to this ARTICLE X, the Parent shall indemnify, defend and hold harmless the Acquiror, its Affiliates (including the Companies and the Transferred Subsidiaries) and its and their respective Representatives (collectively, the

“Acquiror Indemnified Parties”) from and against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may at any time suffer or incur as a result of, arising out of, relating to or in connection with:

(i) any inaccuracy or breach of any representation or warranty made by the Parent in this Agreement or the certificates required to be delivered pursuant to Section 8.03(a) (other than any representation or warranty made in Section 3.20 which, for the avoidance of doubt shall be governed by ARTICLE VII) after giving effect, if applicable, to the Representation and Warranty Date Limitation;

(ii) any breach or failure by the Parent or any of its Affiliates to perform any of their respective covenants, obligations or agreements contained in this Agreement;

(iii) costs or expenses (including any termination fees, “kill fees” or other penalties) incurred by any of the Companies or the Transferred Subsidiaries in connection with the matter described in Section 10.02(a)(iii) of the Seller Disclosure Letter, but only up to an amount equal to 50% of such costs and expenses; and

(iv) the matters identified in Section 10.02(a)(iv) of the Seller Disclosure Letter.

(b) Notwithstanding anything to the contrary contained herein, the Parent shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to Section 10.02(a)(i) (other than Losses arising out of the inaccuracy or breach of any Parent Fundamental Representations and the representations and warranties in Section 3.20) (such Losses pursuant to Section 10.02(a)(i), other than Losses arising out of the inaccuracy or breach of any Parent Fundamental Representations and the representations and warranties in Section 3.20, being referred to as the “Capped Losses”): (i) with respect to any claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) involves Losses in excess of ¥5,000,000 (nor shall any such claim or series of related claims that do not meet the ¥5,000,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Acquiror Indemnified Parties’ Losses for which the Parent has responsibility under clause (ii) of this Section 10.02(b) below); and (ii) until the aggregate amount of the Capped Losses for which the Acquiror Indemnified Parties are entitled to indemnification exceeds ¥4,100,000,000, after which the Parent shall be obligated to indemnify and reimburse the Acquiror Indemnified Parties for the aggregate amount of all Capped Losses for which the Acquiror Indemnified Parties are entitled to indemnification under Section 10.02(a)(i) that are in excess of ¥4,100,000,000; but only if such Losses arise with respect to any claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) that involves Losses in excess of ¥5,000,000. Notwithstanding anything to the contrary herein, in no event shall the Parent be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, with respect to Capped Losses, any amount in excess of ¥102,000,000,000; provided, that for purposes of determining whether the amount of Losses has exceeded ¥102,000,000,000, such Losses shall be diminished by any reduction in indemnification occurring by reason of clauses (i) or (ii) of Section 10.07.

Section 10.03. Indemnification by the Acquiror.

(a) From and after the Closing and subject to this ARTICLE X, the Acquiror shall indemnify, defend and hold harmless the Parent, its Affiliates and its and their respective Representatives (collectively, the “Parent Indemnified Parties”) from and against, and reimburse any Parent Indemnified Party for, all Losses that such Parent Indemnified Party may at any time suffer or incur, as a result of, arising out of, relating to or in connection with:

(i) any inaccuracy or breach of any representation or warranty made by the Acquiror in this Agreement or the certificate required to be delivered pursuant to Section 8.02(a); and

(ii) any breach or failure by the Acquiror or any of its Affiliates to perform any of its covenants, obligations or agreements contained in this Agreement.

(b) Notwithstanding anything to the contrary contained herein, the Acquiror shall not be required to indemnify, defend or hold harmless any Parent Indemnified Party against, or reimburse any Parent Indemnified Party for, any Losses pursuant to Section 10.03(a)(i) (other than Losses arising out of the inaccuracy or breach of any Acquiror Fundamental Representations) (such Losses pursuant to Section 10.03(a)(i), other than Losses arising out of the inaccuracy or breach of any Acquiror Fundamental Representations, being referred to as the “Section 10.03(a)(i) Losses”): (i) with respect to any claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) involves Losses in excess of ¥5,000,000 (nor shall any such claim or series of related claims that do not meet the ¥5,000,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Parent Indemnified Parties’ Losses for which the Acquiror has responsibility under clause (ii) of this Section 10.03(b) below); (ii) until the aggregate amount of the Section 10.03(a)(i) Losses for which the Parent Indemnified Parties are entitled to indemnification exceeds ¥4,100,000,000, after which the Acquiror shall be obligated to indemnify and reimburse the Parent Indemnified Parties for the aggregate of all Section 10.03(a)(i) Losses for which the Parent Indemnified Parties are entitled to indemnification under Section 10.03(a)(i) that are in excess of ¥4,100,000,000, but only if such Losses arise with respect to any claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) that involves Losses in excess of ¥5,000,000; and (iii) any amount in excess of ¥102,000,000,000; provided, that for purposes of determining whether the amount of Losses has exceeded ¥102,000,000,000, such Losses shall be diminished by any reduction in indemnification occurring by reason of clauses (i) or (ii) of Section 10.07.

Section 10.04. Notification of Claims.

(a) A Person that may be entitled to be indemnified under this ARTICLE X (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this ARTICLE X, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this ARTICLE X (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party whether by litigation, arbitration or otherwise) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE X except to the extent that such failure materially prejudices the defense of such claim by the Indemnifying Party. Any indemnifiable claim that is not a Third Party Claim shall be asserted by written notice to the Indemnifying Party. The parties agree that (i) in this ARTICLE X they intend to shorten (in the case of the limited survival periods specified in Section 10.01) and lengthen (in the case of the indefinite survival periods specified in Section 10.01) (as the case may be) the applicable statute of limitations period with respect to certain claims; (ii) notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of any applicable survival period specified in Section 10.01 for such representation or warranty; and (iii) any claims for indemnification under this ARTICLE X for which notice is not timely delivered in accordance with this Section 10.04(a) shall be expressly barred and are hereby waived; provided, further, that if, prior to such applicable date, a party hereto shall have notified the other party hereto in accordance with the requirements of this Section 10.04(a) of a claim for indemnification under this ARTICLE X (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this ARTICLE X notwithstanding the passing of such applicable date until such time as such claim is fully and finally resolved.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.04(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within 20 Business Days after the receipt of notice of such Third Party Claim, elect to compromise, settle, defend or appeal such Third Party Claim with its own counsel, contractors and consultants (who shall be reasonably acceptable to the Indemnified Party) and at its own expense, and the Indemnified Party shall, and the Parent, on the one hand, or the Acquiror, on the other hand (as the case may be), shall cause each of their respective Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the compromise, settlement or appeal of, or defense against, such Third Party Claim; provided that if the Indemnifying Party assumes the compromise, defense, appeal or settlement of such Third Party Claim, (i) the Indemnifying Party shall promptly reimburse the Indemnified Party for reasonable out-of-pocket expenses incurred by the Indemnified Party (such as reasonable travel costs, but not internal time charges) in providing its cooperation, (ii) the Indemnified Party shall be entitled to employ one counsel to represent itself if an actual conflict of interest exists in the reasonable opinion of counsel to the Indemnified Party between the Indemnifying Party and the Indemnified Party in respect of such Third Party Claim, and in that event the reasonable fees and expenses of such counsel shall promptly be paid by the Indemnifying Party (it being understood that all Indemnified Parties may employ not more than one counsel to represent them at the expense of the Indemnifying Party) and (iii) with respect to any Third Party Claim that is asserted, initiated or brought by a Governmental Authority or involves or alleges any violations of Laws, the Indemnifying Party shall not agree to participate in any meeting with any

Governmental Authority relating to any such Third Party Claim unless it consults with the Indemnified Party in advance and, to the extent permitted by such Governmental Authority or otherwise practicable, gives the Indemnified Party the opportunity to attend and participate at such meeting. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence. In the event that the Indemnifying Party fails to assume the compromise, settlement or appeal of, or defense against, such Third Party Claim within 20 Business Days after receipt of notice thereof from the Indemnified Party, such Indemnified Party shall have the right to undertake the compromise, settlement or appeal of, or defense against such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that the Indemnified Party shall keep the Indemnifying Party reasonably apprised of any significant developments relating to such Third Party Claim and the compromise, settlement, appeal or defense thereof. If the Indemnifying Party elects to assume the compromise, settlement or appeal of, or defense against a Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, or discharge or entry or any judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing or liability by the Indemnified Party and such settlement, compromise, discharge or judgment involves only the payment of money damages, and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement, compromise, discharge or judgment concurrently with the effectiveness of such settlement, compromise, discharge or judgment (unless otherwise provided therein) and (ii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional general release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party, or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

(c) Notwithstanding anything to the contrary contained in this ARTICLE X (including Section 10.02 and Section 10.03), no Indemnifying Party shall have any liability under this ARTICLE X for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party, except as permitted under Section 10.04(b) in cases where the Indemnifying Party has failed to assume the compromise, settlement, defense or appeal of a Third Party Claim.

(d) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.04(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within 20 Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE X. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

Section 10.05. Payment. In the event a claim or any Action for indemnification under this ARTICLE X has been finally determined, the amount of such final determination shall be paid (i) if the Indemnified Party is an Acquiror Indemnified Party, by the Parent to the Indemnified Party, and (ii) if the Indemnified Party is a Parent Indemnified Party, by the Acquiror to the Indemnified Party, in each case on demand in immediately available funds; provided, however, that Parent and Acquiror shall cooperate to direct payment to the Parent or the Sellers on one hand, and the Acquiror or any Designated Acquiror on the other hand, as the case may be, if doing so would result in the indemnification payment made under this Agreement to be treated as an adjustment to the Share Purchase Price. A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this ARTICLE X when the Parties to this Agreement have so determined by mutual agreement or, if disputed, when a final non-appealable Governmental Order has been issued or entered into with respect to such claim or Action.

Section 10.06. Exclusive Remedies. Each party acknowledges and agrees that, following the Closing, except in cases of fraud and except as otherwise provided in this Agreement, the indemnification provisions of this ARTICLE X and, with respect to taxes, Article VII, shall be the sole and exclusive monetary remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the parties in connection with any breach of a representation and warranty, or non-performance, partial or total, of any covenant or agreement contained in this Agreement. For the avoidance of doubt, in no event shall any claims based upon fraud be subject to the limitations on indemnification set forth in this ARTICLE X.

Section 10.07. Additional Indemnification Provisions.

(a) The Parent and the Acquiror agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation set forth in ARTICLE X of this Agreement or any other certificate executed or delivered in connection with the Closing: (i) Deductible Losses shall be calculated on an After-Tax Basis; (ii) all Losses shall be net of any Eligible Insurance Proceeds; (iii) in no event shall the Parent have any liability or obligation to any Acquiror Indemnified Party pursuant to this ARTICLE X with respect to the inaccuracy or breach of a representation or warranty made by the Parent pursuant to this Agreement to the extent that Losses resulting from or in connection with such inaccuracy or breach have been recovered by the Acquiror in connection with the calculation of the Final Actual Closing Solvency Capital; (iv) the Indemnifying Party shall be liable to the Indemnified Party for any Losses to the extent incurred in connection with the Indemnified Party’s successful assertion, enforcement, dispute or resolution of its indemnification or other rights under this Agreement or the collection of any amounts payable to a Party under this Agreement; (v) solely with respect to claims that are not Third Party Claims, the Indemnified Party shall be liable to the Indemnifying Party for any Losses to the extent incurred in connection with the Indemnifying Party’s successful defense of any claim by the Indemnified Party for indemnification or other rights under this Agreement; (vi) in no event shall the Parent have any liability or obligation to any Acquiror Indemnified Party to the extent that any Loss, or any portion thereof, for which indemnification is sought hereunder is specifically reflected or reserved for in the Final Actual Closing Solvency Capital Worksheet and taken into account in the calculation of the Final Actual Closing Solvency Capital; and (vii) notwithstanding anything contained in this Agreement to the contrary, for purposes of ARTICLE VII and this ARTICLE X, (A) a breach of a representation or warranty shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any qualification as to materiality, or Acquiror Material Adverse Effect or Material Adverse Effect (which, in each case, instead will be read as any adverse effect or change) or similar language, and (B) the amount of Losses in respect of any breach of a representation or warranty, including any deemed breach resulting from the application of clause (A), shall be determined without regard to any limitation or qualification as to materiality, or Acquiror Material Adverse Effect or Material Adverse Effect (which, in each case, instead will be read as any adverse effect or change) or similar language set forth in such representation or warranty.

(b) Any amount payable by an Indemnifying Party pursuant to this ARTICLE X shall be paid promptly and without reduction, and payment shall not be delayed pending any determination of Eligible Insurance Proceeds. In any case where an Indemnified Party recovers from a third Person any Eligible Insurance Proceeds or any other amount in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this ARTICLE X, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount of such Eligible Insurance Proceeds, but not in excess of the amount actually reimbursed by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim.

(c) To the extent permitted by applicable Law, the parties hereto shall treat any indemnification payment made under this Agreement as an adjustment to the Share Purchase Price.

(d) If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third party insurance coverage, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a “Notice of Insurance”). If the Indemnifying Party so requests within 180 days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts to seek to collect insurance proceeds under such third party insurance coverage; provided, however, that the Indemnified Party has no obligation to commence, or threaten or otherwise seek to commence, any Action against any Person, including any Governmental Authority, to collect insurance proceeds under such third party insurance coverage.

Section 10.08. Mitigation. Except as otherwise specified herein, each of the parties hereto agrees to take commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(i)	if to the Parent:

American International Group, Inc.

80 Pine Street

New York, NY 10005

Attention: General Counsel

Facsimile: 212-425-2175

with a copy to:

Simpson Thacher & Bartlett LLP

12-32 Akasaka, 1-chome

Minato-ku, Tokyo 107-6037

Attention: David Sneider

Facsimile: +81-3-5562-6202

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Gary I. Horowitz

Patrick J. Naughton

Facsimile: 212-455-2502

(ii)	if to the Acquiror:

Prudential Financial, Inc.,

Japan Representative Office

Prudential Tower

2-13-10 Nagatacho

Chiyoda-ku

Tokyo 100-0014

Japan

Attention: International Counsel

Facsimile: +813-3539-5645

and

Prudential Financial, Inc.

751 Broad Street

Newark, NJ 07102

USA

Attention: Anthony Torre

Facsimile: 1-973-802-2290

with copies to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Paul S. Bird

Facsimile: 212-521-7435

and

Nishimura & Asahi

Ark Mori Building, 29th Floor

12-32 Akasaka 1-chome, Minato-ku

Tokyo 107-6029

Japan

Attention: Masakazu Iwakura

Facsimile: +813-5561-9711

Section 11.03. Public Announcements. No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which case to the extent practicable, the party required to publish such press release or public announcement shall allow the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Prior to the Closing, neither of the parties to this Agreement, nor any of their respective Affiliates or Representatives, shall make any disclosure concerning plans or intentions relating to the customers, agents or employees of, or other Persons with significant business relationships with, the Companies or the Transferred Subsidiaries (including any of agents or Brokers) without first obtaining the prior written approval of the other party, which approval will not be unreasonably withheld, conditioned or delayed.

Section 11.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.05. Entire Agreement. Except as otherwise expressly provided in the Transaction Agreements, the Transaction Agreements constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of the Parent and/or its Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 11.06. Assignment. This Agreement shall not be assigned, in whole or in part, by operation of Law or otherwise without the prior written consent of the parties hereto. Any attempted assignment in violation of this Section 11.06 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns. Notwithstanding the foregoing, without the consent of the Parent, the Acquiror may transfer or assign (including by way of a pledge), in whole or in part, to one or more of its Affiliates, any or all of its rights hereunder (including its rights to seek indemnification hereunder); provided that no such transfer or assignment will relieve the Acquiror of its obligations hereunder and such transfer shall cease to be effective if such transferee ceases to be an Affiliate of the Acquiror. Notwithstanding anything to the contrary in this Agreement, without the consent of the Acquiror, the Parent may assign the right to receive the Purchase Price and other payments to be made to Parent pursuant to the terms of this Agreement (when and if such payments are made) to any of the Permitted Parties; provided that no such assignment will relieve the Parent of its obligations hereunder and that no such assignee shall be deemed to be a third-party beneficiary under this Agreement or have any legal or equitable rights to enforce any provision of this Agreement and such assignee’s rights shall be limited to the right to receive the Purchase Price and other payments to be made to Parent pursuant to the terms of this Agreement (when and if such payments are made). For the avoidance of doubt, the payment of the Purchase Price to such assignee shall constitute full satisfaction of the Acquiror’s obligations hereunder to pay the Purchase Price to the Parent and the Sellers as contemplated in ARTICLE II.

Section 11.07. No Third-Party Beneficiaries. Except as provided in Section 5.10 with respect to directors, statutory auditors and officers of the Companies and Transferred Subsidiaries, in Section 5.11 with respect to Company Releasees and Parent Releasees, in Section 7.01 with respect to Acquiror Indemnified Parties, and in Article X with respect to Parent Indemnified Parties and Acquiror Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any policyholder of any Company or Insurance Company except as explicitly provided in a Hold Harmless Agreement) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Sellers shall be express third-party beneficiaries under this Agreement and, as such, this Agreement may be enforced by each of the Sellers as if it were a party hereto.

Section 11.08. Amendment; Waiver. No provision of this Agreement or any other Transaction Agreement may be amended, supplemented or modified except by a written instrument signed by all the parties to such agreement. No provision of this Agreement or any other Transaction Agreement may be waived except by a written instrument signed by the party to such agreement against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.09. Disclosure Schedules. Matters reflected in any Section of this Agreement, including any section or subsection of the Seller Disclosure Letter or the Acquiror Disclosure Letter, are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

Section 11.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall in all respects be governed by, and construed and interpreted in accordance with, the Laws of the State of New York without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of this Agreement to the Laws of another jurisdiction.

(b) Each of the Parent and the Acquiror irrevocably and unconditionally:

(i) submits itself and its property in any Action arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein and in respect of the transactions contemplated hereby, to the exclusive jurisdiction of the Courts of Chancery of the State of Delaware or, if under applicable Law, jurisdiction is vested in the United States federal courts, the federal courts of the United States located in the State of Delaware;

(ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to assert, plead or claim the same;

(iii) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 11.02; and

(iv) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

(c) EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 11.11. Rules of Construction. Interpretation of this Agreement and the other Transaction Agreements (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars and “¥” shall mean Japanese yen; (d) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section; (g) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (h) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other Law include a reference to (1) the corresponding rules and regulations and (2) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and (k) references to any section of any statute, listing rule, rule, standard, regulation or other Law include any successor to such section.

Section 11.12. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

Section 11.13. Counterparts. This Agreement and each of the other Transaction Agreements may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Transaction Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

AMERICAN INTERNATIONAL GROUP, INC.

By	/s/ P. Nicholas Kourides
Name: P. Nicholas Kourides
Title: Deputy General Counsel, Attorney-in-Fact

PRUDENTIAL FINANCIAL, INC.

By	/s/ Thomas DePatie
Name: Thomas DePatie
Title: Second Vice President

Signature Page

Stock Purchase Agreement

EXHIBIT A

DEFINITIONS

“Acquired Entity” shall have the meaning set forth in Section 5.09(c).

“Acquiring Entity” shall have the meaning set forth in Section 5.09(d)(i), Section 5.09(d)(ii) and Section 5.09(d)(iii).

“Acquiror” shall have the meaning set forth in the Preamble.

“Acquiror Disclosure Letter” shall have the meaning set forth in the first paragraph of Article IV.

“Acquiror Fundamental Representations” means the representations and warranties made in Section 4.01 (Incorporation, Qualification and Authority of the Acquiror) and Section 4.07 (Brokers).

“Acquiror Indemnified Parties” shall have the meaning set forth in Section 10.02(a).

“Acquiror Material Adverse Effect” means any fact, circumstance, event, change, violation, development, effect, condition or occurrence, either individually or in the aggregate with any other facts, circumstances, events, changes, violations, developments, effects, conditions or occurrences, that materially impedes or materially delays, or would reasonably be likely to materially impede or materially delay, the ability of the Acquiror to perform its obligations under the Transaction Agreements or to consummate the transactions contemplated by the Transaction Agreements.

“Acquiror Permitted Liens” means the following Liens, provided in all events, that such Liens and each of the items set forth in (a) through (m) below will not, individually or in the aggregate, materially interfere with the conduct of the Ordinary Course of Business: (a) statutory Liens for Tax that are not yet due or payable or that are being contested in good faith by appropriate proceedings and with respect to which adequate accruals or reserves have been established; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due or payable arising in the Ordinary Course of Business consistent with past practices or which are being contested in good faith by appropriate proceedings and with respect to which adequate accruals or reserves have been established; (c) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval; (d) pledges or deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance or other types of social security; (e) easements, rights of way, covenants, restrictions, licenses and other similar encumbrances of record; (f) Liens not created by the Acquiror or any Subsidiary of the Acquiror that affect the underlying fee interest of any real property leased by the Acquiror or any Subsidiary of the Acquiror; provided, that the Acquiror or the Subsidiary of the Acquiror, as applicable, continue to enjoy any non-disturbance rights with respect to any such material real property leased by the Acquiror or the Subsidiary of the Acquiror; (g) zoning, building and other generally applicable land use restrictions; (h) Liens that have been placed by a third party on the fee title of the real property constituting the real property leased by the Acquiror or any of Subsidiary of the Acquiror or real property over which the Acquiror or the Subsidiaries of the Acquiror have easement rights; provided that the Acquiror or the Subsidiary of the Acquiror, as applicable, continues to enjoy non-disturbance rights with respect to any such material real property leased by the Acquiror or any Subsidiary of the Acquiror; (i) any set of facts that an accurate up-to-date survey would show; (j) pledges or other collateral assignments of assets, including by means of a credit for reinsurance trust, to or for the benefit of cedents under reinsurance written by any Subsidiary of the Acquiror that is an insurance company, for purposes of statutory accounting credit; (k) Liens granted under securities lending and borrowing agreements, repurchase and reverse repurchase agreements and derivatives entered into in the Ordinary Course of Business; (l) clearing and settlement Liens on securities and other investment properties incurred in the ordinary course of clearing and settlement transactions in such securities and other investment properties and holding them with custodians in the Ordinary Course of Business; and (m) licenses affecting Intellectual Property owned by the Acquiror or any Subsidiary of the Acquiror.

“Acquiror Releasor” shall have the meaning set forth in Section 5.11(b).

“Acquisition Condition” shall have the meaning set forth in Section 5.09(c).

“Acquisition Transaction” shall have the meaning set forth in Section 5.09(c).

“Action” means any claim, action, suit, litigation, arbitration or proceeding by or before any Governmental Authority, arbitrator, or arbitral body.

“Actual Closing Solvency Capital” shall have the meaning set forth in Section 2.05(a).

“Actual Closing Solvency Capital Worksheet” shall have the meaning set forth in Section 2.05(a).

“Actual Solvency Deficit” shall have the meaning set forth in Section 2.05(a).

“Actuarial Analyses” shall have the meaning set forth in Section 3.21(b).

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person, and the term “Affiliated” shall have a correlative meaning; for the avoidance of doubt, unless otherwise specified herein, the Companies and the Transferred Subsidiaries shall be deemed “Affiliates” of the Parent (and not the Acquiror) prior to the Closing and shall be deemed “Affiliates” of the Acquiror (not the Parent) from and after the Closing; provided, however, that, for the purposes of this definition, neither the Sellers nor the Parent shall be deemed to be an Affiliate of the Acquiror and neither the FRBNY nor the U.S. Treasury shall be deemed an Affiliate of Sellers or the Parent.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any Indemnified Party for Deductible Losses, the amount of such Losses shall be determined net of any Tax benefit derived by the Indemnified Party, which for these purposes shall be deemed to equal 15% of the amount of such Losses.

“Agreement” means this Stock Purchase Agreement, dated as of September 30, 2010, between the Parent and the Acquiror, including the Schedules and Exhibits hereto, the Seller Disclosure Letter, the Acquiror Disclosure Letter, and all amendments to such agreement made in accordance with Section 11.08.

“AIA SPV” shall have the meaning set forth in the definition of Permitted Liens.

“AIG Funding” shall have the meaning set forth in the Recitals.

“AIGFAJ” shall have the meaning set forth in the Recitals.

“AIGFAJ Shares” shall have the meaning set forth in the Recitals.

“AIGFAJ Subordinated Debt” shall have the meaning set forth in Section 3.03(a).

“AIRCO” shall have the meaning set forth in the Recitals.

“ALICO SPV” shall have the meaning set forth in the definition of Permitted Liens.

“AML Measures” shall have the meaning set forth in Section 3.29(c).

“Ancillary Agreements” means the Transition Services Agreement, the Transitional Trademark License Agreement, the Intellectual Property Agreement, the Bridge Loan Assignment Agreement, the Provider Letter Agreements, the Seller Letter Agreements and the Hold Harmless Agreements.

“Ancillary Financial Statements” shall have the meaning set forth in Section 3.06(b).

“Applicable Exchange Rate” means as of any date of determination, the exchange rate for Japanese yen into U.S. dollars as published by Bloomberg at 5:00 p.m. New York time using the Bloomberg function “JPY CRNCY HP” on such date.

“Archived Files” shall have the meaning set forth in Section 5.03(b).

“Auditor’s Letter” shall have the meaning set forth in Section 2.05(i).

“Bankruptcy Event” means, with respect to any Person, any of the following events: (a) the entry by a court having jurisdiction in the premises of a decree or order (i) for relief in respect of such Person in an involuntary case or proceeding under any Bankruptcy Law or (ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of such Person under any Bankruptcy Law or ordering the winding up or liquidation of its affairs, and the continuance of such decree or order for thirty (30) consecutive days; (b) the appointment by the United States Secretary of the Treasury of the Federal Deposit Insurance Corporation as receiver of such Person or any substantial part of its property or the entry by a court having jurisdiction in the premises of a decree or order appointing any receiver, liquidator, assignee, trustee, administrator, sequestrator or other similar official of such Person or any substantial part of its property, and the continuance of such appointment for thirty (30) consecutive days; or (c) the commencement by such Person of a voluntary case or proceeding under any Bankruptcy Law or the consent by it to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any Bankruptcy Law, or the filing by it of a petition seeking reorganization or relief under any Bankruptcy Law, or the consent by it to the filing of such petition or to the appointment of any receiver (including the Federal Deposit Insurance Corporation), liquidator, assignee, trustee, administrator, sequestrator or other similar official of such Person or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by such Person in furtherance of any such action.

“Bankruptcy Law” means any applicable bankruptcy, insolvency, reorganization, liquidation, rehabilitation, conservation, dissolution, examination or other similar Law.

“Benefit Plans” shall have the meaning set forth in Section 3.13(a).

“Bridge Loan” shall have the meaning set forth in the Recitals.

“Bridge Loan Assignment Agreement” shall have the meaning set forth in the Recitals.

“Bridge Loan Purchase Price” means an amount, expressed in U.S. dollars based on the Applicable Exchange Rate as in effect as of the date hereof, representing the principal amount of debt under the Bridge Loan outstanding as of the date hereof, plus accrued and unpaid interest thereon to but excluding the Closing Date.

“Broker” means any agent, marketer, underwriter, wholesaler, broker, intermediary, distributor, manager, arranger, plan sponsor or other producer or broker. For the avoidance of doubt, “Broker” shall not include any Master Group Policyholder.

“Broker Contract” means any Contract which calls for the payment, whether contingent or otherwise, by or on behalf of any of the Companies or any of the Transferred Subsidiaries in excess of ¥85,500,000 in any 12-month period during the remaining term thereof between any Broker or any Master Group Policyholder, on the one hand, and any of the Companies or any of the Transferred Subsidiaries, on the other hand, providing for the placement or sale of any products on its behalf.

“Business” means the business conducted by the Companies and the Transferred Subsidiaries as of the date hereof.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks in the City of New York, New York or in Tokyo, Japan are required or authorized by Law to remain closed.

“Capital Stock” means capital stock or any other type of equity interest in (as applicable) a Person.

“Capped Losses” shall have the meaning set forth in Section 10.02(b).

“Change of Control/Sale Transaction” means a Change of Control Transaction, a Spin-Off Change of Control Transaction or a Covered Business Sale, as applicable.

“Change of Control Transaction” shall have the meaning set forth in Section 5.09(d)(i).

“Client Company” means an insurance company (other than the Company or the Transferred Subsidiaries) that is party to an Insurance Contract, that generated annual premiums equal to or greater than ¥45,000,000, with an Insurance Company pursuant to which such Insurance Company, as reinsurer, reinsured certain coverages, including underlying insurance policies issued by such Client Company as cedent.

“Client Company Contract” means an Insurance Contract that generated annual premiums equal to or greater than ¥45,000,000 between a Client Company and an Insurance Company.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Closing Date Solvency Capital True-Up Amount” means the amount, expressed in U.S. dollars based on the Applicable Exchange Rate as in effect as of the Business Day immediately preceding the Closing Date, if any, equal to the Estimated Solvency Deficit calculated based on the Estimated Companies Solvency Capital Worksheet.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Shares” shall have the meaning set forth in the Recitals.

“Companies” shall have the meaning set forth in the Recitals.

“Companies Solvency Capital” means, as of any date of determination, the Insurance Companies’ combined solvency capital, calculated in accordance with the Solvency Capital Calculation Methodology.

“Company Benefit Plans” shall have the meaning set forth in Section 3.13(a).

“Company Releasee” shall have the meaning set forth in Section 5.11(a).

“Compensation Restrictions” means (i) any restrictions on the timing, amount or form of compensation of any Employee imposed on such Employee (or on the Parent with respect to such Employee) (a) as a condition or result of the Parent’s compliance with the TARP Standards for Compensation and Corporate Governance, 31 C.F.R. Part 30, including any guidance or regulation promulgated thereunder, (b) under any applicable Law enacted or implemented on or following October 3, 2008, (c) under any agreement entered into by the Parent, its Subsidiaries or any Employee in connection with any of the foregoing, or (d) as a condition or result of the Parent’s consultation with and determinations of the Office of the Special Master for TARP Executive Compensation or (ii) the effect of Taxes on such compensation.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.04(a).

“Contract” means any contract, agreement, undertaking, indenture, commitment, loan, license, consent, note, lease or other legally binding obligation, whether written or oral.

“Control,” “Controlled” and “Controlling” mean, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings. For the purposes of this Agreement, the Parent shall be deemed not to be Controlled by any Person.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.

“Covered Business” means any Restricted Business of any Parent Entity unless such Restricted Business is part of a completed Spin-Off Transaction.

“Covered Business Sale” shall have the meaning set forth in Section 5.09(d)(iii).

“Credit Saison Debt” shall have the meaning set forth in Section 3.03(a).

“Credit Saison Debt Amount” means an amount, expressed in U.S. dollars based on the Applicable Exchange Rate as in effect as of the date hereof, representing the principal amount of subordinated debt held by Credit Saison, Ltd. outstanding as of the date hereof, plus accrued and unpaid interest thereon to but excluding the Closing Date.

“Dedicated Space” shall have the meaning set forth in Section 5.17(d).

“Deductible Losses” shall mean Losses that are deductible for income tax purposes by the Person incurring such Loss and with respect to which the receipt of indemnification by the applicable Indemnified Party is not includible for income tax purposes by such Indemnified Party.

“Designated Acquiror” shall mean Prudential Holdings of Japan, Inc., The Gibraltar Life Insurance Company, Ltd. or, solely with respect to the Bridge Loan, Prudential Insurance Company of America.

“D&O Indemnified Person” shall have the meaning set forth in Section 5.10(b).

“Domiciliary Regulator” means the Governmental Authority charged with the supervision of an insurance company in the jurisdiction of domicile of such insurance company. For purposes of this Agreement, an insurance company shall be deemed to be domiciled in each jurisdiction in which it (i) is organized, (ii) has a branch or other division regulated as a branch and (iii) is “commercially domiciled” under applicable Law.

“Edison” shall have the meaning set forth in the Recitals.

“Edison Service” shall have the meaning set forth in the Recitals.

“Edison Service Shares” shall have the meaning set forth in the Recitals.

“Edison Shares” shall have the meaning set forth in the Recitals.

“Eligible Insurance Proceeds” means, with respect to Losses to be reimbursed by an Indemnifying Party that may be covered, in whole or in part, by third party insurance coverage, the amount of insurance proceeds actually received in cash under such third party insurance coverage with respect to such Losses, net of the costs in seeking such collection.

“Employee” means (i) each person who as of the Closing Date is an active employee of any Company or Transferred Subsidiary and (ii) each person who is an employee of any Company or Transferred Subsidiary as of the Closing Date who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the Companies and the Transferred Subsidiaries, or who is on approved leave under applicable Law). For purposes of Sections 6.01(f) and (g), “Employees” shall also mean each former employee of any Company or Transferred Subsidiary (or any predecessors, as the context requires).

“Environmental Law” means all Laws relating to the environment, natural resources, or to the safety or health of humans or other living organisms (as it relates to exposure to Hazardous Material).

“Estimated Companies Solvency Capital” shall have the meaning set forth in Section 2.04(b).

“Estimated Companies Solvency Capital Worksheet” shall have the meaning set forth in Section 2.04(b).

“Estimated Solvency Deficit” shall have the meaning set forth in Section 2.04(b).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” shall have the meaning set forth in Section 7.01(a).

“Expert Accountant” shall have the meaning set forth in Section 2.05(g).

“Facilities” shall have the meaning set forth in the Transition Services Agreement.

“FCPA” shall have the meaning set forth in Section 3.29(a).

“Final Actual Closing Solvency Capital” shall have the meaning set forth in Section 2.05(g).

“Final Actual Closing Solvency Capital Worksheet” shall have the meaning set forth in Section 2.05(g).

“Final Actual Solvency Deficit” shall have the meaning set forth in Section 2.05(g).

“Financial Reinsurance Contract” means any reinsurance Contract that does not transfer sufficient risk to the reinsurer to constitute reinsurance under applicable accounting principles (such as under GAAP, U.S. GAAP or other statutory accounting principles).

“Financings” shall have the meaning set forth in Section 5.19.

“FRBNY” means the Federal Reserve Bank of New York.

“FRBNY Liens” shall have the meaning set forth in the definition of Permitted Liens.

“FRBNY NDA” shall have the meaning set forth in Section 5.04(c).

“FSA” means the Financial Services Agency of Japan.

“GAAP” means generally accepted accounting principles in Japan.

“Government Recipients” shall have the meaning set forth in Section 5.04(c).

“Governmental Approval” shall have the meaning set forth in Section 3.05.

“Governmental Authority” means any Japanese, U.S. or other governmental, quasi-governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body, court, instrumentality or entity, any self-regulatory organization and any political or other subdivision, department, branch or Representative of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered or issued by or with any Governmental Authority.

“Guarantor” shall have the meaning set forth in Section 5.08(a).

“Guaranty” shall have the meaning set forth in Section 5.08(a).

“Hazardous Material” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, asbestos, polychlorinated biphenyl (PCB), radioactive material, or other compound, element or substance in any form (including products) regulated, restricted or addressed by or under any Environmental Law.

“Hold Harmless Agreement” shall have the meaning set forth in the Recitals.

“Holdings” shall have the meaning set forth in the Recitals.

“Indebtedness” means, without duplication, with respect to any Person, any (a) liabilities, obligations and indebtedness of such Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property or services, excluding indebtedness of less than 60 days duration incurred in connection with purchases of merchandise and services in the Ordinary Course of Business; (b) obligations and liabilities of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; (c) obligations and liabilities under guarantees by such Person of indebtedness of another Person; (d) obligations and liabilities of such Person in respect of letters of credit, bankers’ acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; and (e) obligations of such Person evidenced by bonds, notes, debentures, or similar instruments. Notwithstanding anything herein to the contrary, Indebtedness shall not include (i) any obligation of any Person to make any payment, hold funds or securities in trust or to segregate funds or securities for the benefit of one or more third parties (including any policyholder, pension fund or mutual fund shareholder or unitholder) pursuant to (A) any insurance or reinsurance contract, annuity contract, variable annuity contract, unit-linked or mutual fund account or other similar agreement or instrument, (B) any pension fund or mutual fund contract or (C) any capital redemption contract or suretyship contract issued pursuant to its insurance business license in the Ordinary Course of Business, (ii) any Indebtedness issued, assumed, guaranteed or otherwise incurred by any Insurance Company, for or on behalf of any separate account of such Insurance Company, in respect of which the recourse of the holder of such indebtedness is limited to assets of such separate account and no other assets or property whatsoever of the Companies or the Transferred Subsidiaries, (iii) any Indebtedness that is secured by a real property mortgage under which the recourse of the lender is limited to the relevant real property and no other assets or property whatsoever of the Companies or the Transferred Subsidiaries other than recourse liability for customary “bad boy” acts, (iv) the obligations of any investment funds Controlled by the Companies that would be considered as liabilities of the Companies on the consolidated financial statements prepared in accordance with GAAP but not, for the sake of clarity, in respect of indebtedness for borrowed money, (v) obligations under or arising out of any employee benefit plan, employment contract or other similar arrangement in existence as of the Closing Date or (vi) obligations under any severance or termination of employment agreement or plan. For the avoidance of doubt, Indebtedness shall not include statutory liens incurred or advances or deposits or other security granted to any Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval of the Ordinary Course of Business.

“Indebtedness for Borrowed Money” shall have the meaning set forth in Section 3.03(a).

“Indemnified Party” shall have the meaning set forth in Section 10.04(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.04(a).

“Independent Auditor” shall have the meaning set forth in Section 3.06(d).

“Insurance Agreement” means (a) any reinsurance or retrocession Contract between the Parent or any of its Affiliates (other than any of the Companies or any of the Transferred Subsidiaries), on the one hand, and any of the Companies or any of the Transferred Subsidiaries, on the other hand, (b) any insurance policies purchased or obtained by any of the Companies or any of the Transferred Subsidiaries from the Parent or any of its Affiliates (other than any of the Companies or any of the Transferred Subsidiaries), which policy solely provides coverage to any of the Companies or any of the Transferred Subsidiaries, and (c) any other Contracts entered into in connection with any Contract or policy contemplated by clauses (a) or (b) of this definition.

“Insurance Business Law” means the Insurance Business Law of Japan, Law No. 105 of 1995.

“Insurance Company” shall have the meaning set forth in Section 3.06(a).

“Insurance Contract” means any insurance policy, annuity, binder, slip or contract or reinsurance treaty, contract, binder or slip issued by an Insurance Company in connection with the Business in effect as of the date hereof (in each case, including all applications, supplements, endorsements, certificates, riders, ancillary agreements and marketing materials pertaining thereto).

“Insurance Law” shall have the meaning set forth in Section 3.10(d).

“Insurance Permits” shall have the meaning set forth in Section 3.10(d).

“Insurance Reserves” means any reserves, funds, or provisions for losses, claims, premiums, expenses and other liabilities in respect of Insurance Contracts.

“Intellectual Property” means: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations of any of the foregoing, all patents that may issue on such applications, and all rights therein provided by applicable local Law, international treaties or conventions (“Patents”), (b) trademarks, service marks, trade dress, logos, designs, emblems, slogans, insignia, Internet domain names, other similar designations of source, any and all common law rights thereto, and registrations and applications for registration of any of the foregoing (including intent-to-use applications), all rights therein provided by applicable local Law, international treaties or conventions and all extensions and renewals of any of the foregoing together with the goodwill symbolized by or associated with any of the foregoing (“Trademarks”), (c) copyrightable works and works of authorship (including software (in any form including source code and executable or object code)), copyrights, whether or not registered, moral rights, rights of attribution and integrity and registrations and applications for registration of any of the foregoing, and all rights therein provided by applicable local Law, international treaties or conventions (“Copyrights”), (d) Trade Secrets, (e) data, databases and datasets, (f) rights of publicity and (g) the right to sue for past infringement of any of the foregoing.

“Intellectual Property Agreement” shall have the meaning set forth in the Recitals.

“Intercompany Agreements” means any Contract which (i) calls for a payment in excess of ¥45,000,000 in any 12-month period, or for the delivery of goods or services with a fair market value in excess of ¥45,000,000 in any 12-month period, during the remaining term thereof or (ii) provides for the receipt of any payments in excess of, or any property with a fair market value in excess of, ¥45,000,000 or more in any 12-month period during the remaining term thereof, in either case, between any of the Companies or any of the Transferred Subsidiaries, on the one hand, and the Parent, the Sellers or any of their respective Affiliates (other than the Companies and the Transferred Subsidiaries), on the other hand.

“Interest Rate” means an interest rate per annum equal to the average of the three month LIBOR for U.S. dollars that appears on page LIBOR 01 (or a successor page) of the Reuters Telerate Screen as of 11:00 a.m. (London time) on each day during the period for which interest is to be paid.

“Investment Asset Transactions” shall have the meaning set forth in Section 5.16(a)(i).

“Investment Assets” shall have the meaning set forth in Section 3.17(a).

“Investment Guidelines” shall have the meaning set forth in Section 3.17(a).

“Joint Venture” means any partnership, joint venture, limited liability company, corporation, business trust or other entity to which any of the Companies or any of the Transferred Subsidiaries is a party to or member of, or that any of the Companies or any of the Transferred Subsidiaries holds, and in which any of the Companies or any of the Transferred Subsidiaries holds an interest of 25% or greater but 50% or less of the equity or voting rights of such joint venture.

“Knowledge” of a Person other than the Tax Group means: (a) in the case of the Parent, the actual knowledge of any Person listed in Section 1.01(c) of the Seller Disclosure Letter, subject to the subject matter limitations set forth in such section of the Seller Disclosure Letter or (b) in the case of the Acquiror, the actual knowledge of any Person listed in Section 1.01(b) of the Acquiror Disclosure Letter, subject to the subject matter limitations set forth in such section of the Acquiror Disclosure Letter.

“Knowledge of the Tax Group” means the actual knowledge of any Person listed under the heading “Knowledge of the Tax Group” in Section 3.20 of the Seller Disclosure Letter.

“Law” means any federal, state, provincial or local, domestic or foreign law, statute, legislation, code, treaty, ordinance, or common law or any rule, regulation, judgment, order, writ, injunction, ruling, decree, agency requirement or other requirement or rule of law of any Governmental Authority or Tax Authority.

“Leased Real Properties” shall have the meaning set forth in Section 3.19(b).

“Licensed Intellectual Property” means the Intellectual Property owned by a third party that is used by or for the benefit of any of the Companies or any of the Transferred Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

“Litigation Hold” means the information, documents, records and materials that fall within the scope of a preservation notice issued by a Person that owns, possesses, has custody of or controls such information, documents, records and materials in connection with any pending or reasonably anticipated litigation, arbitration, mediation (or other form of dispute resolution), third party subpoena, Governmental Order or regulatory inquiry.

“Loan Interest” means all indebtedness for money borrowed in excess of ¥147,500,000 that is owed by any Person (other than any of the Companies or any of the Transferred Subsidiaries), and all direct and indirect interests in such Indebtedness for money borrowed, which in any such case is secured by a Lien on real property, any interest in real property or the partnership interests, membership interests, shares of stock or other ownership interests in any Person whose direct or indirect assets are substantially related to real property or interests therein, including mortgage loans, deed of trust loans, mezzanine loans, and any participation or other interests therein.

“Loan Interest Documents” means all documents and instruments which evidence or secure any Loan Interest owned by the Companies or any Transferred Subsidiary.

“Losses” means any and all losses, damages, costs (including costs of remediation), expenses, liabilities, settlement payments, assessments, awards, settlements, judgments, fines, penalties, obligations, claims and deficiencies of any kind, including reasonable legal and other professional fees and disbursements, but for purposes of Article X and Article VII shall exclude punitive, exemplary or consequential damages or lost profits except (i) punitive, exemplary or consequential damages or lost profits recovered by third parties in connection with Third Party Claims, which shall, for purposes of this clause (i), include claims brought against a party to this Agreement (including the Companies and the Transferred Subsidiaries) by a person that is not a party to this Agreement and is not an Affiliate of the Acquiror to the extent such claim gives rise to an indemnity under Article VII and (ii) lost profits to the extent that a trier of fact would take lost profits into account for purposes of determining Losses resulting from diminution of value; provided that punitive, exemplary and consequential damages and lost profits shall not be excluded from Losses for purposes of Section 10.02(a)(iv).

“Master Group Policyholder” means any Person that purchases a master group insurance policy from any of the Companies or any of the Transferred Subsidiaries with the purpose of selling individual insurance policies to its employees.

“Material Adverse Effect” means any fact, circumstance, event, change, violation, development, effect, condition or occurrence, either individually or in the aggregate with any other facts, circumstances, events, changes, violations, developments, effects, conditions or occurrences, that (a) is, or would reasonably be expected to be, directly or indirectly, materially adverse to the business, operations (including results of operations), assets, liabilities, properties or condition (financial or otherwise) of the Companies and the Transferred Subsidiaries, taken as a whole, excluding any such fact, circumstance, event, change, violation, development, effect, condition or occurrence arising out of, in connection with or resulting from, in whole or in part, after the date hereof, (i) (A) changes in conditions in the Japanese, the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in political conditions generally of Japan, the United States or any other country or jurisdiction in which any of the Companies or any of the Transferred Subsidiaries operates or (C) changes that are the result of business, economic or market conditions generally affecting any of the industries in which the Companies and the Transferred Subsidiaries operate, (ii) the public disclosure of the transactions contemplated by the Transaction Agreements, (iii) the identity of the Acquiror or its Affiliates, (iv) any changes in applicable Law or GAAP or the enforcement or interpretation thereof, (v) actions permitted to be taken or omitted pursuant to the Transaction Agreements, (vi) actions or omissions taken by the Parent with the Acquiror’s written consent given in accordance with the notice procedures set forth in Section 11.02, (vii) actions taken by the Acquiror or its Affiliates with respect to the transactions contemplated by the Transaction Agreements, (viii) hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (ix) any failure by any of the Companies or any of the Transferred Subsidiaries to achieve any earnings, premiums written or other financial projections or forecasts, in and of itself; provided that the underlying causes of such failure will not be excluded from the determination of a Material Adverse Effect by virtue of this clause, and (x) any effect that is cured by the Parent or its Affiliates prior to the Closing, except to the extent any such fact, circumstance, event, change, violation, development, effect, condition or occurrence described in the foregoing clauses (a)(i) and (a)(viii) is materially disproportionately adverse to the business, operations (including results of operations), assets, liabilities, properties or condition (financial or otherwise) of the Companies and the Transferred Subsidiaries, taken as a whole, as compared to other Persons engaged in the industries in which the Companies and the Transferred Subsidiaries operate or (b) materially impedes or materially delays, or would reasonably be likely to materially impede or materially delay, the ability of the Parent or any Affiliate of the Parent to perform its respective obligations under the Transaction Agreements or to consummate the transactions contemplated by the Transaction Agreements. For the avoidance of doubt, neither (1) any change or development in the business, financial condition, results of operations or credit, financial strength or other ratings of the Parent or any of its Affiliates (other than the Companies and the Transferred Subsidiaries), in and of itself, or (2) any Bankruptcy Event involving the Parent or any of its Affiliates (other than the Companies or any of the Transferred Subsidiaries), in and of itself (any of the events referred to in the foregoing clauses (1) and (2), a “Parent Event”), shall be deemed, in and of itself, to constitute a Material Adverse

Effect, except to the extent that such Parent Event (or the underlying cause of such Parent Event) (x) materially adversely affects the business, operations (including results of operations), assets, liabilities, properties or condition (financial or otherwise) of the Companies and the Transferred Subsidiaries, taken as a whole, or (y) materially impedes or materially delays, or would reasonably be likely to materially impede or materially delay, the ability of the Parent, the Sellers or any or their respective Affiliates to perform their respective obligations under the Transaction Agreements or to consummate the transactions contemplated by the Transaction Agreements.

“Material Contract” means, together with any amendments or supplements thereto, (a) any Contract to which any of the Companies or any of the Transferred Subsidiaries is a party or by which their respective assets or properties are bound (other than any Contract (i) that is terminable pursuant to its terms by the Company or the Transferred Subsidiary that is a party thereto upon notice of 90 days or less, provided that such termination by the applicable Company or Transferred Subsidiary will not require the payment of any amounts to the other party to such Contract, (ii) is a union contract, works council agreement, collective bargaining agreement or other contract with any labor union or any other similar organization, or (iii) is a contract with a financial institution for automatic withdrawal of premium payments from policyholder accounts (koza furikae keiyaku) or a contract with a group policyholder to act as collection agent from its member policyholders (shuno daiko keiyaku) and any Real Property Leases, Insurance Contracts entered into by the Insurance Companies in the Ordinary Course of Business, Reinsurance Contracts, Producer Contracts and Benefit Plans) which (i) calls for the payment, whether contingent or otherwise, by or on behalf of any of the Companies or any of the Transferred Subsidiaries in excess of ¥85,500,000 in any 12-month period during the remaining term thereof (or ¥427,000,000 in the aggregate during the remaining term thereof), or for the delivery by any of the Companies or any of the Transferred Subsidiaries of goods or services with a fair market value in excess of ¥85,500,000 in any 12-month period during the remaining term thereof (or ¥427,000,000 in the aggregate during the remaining term thereof), (ii) provides for any of the Companies or any of the Transferred Subsidiaries to receive any payments in excess of, or any property with a fair market value in excess of, ¥85,500,000 or more in any 12-month period during the remaining term thereof or ¥427,000,000 in the aggregate during the remaining term thereof, or (iii) contains covenants restricting the ability of any of the Companies or any of the Transferred Subsidiaries to engage in any line of business including, without limitation, acquiring, selling, owning or managing Investment Assets, engage in business in any geographical area or compete with any Person, (b) any material Joint Venture or material partnership Contract to which any of the Companies or any of the Transferred Subsidiaries is a party or any material Contract to which any of the Companies or any of the Transferred Subsidiaries is a party providing for the sharing of losses and profits and (c) any Contract to which any of the Companies or any of the Transferred Subsidiaries is a party relating to the acquisition or disposition of any material business (whether by merger, acquisition or sale of stock or assets or otherwise) or any material amount of assets (other than Investment Assets) (x) entered into on or after March 31, 2007 or (y) pursuant to which any of the Companies or any Transferred Subsidiary has any continuing indemnification or other liability or obligation to make payments (whether in cash or otherwise and whether known or unknown, absolute or contingent, accrued or unaccrued, due or to become due) to another Person party thereto and (d) any contract providing for or evidencing Indebtedness.

“Material Permits” shall have the meaning set forth in Section 3.10(a).

“Negative Conditions or Restrictions” shall have the meaning set forth in Section 5.05(c).

“New Solvency Margin Guideline” means the New Solvency Margin Guideline published by the FSA on April 20, 2010, as the same may be amended, modified, supplemented, consolidated, replaced, or rewritten from time to time, and including any successor to such guideline.

“Non-Restricted Products” shall have the meaning set forth in Section 5.09(b)(ii).

“Notice of Insurance” shall have the meaning set forth in Section 10.07(d).

“Notice of Purchase Price Adjustment Disagreement” shall have the meaning set forth in Section 2.05(e).

“OFAC” means the Office of Foreign Asset Control of the U.S. Treasury.

“Office of the Special Master for TARP Executive Compensation” means the individual appointed by the U.S. Treasury to oversee the compensation of top executives at companies that have received TARP funding.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person, consistent with past practice.

“Other Party’s Confidential Information” shall have the meaning set forth in Section 5.04(b).

“Owned Intellectual Property” means the Intellectual Property in which any of the Companies or any of the Transferred Subsidiaries has or purports to have an ownership interest (solely, or jointly with any other Person).

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Cash Pool” means the American International Companies Overseas Pool Account.

“Parent Entity” and “Parent Entities” means the Parent and its respective controlled Affiliates; provided, that the following shall be excluded from this definition as used in this Section 5.09 for all purposes: (a) American International Assurance Limited and its controlled Affiliates; (b) Fuji Fire and Marine Insurance Company, Limited and its controlled Affiliates (collectively, “FFM”); (c) any Person that purchases or receives a Parent Entity or assets, operations or a business of a Parent Entity, if such Person is not a Subsidiary of Parent after such transaction is consummated; (d) any Affiliate of Parent in which a Person who is not an Affiliate of Parent holds equity interests; and (e) any such Affiliate (and each of its controlled Affiliates) shall cease to be a Parent Entity upon the listing on an internationally recognized securities exchange of the securities of such Affiliate (or its Affiliate or any successor person or person acquiring assets or securities of any such Affiliate) or the sale of the voting securities of such Affiliate that results in such Affiliate no longer being an Affiliate of the Parent.

“Parent Event” shall have the meaning set forth in the definition of Material Adverse Effect.

“Parent Fundamental Representations” means the representations and warranties made in Section 3.01 (Incorporation, Qualification and Authority of the Parent), Section 3.02 (Incorporation, Qualification and Authority of the Companies and the Transferred Subsidiaries) only to the extent applicable to the Companies, Section 3.03(a) and (b) (Capital Structure of the Companies and the Transferred Subsidiaries; Ownership and Transfer of Shares), Section 3.04 (No Conflict) only to the extent applicable to the Parent or the Companies and Section 3.31 (Brokers).

“Parent Indemnified Parties” shall have the meaning set forth in Section 10.03(a).

“Parent Releasee” shall have the meaning set forth in Section 5.11(b).

“Parent Releasor” shall have the meaning set forth in Section 5.11(a).

“Patents” shall have the meaning set forth in the definition of “Intellectual Property.”

“Peers” means Nippon Life Insurance Company, The Dai-Ichi Life Insurance Company, Limited, Meiji Yasuda Life Insurance Company and Sumitomo Life Insurance Company.

“Permits” shall mean qualifications, registrations franchises, filings, licenses, permits, certificates, consents, approvals or authorizations issued or granted by Governmental Authorities.

“Permitted Liens” means the following Liens, provided in all events, such Liens and each of the items set forth in (a) through (n) below will not, individually or in the aggregate (i) materially interfere with the conduct of the Ordinary Course of Business of the Companies and the Transferred Subsidiaries, or (ii) materially interfere with the continued use, operation or occupancy of the Leased Real Property by the Companies or the Transferred Subsidiaries in a manner consistent with the present use: (a) statutory Liens for Taxes that are not yet due or payable or that are being contested in good faith by appropriate proceedings and with respect to which adequate accruals or reserves have been established; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due or payable arising in the Ordinary Course of Business consistent with past practices or which are being contested in good faith by appropriate proceedings and with respect to which adequate accruals or reserves have been established; (c) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval; (d) pledges or deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance or other types of social security; (e) easements, rights of way, covenants, restrictions, licenses and other similar encumbrances of record; (f) Liens not created by any of the Companies or any of the Transferred Subsidiaries that affect the underlying fee interest of any Leased Real Property; provided, that the applicable Company or Transferred Subsidiary continues to enjoy any non-disturbance rights with respect to any such Leased Real Property; (g) zoning, building and other generally applicable land use restrictions; (h) Liens that have been placed by a third party on the fee title of the real property constituting the Leased Real Property or real property over which the Companies or the Transferred Subsidiaries have easement rights; provided that the applicable Company or Transferred Subsidiary continues to enjoy non-disturbance rights with respect to any such Leased Real Property; (i) any set of facts an accurate up-to-date survey would show; (j) pledges or other collateral assignments of assets, including by means of a credit for reinsurance trust, to or for the benefit of cedents under reinsurance written by an Insurance Company, for purposes of statutory accounting credit; (k) Liens granted under securities lending and borrowing agreements, repurchase and reverse repurchase agreements and derivatives entered into in the Ordinary Course of Business; (l) clearing and settlement Liens on securities and other investment properties incurred in the ordinary course of clearing and settlement transactions in such securities and other investment properties and holding them with custodians in the Ordinary Course of Business; (m) licenses affecting Intellectual Property owned by the Companies and the Transferred Subsidiaries; and (n) prior to the Closing, any Liens created by (x) the Guarantee and Pledge Agreement, dated as of September 22, 2008 (as may be amended, modified, or supplemented from time to time), between the Seller and the FRBNY, (y) the Credit Agreement, dated as of September 22, 2008 (as may be amended, modified, or supplemented from time to time), between the Seller and the FRBNY (the foregoing (x) and (y) collectively, the “FRBNY Liens”) and (z) any pledge of the equity interests of Star or Edison to the FRBNY, the U.S. Treasury, the AIG Credit Facility Trust (“Trust”), AIA Aurora LLC (the “AIA SPV”) and ALICO Holdings LLC (the “ALICO SPV”, and together with the AIA SPV, the Trust, the U.S. Treasury and the FRBNY, the “Permitted Parties”).

“Permitted Parties” shall have the meaning set forth in the definition of Permitted Liens.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Post-Closing Solvency Capital True-Up Amount” shall have the meaning set forth in Section 2.05(j).

“Post-Closing Taxable Period” means a taxable period, excluding a Straddle Period, that, to the extent it relates to a Company or a Transferred Subsidiary or a Successor Entity, begins after the Closing Date.

“Pre-Closing Taxable Period” means a taxable period, excluding a Straddle Period, that, to the extent it relates to a Company or a Transferred Subsidiary, ends on or before the Closing Date.

“Preferred Shares” shall have the meaning set forth in the Recitals.

“Preferred Shares A” shall have the meaning set forth in the Recitals.

“Preferred Shares B” shall have the meaning set forth in the Recitals.

“Preferred Shares C” shall have the meaning set forth in the Recitals.

“Preferred Shares D” shall have the meaning set forth in the Recitals.

“Preferred Shares E” shall have the meaning set forth in the Recitals.

“Preferred Shares G” shall have the meaning set forth in the Recitals.

“Producer Contracts” means Broker Contracts and Client Company Contracts.

“Proposed Settlement” shall have the meaning set forth in Section 7.03(b)(i).

“Proscribed Recipient” shall have the meaning set forth in Section 3.29(a).

“Provider Letter Agreement” shall have the meaning set forth in the Recitals.

“Purchase Price” shall have the meaning set forth in Section 2.03.

“Purchase Price Adjustment Consultation Period” shall have the meaning set forth in Section 2.05(f).

“Purchase Price Adjustment Review Period” shall have the meaning set forth in Section 2.05(c).

“Purchase Price Interest Amount” shall have the meaning set forth in Section 2.04(a).

“Real Estate Venture” means any partnership, joint venture, limited liability company, corporation, business trust or other entity, formed for the purpose of, directly or indirectly, investing primarily in real property or interests therein.

“Real Estate Venture Documents” means the documents and instruments which establish or evidence a Real Estate Venture as to which any of the Companies or any of the Transferred Subsidiaries holds any ownership interest, including partnership agreements, limited liability company agreements, joint venture documents, charters, by-laws, certificates of formation or incorporation, shareholder agreements and all documents related to the formation, ownership, management and operation of any such Real Estate Venture.

“Real Property Leases” shall have the meaning set forth in Section 3.19(b).

“Registered Intellectual Property” means all Intellectual Property that any of the Companies or any of the Transferred Subsidiaries owns or purports to own (solely, or jointly with any other Person) that is registered, filed or issued under the authority of any Governmental Authority (or, with respect to an Internet domain name, is filed or issued under the authority of a domain name registrar), or for which an application to register has been filed with any Governmental Authority, including any registered Copyrights, registered Trademarks and issued Patents.

“Reinsurance Contract” means any reinsurance and retrocession treaties and agreements in effect as of the date hereof that the annual premium associated therewith is greater than or equal to ¥45,000,000 or the liabilities or reserves in association therewith are greater than or equal to ¥45,000,000 under which any Insurance Company may be either obligated to make payments or be eligible to continue to receive benefits, to which any of the Insurance Companies is a party (whether as a ceding or assuming company) or by or to which any of them are bound or subject, as each such treaty or agreement may have been amended, modified or supplemented.

“Related Party Agreements” means (i) any Intercompany Agreement and (ii) any Contract which (x) calls for any payment, whether contingent or otherwise, in excess of ¥45,000,000 in any 12-month period, or for the delivery of goods or services with a fair market value in excess of ¥45,000,000 in any 12-month period, during the remaining term thereof or (y) provides for the receipt of any payments in excess of, or any property with a fair market value in excess of, ¥45,000,000 or more in any 12-month period during the remaining term thereof between (A) any officer, director, or shareholder of the Parent, the Sellers or any of their respective Affiliates (including the Companies and the Transferred Subsidiaries) or, to the Knowledge of the Parent, any member of any such Person’s immediate family or an entity controlled by one or more of the foregoing, on the one hand, and (B) any of the Companies or any of the Transferred Subsidiaries, on the other hand.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge or emission.

“Representation and Warranty Date Limitation” shall have the meaning set forth in Section 8.03(a).

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, members, partners, principals, consultants, accountants, investment bankers or other representatives of such Person and of such Person’s Affiliates.

“Restricted Business” means the business of marketing, underwriting, issuing, and administering ordinary life insurance products, endowment life insurance products, universal life insurance products, variable life insurance products, pension products, annuities products, guaranteed and non-guaranteed insurance savings products in Japan; provided that for the avoidance of doubt the Restricted Business shall not include accident and health insurance products, “third sector” insurance products, property and casualty insurance products and Takaful products.

“Restricted Period” shall have the meaning set forth in Section 5.09(a).

“Retained Affiliate” means any Affiliate of the Parent other than the Companies or the Transferred Subsidiaries.

“Returned Employee” shall have the meaning set forth in Section 6.01(b).

“Sanctioned Party” means: (i) a “Blocked Person,” “Specially Designated National,” “Specially Designated Terrorist,” “Specially Designated Global Terrorist,” “Foreign Terrorist Organization” or “Specially Designated Narcotics Trafficker” within the meaning of OFAC sanctions or (ii) a Person who is otherwise subject to OFAC sanctions, including but not limited to (A) public authorities, entities and nationals of Cuba, and (B) as to Burma, Iran, Syria and Sudan, public authorities, entities that are government owned or controlled, and individuals who are employed by or represent such public authorities or entities.

“SEC” means the United States Securities and Exchange Commission.

“Section 10.03(a)(i) Losses” shall have the meaning set forth in Section 10.03(b).

“Securities Act” means the Securities Act of 1933.

“Seller Disclosure Letter” shall have the meaning set forth in the first paragraph of Article III.

“Seller Letter Agreement” shall have the meaning set forth in the Recitals.

“Sellers” shall have the meaning set forth in the Recitals.

“Service” shall have the meaning set forth in the Transition Services Agreement.

“Share Purchase Price” shall have the meaning set forth in Section 2.03.

“Shares” shall have the meaning set forth in the Recitals.

“Simple Life Insurance” means credit life insurance products, mortgage life insurance products, term life insurance products and funeral benefits products.

“SMBC” shall have the meaning set forth in Section 5.13(a).

“SMBC Guarantee” shall have the meaning set forth in Section 5.13(a).

“Solvency Capital Calculation Methodology” means the calculation methodologies for determining the Companies Solvency Capital set forth in Section 2.04(b) of the Seller Disclosure Letter.

“Solvency Deficit” means the amount (if positive) that would need to be contributed to the Insurance Companies on the Closing Date in order for the Companies Solvency Capital to be equal to ¥554 billion as of the Closing Date. If the Solvency Deficit is a negative amount, it shall equal ¥0.

“Solvency Margin Ratio” of any Insurance Company or Peer means the solvency margin ratio of such Insurance Company or Peer as determined in accordance with the Insurance Business Law, including, if applicable, the New Solvency Margin Guideline; provided that for purposes of Section 5.01(z)(xxvii) the Solvency Margin Ratio shall be calculated without giving effect to the New Solvency Margin Guideline.

“Specified Contracts” shall have the meaning set forth in Section 5.05(e).

“Spin-Off Change of Control Transaction” shall have the meaning set forth in Section 5.09(d)(ii).

“Spin-Off Transaction” means a distribution of equity or other interests in any Covered Business to the stockholders of the Parent or an initial public offering of equity securities or other interests in any Covered Business.

“Star” shall have the meaning set forth in the Recitals.

“Star Shares” shall have the meaning set forth in the Recitals.

“Statutory Statements” shall have the meaning set forth in Section 3.06(a).

“Straddle Period” means a taxable period that, to the extent it relates to a Company or a Transferred Subsidiary, includes, but does not end on, the Closing Date.

“Sub-characterized Services” shall have the meaning set forth in Section 5/17(c)(iv).

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly beneficially owned or Controlled by such Person.

“Successor Entity” means any successor to any of the Companies or the Transferred Subsidiaries where such successor is either the Acquiror or an Affiliate of the Acquiror.

“Syndicated Loan” shall have the meaning set forth in Section 3.03(a).

“Syndicated Loan Agreement” shall have the meaning set forth in Section 5.13(a).

“Syndicated Loan Debt Amount” means an amount, expressed in U.S. dollars based on the Applicable Exchange Rate as in effect as of the date hereof, representing the principal amount of debt under the Syndicated Loan Agreement outstanding as of the date hereof, plus accrued and unpaid interest thereon to but excluding the Closing Date. For the avoidance of doubt, the Syndicated Loan Amount shall not be reduced for any amounts paid by, or on behalf of, the Acquiror or any of its Affiliates to SMBC to prepay and discharge the Syndicated Loan pursuant to the provisions of Section 5.13(b).

“TARP” means the Troubled Asset Relief Program enacted under the Emergency Economic Stabilization Act of 2008.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Claim” shall have the meaning set forth in Section 7.03(a).

“Tax Indemnity Payment” shall have the meaning set forth in Section 7.01(d).

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes (other than any such returns and reports filed (i) on a consolidated, combined or unitary basis by a group that includes any Company or any Transferred Subsidiary as a member where no material item included in such returns or reports is with respect to any Company or any Transferred Subsidiary or (ii) by the Parent or any of its Affiliates as part of the Parent’s U.S. consolidated federal income Tax Returns, except for Forms 5471 in respect of CLIS K.K.).

“Tax Sharing Agreement” shall have the meaning set forth in Section 3.20(e).

“Taxes” means any national, state, foreign or local tax, duty, or other governmental charge in any jurisdiction, including, without limitation, net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, gross receipts, business, securities transaction, value added, sales, use, excise, custom, transfer, registration, stamp, premium, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security, disability, workers compensation, payroll, withholding, estimated separate income, corporate additional capital gains, inheritance and gift, securities transaction, education, acquisition, residence, composite land, business office, property, inhabitant, enterprise and any other taxes, duties, public dues, and withholdings thereof imposed under the laws of Japan or any other country or jurisdiction, and all interest, penalties, delinquency taxes or additional taxes thereon and costs related to tax audits or inquiries and additions thereto, whether disputed or not.

“TDH” means T&D Holdings, Inc.

“Third Party Claim” shall have the meaning set forth in Section 10.04(a).

“Third Party Consent” shall have the meaning set forth in Section 5.05(e).

“Trade Secrets” means trade secrets and all other proprietary confidential information, including customer lists, confidential financial, business, scientific, technical, economic, or engineering information or know-how, including algorithms, plans, compilations, formulae, designs, methods, techniques, processes, inventions, procedures, programs or codes.

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property”.

“Transaction Agreements” means, collectively, this Agreement and the Ancillary Agreements.

“Transaction Date” shall have the meaning set forth in Section 5.09(c)(i).

“Transfer Taxes” shall have the meaning set forth in Section 7.06(b).

“Transferred Employee” shall have the meaning set forth in Section 6.01(b).

“Transferred Subsidiaries” shall have the meaning set forth in the Recitals.

“Transition Services Agreement” shall have the meaning set forth in the Recitals.

“Transition Services Management Team” shall have the meaning set forth in Section 5.17(b).

“Transitional Trademark License Agreement” shall have the meaning set forth in the Recitals.

“Trust” shall have the meaning set forth in the definition of Permitted Liens.

“United States” means the United States of America, including its territories and possessions.

“U.S. Expatriate Employee” shall have the meaning set forth in Section 6.01(k).

“U.S. GAAP” means generally accepted accounting principles in the United States.

“U.S. Treasury” means the United States Department of the Treasury.

“U.S. Treasury Regulations” means the regulations prescribed under the Code.

Exhibit B

TRANSITION SERVICES AGREEMENT

dated as of [CLOSING DATE —], 2010

between

AMERICAN INTERNATIONAL GROUP, INC.

and

[ACQUIROR]

TABLE OF CONTENTS

(continued)

i

TABLE OF CONTENTS

(continued)

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of [CLOSING DATE—], 2010 (this “Agreement”), is entered into by and between American International Group, Inc., a Delaware corporation (the “Parent”), and [            ], a [            ] corporation (the “Acquiror”).

RECITALS

WHEREAS, the Acquiror and the Parent have entered into the Stock Purchase Agreement, dated as of September 30, 2010 (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), pursuant to which the Parent has agreed to sell, convey, assign, transfer and deliver and cause the Sellers to sell, convey, assign, transfer and deliver to the Acquiror, and the Acquiror has agreed to purchase, acquire and accept from the Parent and the Sellers, all of the right, title and interest of the Parent and the Sellers in and to the Shares and the Debt (as such terms are defined in the Purchase Agreement); and

WHEREAS, in connection therewith, the Parent shall provide or cause to be provided to the Acquiror Entities certain services, access to facilities, equipment, software and other assistance on a transitional basis commencing immediately following the Closing and in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms.

(a) Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as set forth in the Purchase Agreement.

(b) The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Acquired Resource” shall have the meaning set forth in Section 6.03(c).

“Acquiror” shall have the meaning set forth in the Preamble.

“Acquiror Contract Manager” shall have the meaning set forth in Section 2.25(a)(i).

“Acquiror Entities” means the Companies and the Transferred Subsidiaries.

“Acquiror Indemnified Parties” shall have the meaning set forth in Section 5.01(a).

“Acquiror Work Product” shall have the meaning set forth in Section 2.20(b).

“Additional Facilities” shall have the meaning set forth in Section 2.03(a).

“Additional Services” shall have the meaning set forth in Section 2.03(a).

“Additional Service Term” shall have the meaning set forth in Section 6.01(a).

“Agreed Price” shall have the meaning set forth in Section 3.01(a).

“Agreed Service Fee” shall have the meaning set forth in Section 3.01(a).

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“Agreement” shall have the meaning set forth in the Preamble.

“Applicable Rate Card” shall have the meaning set forth in Section 3.01(a).

“Change” shall have the meaning set forth in Section 2.12(a).

“Change Request” shall have the meaning set forth in Section 2.12(b).

“Change Request Proposal” shall have the meaning set forth in Section 2.12(b).

“Confidential Information” shall have the meaning set forth in Section 7.01(a).

“Contract Managers” means the Acquiror Contract Manager and the Parent Contract Manager.

“Controller” means any Person that determines the purposes and means of the Processing of Personally Identifiable Information.

“Data Processor” means any Person (other than an employee of a Controller) who Processes Personally Identifiable Information on behalf of a Controller.

“Dedicated Assets” shall have the meaning set forth in Section 2.15.

“Dedicated Third-Party Agreements” shall have the meaning set forth in Section 2.15.

“Dispute” shall have the meaning set forth in Section 7.09.

“Facilities” shall have the meaning set forth in Section 2.02.

“FCPA” shall have the meaning set forth in Section 4.03.

“First Extended Term” shall have the meaning set forth in Section 6.01(a).

“Force Majeure” means, with respect to a Party, an event (i) beyond the control of such Party (or any Person acting on its behalf), including acts of God, storms, floods, riots, fires, earthquakes, sabotage, civil commotion or civil unrest, strikes, lockouts, labor difficulties, interference by civil or military authorities, riots, insurrections or other hostilities, embargo, fuel or energy shortage, acts of Governmental Authorities (including bank closings and seizures and other Governmental Orders), acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure or interruption of networks or energy sources and (ii) that is not reasonably likely to have been prevented by the Party’s commercially reasonable precautions or commercially accepted processes or by the Party’s implementation of its disaster recovery and business continuity plans and policies.

“FRBNY NDA” shall have the meaning set forth in Section 7.01(b).

“Fully-Burdened Cost” means, with respect to a Service or access to a Facility, the sum of Provider Cost and Overhead Cost. “Provider Cost” with respect to a Service or access to a Facility, means (i) all costs directly incurred by the applicable Provider in providing such Service or access to such Facility, including but not limited to, direct labor, direct supervision, benefits, travel and related costs, service-related training, permits and any direct third-party costs incurred to provide such Service or access to such Facility but excluding Pass-Through Charges and (ii) the portion of the overhead costs of the applicable Provider which are allocated by such Provider to such Service or access to such Facility, including but not limited to, indirect labor, indirect materials, employee benefit costs, building occupancy costs including rent and property and related taxes, site costs, depreciation, amortization, information technology, telephone and other voice communication, data communication, desktop hardware and software, desktop support, application support, data center and related hardware costs and administration, insurance, maintenance, utilities, security costs, office administration and supplies, costs for executives including but not

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limited to those overseeing such Service or access to such Facility, corporate marketing costs and other costs necessary to support the provision of such Service or access to such Facility. “Overhead Cost”, with respect to a Service or access to a Facility, means the portion of the overhead costs charged to the applicable Provider which are allocated by such Provider to such Service or access to such Facility, including but not limited to, indirect labor, indirect materials, employee benefit costs, building occupancy costs including rent and property and related taxes, site costs, depreciation, amortization, information technology, telephone and other voice communication, data communication, desktop hardware and software, desktop support, application support, data center and related hardware costs and administration, insurance, maintenance, utilities, security costs, office administration and supplies, costs for executives including but not limited to those overseeing such Service or access to such Facility, corporate marketing costs and other costs necessary to support the provision of such Service or access to such Facility.

“Government Recipients” shall have the meaning set forth in Section 7.01(b).

“Hourly Rate” shall have the meaning set forth in Section 3.01(a)(iii).

“Initial Additional Service Term” shall have the meaning set forth in Section 6.01(a).

“Initial Scheduled Term” shall have the meaning set forth in Section 6.01(a).

“Inspection” shall have the meaning set forth in Section 2.26(b).

“Knowledge Transfer Services” shall have the meaning set forth in Section 2.04.

“Licensee” shall have the meaning set forth in Section 2.20(a).

“Migration Services” shall have the meaning set forth in Section 2.24(a).

“Migration Services Provider” shall have the meaning set forth in Section 2.24(b).

“Migration Services Recipient” shall have the meaning set forth in Section 2.24(b).

“New Security Threat” means a new security related issue or issues related to new technology or threats, in each case which represents a material threat to the integrity of the Systems or data so threatened.

“Notice of Dispute” shall have the meaning set forth in Section 7.09(a).

“Overhead Cost” shall have the meaning set forth in the definition of Fully-Burdened Cost.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Contract Manager” shall have the meaning set forth in Section 2.25(a)(ii).

“Parent Entities” means the Parent and its Affiliates, excluding the Acquiror Entities.

“Parent Indemnified Parties” shall have the meaning set forth in Section 5.01(b).

“Parent Provider” means the Parent or a Provider that is an Affiliate of the Parent after the Closing.

“Party” means the Parent and the Acquiror individually, and, in each case, their respective successors and permitted assigns.

“Parties” means the Parent and the Acquiror collectively, and, in each case, their respective successors and permitted assigns.

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“Pass-Through Charges” shall have the meaning set forth in Section 3.01(b).

“Personally Identifiable Information” means any information received by a Provider from a Recipient in connection with the performance of such Provider’s obligations hereunder (a) from which an individual may be identified, (b) concerning an individual that would be considered “nonpublic personal information” within the meaning of Title V of the Gramm-Leach Bliley Act of 1999 and the regulations promulgated thereunder or (c) regarding such Recipient’s past, present or prospective customers, claimants, beneficiaries, employees or agents, including (i) any individual’s name, business or home address, e-mail address, computer IP address, telephone number, social security number, passport number or other identification number issued by a Governmental Authority, (ii) the fact that an individual has a relationship with Recipient or any of its Affiliates, (iii) any information regarding an individual’s bank accounts, securities accounts and other similar accounts, (iv) any information regarding an individual’s medical history or treatment, (v) any sensitive information, including non-public information regarding an individual’s human race, religion, family status, legal domicile, medical history or treatment, or criminal record, (vi) any information regarding the ability to repay indebtedness, (vii) other information that can be used to authenticate an individual (including passwords or PINs, biometric data, unique identification numbers, answers to security questions or other personal identifiers) and (viii) any other information of or relating to an individual that is protected from unauthorized disclosure by applicable Privacy Laws.

“Pre-Closing Period” means, with respect to any service or access to any facilities, equipment or software provided by, or on behalf of, a Provider to a Recipient (a) any time during the six (6) months prior to the Closing Date or (b) with respect to such services, access to facilities, equipment or software and other resources provided on only a periodic basis, any time during the twelve (12) months prior to the Closing Date (in each case, unless such service or access to facilities, equipment or software was terminated in the normal course of business prior to the Closing Date).

“Pre-Signing Agreement” shall have the meaning set forth in Section 2.08.

“Privacy Laws” means all Laws related to privacy, security or confidentiality of Personally Identifiable Information including, Laws of the United States of America (including the Health Insurance Portability and Accountability Act of 1996 and Title V of the Gramm-Leach Bliley Act of 1999) and the laws of Japan (including the Personal Information Protection Law (kojinjyouhou no hogo ni kansuru houritsu) and regulations and guidelines promulgated thereunder and the Insurance Business Act (hokengyou hou)) or regulations promulgated thereunder); regulatory policies, guidelines (including guidelines published by a Governmental Authority or relevant self regulatory organization) or industry codes of any applicable jurisdiction which are relevant and applicable to the privacy of Personally Identifiable Information, during the course of providing a Service, access to Facilities or otherwise.

“Process” means any operation or set of operations which is performed upon Personally Identifiable Information, and includes obtaining, recording, transmitting, disseminating, retrieving or holding the information or data or carrying out any operation or set of operations on the information or data.

“Provider” means a Person providing a Service or access to a Facility under this Agreement, in its capacity as the provider of such Service or access to such Facility.

“Provider Cost” shall have the meaning set forth in the definition of Fully-Burdened Cost.

“Provider Work Product” shall have the meaning set forth in Section 2.20(c).

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Recipient” means a Person to whom a Service or access to a Facility is being provided under this Agreement, in its capacity as the recipient of such Service or access to such Facility.

“Recipient Data” shall have the meaning set forth in Section 2.20(i).

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“Reports” shall have the meaning set forth in Section 2.10.

“Required Change” shall have the meaning set forth in Section 2.12(c).

“Required Technology” shall have the meaning set forth in Section 2.18(c).

“Sales Taxes” shall have the meaning set forth in Section 3.01(d).

“Scheduled Services” shall have the meaning set forth in Section 2.01.

“Scheduled Term” shall have the meaning set forth in Section 6.01(a).

“Second Extended Term” shall have the meaning set forth in Section 6.01(a).

“Security Incident” shall have the meaning set forth in Section 7.02(a).

“Security Regulations” shall have the meaning set forth in Section 2.18(c).

“Service Charge” shall have the meaning set forth in Section 3.01(a).

“Services” means the Scheduled Services, the Additional Services, the Third-Party Vendor Services, the Knowledge Transfer Services, the Migration Services and the Resumed Services.

“Service Shortfall” shall have the meaning set forth in Section 2.11(a).

“Set-Up Costs” means reasonable costs incurred by a Provider (other than Third Party Consents) after the date of the Purchase Agreement in contemplation of providing a service or access to a facility to a Recipient solely necessary to make changes to the service or access to facility as it was provided by such Provider to such Recipient prior to the Closing Date which changes are required (A) (1) by applicable Law, (2) by the Provider’s written risk management, information security or privacy policies in effect as of the execution of the Purchase Agreement, or (3) as required by Parent’s Complex Structured Financial Transactions Committee in its commercially reasonable judgment solely with respect to risk management, information security or privacy and solely with respect to Migration Services, Knowledge Transfer Services and Resumed Services, in each case as a result of the fact that, as of the Closing Date, such Recipient will not be affiliated to the Provider, (B) as a result of a change made or requested by the Recipient which change would affect the provision or receipt of the service or access to facility or (C) because of changes made to such service or access to such facility by the Provider arising from the Provider’s receipt of written notification by the Recipient that it did not wish to receive the service or access to facility from the Provider; provided, that such costs are set forth in Schedule 2.01 or Schedule 2.02, as may be amended by the Parties from time to time in accordance with Section 2.03(a); and provided, further, that the pricing for any Set-Up Costs shall be determined, and the payment terms and process for any Set-Up Costs shall be, in accordance with the provisions of Section 3.01 hereof. For the avoidance of doubt, (i) to the extent any Set-Up Costs include Pass-Through Charges for resources that are fully charged to a Recipient, the provisions of Section 6.03(c) shall apply and (ii) the costs of actually providing a Service or access to a Facility shall not be included in Set-Up Costs.

“Systems” means systems, computers, software (including any source code or executable or object code), servers, networks, workstations, routers, hubs, switches, voice or data communication lines, intranet, data, data centers, test environments, back-up of all the foregoing and all other information technology, whether tangible or intangible, infrastructure including interfacing infrastructure, databases and related facilities.

“Third Extended Term” shall have the meaning set forth in Section 6.01(a).

“Third-Party Vendors” means those unaffiliated third-Persons who are Providers hereunder as of the effective date of this Agreement.

“Third-Party Vendor Services” shall have the meaning set forth in Section 2.05.

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“VAT” means the tax imposed in accordance with Directive 2006/112/EC and any permitted derogations therefrom, as well as any equivalent or similar tax imposed under the Laws of any jurisdiction that is not a Member State of the European Union. For the avoidance of doubt, the term “VAT” shall not include any sales or use tax imposed by any state or political subdivision of the United States.

“Virus(es)” means any malicious computer code or instructions that have a material adverse effect on the operation, security or integrity of (a) a computing, telecommunications or other electronic operating or processing system or environment, (b) software programs, data, databases or other computer files or libraries or (c) computer hardware, networking devices or telecommunications equipment, including (i) viruses, Trojan horses, malware, time bombs, undisclosed back door devices, worms or any other software routine or hardware component designed to permit unauthorized access, disable, erase or otherwise harm software, hardware or data or perform any other such harmful or unauthorized actions and (ii) similar malicious code or data.

“Work Product” shall have the meaning set forth in Section 2.20(b). All Work Product is Acquiror Work Product or Provider Work Product.

ARTICLE II

SERVICES AND ACCESS TO FACILITIES

Section 2.01 Services. On the terms and subject to the conditions set forth in this Agreement, from and after the Closing and for the periods set forth in Schedule 2.01, subject to Section 6.01, the Parent shall provide or cause to be provided to the Acquiror Entities the services set forth in Schedule 2.01, as they may be amended prior to Closing (collectively with any Additional Services, the “Scheduled Services”).

Section 2.02 Access to Facilities. On the terms and subject to the conditions set forth in this Agreement, from and after the Closing and for the periods set forth in Schedule 2.02, subject to Section 6.01, the Parent shall provide or cause to be provided to the Acquiror Entities access to the facilities, equipment and software set forth in Schedule 2.02 (collectively with any Additional Facilities, the “Facilities”).

Section 2.03 Additional Services and Access to Additional Facilities.

(a) Services or access to facilities, equipment or software not agreed upon in a Schedule attached hereto but provided prior to the Closing by a Parent Entity to an Acquiror Entity can be requested in writing within one hundred twenty (120) days of the Closing by the Acquiror upon reasonable notice to the Parent’s service manager and Contract Manager in accordance with Section 7.03(a). Upon receipt of such notice, within a commercially reasonable period of time under the circumstances, the Parent shall provide or cause to be provided to the Acquiror Entities such additional services (the “Additional Services”) and such access to such additional facilities, equipment and software (the “Additional Facilities”) in each case on the terms and conditions (other than price) as were applicable to such services or access to such facilities, software and equipment prior to Closing, at the Agreed Price, for a term determined pursuant to Section 6.01 and with any applicable reasonable Set-Up Costs and any termination charges, determined pursuant to Section 6.02, which price, terms and charges shall be (x) proposed in writing by the applicable Provider within ten (10) Business Days of the request from the applicable Recipient for such Additional Services or Additional Facilities and (y) agreed by the Parties on or about the time the Provider begins to provide such Additional Services or access to such Additional Facility; if the Parties fail to reach agreement on the amount of the Agreed Price, Initial Additional Service Term, or extension of such term or any applicable termination charges or Set-Up Costs, such issues shall be resolved in accordance with Section 7.09(a), but any such failure to reach agreement on the foregoing shall not delay the provision of the Additional Service or access to Additional Facilities. The applicable Schedule 2.01 or Schedule 2.02 shall be deemed amended to include the Additional Services and access to Additional Facilities (along with the Agreed Price, Initial Additional Service Term, extension of such term and termination charges, if any), which shall be provided in accordance with the terms and conditions of this Agreement and the Additional Services shall be deemed to be Scheduled Services hereunder and the Additional Facilities shall be deemed to be Facilities hereunder.

(b) Notwithstanding anything to the contrary set forth herein, the Parent shall have no obligation to provide the services or access to the facilities set forth on Schedule 2.03(b) hereto.

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Section 2.04 Knowledge Transfer. The Parent will provide, upon the reasonable request of the Acquiror (a) the knowledge transfer with respect to the Scheduled Services and the Facilities, (b) knowledge transfer to assist the Acquiror in the migration and integration of the Scheduled Services and use of the Facilities and (c) knowledge transfer to assist the Acquiror in the migration and integration of the Business (collectively, “Knowledge Transfer Services”). Knowledge Transfer Services will be provided for no longer than the thirty (30) days following termination of the particular associated Service or associated Facility for which such Knowledge Transfer Services are being used (or, with respect to any Service or access to Facilities provided by the Parent or its Affiliates during the Pre-Closing Period but that will not be provided by the Parent or its Affiliates following the Closing, for thirty (30) days following the Closing). Knowledge Transfer Services will be charged to the Acquiror or the applicable Affiliate of the Acquiror receiving Knowledge Transfer Services at the Agreed Price plus any related Pass-Through Charges incurred by the Parent or the applicable Affiliate of the Parent providing such Knowledge Transfer Service; provided, that there will be no charge for (i) de minimis Knowledge Transfer Services (which, by way of example, includes meetings (without travel by Provider) or phone calls, in each case of one hour or less in duration), (ii) transfer of written documentation regarding data systems or the data environment, or (iii) Provider Costs other than incremental Provider Costs incurred as a result of the use of additional labor employed by a Provider, or additional materials, assets or other resources acquired by a Provider, in order to provide such Knowledge Transfer Services, if and to the extent Acquiror has approved Provider incurring such incremental Provider Costs.

Section 2.05 Third-Party Vendor Services. Upon the Acquiror’s reasonable written request, the Parent shall cooperate or cause its Affiliates to cooperate in the Acquiror’s negotiation for a direct agreement with any Third-Party Vendor (collectively, “Third-Party Vendor Services”); provided, however, that neither the Parent nor its Affiliates will be required to amend any contract, pay any amount of consideration or otherwise enter into any accommodation or undertaking with any such Third-Party Vendor in connection with these Third-Party Vendor Services. Third-Party Vendor Services shall be provided for no longer than the duration of the particular associated Service or associated Facility for which such Third-Party Vendor Services are being used. Third-Party Vendor Services will be charged to Acquiror at the Agreed Price plus any related Pass-Through Charges incurred by the Parent and its Affiliates in providing such Third-Party Vendor Services; provided, however, that for Third-Party Vendor Services provided in connection with the provision of Additional Services or access to Additional Facilities, the Provider may charge any Overhead Costs incurred in connection with providing such Additional Services or access to Additional Facilities, if and to the extent Acquiror has approved Provider using such Third-Party Vendor Services.

Section 2.06 [Reserved].

Section 2.07 Resumed Services. If, within sixty (60) days following termination by a Recipient of a Service or access to a Facility in accordance with Section 6.01(c)(i), such Recipient concludes that such Service or access to a Facility is still needed, the Recipient will so notify the applicable Provider in writing, and such Provider will promptly resume providing such Service or access to such Facility, if commercially reasonable and technologically feasible. The Recipient shall be responsible for the Agreed Price and related Pass-Through Charges of Provider associated with resuming such Service or access to such Facility, and to the extent practicable, such Provider shall provide such Recipient with an estimate (with reasonably supportive detail) of such Agreed Price in advance of resuming such Service or access to such Facility. Nothing in this Section 2.07 shall require a Provider to retain any personnel, to maintain any facilities or systems or to take, or refrain from taking, any other action, following a termination by a Recipient of a Service in anticipation of or preparation for the possibility of a Service or Facility being resumed pursuant to this Section 2.07. For the avoidance of doubt, no Service or Facility resumed pursuant to this Section 2.07 will extend the term of such Service or Facility beyond the Scheduled Term of such Service or Facility.

Section 2.08 Exception to Obligation to Provide Services or Access to Facilities. Notwithstanding anything to the contrary contained herein, including Section 2.01 and Section 2.02, no Provider shall be obligated to (and no Party shall be obligated to cause any Provider to) provide any Service or access to any Facility, if the provision of such Service or access to such Facility would (a) violate any applicable Law, (b) violate any agreement, license or promise to customers; provided, however, that the foregoing limitation with respect to agreements, licenses and promises shall only apply to any such agreement, license or promise entered into with an unaffiliated third party prior to the date of the Purchase Agreement (each, a “Pre-Signing Agreement”); provided, further, that Provider shall promptly notify Recipient of any such Pre-Signing Agreement and any Service or access to Facility

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affected thereby; or (c) result in the disclosure of information subject to any applicable privileges (including the attorney-client or similar privilege); provided, however, that the Parent and the Acquiror shall use commercially reasonable efforts to (w) subject to Section 5.05(e) and Section 5.17 of the Purchase Agreement, obtain or cause to be obtained Third Party Consents such that the Services or access to the Facilities might be provided without violation of Law or any Pre-Signing Agreements, (x) make any commercially reasonable changes with respect to the Services or access to the Facilities such that they might be provided without violation of Law or any Pre-Signing Agreements or disclosure of information subject to applicable privileges, (y) if no such changes are reasonably possible, provide commercially reasonable alternative sources of such Services or Facilities and disclose or cause to be disclosed such information or its substantial equivalent in such a way as to not constitute disclosure of privileged information; and provided, further, the Provider shall continue to be obligated to provide the Service or access to Facility to the extent that doing so would not result in a violation of applicable Law, or any Pre-Signing Agreements, or disclosure of privileged information. For the avoidance of doubt, nothing in this Section 2.08 is intended to relieve a Party of its obligations, or to modify the obligations, under Section 5.05(e) or Section 5.17 of the Purchase Agreement or Section 2.14 hereof.

Section 2.09 Standard of the Provision of Services or Access to Facilities. Each Provider shall provide the Services, the access to Facilities and other services and rights hereunder: (a) in accordance with applicable Law and with Provider’s written policies and procedures, to the extent applicable, (b) at substantially the same standards of performance consistent with such Provider’s practices for providing such Services or access to Facilities during the Pre-Closing Period, to the extent applicable, (c) in a competent and workmanlike manner, (d) as if Provider were performing such services for itself or its Affiliates and (e) with the same priority it accords its own operations and those of its Affiliates. In instances where such Services or access to Facilities were provided in accordance with service level agreements or targets in effect during the Pre-Closing Period, Provider shall promptly provide Recipient with copies of the applicable service level agreements or targets in the event of a written notice by Recipient to the applicable service manager and Contract Manager of a purported Service Shortfall or a dispute as to whether a Service or access to a Facility is provided in accordance with this Section 2.09.

Section 2.10 Reports. Each Provider shall provide to its corresponding Recipient the same reports that it provided during the Pre-Closing Period with respect to the Scheduled Services and the access to Facilities in the same form and at the same times as provided during the Pre-Closing Period or otherwise agreed to in writing by the Parties (the “Reports”).

Section 2.11 Failure to Meet Standards for Services; Inability to Perform.

(a) If a Recipient provides its corresponding Provider with a written notice to the applicable service manager and Contract Manager of any purported failure to meet any standard of the Services or access to Facilities required by this Agreement (a “Service Shortfall”), as determined by such Recipient in good faith, and if such Provider agrees that a Service Shortfall exists, such Provider shall promptly rectify such failure at its own expense, using commercially reasonable efforts, and reimburse Service Charges related to such agreed Service Shortfall previously paid, or reduce such Service Charges not yet paid, in an amount reasonably determined to compensate such Recipient for the Service Shortfall; provided, however, that, in accordance with Section 3.02, the Acquiror may withhold payment of an amount that it reasonably determines in good faith would compensate such Recipient for the Service Shortfall. Any disagreement as to whether a Service Shortfall has occurred or as to any purported Service Shortfall (resulting in timing or quality of performance of any Service falling materially below the standard set forth in Section 2.09) that is not promptly rectified to such Recipient’s reasonable satisfaction shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) on an expedited basis.

(b) To the extent that any Provider fails to provide, or fails to timely provide, any Service or access to any Facility as required under this Agreement or fails to meet the applicable standards for any Service or access to any Facility as set forth herein, unless such failure resulted primarily from the act or omission of Recipient (even if such failure to provide Service or access to a Facility is excused by Force Majeure pursuant to Section 6.04 hereof), then Recipient and Recipient’s Affiliates shall have no obligations or liability hereunder or under any other Transaction Agreement for failure to meet their obligations hereunder or under any other Transaction Agreement to the extent such failure by Recipient or its Affiliates is attributable to Provider’s failure to provide, to timely provide, or to meet the applicable standards with respect to such Service or access to a Facility until such time as such Provider cures such failure to the extent required to enable Recipient or its Affiliates to resume fulfilling such obligations hereunder or under the other applicable Transaction Agreements.

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Section 2.12 Change in Services or Access to Facilities.

(a) Subject to Section 2.09, a Provider may, from time to time, reasonably supplement, modify, substitute or otherwise alter (“Change”) the Services and access to the Facilities provided by it in a manner that does not adversely affect in any material respect the quality or availability of such Services or access to such Facilities or increase the cost to Recipient of receiving or using such Services or accessing such Facilities; provided, that to the extent that any such Change is reasonably likely to modify, substitute or otherwise alter the receipt or use of such Services or access to such Facilities, Provider shall provide Recipient with reasonable advance written notice to the applicable service manager and Contract Manager of the implementation of the Change to the extent practicable under the circumstances.

(b) Each Recipient may request in writing any Change to a Service or access to a Facility, which request shall include a description of the proposed Change requested and the associated business specifications (a “Change Request”); provided, however, that any proposed Change requested pursuant to such Change Request shall not result in any material change to the manner of provision or the contents of the Services or access to the Facilities that are the subject of such Change Request; provided further, however, that (i) any upgrades or changes to a Service or access to a Facility that are made in the ordinary course of business, including but not limited to, system upgrades, configuration changes, changes to the environment and installation of new releases, shall in no event be regarded as “material changes” and (ii) any disputes as to whether a Change Request results in any “material change” shall be resolved in accordance with Section 7.09(a)(i). Provider shall have ten (10) Business Days from the date of receipt of the Change Request (unless otherwise mutually agreed in writing by the Parties) to provide Recipient with a written proposal (a “Change Request Proposal”), prepared at the Agreed Price at Recipient’s expense. Provider and Recipient shall then engage in good faith negotiations regarding such Change Request, including with regard to the estimated time and price of implementing the Change Request (including any Third-Party Consents necessary to implement the Change Request) and any potential impact of the Change Request on then-existing Services or access to Facilities. For the avoidance of doubt, the estimated price for any Change Request shall be determined using the Agreed Price. If the Parties agree in writing upon a Change Request Proposal or a written variation thereof, the Schedules hereto (if applicable) shall be deemed amended to include the terms and conditions of such agreed-upon Change Request.

(c) Notwithstanding the foregoing, if a Change is required by applicable Law or is in response to a New Security Threat, a Provider shall make, at its own initiative or upon the request of a Recipient, any and all changes to the Services or the access to the Facilities necessary to comply with applicable Law and any changes thereto or to respond to such New Security Threat (any such changes to the Services or access to the Facilities, a “Required Change”); provided, that (i) such Provider shall provide Recipient with reasonable advance written notice to the applicable service manager and Contract Manager of the implementation of any Required Changes, and (ii) any disputes arising in connection therewith shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) on an expedited basis. The Recipient shall pay to the Provider the Agreed Price for such Required Change and any related Pass-Through Charges incurred by the Provider in making any Required Changes and will pay any incremental Agreed Price and related Pass-Through Charges incurred by the Provider in providing the Services or providing access to the Facilities after implementation of the Required Change. The Recipient will receive the benefits of any incremental reduction in the Agreed Price enjoyed by the Provider in providing the Services or providing access to the Facility after implementation of the Required Change; provided, that with respect to a change in Law or New Security Threat that is applicable to the businesses of both Provider and the Recipient, the Parties will share on a pro rata basis in the Agreed Price and related Pass-Through Charges incurred by the Provider in making any Required Change, the incremental Agreed Price and related Pass-Through Charges incurred by the Provider in providing the Services after implementation of the Required Change and the benefits of any incremental reduction in the Agreed Price enjoyed by the Provider in providing the Services after implementation of the Required Change. Each Party shall promptly notify the other Party in writing of any changes in applicable Law or New Security Threat that may relate to the provision or receipt of the Services or access to the Facilities.

Section 2.13 Services and Access to Facilities Provided by Other Persons. The Parent may engage or cause any Person, including any Affiliate of the Parent to provide any Service or access to any Facility or any

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portion thereof; provided, however, that such Person and all Services or access to Facilities provided by such Person shall be subject to confidentiality and security provisions at least as stringent as those herein and to the terms and conditions set forth herein, including service standards, and that the Parent shall remain responsible for the performance by such Person of all of its obligations hereunder with respect to the Services or access to the Facilities provided by such Person so that such performance is in accordance with the terms and conditions hereof; provided, further, that Provider shall provide Recipient with reasonable advance written notice to the applicable service manager and Contract Manager of its intention to engage such Person to provide such Services or access to such Facilities, or any portion thereof; provided, further, that the engagement of any Person that is not either (i) an Affiliate of the Parent either as of the date hereof or as of the date such engagement occurs, (ii) providing the same or similar Services or access to Facilities to the Acquiror during the Pre-Closing Period, or (iii) a Person providing Services or access to Facilities after the Closing to a Recipient and concurrently providing similar Services or access to Facilities to the Acquiror shall be subject to the Acquiror’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Parent shall cause any such Person that is an Affiliate of the Parent to waive any existing restriction or constraint on its Work Product, any requirement for consent, and any other term of service or performance (and, if applicable, shall not impose such other new terms) that would prevent or impede such Person from providing the Services or the access to Facilities in accordance with the terms and conditions of this Agreement.

Section 2.14 Consents. The Parent shall obtain or cause its Affiliates and Persons providing Services or providing access to Facilities on its behalf to obtain any Third Party Consents necessary for the Services to be provided to and received by the applicable Recipient and for the access to Facilities to be provided to and received by the applicable Recipient and to use any deliverables (including Work Product) provided in connection therewith and shall either (a) use commercially reasonable efforts to obtain any such necessary Third Party Consent from any Person that is not an Affiliate of the Parent or (b) in the event such Third Party Consents are not obtained, immediately notify the applicable Recipient and provide commercially reasonable alternative arrangements reasonably acceptable to the applicable Recipient for the provision of such Services or access to Facilities consistent with existing service levels and the standards set forth in Section 2.09. All out-of-pocket costs of Third Party Consents or providing such acceptable alternative arrangements with respect to the Scheduled Services, access to the Scheduled Facilities and Additional Services and access to Additional Facilities shall be equally split between the Parent and the Acquiror. The applicable Recipient shall bear the costs of any Third Party Consents for Knowledge Transfer Services, Third-Party Vendor Services, Resumed Services, Migration Services and Changes made pursuant to a Change Request; and the cost of any Third Party Consents for a Required Change shall be allocated in accordance with the second and third sentences of Section 2.12(c).

Section 2.15 Dedicated Assets and Dedicated Third-Party Agreements. Schedule 2.15 sets forth certain equipment and other assets owned by the Parent Entities (“Dedicated Assets”) and certain agreements between one or more Parent Entities and Persons that are not Affiliates of the Parent (“Dedicated Third-Party Agreements”), which in each case will be used exclusively to provide Scheduled Services. If, within sixty (60) days prior to the scheduled date of termination of a Service (whether such date appears on a Schedule or is set forth in a notice of termination given pursuant to Section 6.01), the Acquiror delivers written notice to the Parent that the Acquiror elects to acquire any Dedicated Asset used to provide such Service, the Parent shall sell such Dedicated Asset to the Acquiror on the date of such scheduled termination at a price equal to the net book value of such Dedicated Asset as of the last day of the quarterly fiscal period completed immediately prior to such notice date. Upon the Acquiror’s reasonable written request delivered to the Parent within sixty (60) days prior to the scheduled date of termination of a Service (whether such date appears on a Schedule or is set forth in a notice of termination given pursuant to Section 6.01), the Parent shall cooperate or cause its Affiliates to cooperate in the Acquiror’s negotiation of an assignment to an Acquiror Entity of any Dedicated Third-Party Agreement used to provide such Service or in Acquiror’s paying off any obligations owed under any Dedicated Third-Party Agreement, including by way of Parent or its Affiliates providing a letter of agency to allow the Acquiror to be assigned, or to assume obligations under, any Dedicated Third-Party Agreement, in either case effective on the date of such scheduled termination; provided, however, that neither the Parent nor its Affiliates will be required to pay any consideration or otherwise enter into any accommodation or undertaking with any counterparty to such Dedicated Third-Party Agreement in connection with such assignment. For the avoidance of doubt, whether or not an agreement is a Dedicated Third-Party Agreement listed on Schedule 2.15, the Parent and its Affiliates will not assign any agreements to an Acquiror Entity that do not exclusively relate to the provision of the Scheduled Services.

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Section 2.16 Personnel.

(a) The Parent shall, and shall cause the Provider of any Service or access to any Facility to make available to the Recipient of such Service or access to such Facility such personnel as may be necessary to provide such Service or access to such Facility; provided, however, that, subject to Section 2.09, the Provider shall have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service or provide access to such Facility and (ii) remove and replace such personnel at any time. Subject to Section 2.09, nothing in this Agreement shall obligate a Provider (or the Parent to cause any Provider) to hire any additional employees or provide any incentives to employees in addition to those in effect immediately prior to the Closing or to retain the employment of any particular employee or retain the services of any particular consultant, contractor or agent.

(b) The Provider of any Service or access to any Facility shall be solely responsible for all (i) salary, employment and other benefits and liabilities; (ii) payroll, employment, social security, workers compensation, unemployment, disability and similar taxes (including all withholding taxes on such payments or benefits) and (iii) compliance with all employment, immigration and any other applicable Laws, in the case of (i) through (iii) relating to the personnel of such Provider assigned to perform such Service or provide access to such Facility. In performing their respective duties hereunder, all such personnel of a Provider shall be under the direction, control and supervision of such Provider and, subject to Section 2.09 and Section 2.16(a), such Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such personnel.

(c) The Parties hereby agree that the employees of the Acquired Entities listed in Schedule 2.16(c) hereto (the “Seconded Employees”) have been seconded to American International Group K.K. (“AIG KK”) in accordance with the terms of the respective secondment agreements between the Acquired Entities and AIG KK listed on Schedule 2.16(c) hereto (the “Secondment Agreements”) and for the purpose of performing job functions related to the Services and access to the Facilities provided hereunder. The Seconded Employees will remain at all times employees of the Acquired Entities, to the extent applicable, but they shall, at all times during the Secondment Term (as defined below), work under the direction, supervision and control of AIG KK or one of its Affiliates. All contractual salary and benefits due and payable to the Seconded Employees during the Secondment Term shall be in accordance with the Secondment Agreements. For each Seconded Employee, the “Secondment Term” shall be that period of time from such employee’s initial secondment pursuant to the Secondment Agreements until the earlier of: (i) completion of the period provided in Schedule 2.01 for the provision of the Services in which such Seconded Employee is engaged or (ii) the termination of this Agreement for whatever cause. Upon completion of a Seconded Employee’s Secondment Term such Seconded Employee shall immediately cease working under the direction, supervision and control of AIG KK or any of its Affiliates, as applicable, and such Seconded Employee shall be transferred to the applicable Acquiror Entity.

Section 2.17 Cooperation. Each Party agrees to perform all obligations under this Agreement in good faith and to use commercially reasonable efforts to cooperate with the other in all matters relating to the provision and receipt of the Services and access to the Facilities. In furtherance of the foregoing: (a) each Party shall timely notify the other in writing as soon as practicable in advance of any circumstances that could have a material adverse effect on the Services or the access to the Facilities or security and work with the other Party to minimize the effect of such circumstances; (b) each Party shall timely provide information and documentation reasonably requested by the other Party to be used in the provision or receipt of Services and access to Facilities hereunder; and (c) each Recipient and its Affiliates shall use commercially reasonable efforts to (i) cooperate with the applicable Provider and its Affiliates with respect to the provision of any Service and access to any Facility and (ii) enable the applicable Provider and its Affiliates to provide the Services and access to the Facilities in accordance with this Agreement. Except as required by applicable Law, no Recipient or its Affiliates shall take any action that would interfere with or materially increase the cost of a Provider’s providing any of the Services or access to any of the Facilities.

Section 2.18 Security; Electronic and Other Access.

(a) The Parties shall work together (i) to ensure that each Provider is able to maintain or exceed its current level of security during the term of this Agreement and (ii) to address any New Security Threat, (including compliance with applicable Law (including Privacy Laws) related to such New Security Threat) or the security and protection of Personally Identifiable Information, provided, however, that the Provider shall not be required to take

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action in connection with the foregoing (ii) except under a Required Change The Acquiror shall be entitled to perform, with reasonable advance written notice, audits of the data and physical, electronic and systems security procedures in effect at the locations where the Provider is providing Services or access to any Facilities , which audits shall be of the type and conducted in a manner that is reasonable under the circumstances of the provision of services, access to facilities, equipment, software and other assistance on a transitional basis. Notwithstanding the foregoing, such right to perform audits shall include the ability to perform Statement of Auditing Standards 70 Type II audits if such audits are required by a Governmental Authority. At the Acquiror’s request, the Provider shall, in accordance with Section 2.17, provide such cooperation as is required to conduct and complete such audits.

(b) As of the Closing, except as otherwise expressly provided in the Purchase Agreement or in this Agreement or as expressly agreed to in writing by the Parties, (i) the Acquiror Entities shall cease to use and shall have no further access to, and the Parent shall have no obligation to otherwise provide or make available, any business or other services, including any Parent Entity’s intranet and other owned, licensed, leased or used computer software, networks, hardware or technology of a Parent Entity, provided or made available to the Acquiror Entities by any Parent Entity prior to the Closing and (ii) the Acquiror Entities shall have no access to, and the Parent Entities shall have no obligation to otherwise provide, any Parent Entity’s computer-based resources (including third-Person services, e-mail and access to its computer networks, databases and equipment), whether or not such resources require a password or are available on a secured access basis or on a non-secured access basis.

(c) To the extent that the performance or receipt of Services or access to Facilities hereunder requires any Party or Provider to have access to the other Party’s or its Affiliates’ Systems (including third-Person services, e-mail and access to computer networks, database and equipment) owned, licensed, leased or used by such other Party or its Affiliates (“Required Technology”), such other Party or its Affiliates shall provide limited access to such Required Technology in accordance with applicable Law (including Privacy Laws) and subject to the security, use, Virus protection, disaster recovery and confidentiality policies and procedures (including physical security, network access, Internet security, confidentiality and Processing of Personally Identifiable Information and security guidelines and procedures) of such Provider, as they may be amended from time to time, provided that such policies were in effect at the time of such access and are made known to the other Party’s personnel who are seeking such access prior to such access (the “Security Regulations”). The Parent and the Acquiror, as the case may be, shall, and shall cause the Parent Entities and the Acquiror Entities, as the case may be, and all of their respective personnel having access to the Required Technology to (i) comply with all of such Party’s or its Affiliates’ Security Regulations that are applicable to the provision of any Service or access to any Facility; (ii) not tamper with, compromise or circumvent any security or audit measures employed by such Party or its Affiliate whose Required Technology is being accessed; (iii) execute a separate system access agreement, upon commercially reasonable terms, with such Party or its Affiliate; (iv) ensure that only those users who are specifically authorized by such Party or its Affiliates, as the case may be, gain access to the Required Technology; and (v) use commercially reasonable efforts to prevent unauthorized destruction, alteration or loss of information contained therein by such users. The rights of access to the Required Technology granted hereunder shall be restricted to user access only, unless otherwise agreed to in writing by the Parties, and shall not include privileged or higher level access rights or rights to functionality. Other than as specifically permitted under this Agreement or the other Transaction Agreements, no Person shall have any rights of access to the other Party’s Required Technology or Systems.

(d) While Services are being provided hereunder, each Party shall take commercially reasonable measures to ensure that, in connection with the provision or receipt of any Services or access to any Facilities, no Virus or similar items are coded or introduced into either its own (including its Affiliates’) or the other Party’s (including its Affiliates’) Systems. If, in connection with the provision of any Services or access to any Facilities, a Virus is found to have been introduced into such Systems, each Party shall use commercially reasonable efforts to cooperate and to diligently work together with the other Party, each at its own cost, to eliminate the effects of such Virus.

(e) The Parties shall, and shall cause their respective Providers and Recipients to, exercise commercially reasonable care or such higher standard that may be required by applicable Privacy Laws to prevent unauthorized Persons from accessing the Services, Facilities, Personally Identifiable Information, Required Technology or other Systems of the other Party and its Affiliates, including (i) promptly terminating the rights of any user under its control that has sought to circumvent or has circumvented the applicable Security Regulations, (ii) immediately notifying (verbally and then in writing) the other Party if it learns that an unauthorized Person has accessed or may access any Required Technology or other Systems of such other Party or that a Person has engaged in activities that

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may lead to the unauthorized access, destruction or alteration or loss of Personally Identifiable Information, or other data, information or software whether on such other Party’s Required Technology or other Systems, and (iii) immediately implementing the notification procedures and actions required by Section 7.02.

(f) Each Party shall cooperate, and shall cause its Affiliates and other Providers to cooperate, fully and in a timely way with any investigation, audit or review relating to the security of Personally Identifiable Information, the Facilities, the Required Technology or other Systems that arises in connection with this Agreement, including providing any relevant information or material in its possession or under its control that is reasonably requested by the other Party (but excluding internal audit reports and external audit opinions other than a reasonably detailed summary of the portions thereof that describe or address any exceptions from compliance policies or practices that are pertinent to the Services or the Facilities).

(g) Subject to Section 7.02, the Contract Managers shall be advised promptly (both orally, if practicable, and in any event in writing) of any material breach of the provisions of this Section 2.18 or any breach of the Security Regulations or unauthorized access to Personally Identifiable Information, the Required Technology, Facilities or other Systems used hereunder. If such breach has not been rectified or such unauthorized access has not been terminated within three (3) days from the notice to the Contract Managers, the matter shall be immediately escalated to the Contract Managers and resolved in accordance with Section 7.09(a)(i) on an expedited basis. On reasonable advance written notice to the applicable Contract Manager, and to the extent permitted by applicable Law, each Party may audit the other Party’s use of the Required Technology or other Systems used in providing or receiving the Services or access to Facilities solely with respect to security and compliance with the applicable Security Regulations no more than once every calendar year, unless in connection with a Security Incident.

(h) Each Provider shall use the same level of effort and services as used or caused to be used, to recover or recreate Provider’s own lost data prior to the Closing Date but in no event less than a commercially reasonable effort, to recover or recreate any data lost or destroyed in performing any Services or providing access to any Facility due to Provider’s negligence, at Provider’s cost. In addition, each Provider shall, at the reasonable request of Recipient, use commercially reasonable efforts (or as otherwise required by applicable Law) to restore or procure the restoration of such Personally Identifiable Information to its state immediately prior to any corruption or loss.

Section 2.19 No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party acting as an agent of another unaffiliated Party in the conduct of such other Party’s business. A Provider of any Service or access to any Facility hereunder shall act as an independent contractor and not as the agent of any Recipient or its Affiliates in performing such Service or providing access to such Facility.

Section 2.20 Ownership of Intellectual Property; Ownership of Data.

(a) Except as otherwise expressly provided in this Agreement or in the Purchase Agreement, each of the Parent and the Acquiror and their respective Affiliates shall retain all right, title and interest in and to their respective Intellectual Property (including Work Product, as provided for herein) and any and all improvements, modifications and derivative works thereof. No license or right, express or implied, is granted under this Agreement by the Parent, the Acquiror or their respective Affiliates in or to their respective Intellectual Property, except that, solely to the extent required for the provision or receipt of the Services or access to the Facilities in accordance with this Agreement, each of the Parent and the Acquiror, for itself and on behalf of their respective Affiliates, hereby grants to the other (and their respective Affiliates) (“Licensee”) a non-exclusive, fully paid up, royalty-free, worldwide, revocable (only as expressly set forth herein), non-transferable (except as provided in Section 7.06) license during the term of this Agreement to such Intellectual Property, but only to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service or access to the applicable Facility as permitted by this Agreement. Upon the expiration of such time, or the earlier termination of such Service or access to such Facility in accordance with Section 6.01(d), the license to the relevant Intellectual Property will terminate; provided, however, that, subject to Section 6.03(a), all licenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof. The foregoing license is subject to any licenses granted by others with respect to Intellectual Property not owned by the Parent, the Acquiror or their respective Affiliates.

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(b) All right, title and interest (including Intellectual Property rights) in the results and proceeds of the Services performed hereunder and the access to Facilities, including all materials, products, reports, computer programs (source or object code), documentation, deliverables and inventions developed or prepared by Provider in performance of such services (the “Work Product”) that is created exclusively on behalf of the Acquiror and its Affiliates or the Business (subject to Section 2.20(a)) (the “Acquiror Work Product”) shall be owned exclusively by the Acquiror (as between the Acquiror and its Affiliates, on the one hand, and the Parent and its Affiliates on the other), in whatever stage of completion such Acquiror Work Product may exist from time to time. All such Acquiror Work Product shall be considered “works made for hire” (within the meaning of the United States Copyright Law) of the Acquiror. In the event such Acquiror Work Product is for any reason or in any jurisdiction determined not to be “works made for hire” or that title to any such Acquiror Work Product may not vest in the Acquiror or its Affiliates by operation of applicable Law or otherwise, then the Parent hereby assigns and shall cause its Affiliates or applicable Providers to assign all right, title and interest (including Copyrights) in such Acquiror Work Product to the Acquiror, and Acquiror shall reimburse the Parent for its and its Affiliates’ or the applicable Agreed Price related to such actions. All such Acquiror Work Product, where practicable, shall bear Acquiror’s Copyright and trade secret notices, as specified by the Acquiror, and Acquiror shall reimburse the Parent for its and its Affiliates’ or the applicable Agreed Price related to such actions. No rights to Acquiror Work Product shall remain with the Parent or its Affiliates following the end of the term of this Agreement.

(c) All right, title and interest (including Intellectual Property rights) in Work Product that is created hereunder and that is not Acquiror Work Product shall belong to the Provider that created such Work Product (the “Provider Work Product”) (as between Provider and its Affiliates, on the one hand, and Recipient and its Affiliates on the other), in whatever stage of completion such Provider Work Product may exist from time to time, unless otherwise agreed to by the Parties in writing. In the event that in any jurisdiction ownership of the Provider Work Product does not vest in such Provider or its Affiliates by operation of applicable Law or otherwise, then the Acquiror, as Recipient, hereby assigns and shall cause its Affiliates to assign all right, title and interest (including Intellectual Property rights) in such Provider Work Product to the applicable Provider, and such Provider shall reimburse the Acquiror for the Agreed Price related to such actions. Each Provider grants each Recipient a non-exclusive, fully paid-up, royalty-free, worldwide, perpetual and irrevocable and only to the extent necessary for Recipient to receive the Services license for Recipient to copy, prepare derivative works of, distribute, display, perform and otherwise use such Work Product (including, in the case of Work Product that is software, any source code or executable or object code) in such Recipient’s business and that of such Recipient’s Affiliates.

(d) If a Provider hereunder that is not an Affiliate of the Parent entered into agreements with the Parent or its Affiliates prior to the Closing, which agreements allocate title in work product to such Provider or another third party, then the Parent shall use commercially reasonable efforts to obtain for the applicable Recipient at the Recipient’s expense, (i) in the case of Work Product to be owned by such Recipient, a non-exclusive, fully paid-up, royalty-free, transferable, worldwide, perpetual and irrevocable license for Recipient to copy, prepare derivative works of, distribute, display, perform and otherwise use such work product in such Recipient’s business and that of such Recipient’s Affiliates and (ii) in the case of Work Product to be owned by Provider, a non-exclusive, fully paid-up, royalty-free, non-transferable, worldwide license to use the work product in accordance with Section 2.20(a). In the event that such licenses cannot be obtained, the Parent shall use commercially reasonable efforts to obtain an alternative at the Recipient’s expense.

(e) The Parent, as Provider, and its Affiliates will (i) promptly provide each Recipient with written notice to the applicable service manager and the Contract Manager of any restrictions, terms and conditions on Recipient’s rights in Work Product otherwise owned by such Recipient (arising solely from third-party rights, and not rights of Provider or its Affiliates) and (ii) use commercially reasonable efforts, in consultation with Recipient, to remove or minimize such restrictions, terms and conditions.

(f) During the term of this Agreement, each Provider will make reasonable efforts to provide Recipient, upon Recipient’s request, with access to and delivery of the Work Product owned by such Recipient.

(g) Except as otherwise expressly provided in this Agreement or in any other Transaction Agreement, no Party (or its Affiliates) shall have any rights or licenses with respect to any Intellectual Property (including software), hardware or facility of the other Party. All rights and licenses not expressly granted in this Agreement or in any other Transaction Agreement are expressly reserved by the relevant Party. Each Party shall from time to time, and shall cause its Affiliates to, execute any documents and take any other actions reasonably requested by the other Party to effectuate the intent of this Section 2.20.

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(h) All Recipient Data is, will be and will remain the property of the Recipient or any of its designees and will be deemed Confidential Information of such Persons. The Recipient or such designees shall have all right, title and interest in and to, including worldwide ownership of all Intellectual Property rights in the Recipient Data and all copies thereof. “Recipient Data” means all books, records, files, tapes, software data, documents, storage devices, media and other information (i) submitted to a Provider by or on behalf of any Recipient, and any of its Affiliates, successors or agents, or (ii) obtained, developed or produced by the Provider in connection with providing the Services or access to any Facilities to the extent such data or information is based on, summarizes or includes data and information of any Recipient, or any of its Affiliates, successors or agents, submitted to or obtained by the Provider in connection with such Services or access to such Facilities.

Section 2.21 Divestitures.

(a) If the Parent sells or divests any Affiliate that provides Services or access to Facilities hereunder or assets that are used to provide Services or access to Facilities hereunder, the Parent shall provide, or cause the divested Affiliate or another Person to provide, for the continuity of Services and access to Facilities on the same price, terms and conditions as are in effect immediately prior to such sale or divestiture, and in a manner which does not cause a degradation in any material respect in the service standards set forth herein and without requiring a material change to the Recipient’s business processes or operations.

(b) If the Acquiror sells or divests any Affiliate that receives Services or access to Facilities hereunder, the Parent shall provide and shall cause its Affiliates to provide for continuity of Services and access to Facilities on the same price, terms and conditions as are in effect immediately prior to such sale or divestiture, and in a manner which does not cause a degradation in the service standards set forth herein; provided, that the Parent shall not be required to incur any material additional costs or to make any material change to the manner in which the Parent provides Services or access to Facilities; provided, further, that the Acquiror shall remain responsible for all payment and other obligations hereunder with respect to such Services and access to Facilities.

Section 2.22 Reorganization. In the event that the Acquiror internally restructures, reorganizes or transfers the Business to an Affiliate (including, without limitation any merger or other integration of any Company or Transferred Subsidiary with or into any other Company or Transferred Subsidiary or any Affiliate of the Acquiror), the Parent shall be obligated to continue to provide, or cause to be provided, the Services and the access to Facilities to such Affiliate on the same price, terms and conditions as are in effect immediately prior to such reorganization, and in a manner which does not cause a degradation in any material respect in the service standards set forth herein; provided, that the Parent shall not be required to incur any material additional costs or to make any material change to the manner in which the Parent provides such Services or access to Facilities.

Section 2.23 [Reserved].

Section 2.24 Migration.

(a) The Parties agree to use, and to cause their respective Affiliates that are Providers or Recipients to use, their reasonable good faith efforts to cooperate with and assist each other in connection with the migration of the Business or the Acquiror Entities from the Parent and the Seller to the Acquiror, in each case and to the extent reasonably agreed by the Parties, taking into account the need to minimize both the cost of such migration and the disruption to the ongoing business activities of the Parties and their respective Affiliates. In furtherance thereof, to the extent that the Parties have not already done so prior to the Closing Date, the Parties shall (i) identify the respective tasks to be accomplished by each Party in connection with the orderly migration from the performance of any Service or provision of access to any Facility by a Provider to the performance of such Service and provision of access to such Facility by a Recipient, its Affiliates or a third Person (the “Migration Services”), (ii) agree upon the terms by which Provider will provide such Migration Services and (iii) agree to the period during which the Migration Services are to be provided. Any disputes between the Parties as to the identification of, terms of or Schedule for Migration Services shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) on an expedited basis.

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(b) The Parties acknowledge that Migration Services may include the provision of services requested by a Recipient in connection with its migration to non-Provider Systems, including the transfer of records, segregation and migration of historical data, migration-specific enhancements and cooperation with and assistance to third-Person consultants engaged by such Recipient in connection with the foregoing. Migration Services shall be charged to the Party or Affiliate of such Party that is receiving Migration Services (the “Migration Services Recipient”) at the Agreed Price plus related Pass-Through Charges (less any VAT or Sales Tax recoverable by the Migration Services Provider or any of its Affiliates) incurred by the Party that is providing such Migration Services (the “Migration Services Provider”) in the provision of Migration Services; provided, however, that to the extent that the Migration Services for a particular Service are provided by human resources, or utilize equipment or third-party services, that are otherwise being used to provide such particular Service (and, therefore, are included in the calculation of the Service Charge for such Service), there shall be no additional charges for such Migration Services beyond the Services Charge; provided further, however, that for any human resources, equipment or third-party services that Provider retains in order to provide Migration Services beyond those otherwise used to provide such particular Service, then, if and to the extent that an authorized representative of Recipient specifically authorizes in writing the use thereof, such Recipient may be charged the incremental costs incurred by Provider for such additional resources, equipment or services.

Section 2.25 Primary Points of Contact for this Agreement.

(a) Each Party shall appoint an individual to act as the primary point of operational contact for the administration and operation of this Agreement, as follows:

(i) The individual appointed by the Acquiror as the primary point of operational contact pursuant to this Section 2.25(a) (the “Acquiror Contract Manager” identified on Schedule 2.25) shall have overall operational responsibility for coordinating, on behalf of the Acquiror, all activities undertaken by the Acquiror and the Acquiror Entities and their Affiliates and Representatives hereunder, including the performance of the Acquiror’s obligations hereunder, the coordination of the provision of the Services and access to the Facilities with the Parent, acting as a day-to-day contact with the Parent Contract Manager and making available to the Parent the data, facilities, resources and other support services from the Acquiror required for the Parent Providers to be able to provide the Services and access to the Facilities in accordance with the requirements of this Agreement. The Acquiror may replace the Acquiror Contract Manager with an employee or officer with comparable knowledge, expertise and decision-making authority from time to time upon written notice to the Parent pursuant to Section 7.03(b). The Acquiror shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

(ii) The individual appointed by the Parent as the primary point of operational contact pursuant to this Section 2.25(a) (the “Parent Contract Manager” identified on Schedule 2.25) shall have overall operational responsibility for coordinating, on behalf of the Parent, all activities undertaken by the Parent Providers and their Affiliates and Representatives hereunder, including the performance of the Parent’s obligations hereunder, the coordination of the provision of the Services and access to the Facilities with the Acquiror, acting as a day-to-day contact with the Acquiror Contract Manager and making available to the Acquiror the data, facilities, resources and other support services from the Parent required for the Acquiror Entities to be able to receive the Services and access to the Facilities in accordance with the requirements of this Agreement. The Parent may replace the Parent Contract Manager with an employee or officer with comparable knowledge, expertise and decision-making authority from time to time upon written notice to the Acquiror pursuant to Section 7.03(b). The Parent shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

(iii) In addition to the responsibilities set forth in Section 2.25(a)(i) and Section 2.25(a)(ii) and Section 7.09(a), the Contract Managers shall have the authority to approve in writing modifications to the Services, access to Facilities, the terms on which the foregoing are provided and the Schedules hereto.

(b) The Parties shall ensure that the Parent Contract Manager and the Acquiror Contract Manager shall meet in person or telephonically as frequently as necessary or advisable for the performance of the Parties’ obligations hereunder, but in no event less than weekly for the first six (6) months of the term and no less than every other week during the remainder of the term. In addition, at least once per quarter during the term of this Agreement, the Contract Managers and the senior executives identified in Section 7.09(a) shall meet to discuss this Agreement and any issues arising hereunder.

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Section 2.26 TSA Records.

(a) During the Scheduled Term of any Service or access to any Facility and for an additional period thereafter as required by applicable Law and/or the Parent’s record retention policies that are provided to Recipient (but in no event shall such additional period be fewer than twelve (12) months after the end of such Scheduled Term), the Parent shall each maintain, and shall use commercially reasonable efforts to cause Providers to maintain, true and correct records of all receipts, invoices, reports and other documents relating to the services rendered and activities performed hereunder in accordance with applicable Law and its standard accounting and record management practices and procedures, consistently applied, which practices and procedures are employed by the Parent or such Providers (as applicable) in their provision or receipt of services for themselves and their Affiliates.

(b) As and when so reasonably requested by Recipient for purposes of verifying invoices submitted to Recipient pursuant to Article III and/or any Provider’s performance of the Services, or by a Governmental Authority acting pursuant to applicable Law, the Parent shall cause each Provider to permit at reasonable times and from time to time, but in no event more than one inspection per year, by the Acquiror and/or its external auditors (an “Inspection”) wherein such Provider shall (i) make books and records concerning the Business (but excluding Provider’s internal audit reports and external audit opinions, other than a reasonably detailed summary of the portions thereof that describe or address any exceptions from compliance policies or practices that are pertinent to the Services or the Facilities), the calculation of any fees or Taxes, the performance of Services or access to Facilities provided pursuant to this Agreement (including IT infrastructure and general IT controls) and/or the invoices submitted to the Acquiror pursuant to Article III, available for inspection and copying by such Person(s) as the Acquiror designates as its authorized representative(s), who shall, subject to the terms of Section 7.01, have the right to take copies of or extracts from any such books and records, and (ii) give the Acquiror’s representatives reasonable access during regular business hours to facilities, officers, employees and other representatives of such Provider, including attorneys, accountants and others, in connection with such Inspection without disruption of the business operations of such Provider.

(c) If it is determined pursuant to the dispute resolution process in Section 7.09 or any legal proceeding between the Parties, or the Parties otherwise agree, that an Inspection has revealed that the Parent has overcharged the Acquiror for Services or access to Facilities for any billing period, the Parent promptly shall credit (or, if the applicable Provider has ceased providing Services or access to Facilities, promptly shall refund) the Acquiror for the amount of the overcharge plus interest thereon calculated from the date of the Acquiror’s payment of the overcharge using the applicable Interest Rate. The costs and expenses incurred by the Recipient and the Parent and its Affiliates in connection with an Inspection shall be borne by Recipient unless the overcharge exceeds ten percent (10%) of the actual amount owed for the applicable billing period, in which event the costs and expenses incurred by the Recipient and the Parent and its Affiliates in connection with such Inspection shall be borne by the Parent.

ARTICLE III

COSTS AND DISBURSEMENTS

Section 3.01 Costs and Disbursements.

As consideration for providing the Services and access to the Facilities:

(a) Except as otherwise set forth on the applicable Schedule, the Acquiror shall cause the Recipient of any Service set forth in Schedule 2.01 or access to any Facility set forth in Schedule 2.02 to pay to the applicable Provider the amount specified next to such Service or Facility in the applicable Schedule, as it may be amended prior to Closing (with respect to a Service or Facility, the “Service Charge” for such Service or Facility), subject to any reduction thereof made pursuant to the last sentence of Section 2.15. For the avoidance of doubt and not including Pass-Through Charges, Set-Up Costs, termination charges pursuant to Section 6.02(b) and Third Party Consents, the Service Charge shall be the amount set forth on the applicable Schedule and such amount shall not be subject to any additional increase except as contemplated by Section 6.01. In addition, except as otherwise set forth

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on the applicable Schedule or as otherwise agreed in writing by the Parties, each Recipient shall pay the Agreed Price for Knowledge Transfer Services, Third-Party Vendor Services, Additional Services, Migration Services received by such Recipient and for any actual incremental costs of resuming any Resumed Services (it being understood that, in the absence of any such incremental costs, Resumed Services shall be charged at the same amounts as were specified in the applicable Schedule for the Scheduled Service or access to a Facility). Each month’s Service Charges and charges for Knowledge Transfer Services, Third-Party Vendor Services, Additional Services, Resumed Services and Migration Services (pro-rated if applicable to less than a full calendar month) for such Recipient shall be (X) set forth in an invoice (which invoice or related documentation shall provide reasonable detail regarding the calculation of the amount set forth in the invoice unless such amount is a fixed amount set forth in a Schedule hereto) from the Provider and submitted to the applicable Recipient, sent in electronic format to the applicable Person at such Recipient designated to receive such invoices, with copies of all such invoices sent simultaneously in electronic format to the applicable Contract Manager, and with all amounts due calculated and payable in the currency of the Recipient, unless otherwise required by applicable Law, otherwise designated in the applicable Schedule, or otherwise agreed to by the Parties in writing; provided, that regardless of the currency of the Recipient, in the event that the business unit AIG KK is the Provider such charges shall be in Japanese yen and in the event that the business unit AIG Global Services is the Provider such charges will be in U.S. dollars, and (Y) payable in arrears, unless otherwise specified for each Service in Schedule 2.01 or Schedule 2.02. The Acquiror shall cause the applicable Recipient to pay all such amounts set forth in such invoice and not disputed pursuant to Section 3.02 via electronic funds transfer (instructions to be separately provided), within thirty (30) days of the applicable Recipient’s and Contract Manager’s receipt of the invoice.

“Agreed Price” shall (I) apply only to Knowledge Transfer Services, Third-Party Vendor Services, Additional Services, Migration Services and to any actual incremental costs of resuming any Resumed Services, (II) exclude any Pass-Through Charges and (III) be determined as follows, with no additional charges for Provider Costs, Overhead Costs or any other costs (except as expressly set forth below and in Section 2.05 hereof):

(i) Where the Parties can agree upon a fee or method of fee calculation regardless of past practice, such fee or method of fee calculation shall be used (“Agreed Service Fee”) and the Agreed Price shall be the product of (A) the Agreed Service Fee and (B) 1.2.

(ii) If there is no Agreed Service Fee, where an internal rate exists (the “Applicable Rate Card”) that would apply to the Service or access to the Facility that is charged on a unit basis, the Agreed Price shall be the product of (A) the unit charge set forth on the then-current Applicable Rate Card, (B) the number of units used and (C) 1.2.

(iii) If there is no Agreed Service Fee or Applicable Rate Card and an hourly rate can be applied with respect to the Service, access to the Facility, a portion of such Service or a portion of access to such Facility, the Agreed Price for such Service, access to such Facility, portion of such Service or portion of access to such Facility shall be $175 per hour (unless the Provider of such Service, access to Facility, portion of such Service or portion of access to such Facility is located in Japan, in which case the Agreed Price for such Service, access to such Facility, portion of such Service or portion of access to such Facility shall be ¥15,640 per hour) (an “Hourly Rate”).

(iv) If there is no Agreed Service Fee or Applicable Rate Card and an Hourly Rate cannot be applied to the Service, access to the Facility, a portion of such Service or a portion of access to such Facility and the Provider has historically charged for such Service or Facility by allocating its total Provider Cost among all of the recipients of its services or access to its facilities in proportion to the percentage each such recipient represents of such Provider’s total Provider Cost, the Agreed Price for such Service, Facility, portion of such Service or portion of access to such Facility shall be the product of (A) the total Provider Cost of such Provider for all services and access to all facilities provided by such Provider to Recipients pursuant to this Agreement and to recipients other than pursuant to this Agreement, (B) the proportion of such Provider’s total Provider Cost that is attributable to such Recipient and (C) 1.2.

(v) If there is no Agreed Service Fee or Applicable Rate Card, an Hourly Rate cannot be applied to the Service, access to the Facility, a portion of such Service or a portion of access to such Facility, and the Provider has not historically charged for such Service or Facility by allocating its total Provider Cost among

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all of the recipients of its services or access to its facilities in proportion to the percentage each such recipient represents of such Provider’s total Provider Cost, the Agreed Price for such Service, Facility, portion of such Service or portion of access to such Facility shall be the Fully-Burdened Cost.

(b) Except as otherwise set forth on the applicable Schedule, in addition to any Service Charges, the Acquiror shall cause the Recipient to pay to the Provider any actual out-of-pocket costs and expenses paid to any unaffiliated third Person (less any VAT or Sales Tax recoverable by the Provider or any of its Affiliates) of the type set forth in Schedule 3.01(b), incurred by a Provider in the provision of any Services or access to any Facilities (collectively, the “Pass-Through Charges”) including any Pass-Through Charges specified on Schedule 2.01 or Schedule 2.02 or otherwise agreed to in writing by the Parties; provided, that all travel expenses that are included as a Pass-Through Charge shall only be reimbursed in accordance with Recipient’s travel policies previously provided in writing to the Parent and the Provider. Pass-Through Charges in excess of ten thousand dollars ($10,000) for a single expense will not be incurred without the prior written approval of the applicable Recipient; provided, that if such applicable Recipient does not approve the incurrence of such expense, the Parent and the Acquiror shall discuss in good faith commercially reasonable alternatives to the incurrence of such expense; and provided, further that if the Parent and the Acquiror do not agree to a commercially reasonable alternative to the incurrence of such expense and the applicable Recipient still does not approve the incurrence of such expense, then the applicable Provider may terminate the Service related to such Pass-Through Charge within fifteen (15) Business Days of delivering a written notice to such effect to the Acquiror in accordance with Section 7.03(b) and to the applicable Contract Manager, unless, during such fifteen (15) Business Day period, the Recipient approves the incurrence of such expense. Pass-Through Charges shall be set forth in an invoice in reasonable detail and with reasonable back-up from the Provider and without any mark-up or additional fee and shall be submitted to the applicable Recipient in electronic format sent to the applicable Person at Recipient designated to receive such invoices, with copies of all such invoices sent simultaneously in electronic format to the Acquiror Contract Manager, and with all amounts due calculated and payable in the currency of the Recipient, unless otherwise required by applicable Law, otherwise designated in the applicable Schedule, or otherwise agreed to by the Parties in writing. The Acquiror shall cause the applicable Recipient to pay all amounts for such Pass-Through Charges set forth in such invoice and not disputed pursuant to Section 3.02 via electronic funds transfer (instructions to be separately provided), within thirty (30) days of the Recipient’s and Acquiror Contract Manager’s receipt of the invoice.

(c) [Reserved].

(d) Notwithstanding any provision to the contrary, all consideration paid under this Agreement is exclusive of any sales, transfer, goods or services tax, VAT or similar gross-receipts-based tax (including any such taxes that are required to be withheld, but excluding all other taxes, including taxes based upon or calculated by reference to income, gain or capital) imposed against or on services provided (“Sales Taxes”) by a Provider hereunder and such Sales Taxes will be added to the consideration to be paid to a Provider (or the Parent on behalf of the Provider) where applicable. Such Sales Taxes shall be separately stated on the relevant invoice submitted to the Recipient (or the Acquiror on behalf of the Recipient) and in circumstances where VAT is chargeable in respect of any supply made under this Agreement, the Provider shall promptly deliver a valid VAT invoice in respect of such supply to the Recipient (or the Acquiror on behalf of the Recipient). All taxable goods and services for which the Recipient is compensating, or reimbursing, the Provider shall be set out separately from non-taxable goods and services, if practicable. The Recipient (and the Acquiror on behalf of the Recipient) shall be responsible for any such Sales Taxes and to the extent such taxes are payable by a Provider (or the Parent, as the case may be, on behalf of the Provider) to the relevant taxing authority, the Recipient (or the Acquiror on behalf of the Recipient) shall either (i) remit an amount equal to such Sales Taxes to the Provider (or the Parent on behalf of the Provider), and the Provider (or the Parent on behalf of the Provider) shall account for such amounts to the applicable taxing authority, or (ii) provide the Provider (or the Parent on behalf of the Provider) with a certificate or other acceptable proof evidencing an exemption from liability for such Sales Taxes of the relevant Service provided hereunder. In the event the Provider (or the Parent on behalf of the Provider) fails to invoice Sales Taxes on taxable goods or services covered by this Agreement in a timely manner, the Provider (or the Parent on behalf of the Provider) shall notify the Recipient (or the Acquiror on behalf of the Recipient) in a timely manner and the Recipient (or the Acquiror on behalf of the Recipient) shall remit an amount equal to such Sales Taxes (where relevant following the provision of a valid VAT invoice) to the Provider (or the Parent on behalf of the Provider); provided, however, that the Recipient shall not be responsible for the payment of any additions to such Sales Taxes, including penalties and interest imposed due to a failure by the Provider (or the Parent on behalf of the Provider) to account for such Sales Taxes or

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cause them to be accounted for in a timely manner to the appropriate taxing authority except where such failure was due to the Recipient’s breach of any obligation herein. For the avoidance of doubt, except where determined or as required by applicable Law, the Person responsible for remitting the Sales Tax to the Tax Authority shall be determined in accordance with past practice as between such Recipient and Provider. Notwithstanding any other proviso, the Recipient shall not be required in any case to indemnify the Provider for any (x) penalties, interest or additions to tax imposed with respect to a Sales Tax to the extent such amounts are imposed due to a failure by the Provider (or the Parent on behalf of the Provider) to collect, remit or account for any such taxes to a taxing authority timely or timely file any tax return relating to such taxes except where such failure was directly due to the Recipient’s breach of any obligation herein or (y) taxes other than Sales Taxes and, to the extent that any tax other than a Sales Tax is required to be withheld or deducted by the Recipient, the Recipient (or the Acquiror on behalf of the Recipient) has the right to withhold or deduct the amount of such tax from any consideration under this Agreement and such amount shall be treated as paid for purposes of this Agreement. For purposes of this Agreement, the amount required to be remitted by or with respect to Sales Tax shall be reduced by the amount of any such Sales Tax that is recoverable, refundable or creditable to the Provider (or the Parent on behalf of the Provider) or for which the Provider (or the Parent on behalf of the Provider) is reimbursed or held harmless against by another party (other than an indemnity set forth under this Agreement). For the avoidance of doubt, the amount required to be remitted by the Recipient (or the Acquiror on behalf of the Recipient) with respect to VAT for purposes of this Agreement shall not be reduced by reference to any amounts accounted for by or on behalf of the Provider or an Affiliate of the Provider and which are recoverable, refundable or creditable to the Provider or an Affiliate of the Provider as input VAT.

Section 3.02 No Right to Set-Off; Disputed Invoice Amounts. The Acquiror shall pay or cause the applicable Recipient that is its Affiliate to pay to the Parent or the applicable Provider the full amount of undisputed Service Charges, charges for Knowledge Transfer Services, Third-Party Vendor Services, Resumed Services and Migration Services, Pass-Through Charges, other amounts required to be paid on behalf of each Recipient under this Agreement and except as permitted by this Section 3.02 or as otherwise agreed to by the Parties, shall not set-off, counterclaim or otherwise withhold any amount owed or claimed to be owed under this Agreement on account of any obligation owed by or on behalf of a Provider, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing. Notwithstanding the foregoing, in the event the Acquiror or its applicable Recipient disputes any specific amount on an invoice, or the Acquiror reasonably and in good faith determines an amount to compensate a Recipient for a Service Shortfall pursuant to Section 2.11, the Acquiror shall notify the Parent and the applicable Provider in writing and describe in detail the reason for disputing such specific amount or the amount to so compensate Recipient, respectively, and the Acquiror shall have no obligation to pay such amount during the pendency of the dispute with respect to such amount and may withhold any such amount to compensate Recipient. The Parties shall use, and shall cause the respective Recipient and Provider to use, their commercially reasonable efforts to reach an agreement with respect to such amounts. If the respective Recipient and Provider or the employees or their designees at the Parent and the Acquiror responsible for preparing and reviewing the invoices are unable to reach an agreement about any such amounts within ten (10) Business Days after such written notification has been received, the matter shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) hereof on an expedited basis. Upon resolution of the dispute, including an amount to compensate a Recipient for a Service Shortfall, if any, the Acquiror shall promptly pay, or cause its Affiliate that is the applicable Recipient to promptly pay, the applicable amount, if any, as determined by the process used in Section 7.09(a)(i).

ARTICLE IV

WARRANTIES AND COMPLIANCE

Section 4.01 Disclaimer of Warranties. Except as expressly set forth herein, each Party (on behalf of itself and its Affiliates) acknowledges and agrees that the Services and access to Facilities are provided as-is, that each Party (on behalf of itself and its Affiliates) assumes all risks and liabilities arising from or relating to its use of and reliance upon the Services and access to the Facilities and that each Party (on behalf of itself and its Affiliates) makes no additional representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS REGARDING THE SERVICES AND THE FACILITIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR

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WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES AND THE FACILITIES FOR A PARTICULAR PURPOSE.

Section 4.02 Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement.

Section 4.03 Foreign Corrupt Practices Act. In connection with the provision of any Service or access to any Facility pursuant to the terms of this Agreement, the Parent shall, and shall cause any Provider directly or indirectly to, comply with the U.S. Foreign Corrupt Practices Act (the “FCPA”), including maintaining adequate internal controls as required by the FCPA and complying with the record-keeping provisions of the FCPA.

ARTICLE V

LIMITED LIABILITY AND INDEMNIFICATION

Section 5.01 Indemnification.

(a) The Parent, on behalf of itself, its Affiliates and any other Person that provides Services or access to Facilities on their behalf to a Recipient under this Agreement, shall indemnify the Acquiror, its Affiliates and their Representatives against, and defend and hold the Acquiror, its Affiliates and their Representatives (the “Acquiror Indemnified Parties”) harmless from, any and all Losses arising from third-party claims imposed on, sustained, incurred or suffered by, or asserted against any Acquiror Indemnified Party arising from or resulting out of any of the following: (i) any breach or non-fulfillment by the Parent, its Affiliates or other Person that provides Services or access to Facilities on their behalf to a Recipient under this Agreement of any covenants, terms or conditions of, or duties or obligations set forth in, this Agreement; (ii) infringement, misappropriation or other violation of or conflict with any Intellectual Property right of any third party claimed or threatened against the Acquiror, its Affiliates or their Representatives resulting from the Parent’s, its Affiliates’ or such other Person’s provision or the Acquiror’s or its Affiliates’ receipt of Services or access to Facilities hereunder; and (iii) the Parent’s or its Affiliates’ or such other Person’s fraud, gross negligence or willful misconduct; provided, in the case of each of clauses (i)-(iii) of this Section 5.01(a) that the Parent shall have no obligation to indemnify any Acquiror Indemnified Party to the extent that such Loss results from any claim for which any Parent Indemnified Party (defined below) is entitled to indemnification under Section 5.01(b).

(b) The Acquiror, on behalf of itself, its Affiliates shall indemnify the Parent, its Affiliates and their Representatives against, and defend and hold the Parent, its Affiliates and their Representatives (the “Parent Indemnified Parties”) harmless from, any and all Losses arising from third-party claims imposed on, sustained, incurred or suffered by, or asserted against any Parent Indemnified Party arising from or resulting out of any of the following: (i) any breach or nonfulfillment by the Acquiror or its Affiliates of any covenants, terms or conditions of, or duties or obligations set forth in, this Agreement; and (ii) the Acquiror’s or its Affiliates’ fraud, gross negligence or willful misconduct; provided, in the case of each of clauses (i)-(ii) of this Section 5.01(b) that Acquiror shall have no obligation to indemnify any Parent Indemnified Party to the extent that such Loss results from any claim for which any Acquiror Indemnified Party is entitled to indemnification under Section 5.01(a).

Section 5.02 Additional Limitations on Liability.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY, NOR ANY OF ITS AFFILIATES OR ITS OR THEIR REPRESENTATIVES (NOR ANY SUCCESSORS OR ASSIGNS OF SUCH PERSONS) SHALL BE LIABLE FOR ANY INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFIT OR LOSS OF REVENUE) OF THE OTHER PARTY, ITS SUCCESSORS, ASSIGNS OR THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, IN ANY WAY DUE TO, RESULTING FROM OR ARISING IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT (INCLUDING NEGLIGENCE), CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, OR OTHERWISE AND REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE FORESEEABLE OR WHETHER AN INDEMNIFIED PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES,

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EXCEPT TO THE EXTENT SUCH DAMAGES (I) ARE AWARDED TO AN UNAFFILIATED THIRD PARTY AND ARE SUBJECT TO A CLAIM FOR INDEMNITY HEREUNDER PURSUANT TO SECTION 5.01 OR (II) ARISE OUT OF SUCH PARTY’S, OR ANY OF ITS AFFILIATE’S, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BREACH OF SECTION 7.01.

(b) The liability of a Party with respect to a Service or access to a Facility provided pursuant to this Agreement or anything done in connection therewith, whether in contract, tort or otherwise, shall not exceed $35,000,000 except with respect to (A) third-party claims that are the subject of an indemnity hereunder with respect to a Party’s negligence resulting in death or personal injury; or (B) a Party’s fraud, gross negligence or willful misconduct.

(c) Each Party indemnified hereunder agrees that it shall use commercially reasonable efforts to mitigate and otherwise minimize its respective Losses, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other Party, its Affiliates or another Person that provides Services or access to Facilities on behalf of such other Party, as applicable, to perform fully any obligations under, and comply with, this Agreement.

(d) Any claim for indemnification by a Person entitled to indemnification hereunder must be made in writing to the Parent or the Acquiror, as applicable, before the day that is the twenty-one (21) month anniversary of the date the Service or the access to the Facility giving rise to such claim was terminated.

Section 5.03 Procedures. The provisions of Sections 10.04 and 10.05 of the Purchase Agreement shall govern indemnification procedures and payment under this Article V.

Section 5.04 Exclusive Remedy. Each Party acknowledges and agrees that, following the Closing, other than (a) in the case of actual fraud by the Acquiror or the Parent or any of their respective Affiliates or Representatives, (b) as expressly set forth in this Agreement and (c) with respect to equitable relief available hereunder including Section 7.09(b), the indemnification provisions of this Article V shall be the sole and exclusive remedy of the Parent and the Acquiror, respectively, for any third-party claims arising from or related to this Agreement. Any first-party claims arising from or related to this Agreement, whether in contract, tort or otherwise, shall be subject to Section 5.02.

ARTICLE VI

TERM AND TERMINATION

Section 6.01 Term and Termination.

(a) Each Scheduled Service and access to each Facility shall be provided for a term (the “Initial Scheduled Term”, and together with any extended term as provided in this Section 6.01(a), the “Scheduled Term”) commencing on the Closing Date and ending, in each case, unless extended pursuant to this Section 6.01, on the date set forth with respect to such Scheduled Service or such scheduled access to a Facility in Schedule 2.01 (in the case of Services) or Schedule 2.02 (in the case of access to Facilities), respectively, or such shorter term if earlier terminated pursuant to the terms of this Agreement; provided, that, notwithstanding any date on such Schedule, the Initial Scheduled Term of any Service provided by American International Group K.K. shall be twelve (12) months. Upon the provision of written notice to the applicable service manager and the Contract Manager, Recipient may (i) with at least ninety (90) days’(and forty-five (45) for any Service for which the Initial Scheduled Term is three (3) months) written notice prior to the end of the Initial Scheduled Term, extend any Initial Scheduled Term for an extended term commencing from the last day of the Initial Scheduled Term for a number of months up to and including the end of the eighteenth (18th) month after the Closing Date (the “First Extended Term”), with no increase in the Service Charge for such Scheduled Service or access to Facility during such First Extended Term, (ii) with at least forty-five (45) days’ written notice prior to the end of the First Extended Term, extend such First Extended Term for an additional three (3) month term (the “Second Extended Term”) with the Service Charge for such Scheduled Service or scheduled access to a Facility increasing by ten percent (10%) from and after the date that is the last day of the eighteenth (18th) month after the Closing Date, and (iii) with at least forty-five (45) days’ written notice prior to the end of the Second Extended Term, extend the Second Extended Term for an additional three (3)

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month term (“Third Extended Term”), with the Service Charge for such Scheduled Service or scheduled access to a Facility during the Third Extended Term increasing by another ten percent (10%) over the Service Charge charged during the Second Extended Term (for a cumulative increase of twenty percent (20%)) from and after the date that is last day of the twenty-first (21st) month after the Closing Date. Notwithstanding the foregoing, for any Service for which the Initial Scheduled Term is either three (3) or six (6) months, the First Extended Term may not extend beyond the end of the twelfth (12th) month after the Closing Date and no further extensions are permitted thereafter. Any Additional Service or access to an Additional Facility shall terminate upon the date (the “Initial Additional Service Term”) that is the earlier of (i) the twelve (12) month anniversary of the Closing Date or (ii) such date as shall be mutually agreed to in writing by the Parties on the Schedule reflecting such Additional Service or access to an Additional Facility; provided, that, except as otherwise agreed on such Schedule, the Initial Additional Service Term may be extended in the same manner and subject to the same conditions, including increases in Service Charges, as set forth in this Section 6.01(a) with respect to Scheduled Services; provided, further, that the sum of the Initial Additional Service Term and such Extended Additional Service term shall not exceed twenty-four (24) months total. Notwithstanding the foregoing or any other provision herein to the contrary, to the extent either Party’s (X) failure to complete Migration or Knowledge Transfer Services in accordance with the time frames agreed to by the Parties and the standards set forth herein or (Y) failure to provide a Scheduled Service or scheduled access to a Facility in accordance with the standards set forth herein prohibit or materially diminishes the ability of a Recipient to terminate a Service or access to a Facility during the Initial Scheduled Term, Initial Additional Service Term, or any extension of such initial terms (the “Agreed Terms”), as applicable, such Agreed Term, as well as the term for any related Migration Services, Knowledge Transfer Services and Third Party Vendor Services shall be extended, without penalty to the Recipient, for a reasonable amount of time, to be agreed to by the Parties, to enable the Recipient to terminate such Service or access to a Facility. If the Parties are unable to agree upon the length of such extension, the dispute shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) on an expedited basis.

(b) Notwithstanding the term for providing any Service or access to any Facility as set forth in Schedule 2.01 or Schedule 2.02, respectively, (i) a Service or access to a Facility may be terminated earlier by the Parent if the Acquiror has failed to pay Service Charges due and owing to the Parent or its Affiliate that is a Provider (unless the Acquiror or Recipient is disputing an invoice pursuant to Section 3.02) related to such Service or access to such Facility and the Acquiror fails to cure such breach within thirty (30) days of the Parent delivering a written notice of such breach to the Acquiror in accordance with Section 7.03(b); (ii) a Service or access to a Facility may be terminated earlier by the Acquiror if the Parent is in material breach of the terms of this Agreement related to such Service or access to such Facility and the Parent fails to cure such breach within thirty (30) days of the Acquiror delivering a written notice of such breach to the Parent in accordance with Section 7.03(b); (iii) the Acquiror may terminate this Agreement if the Parent commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall take any corporate action to authorize any of the foregoing; and (iv) the Parent may terminate this Agreement if the Acquiror or all of the Acquiror Entities commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall take any corporate action to authorize any of the foregoing.

(c) With respect to any Service or access to any Facility:

(i) Notwithstanding anything to the contrary in any Schedule, a Recipient may terminate such Service or access to such Facility (A) upon mutual agreement of the parties or (B) for any reason or no reason upon providing at least ninety (90) days’ prior written notice to the applicable service manager and the Contract Manager of the Provider of such Service or access to such Facility and with no obligation to pay any applicable termination charges pursuant to Section 6.02 or otherwise, provided, however, that as to any termination pursuant to this clause (B), (1) Services that are collectively priced may only be terminated as a

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whole and may not be terminated individually; and (2) a Recipient may not, during the Initial Scheduled Term, terminate on ninety (90) days’ prior notice such Service or access to such Facility, if, in accordance with the applicable Schedule, it is provided by American International Group, K.K.. Nothing in this Section 6.01(c)(i) affects Recipient’s right and ability to reduce, at any time and for any reason, usage of any Service for which the Service Charges are usage-based (e.g., email boxes) and that any such reduction shall result in an immediate proportionate usage-based reduction in the Service Charges for such Service;

(ii) a Provider may terminate such Service or access to such Facility, in whole but not in part with respect to such Service or access to such Facility: within ten (10) days after receipt by the Recipient of such Service or access to such Facility of written notice to the applicable service manager and the Contract Manager, if the continued performance of such Service or the provision of access to such Facility would be a violation of any Law; provided, that during the ten (10) days following such notification, the Contract Managers shall discuss in good faith how to provide such Service or access to such Facility or an equivalent service or equivalent access to a facility, equipment or software without a violation of Law pursuant to Section 2.12(c).

If a Service or access to a Facility is terminated, the relevant Schedule, if applicable, shall be updated to reflect such termination. In the event that the effective date of the termination of any Service or access to any Facility is a day other than at the end of a month, the Service Charge, charges for Knowledge Transfer Services, Third-Party Vendor Services, Additional Services, Resumed Services and Migration Services, the Pass-Through Charges and other amounts due to a Provider associated with such Service or access to such Facility shall be pro-rated appropriately. Within ten (10) Business Days following receipt of a notice of termination in accordance with Section 6.01(c)(i), Provider shall send to the applicable service manager and the Contract Manager for Recipient a written notice that either (X) states that the Service or access to Facilities for which termination is requested has no dependencies and can be terminated on the requested date or (Y) to the extent that a Provider’s ability to provide a Service or access to a Facility, as the case may be, is dependent on the continuation of another Service or access to another Facility that the Recipient seeks to terminate, describes any such dependency to such Recipient, in which case the Service or access to a Facility sought to be terminated shall not terminate and the Parties shall work in good faith to determine how and when such Service or access to such Facility can be terminated.

(d) Each Recipient may from time to time request a reduction in part of the scope or amount of any Service or access to any Facility or the partial termination thereof by providing at least thirty (30) days’ prior written notice to the applicable service manager and Contract Manager for the Provider of such Service in access to such Facility, in which case the Parties shall cause the applicable Provider and Recipient to discuss the feasibility of such a reduction or partial termination in good faith and the appropriate reductions in scope or amount to the relevant Service Charges or other applicable charges in light of all relevant factors, including the costs and benefits to the Provider of any such reductions. If the Recipient and the applicable Provider agree on the terms of such reduction or partial termination, which terms shall be in writing and approved by the Contract Managers, then the relevant Schedule, if applicable, shall be updated to reflect any such reduced Service or access to such Facility and the Provider shall provide the reduced or partially terminated Service or access to Facility in accordance with the agreed-to terms.

Section 6.02 Termination Charges. Upon the early termination of any Additional Service or Additional Facility pursuant to Section 6.01(c)(i), the Recipient shall reimburse the Provider the amount of fifty percent (50%) of all “kill” fees and other similar fees actually paid by the Provider or any of its Affiliates to unaffiliated third parties that were engaged solely in order to provide such Additional Service or Additional Facility, which fees were incurred in connection with the early termination of the Additional Service or Additional Facility and to the extent such “kill” fees and similar fees would not have been incurred had Recipient continued to receive the applicable Additional Service or Additional Facility for the originally contemplated Additional Service Term thereof, as the case may be. Each Provider shall use commercially reasonable efforts to minimize the existence and amount of such early termination charges, “kill” fees and similar fees. All termination charges, “kill” fees and similar fees due and payable under this Section 6.02 shall be due and payable to the Provider in accordance with Article III.

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Section 6.03 Effect of Termination.

(a) Upon termination of any Service or access to any Facility in accordance with this Agreement and subject to Section 6.02, the Provider of such terminated Services or such terminated access to the applicable Facility will have no further obligation to provide such terminated Service or such terminated access to the applicable Facility, and the Recipient of such terminated Services or such terminated access to the applicable Facility shall have no obligation to pay any Service Charges, charges for Knowledge Transfer Services, Third-Party Vendor Services, Additional Services, Resumed Services and Migration Services, Pass-Through Charges and other amounts relating to any such terminated Service or such terminated access to the applicable Facility; provided, that the Recipient of such terminated Services or such terminated access to the applicable Facility shall remain obligated to the Provider for any Service Charges, charges for Knowledge Transfer Services, Third-Party Vendor Services, Additional Services, Resumed Services and Migration Services, Pass-Through Charges and other amounts owed and payable in respect of such terminated Service or such terminated access to the applicable Facility that was provided prior to the effective date of termination. Any and all rights to Intellectual Property granted to a Recipient and/or Provider hereunder in connection with the provision of a terminated Service or terminated access to the applicable Facility shall immediately cease upon such termination, except to the extent such Intellectual Property is needed for such Recipient to fulfill its obligations under, or obtain the benefits under, this Agreement or the other Transaction Agreements. In connection with the termination of any Service or access to any Facility, the provisions of this Agreement not relating solely to such terminated Service or such terminated access to the applicable Facility shall survive any such termination.

(b) As promptly as practicable upon termination of this Agreement, or, if applicable, upon earlier termination of any particular Service or access to a Facility (i) each Party will deliver, or will cause to be delivered to the other Party, all materials and property in its possession or control (or the possession or control of an Affiliate) which is owned by or licensed to such other Party or its Affiliates (including any Work Product owned by such Party or its Affiliates in whatever state of completion as well as any data and Confidential Information owned, licensed or leased by such Party), and (ii) the Parties shall make a good faith effort to delete from their Systems (and use commercially reasonable efforts to cause Providers that are not Affiliates to delete from their Systems) all Work Product, data and Confidential Information owned, licensed or leased by the other Party or its Affiliates that are no longer needed for the Party to fulfill its obligations under, or obtain the benefits under, this Agreement or the other Transaction Agreements. Notwithstanding the foregoing, nothing herein shall require either Party to delete any Confidential Information data or Work Product from any back-up or disaster recovery media; provided, that such Work Product data and Confidential Information is not accessed or used for any purpose other than restoration of information and data of such Party commingled with such Work Product and Confidential Information; provided, further, that such back-up or disaster recovery media is securely disposed of or recycled in accordance with the Party’s policies and practices, which in all cases shall be commercially reasonable and meet industry standards.

(c) In the event that Provider or its Affiliates have purchased any resources in the name of or on behalf of Recipient or its Affiliates and has fully charged such purchase as a Pass-Through Charge or if Provider has licensed any resources solely in connection with the provision of Services or access to Facilities for Recipient or its Affiliates and fully charged such license as a Pass-Through Charge (each, an “Acquired Resource”), then upon payment of such Pass-Through Charge, Provider shall: (i) transfer to Recipient all right, title and interest that Provider holds in such Acquired Resource and (ii) deliver such Acquired Resource to such Recipient at no additional charge, except for any charges incurred by Provider in transferring the Acquired Resource, which shall be paid by the Recipient, upon the termination of the last Service or termination of access to the last Facility hereunder for which such Acquired Resource is necessary; provided, however, that for any Acquired Resource that is a license for Intellectual Property, the Provider shall be obligated to transfer and deliver such Acquired Resource to the Recipient only if it has licensed such Acquired Resource in the name of or on behalf of Recipient or its Affiliates. Provider agrees to exercise its commercially reasonable efforts to license any such Acquired Resource in the name of or on behalf of Recipient or its Affiliates and, in the event it is unable to do so or reasonably believes it will not be able to do so, it shall so notify the Recipient in writing prior to acquiring or attempting to acquire such license and the Provider and the Recipient shall discuss in good faith commercially reasonable alternatives that could be licensed in the name of or on behalf of the Recipient; provided, however, that if the Provider and the Recipient do not agree to a commercially reasonable alternative within fifteen (15) days of commencement of such good faith discussions, the Recipient shall provide written notice to the Provider that either (X) states that Provider may license such Acquired Resource in the name of Provider or (Y) provides notice, under Section 6.01(c)(i), of termination of the Service for

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which the Intellectual Property is required. The Provider shall not be liable for any delay in the provision of a Service or access to Facility that occurs during the fifteen (15)-day discussion period between the Parties solely to the extent that such delay is caused by the inability to obtain the Acquired Resource in the name of Recipient. Each Party shall from time to time, and shall cause its Affiliates to, execute any documents and take any other actions reasonably requested by the other Party to effectuate the intent of this Section 6.03(c), and the Recipient shall reimburse such Provider or its Affiliates their Agreed Price related to such actions.

(d) In connection with the termination of this Agreement, Article I, Article V, Article VII, Section 2.20, Section 6.02, this Section 6.03 and Section 6.04, and liability for all due and unpaid Service Charges, charges for Knowledge Transfer Services, Third-Party Vendor Services, Additional Services, Resumed Services and Migration Services, Pass-Through Charges and other amounts required by this Agreement shall continue to survive indefinitely.

Section 6.04 Force Majeure.

(a) No Party (or any Person acting on its behalf) shall have any liability or responsibility for any interruption, delay or other failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of a Force Majeure, provided, that such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of a Force Majeure on its obligations, including, if applicable, implementing its disaster recovery and/or business continuity plans. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice (orally or in writing) to the applicable service manager and Contract Manager of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such non-performing Party shall resume the performance of such obligations as soon as reasonably practicable upon the cessation of such Force Majeure and its effects.

(b) During the period of a Force Majeure affecting the Provider, the Recipient shall be entitled to seek an alternative service provider with respect to the Services affected or access to the Facilities affected and the Provider and the Recipient will split equally the incremental cost increase for any such alternative service provider. If a Force Majeure shall continue to exist for more than fifteen (15) consecutive days, the Recipient shall be entitled to permanently terminate the Services affected or access to the Facilities affected with no termination charges due pursuant to Section 6.02 or otherwise in connection with such termination. The Recipient shall be relieved of the obligation to pay any Service Charges, charges for Knowledge Transfer Services, Third-Party Vendor Services, Additional Services and Resumed Services, Migration Services Charges, Pass-Through Charges and other amounts for the provision of the affected Services or access to the affected Facilities throughout the duration of such Force Majeure.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01 Treatment of Confidential Information.

(a) Each Party shall, and shall cause other Persons under its Control (including Affiliates and Representatives) that are providing or receiving Services or access to Facilities or that otherwise have access to information of the other Party that is confidential or proprietary, including Personally Identifiable Information and Work Product (“Confidential Information”) to, maintain in confidence and not use, exploit or disclose to any other Person, except for purposes of this Agreement, any Confidential Information of the other Party that after the Closing is provided or that becomes known or available pursuant to or as a result of the carrying out of the provisions of this Agreement; provided, however, that each Party may disclose (subject to applicable Law) Confidential Information of the other Party to Providers and Recipients and their respective Representatives, in each case who (x) require such information in order to perform their duties in connection with this Agreement and (y) have agreed to maintain the confidentiality of such information consistent with the terms hereof; and provided, further, that each Party may disclose (subject to applicable Law) Confidential Information of the other Party (other than Personally Identifiable Information) if (i) any such Confidential Information is or becomes generally available to the public other than (A)

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in the case of the Acquiror, as a result of disclosure by the Parent or its Affiliates or any of their respective Representatives and (B) in the case of the Parent, as a result of disclosure by the Acquiror, any Acquiror Entity (after the Closing Date) or any of their respective Affiliates or any of their respective Representatives, (ii) any such Confidential Information (including any report, statement, testimony or other submission to a Governmental Authority) is required by professional standard, applicable Law, Governmental Order, regulation, legal process (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or such Governmental Authority to be disclosed, after prior notice in accordance with Section 7.03(b) has been given to the other Party to the extent such notice is permitted by applicable Law, provided, that no such notice is required if prohibited by applicable Law, (iii) any such Confidential Information was or becomes available to such Party on a non-confidential basis and from a source (other than a Party to this Agreement or any Affiliate or Representative of such Party) that is not known to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information or (iv) any such Confidential Information is independently developed after the Closing without reference information that is to be kept confidential under this Article VII.

(b) Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that the Parent and its Affiliates and their respective Representatives may, without notifying Acquiror or any other person, share any information relating to or obtained from the Acquiror and its Affiliates (including the Acquiror Entities) with (i) the Federal Reserve Bank of New York and its Representatives, subject to the terms and conditions of the Nondisclosure Agreement dated September 25, 2008 between the Federal Reserve Bank of New York and the Parent (the “FRBNY NDA”), (ii) the U.S. Department of the Treasury and its Representatives and (iii) the Board of Governors of the Federal Reserve System and its Representatives ((i), (ii) and (iii) collectively, the “Government Recipients”), in each case as the Parent deems may be reasonably necessary or advisable in its good faith judgment; provided, that the Parent shall, to the extent permitted under applicable law, request confidential treatment of any of information (the “Acquiror Confidential Information”) relating to or obtained from the Acquiror and its Affiliates (including the Acquiror Entities) which is Confidential Information and the Parent shall exercise its reasonable best efforts to enforce the FRBNY NDA with respect to any Acquiror Confidential Information that the Parent may disclose to the Federal Reserve Bank of New York; provided, further, that this provision shall not apply to any information regarding Taxes or any matter relating to Taxes, other than with respect to the tax treatment or tax structure of the transactions contemplated by this Agreement. The Parent shall promptly notify Acquiror in the event the Parent learns that any Government Recipient has been requested or required to disclose any Acquiror Confidential Information or has taken any action that, if taken by the Parent, would be deemed a breach of this Section 7.01.

(i) Each Party shall, and shall cause its Affiliates to, (A) comply with any applicable Laws (including Privacy Laws), its respective internal policies and any commitments in writing in its respective privacy policies, agreements with or notices to its applicable past, present or prospective customers, claimants, beneficiaries, employees or agents, or with respect to privacy or data security relative to Personally Identifiable Information (including with respect to its applicable past, present or prospective customers, claimants, beneficiaries, employees or agents), including its use and transfer; (B) when acting as a Data Processor, only process Personally Identifiable Information in accordance with the instructions of the other Party and the applicable Recipient acting as Controller; (C) take appropriate technical and organizational measures to protect Personally Identifiable Information against accidental or unlawful destruction or accidental loss, alteration or Processing; and (D) implement and maintain adequate administrative, technical and physical safeguards and measures in conformity with commercial standards, including a written information security program to protect the security and confidentiality of such Personally Identifiable Information in compliance with all applicable Privacy Laws and other applicable Laws. At Acquiror’s request, the Parent shall, or shall cause the Provider to, certify in writing to Acquiror its compliance with the terms of this Section 7.01(b)(i).

(ii) The Parties shall cooperate to obtain all such consents, registrations and notifications as may be required to enable the applicable Providers to Process the Personally Identifiable Information to the extent necessary to provide the Services or access to Facilities hereunder.

(iii) Upon or at any time after the termination of a Service or access to a Facility or upon the written request of a Recipient that has provided Personally Identifiable Information to a Provider, such Provider shall

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return to such Recipient any Personally Identifiable Information in the Provider’s possession in connection with the provision of the terminated Service or access to a Facility as requested by Recipient, except to the extent that the Provider is required to retain such Personally Identifiable Information in accordance with applicable Laws (including Privacy Laws) or Provider’s own data retention policies.

Section 7.02 Security Incidents.

(a) In the event that either Party discovers (i) any material breach of its security safeguards or measures or the Systems used to provide the Services or access to Facilities including any incidents that are the subject of Section 2.18(g) or (ii) any breach or threatened breach of its security safeguards or measures that involves or may reasonably be expected to involve unauthorized access, disclosure or use of the other Party’s Confidential Information, including Personally Identifiable Information (each of (i) and (ii), a “Security Incident”), such Party shall, at its cost, (X) promptly (both orally, if practicable, and in any event in writing), but in no event later than two (2) Business Days, notify the other Party of said Security Incident and (Y) fully cooperate with the other Party (I) to take commercially reasonable measures necessary to control and contain the security of such Personally Identifiable Information, (II) to remedy any such Security Incident, including using commercially reasonable best efforts to identify and address any root causes for such Security Incident, (III) to furnish full details of the Security Incident to and keep such other Party advised of all material measures taken and other developments with respect to such Security Incident and (IV) in any litigation or formal action with third parties or in connection with any regulatory, investigatory or other action of any Governmental Authority.

(b) Each Provider shall take all reasonable and appropriate steps, in consultation with the applicable Recipient, to protect Systems and Confidential Information and to remediate unauthorized access to, disclosure of or use of any Systems or Confidential Information arising from a Security Incident or otherwise. Recipient shall pay all costs associated with any modifications made to protect such Systems and Confidential Information that have been requested by Recipient, other than those implemented to remediate a Security Incident, which shall be at the sole cost of the Provider that experienced the Security Incident.

(c) Subject to requirements of applicable Law (including Privacy Laws), the Party whose Personally Identifiable Information is subject to a Security Incident shall have the exclusive right, to provide notice of any Security Incident as applicable and as determined by such Party to its past, present or prospective customers, claimants, beneficiaries, employees or agents or any other individuals whose Personally Identifiable Information was subject to the Security Incident, and any law enforcement authority, Governmental Authority, consumer reporting agencies or others, as required by applicable Law, at the sole cost of the Provider that experienced the Security Incident; provided, that if requirements of applicable Law (including Privacy Laws) prohibit the Party whose core information is subject to the Security Incident from having the exclusive right to provide such notice, the Parties shall cooperate to the fullest extent permitted by requirements of applicable Law (including Privacy Laws) to provide a mutually acceptable notice; provided, further, Acquiror reserves the right to provide notice and make such disclosures (including of any computer file or electronic mail messages) without prior notice to any individuals who may have written, sent or received such file or message.

(d) Any disputes arising under this Section 7.02 shall be rapidly and timely escalated and resolved in accordance with Section 7.09(a)(i) hereof on an expedited basis.

Section 7.03 Notices. All notices, requests, claims, or demands provided for in this Agreement shall be in writing (other than as explicitly stated herein, including Section 2.18(g), Section 6.04(a) and Section 7.02(a)) and shall be given or made (and shall be deemed to have been duly given or made upon receipt except as otherwise set forth herein) (a) with respect to the service managers and Contract Managers, by delivery in person, by overnight courier service, by facsimile with receipt confirmed, by registered or certified mail (postage prepaid, return receipt requested) or by e-mail, provided, that any written notices (except for such notices or approvals required under Section 3.01(b) with respect to approval of Pass-Through Charges in excess of fifty thousand dollars ($50,000)) that are given or made by facsimile or email shall, in each case, be followed by delivery of a hardcopy by delivery in person or overnight courier service; provided, that the following shall not be deemed “notices” under this Section 7.03 and, if delivered by facsimile or e-mail, shall not require delivery of a hardcopy by delivery in person or overnight courier: (i) communications concerning a disputed amount pursuant to Section 3.02, other than the initial written notice of such disputed amount or (ii) communications concerning a Dispute pursuant to Section 7.09(a)

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other than the Notice of Dispute; provided, further, that, with respect to any notices given or made by facsimile or email, such notice shall be deemed duly given or made upon the date of receipt of such facsimile or email; and (b) with respect to notice to the Parties (other than the service managers or Contract Managers), by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties, with courtesy copies by e-mail, at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.03(b)) (and with a copy to the Contract Managers):

(i) if to the Parent:

American International Group, Inc.

70 Pine Street

New York, NY 10270

Attention: General Counsel

Facsimile: 212-425-2175

with a copy to:

American International Group, Inc.

80 Pine Street

New York, NY 10005

Attention: Mr. Chris Baker

Head of Divestiture Separation Team

Facsimile: 212-770-3637

with a copy to:

Simpson Thacher & Bartlett LLP

12-32 Akasaka, 1-chome

Minato-ku, Tokyo 107-6037

Attention: David Sneider

Facsimile: +81-3-5562-6202

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Gary I. Horowitz

Patrick J. Naughton

Facsimile: 212-455-2502

(ii) if to the Acquiror:

Prudential Financial, Inc.,

Japan Representative Office

Prudential Tower

2-13-10 Nagatacho

Chiyoda-ku

Tokyo 100-0014

Japan

Attention: International Counsel

Facsimile: +813-3539-5645

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with a copy to:

Prudential Financial, Inc.

751 Broad Street

Newark, NJ 07102

USA

Attention: Anthony Torre

Facsimile: 1-973-802-2290

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Jeffrey P. Cunard

Facsimile: (202) 383 8118

Section 7.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 7.05 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement and the other Transaction Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parent and/or its Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement.

Section 7.06 Assignment. This Agreement shall not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of the Parties; provided, however, that either Party may assign any or all of its rights and obligations under this Agreement to any of its Affiliates so long as such assignment does not release such Party from any liability under this Agreement incurred prior to such assignment. Any attempted assignment in violation of this Section 7.06 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their successors and permitted assigns.

Section 7.07 No Third-Party Beneficiaries. Except as set forth in Article V with respect to Indemnified Persons, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any Client Company or any policyholder of the Company or any of the Insurance Subsidiaries) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any Provider who is an Affiliate or, immediately prior to the Closing, was an Affiliate of either Party, shall be an express third-party beneficiary under this Agreement solely with respect to such Provider’s rights and, as such, such Provider may instruct the Parent, and the Parent shall, enforce this Agreement on Provider’s behalf as if such Provider were a party hereto.

Section 7.08 Amendment; Waiver. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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Section 7.09 Dispute Resolution.

(a) Any dispute, controversy, or claim arising from, relating to, or in connection with this Agreement, the transactions contemplated by this Agreement and all claims and defenses arising out of or relating to any such transaction or this Agreement or the formation, breach, termination, or validity thereof (a “Dispute”) shall be resolved as follows: the service managers of the Parties most immediately responsible for the issue giving rise to the Dispute shall seek to resolve such Dispute through informal good faith negotiation. If the Dispute is not resolved at that level of management, then the Dispute shall be escalated to the Parent Contract Manager and the Acquiror Contract Manager for resolution in good faith. In the event such Contract Managers fail to meet or, if they meet, fail to resolve the Dispute within an additional ten (10) Business Days (or such longer time as the Contract Managers may agree), then the claiming Party will provide the other Party with a written “Notice of Dispute”, describing the nature of the Dispute, and the Dispute shall be escalated to the members of senior management at the Acquiror and the Parent set forth in Schedule 7.09(a) for resolution in good faith. In the event such senior executives fail to meet, or if they meet, fail to resolve the Dispute within five (5) Business Days after such Dispute has been escalated to them by the Contract Managers, then the Dispute shall be escalated to the senior administrative executives at the Acquiror and the Parent set forth in Schedule 7.09(a), or their respective designees who shall meet within five (5) Business Days and confer in a good faith effort to resolve the Dispute. If the senior administrative executives, or their respective designees fail to resolve the Dispute within five (5) Business Days, the Parties shall retain all rights under applicable Law and this Agreement with respect to such Dispute. Except as otherwise set forth in Section 7.09(b), the procedures set forth in this Section 7.09(a) must be satisfied as a condition precedent to a Party commencing any legal proceeding, and a Party’s failure to comply with such procedures shall constitute cause for the dismissal without prejudice of any such legal proceeding.

(i) Notwithstanding the foregoing, in the event of a Dispute arising under Section 2.03(b), Section 2.11(a), Section 2.12(c), Section 2.18(g), Section 2.24, Section 3.02, Section 6.01(a) or Section 7.02(d), or as otherwise agreed to by the Parties in writing, the Dispute shall be immediately referred to the Contract Managers, who shall have five (5) Business Days to resolve the Dispute (or such shorter time if the Contract Managers agree that they cannot resolve the Dispute) before escalation to the senior executives along with the applicable Notice of Dispute. Thereafter, the procedures and time frames set out beginning in the fourth sentence of Section 7.09(a) shall apply.

(ii) Each Party may replace the designated member of senior management or executive level administrative officer with an employee or officer with comparable knowledge, expertise and decision-making authority from time to time upon written notice to the other Party pursuant to Section 7.03(b). The applicable Party shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

(b) Notwithstanding any other provisions herein to the contrary, each Party hereby acknowledges that money damages may be an inadequate remedy for a breach or anticipated breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered in the event that this Agreement is breached. Therefore, in the event of a breach or anticipated breach of this Agreement by the other Party or its Affiliates, and notwithstanding anything to the contrary contained herein, each Party may, in addition to any other remedies available to it, seek an injunction, on written notice to the other Party in accordance with this Section 7.09(b) in a court described in Section 7.10(b) to prohibit such breach or anticipated breach. Each Party acknowledges and agrees that an injunction is a proper, but not exclusive, remedy available to each Party and that the harm from any breach or anticipated breach of the covenants set forth in this Agreement would be irreparable and immediate.

Section 7.10 Governing Law; Waiver of Jury Trial.

(a) This Agreement, all transactions contemplated by this Agreement and all claims and defenses arising out of or relating to any such transaction or this Agreement or the formation, breach, termination or validity of this Agreement, shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any conflicts of Law principles of such state that would apply the Laws of another jurisdiction.

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(b) Each of the Parent and the Acquiror irrevocably and unconditionally:

(i) submits for itself and its property to the exclusive jurisdiction of the Courts of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction is vested in the United States federal courts, the federal courts of the United States located in the State of Delaware in any Action directly or indirectly arising out of or relating to this Agreement, the transactions contemplated by this Agreement, or the formation, breach, termination or validity of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined solely in such courts;

(ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in such court or that such court is an inconvenient forum for the Action and agrees not to assert, plead or claim the same;

(iii) agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets;

(iv) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 7.03(b); and

(v) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the applicable rules of procedure.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY CLAIM OR DEFENSE ARISING OUT OF OR RELATING TO ANY SUCH TRANSACTION OR THIS AGREEMENT OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS OF THIS SECTION 7.10. EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.11 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recital, Article, Section, paragraph and Schedule are references to the Preamble, Recitals, Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars and references to “¥” shall mean Japanese yen; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof”, “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section; (g) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (1) the corresponding rules and regulations and (2) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section.

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Section 7.12 Obligations of Parties. Each obligation of a Provider under this Agreement to take (or refrain from taking) any action hereunder shall be deemed to include an undertaking, if the Provider is not the Parent or any of its Affiliates, by the Parent to, and to cause such Provider to, take (or refrain from taking) such action. Each obligation of a Recipient or any of its Affiliates under this Agreement to take (or refrain from taking) any action hereunder shall be deemed to include an undertaking, if the Recipient is not the Acquiror or any of its Affiliates, by the Acquiror to, and to cause such Recipient or such Affiliate to, take (or refrain from taking) such action.

Section 7.13 Additional Transition Services Agreements. In the event that a Governmental Authority requires the Parties or the Acquiror Entities to enter into a transition services agreement regarding only the Services or Facilities provided to a Party or an Acquiror Entity or provided by a Party, the Parties shall enter into a separate transition services agreement, substantially in the form of this Agreement, with Schedules describing only those Services and Facilities as the Parties agree in good faith are required by this Agreement to be provided to or by such Party or Acquiror Entity. In such an event, and to the extent possible, the Services or Facilities provided under such an additional transition services agreement shall be removed from the relevant Schedules to this Agreement.

Section 7.14 Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

AMERICAN INTERNATIONAL GROUP, INC.

By:
Name:
Title:

[ACQUIROR]

By:
Name:
Title:

34

Schedules Omitted

35

EXHIBIT C

FORM OF TRANSITIONAL TRADEMARK LICENSE AGREEMENT

This TRANSITIONAL TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made as of [—], 2011 (“Effective Date”)1 between American International Group, Inc., a Delaware corporation (“Parent”), on the one hand, and AIG Financial Assurance Japan K.K., AIG Star Life Insurance Co., Ltd., AIG Edison Life Insurance Company and AIG Edison Service Co., Ltd., all Japanese corporations (the “Companies,” and together with the entities listed in Schedule A (the “Transferred Subsidiaries”), each a “Licensee” and together, the “Licensees”), on the other hand. Parent and the Licensees are referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Prudential Financial, Inc., a New Jersey corporation and Parent have entered into the Stock Purchase Agreement dated as of September 30, 2010 (the “Purchase Agreement”), pursuant to which, inter alia, Parent will sell, and cause certain of its subsidiaries to sell, the shares of the Companies to Acquiror on the Effective Date;

WHEREAS, the Companies own, directly or indirectly, the capital stock or other equity interests of the Transferred Subsidiaries; and

WHEREAS, the Companies and Transferred Subsidiaries will need to use certain trademarks and service marks owned or controlled by Parent for a transitional period after the Effective Date, and Article VIII of the Purchase Agreement requires the execution of this Agreement in connection therewith;

NOW THEREFORE, in consideration of the premises and the mutual covenants and undertakings contained herein and in Article VIII of the Purchase Agreement, which requires the execution of this Agreement and for which receipt and sufficiency is acknowledged, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS.

SECTION 1.1 Definitions. For the purposes of this Agreement, (a) unless otherwise defined herein capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement and (b) the following terms shall have the meanings hereinafter specified:

“Edison License” means that certain Trademark License Agreement dated as of August 29, 2003 (as amended [•], 2010) among General Electric Company, GE Financial Assurance Japan K.K., GE Edison Life Insurance Company, GE Edison Services Company and American International Reinsurance Company, Ltd.

[1]	This will be signed at Closing and the Effective Date is the Closing Date.

“Edison Licensees” means AIG Edison Life Insurance Company and AIG Edison Service Co., Ltd.

“License” means the license in Section 2.1.

“Licensed Marks” shall mean any trade, corporate or business names, trademarks, tag-lines, identifying logos, monograms, slogans, service marks, domain names, brand names, trade dress or any other names or source identifiers that (i) are owned by Parent or one of its Subsidiaries (other than the Licensees), (ii) contain the terms “AIG” or “American International” and (iii) were used by the Licensees prior to the Effective Date. For the avoidance of doubt, nothing in this Agreement grants Licensees any right to use the names “Star” or “Edison” alone.

“Materials” has the meaning set forth in Section 3.2 of this Agreement.

“Quality Standards” has the meaning set forth in Section 4.1 of this Agreement.

“Redirected Domains” has the meaning set forth in Section 2.2 of this Agreement.

“Term” has the meaning set forth in Section 10.1 of this Agreement.

“Territory” means Japan.

SECTION 1.2 Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa; (b) references to the terms Article, Section and Schedule are references to the Articles, Sections and Schedules to this Agreement; (c) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation”; (d) the words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section; (e) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; and (g) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning.

ARTICLE II. LICENSE.

SECTION 2.1 Grant of License. Subject to the terms and conditions of this Agreement, Parent hereby grants to each Licensee a non-exclusive, royalty-free, non-sublicensable,

2

non-transferable license to use the Licensed Marks within the Territory, during the Term, in connection with all current and future policies, goods and services within the respective business of each Licensee as conducted as of the Effective Date solely: (a) to the extent and in the exact form that the Licensed Marks exist as of the Effective Date and were used by such Licensee prior to the Effective Date in its business, provided, that inadvertent and immaterial departures therefrom shall not be regarded as a material breach of the foregoing license; and (b) for such Licensee’s corporate name, if applicable, solely in the exact form used by such Licensee within the eighteen (18) months immediately prior to the Effective Date. For clarity, a Licensee will not be deemed to use a Licensed Mark outside the Territory if such use is on a website owned or controlled by Licensee that is directed towards residents in the Territory, even if such website may be accessed from outside the Territory.

SECTION 2.2 Domain Names. For clarity, any domain names containing the Licensed Marks that are registered in any Licensee’s name as of the Effective Date are not included within the definition of “Licensed Marks” in this Agreement, and each Licensee agrees (i) promptly to transfer any of same (including all related records) to Parent for no consideration and (ii) to maintain and renew all such registrations until the time of such transfer. Further, any domain names containing the Licensed Marks that are registered in Parent’s name and used by any Licensee as of the Effective Date (as set forth on Exhibit E hereto) (the “Redirected Domains”) are not included within the definition of “Licensed Marks” in this Agreement, but Parent agrees that for the six (6)-month period from the Closing Date, it will use the Redirected Domains solely to direct or redirect Internet traffic (a) at Licensee’s request, to one or more Internet websites designated and controlled by Acquiror and its Affiliates or (b) if Licensee does not request such redirection, to an inactive web page. Throughout the Term, Parent shall (a) maintain the registrations for each of the domain names “stardirect.jp”, “starlife.jp”, “starlifedirect.com” and “starlifedirect.jp”; (b) ensure that any Internet traffic to such domain names is directed or redirected to an inactive web page; and (c) use such domain names solely for the purpose of such direction or redirection. To the extent requested by Parent, each Licensee shall reimburse Parent or its designee for all amounts paid by Parent to renew and maintain the foregoing domain names, to the extent that such renewal covers the Term, including any and all portions of renewal fees to the extent covering the Term. Each Licensee shall pay or cause its Subsidiaries to pay such fees in immediately available funds within thirty (30) days of such Licensee’s receipt of an invoice therefor from Parent. Parent agrees that after the Term, if Parent continues (in its sole discretion) to maintain or renew any of the above domain names, Parent will use such domain names solely to direct or redirect Internet traffic to an inactive page.

SECTION 2.3 No Modifications. Each Licensee hereby acknowledges and agrees that:

(a) Licensee shall not use the Licensed Marks other than as specified herein;

(b) Licensee shall not change, modify, or create any variation of the Licensed Marks; and

(c) Licensee shall not join any trade, corporate or business names, trademarks, tag-lines, identifying logos, monograms, slogans, service marks, domain names, brand names, trade dress or any other names or source identifiers (“Source Indicators”) with the Licensed Marks so as to form a composite or combined Source Indicator.

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SECTION 2.4 Limited License. Each Licensee hereby acknowledges and agrees that it has no right, title or interest, express or implied, in and to the Licensed Marks, except as specifically provided herein and subject to the terms and conditions stated in this Agreement. No license, either express or implied, is granted by Parent to Licensees hereunder with respect to any Source Indicator or otherwise, except as specifically stated herein.

ARTICLE III. ADDITIONAL REQUIREMENTS.

SECTION 3.1 Transition. The Parties acknowledge and agree that it is essential for Licensees to transition from use of the Licensed Marks to use of their own Source Indicators in a timely and expeditious manner after the Effective Date. Thus, the Parties agree as follows:

(a) Each Licensee shall cease use of the Licensed Marks (the “Termination Date”) (i) except as provided in (ii), on the earliest of (x) 365 days after the Effective Date, (y) the termination date specified in Section 10.2 or Section 10.3, or (z) the date such Licensee otherwise ceases all use of the Licensed Marks and (ii) in the case of a Licensee that is an Insurance Company, the earlier of (A) the date that is ninety (90) days after such Licensee receives a name change approval from a Governmental Authority or (B) the termination date specified in Section 10.2 or Section 10.3. In furtherance of the foregoing, each Licensee agrees to take all actions set forth on Schedule B within the timeframes set forth therein, which timeframes shall not be deemed to extend the Termination Date. Notwithstanding Section 3.1(a)(i) and (ii), if a Licensee, promptly after the Effective Date, makes all filings and takes all actions required by any applicable governmental authorities to change its name to names not including the Licensed Marks and so long as Licensee diligently prosecutes such filings thereafter, if necessary, Parent shall agree to any request by such Licensee to extend the Termination Date solely until such name change has occurred. Each Licensee shall take all necessary actions, as promptly as practicable after the Effective Date, to cease use of the Licensed Marks and print and use new materials not bearing the Licensed Marks.

(b) Each category of materials that require approval by a Governmental Authority shall be expeditiously assembled, submitted and diligently prosecuted by the Licensees for approval in a timely fashion to allow for such approval as soon as possible after the Effective Date, and in any event within 365 days of the Effective Date. The Licensees shall inform Parent promptly of any Materials that require such approval and any problems encountered or expected to be encountered in receiving required approvals from a Governmental Authority prior to the end of the relevant time frames.

(c) Within fifteen (15) Business Days after the Effective Date, each Licensee shall prepare and distribute a memorandum explaining the trademark requirements under this Agreement (including Schedule C) to all of its employees and shall post such memorandum on all Intranet sites directed at its employees within fifteen Business Days after such Intranet sites commence operation.

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(d) As soon as reasonably practicable, but in no event more than thirty Business Days after the Effective Date, each Licensee shall prepare and distribute a notice to its agents and subcontractors involved in the production and distribution of each category of materials explaining the trademark requirements under this Agreement (including Schedule C).

(e) Each Party hereby designates the individual identified below as its initial representative who possesses the necessary knowledge and expertise in the matters referred to in this Section 3.1 and Section 3.2 to oversee the implementation of this Agreement. For Parent the initial representative is [—] (“Parent Representative”) and for each Licensee the initial representative is [—]. Each Party may replace such designated person by providing notice of such replacement in accordance with Section 11.2 so long as such replacement possesses the necessary knowledge and expertise.

SECTION 3.2 Destruction of Materials. Without limiting Section 3.1(a), as and when Licensee no longer uses a Licensed Mark, but no later than promptly after the Termination Date as may be extended pursuant to Section 3.1(a), each Licensee shall use all commercially reasonable efforts to destroy or exhaust all materials (including signage, advertising, promotional materials, software, packaging, inventory, electronic materials, website content, collateral goods, business cards, invoices, receipts, forms, product, training and service literature and materials and other materials) in its possession or control bearing the Licensed Marks (“Materials”), except to the extent any such Materials must be retained to comply with applicable Laws or a Licensee’s reasonable document retention policies.

SECTION 3.3 Certification of Destruction. As soon as is reasonably practicable after the Termination Date, each Licensee shall send a written statement to Parent verifying that it has complied with its obligations in Section 3.2.

SECTION 3.4 Obligation to Cease Use of the Mark. Each Licensee acknowledges that any prior rights it had to use any of the Licensed Marks pursuant to any written or oral contract, agreement, license, sublicense or other instrument executed or in effect prior to the Effective Date were terminated, effective as of the Effective Date, pursuant to Section 5.07 of the Purchase Agreement, and that it has no right to use any of the Licensed Marks after the Effective Date, except expressly subject to this Agreement. Each Licensee shall take all necessary actions to ensure that it ceases use of the Licensed Marks by the Termination Date.

SECTION 3.5 Representation in the Marketplace. Except as expressly permitted by this Agreement, each Licensee agrees that after the Effective Date it will not expressly, or by implication, do business as or represent itself as Parent or one of its Affiliates, and shall use all reasonable efforts to ensure that there is no confusion that it is no longer affiliated with Parent or its Affiliates and/or, if any such confusion occurs, to promptly remediate same.

ARTICLE IV. QUALITY STANDARDS.

SECTION 4.1 Quality Control and Standards. Parent shall have the right to exercise quality control over the use of the Licensed Marks by each Licensee to the degree

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reasonably necessary or desirable, in the sole opinion of Parent, to maintain the validity and enforceability of the Licensed Marks, to protect the goodwill associated therewith. In furtherance of the foregoing, during the Term Parent may establish and amend (a) quality standards and specifications for the goods and services offered or provided by Licensees and (b) the “Graphics Standards” for the use of the Licensed Marks, which are attached hereto as Schedule C, and in each case, communicate them to the Licensees (subsections (a) and (b), together, the “Quality Standards”). Each Licensee acknowledges and agrees that it must comply with the Quality Standards, which will be, at a minimum, set at a level of quality equal to the standards of quality associated with the Licensed Marks as conducted prior to the Effective Date. Each Licensee agrees to (x) comply with all applicable Laws in using the Licensed Marks, and (y) identify to Parent the actual legal entities providing the products or services in question whenever Materials bearing the Licensed Marks are distributed to the public, published or otherwise disseminated.

SECTION 4.2 Samples. Beginning on the Effective Date, each Licensee shall submit to Parent Representative samples of all publicly-distributed Materials using the Licensed Marks 15 Business Days prior to their initial distribution if (i) such Materials materially differ in their visual presentation of the Licensed Marks from Materials previously distributed by such Licensee prior to the Effective Date or approved by Parent before or after the Effective Date or (ii) such Licensee has any question whether its use of the Licensed Marks on such Materials complies with its obligations hereunder. In the event that Parent reasonably finds that such Materials deviate from the Quality Standards or do not comply with any other terms and conditions of this Agreement, or that, in the reasonable opinion of Parent, such publicly-distributed Materials misuse the Licensed Marks or misrepresent the relationship between Parent and Licensee, Licensee shall, upon notice from Parent, at Parent’s option either (a) promptly (or immediately in the case of (1) any misrepresentation of the relationship between Parent and Licensee, or (2) material deviation from the Quality Standards) take all necessary actions to correct the deviations or misrepresentations in, or misuse of, the respective items prior to any dissemination to the public, and provide Parent with representative samples of the correction, or (b) as soon as practicable (or immediately in the case of (1) any misrepresentation of the relationship between Parent and Licensee, or (2) material deviation from the Quality Standards) cease dissemination of such Materials. If Licensee fails to take such steps and nevertheless distributes such Materials, and such distribution is likely to result in material harm to Parent, Parent shall have the right to terminate this Agreement with respect to such Licensee pursuant to the terms of Section 10.2 hereof.

SECTION 4.3 Record of Use. Each Licensee shall maintain such reasonable records of its use of the Licensed Marks as it maintained prior to the Effective Date to assist Parent in protecting and enforcing them.

SECTION 4.4 Quality Assurance. Each Licensee shall comply with such other reasonable requests as are made by Parent to enable Parent to assure the quality of the relevant business conducted by Licensee and the goods and services offered or provided by Licensee in connection with the Licensed Marks.

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ARTICLE V. USE AND OWNERSHIP.

SECTION 5.1 Use of Licensed Marks. Each Licensee shall use the Licensed Marks in accordance with all applicable Laws. Each Licensee shall not use the Licensed Marks in any manner that might dilute, tarnish, disparage, or reflect adversely on Parent or the Licensed Marks.

SECTION 5.2 Ownership of Licensed Marks. Parent or its Affiliate owns and has registered and maintained, in each case, in Japan, all of the Licensed Marks and has not granted an exclusive license for any Licensed Mark in Japan, pursuant to any other agreement. Each Licensee acknowledges that the Licensed Marks and all rights therein and thereto and the goodwill pertaining thereto belong exclusively to Parent. Each Licensee’s use of the Licensed Marks and any and all goodwill generated thereby or associated therewith shall inure solely to the benefit of Parent. After the Effective Date, if either Party discovers that any Licensee owns or holds any registrations, applications, reservations or other rights in any Licensed Mark or any other Source Indicator containing the words or terms “AIG” or “American International,” it shall promptly notify the other Party, and such Licensee shall promptly transfer same to Parent for no consideration.

SECTION 5.3 No Confusion or Registration. Without limiting the generality of Section 5.2, each Licensee agrees and covenants that it shall not (a) seek to register any Source Indicator that contains a Licensed Mark or is a derivation, translation, adaptation, combination or variation of any Licensed Mark that uses “AIG or American International” or that is otherwise confusingly similar to any of the foregoing (a “Similar Mark”), (b) use a Similar Mark after the Term (or during the Term, except as expressly permitted herein), (c) directly or indirectly contest the ownership, validity or enforceability of, or any rights of Parent or any of its Affiliates in or to, any of the Licensed Marks, or (d) contest the fact that each Licensee’s rights under this Agreement are solely those of a non-exclusive licensee and subject to all terms and conditions herein.

SECTION 5.4 Statement. Each Licensee’s Materials shall bear all notices and legends required by applicable Law, and that were used by Parent or its Affiliate in the ordinary course of business prior to the Effective Date, and shall indicate in a form reasonably satisfactory to Parent Representative that use of the Licensed Marks is under license from Parent. The legal entity statement set forth in Schedule D shall be satisfactory for purposes of this Section 5.4 for all publicly distributed Materials with reasonable available space to display it or is otherwise reasonably feasible. Any other such statement proposed to be used by each Licensee shall be submitted to Parent Representative for prior written approval, which shall not be unreasonably withheld. Each Licensee shall not use such license and legal entity statement prior to such written approval.

SECTION 5.5 Stuffer Letter. Upon Parent’s request, each Licensee shall include a “stuffer letter” with form and content to be reasonably agreed upon between the Parties and in compliance with Section 4.1, with all Materials bearing any of the Licensed Marks disseminated during the Term.

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ARTICLE VI. PROTECTION OF LICENSED MARKS; LITIGATION.

SECTION 6.1 Enforcement. During the Term, Parent will have the sole right, but not the obligation, to initiate any opposition, cancellation or Infringement proceedings necessary to enforce the Licensed Marks. Parent shall have the right but not the obligation to include Licensee as a party in any such enforcement proceedings, and Licensee agrees to join in such proceedings, at Parent’s expense, as a voluntary plaintiff or claimant, and each Licensee shall cooperate fully with Parent in such proceedings, at Parent’s expense. Parent shall have the sole right to control and settle any such proceedings.

SECTION 6.2 Recovery. Any recovery obtained as a result of any action pursuant to Section 6.1 shall be retained by Parent.

ARTICLE VII. ASSIGNMENT.

SECTION 7.1 Assignment. Except as provided herein, neither this Agreement nor any right or obligation hereunder may be directly or indirectly assigned, sublicensed, assumed in bankruptcy, pledged, mortgaged or transferred by any Licensee in whole or in part, to any person or entity (including a bankruptcy trustee), by operation of law or otherwise, whether voluntarily or involuntarily, without Parent’s prior written consent in its sole discretion, and any attempt to do so by any Licensee shall be null and void at the outset and shall be a material breach of this Agreement, provided that one or more Licensees may merge with each other without consent and the surviving entity shall continue as a “Licensee” hereunder. For clarity, any change of control, merger or reorganization shall be deemed an “assignment” for purposes of this Section 7.1, regardless of whether a Licensee is the surviving entity. Notwithstanding the foregoing, a Licensee may assign any of its rights or delegate any of its duties, in whole or in part, to an Affiliate as of the Effective Date, provided that such Licensee shall notify Parent thirty (30) days prior to such assignment.

SECTION 7.2 Binding on Successors and Assigns. In the event of a permitted assignment, this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties, and their successors and permitted assigns.

ARTICLE VIII. REPRESENTATIONS; WARRANTY DISCLAIMER.

SECTION 8.1 Duly Authorized. Each Party represents and warrants to the other that it has duly authorized, executed and delivered this Agreement, which, subject to the due execution and delivery hereof by the other Parties, constitutes the legal, valid and binding obligation of such person enforceable against such person in accordance with its terms. Each Party represents and warrants that it has the right and ability to perform the obligations and covenants provided for herein in accordance with the terms and conditions of this Agreement.

SECTION 8.2 DISCLAIMER. THE LICENSED MARKS ARE LICENSED HEREUNDER “AS IS,” AND PARENT EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, QUALITY, VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OWNERSHIP, TITLE AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

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ARTICLE IX. INDEMNIFICATION.

SECTION 9.1 Indemnification by Licensees. Each Licensee hereby agrees to indemnify, defend and hold Parent and its Subsidiaries harmless from and against any Losses arising out of any third-Person claim as a result of or in connection with (i) the use of the Licensed Marks other than in accordance with the terms of this Agreement; (ii) the marketing, offering, use, issuance, sale or performance of any materials, policies, goods or services bearing the Licensed Marks or offered in connection with or under the Licensed Marks, except for claims identified in Section 9.2 below; (iii) any breach by such Licensee of this Agreement or any representation, warranty, covenant or agreement herein; or (iv) such Licensee’s use of the mark “Star” alone in connection with its business.

SECTION 9.2 Indemnification by Parent.

(a) Parent hereby agrees to indemnify, defend and hold the Licensees harmless from and against any Losses as a result of or in connection with any third-Person claim (i) that Licensees’ use of the Licensed Marks in accordance with the terms of this Agreement infringes such third-Person’s trademark rights; or (ii) is a result of or in connection with any breach by Parent of this Agreement or any representation, warranty, covenant or agreement herein.

(b) Parent hereby agrees to indemnify, defend and hold the Edison Licensees harmless from and against any Losses as a result of or in connection with any claim against them by General Electric Company to the extent that such claim alleges that the Edison Sublicensees’ use of the “Licensed Edison Names and Marks” (as defined in the Edison License) at any time prior to the earlier of (i) the merger of the Edison Sublicensees into an Affiliate of Acquiror or (ii) two (2) years from the Effective Date breaches the Edison License, except to the extent that such use by the Edison Sublicensees is not in compliance with the Edison License. The Edison Sublicensees hereby agree to indemnify, defend and hold Parent and Sellers harmless from and against any Losses as a result of or in connection with any claim by General Electric Company to the extent such claim alleges that the Edison Sublicensees’ use of the “Licensed Edison Names and Marks” (as defined in the Edison License) otherwise breaches the Edison License (e.g., by use of the “Licensed Edison Names and Marks” outside the scope of the grant in Section 2.1 therein).

SECTION 9.3 Procedures. An indemnified party under Section 9.1 or Section 9.2 shall promptly notify the indemnifying party in writing in reasonable detail of any potential indemnifiable claim, provided, however, that any failure to provide such notice shall not release the indemnifying party from its obligations except to the extent it is prejudiced thereby. Upon receiving such notice, the indemnifying party may, by notice to the indemnified party within a reasonable time, assume the defense and control of such claim, with its own counsel and at its own expense, but shall allow the indemnified party a reasonable opportunity to participate with its own counsel and at its own expense. The indemnified party may take any actions reasonably necessary to defend such claim prior to receiving such notice. The indemnified party shall

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cooperate fully with the indemnifying party in its defense. Neither party shall, without the prior written consent of the other party (which shall not be unreasonably withheld), admit liability in, consent to a settlement, compromise or discharge of, or the entry of any judgment arising from any indemnifiable claim that adversely affects the other party in any manner, and the other party will have no liability for any Losses arising out of the first party’s violation of the foregoing.

ARTICLE X. TERM AND TERMINATION.

SECTION 10.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall last until the Termination Date (as defined in Section 3.1(a)).

SECTION 10.2 Termination Upon Breach. This Agreement may be terminated by Parent, with respect to a particular Licensee, effective upon notice, if there shall occur a material breach of this Agreement by such Licensee, and such breach is not cured within thirty (30) days after notice.

SECTION 10.3 Termination Upon Certain Insolvency Events. This Agreement will immediately terminate if: (a) Licensee shall admit in writing its inability to pay its debt generally, or shall make a general assignment for the benefit of creditors or any proceeding shall be instituted by or against any Licensee seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any proceeding instituted against any Licensee, such proceeding shall not be stayed or dismissed within 60 days from the date of institution thereof, or (b) any Licensee shall take any corporate action to authorize any of the actions set forth in clause (a) above.

SECTION 10.4 Rights and Remedies. The rights and remedies of Parent set forth in this Article X are in addition to all other rights and remedies available at law or equity.

ARTICLE XI. MISCELLANEOUS.

SECTION 11.1 Survival. Article IX of this Agreement, as well as the provisions of Sections 3.4 (first sentence), 5.2, 5.3, 8.2, 10.4, 11.2, 11.7, 11.8, 11.10 and this Section 11.1, shall survive the termination of this Agreement for any reason.

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SECTION 11.2 Notices. Except for matters that are to be referred to Parent Representative, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service), by e-mail (with confirmation by any of the other methods herein) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):

(i) if to Parent:	(ii) if to Licensees:

American International Group, Inc. 80 Pine Street New York, NY 10005
Attention: General Counsel Facsimile: 212-425-2175
E-Mail:

with a copy to:	with a copy to:

Simpson Thacher & Bartlett LLP 12-32 Akasaka, 1-chome Minato-ku, Tokyo 107-6037
Attention: David Sneider Facsimile: +81-3-5562-6202
E-Mail: dsneider@stblaw.com

SECTION 11.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

SECTION 11.4 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement and the Purchase Agreement constitute the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of Parent, on the one hand, and the Licensees, on the other hand, with respect to the subject matter of this Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Purchase Agreement with respect to the subject matter of this Agreement, the terms of this Agreement shall govern.

SECTION 11.5 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that Sellers shall have the right to enforce the provisions of Section 9.1(b) directly against the indemnifying parties therein.

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SECTION 11.6 Amendment; Waiver. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 11.7 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Injunctive Relief.

(a) This Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the Laws of another jurisdiction.

(b) Each of the Parent and the Companies irrevocably and unconditionally:

(i) agrees that the other Parties may bring an Action arising out of the interpretation and enforcement of the provisions of this Agreement in (A) the Courts of Chancery of the State of Delaware or, if under applicable Law, jurisdiction is vested in the United States federal courts, any court of the United States located in the State of Delaware, and (B) the courts in Japan;

(ii) acknowledges that money damages are an inadequate remedy for a breach or anticipated breach of this Agreement and the difficulty of quantifying such damages, and that, therefore, in such event, each of the other Party may, in addition to any other remedies available to it, bring an Action in the courts set forth in Section 11.7(b)(i) to obtain a restraining order and/or injunction or other relief to prohibit or remedy such violation, without needing to secure or post bond or other security;

(iii) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Parties at the addresses provided in Section 11.2; and

(iv) ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT.

(c) Notwithstanding the thirty (30)-day remedial period set forth in Section 10.2, if there is a dispute (“Dispute”) as to whether a breach of this Agreement has occurred, such Dispute shall be resolved pursuant to this Section 11.7(c). The non-breaching Party may

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request discussion and negotiations between senior executives of each Party with the possibility of mediation. In the event that the Parties have not been able to resolve the Dispute to their mutual satisfaction within a period of thirty (30) days, either Party may request in writing (an “Escalation Notice”) that the Dispute be escalated to the chief executive officers of the respective Parties or to such other senior executives of the Parties as their respective chief executive officers may delegate. The Parties and their chief executive officers and other senior executives agree to use good faith efforts to resolve any Dispute pertaining to whether a breach of this Agreement has occurred. If the Dispute is not resolved by the chief executive officers or other senior executives of the respective parties within thirty (30) days following receipt of the Escalation Notice by the non-requesting Party, the Parties may pursue remedies through litigation. Notwithstanding the foregoing, any Party may immediately seek preliminary or temporary equitable or injunctive relief during the pendency of the foregoing procedures pursuant to Section 11.7(b).

SECTION 11.8 Obligations of Parties. Each obligation of each Licensee under this Agreement to take (or refrain from taking) any action hereunder shall be deemed to include, with respect to any Transferred Subsidiary, an undertaking by its owning Company, to cause such Transferred Subsidiary to take (or refrain from taking) such action.

SECTION 11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.10 Further Assurances. The Parties agree to take all further actions, execute all further documents and otherwise cooperate in good faith to further the intents and purposes of this Agreement. If either Party discovers an error in a Schedule hereto, it shall notify the other Party, and such Schedule shall be promptly corrected.

SECTION 11.11 Effectiveness. Notwithstanding anything to the contrary in this Agreement, this Agreement shall only become effective as of the Closing and shall not become effective if the Closing does not occur.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first written above.

AMERICAN INTERNATIONAL GROUP, INC. (on behalf of itself and its retained Subsidiaries)		AIG FINANCIAL ASSURANCE JAPAN K.K.

By:		By:
	Name:		Name:
	Title:		Title:

AIG STAR LIFE INSURANCE CO., LTD. (on behalf of itself and its Subsidiaries on Schedule A)

By:
Name:
Title:

AIG EDISON LIFE INSURANCE COMPANY (on behalf of itself and its Subsidiaries on Schedule A)

By:
Name:
Title:

AIG EDISON SERVICE CO., LTD.

By:
Name:
Title:

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Schedule A – Transferred Subsidiaries

Company: AIG Star Life Insurance Co., Ltd.

Transferred Subsidiaries: CLIS K.K., AIG Business Service K.K., Capital System Service K.K.

Company: AIG Edison Life Insurance Company

Transferred Subsidiary: Toho Shinyo Hosho Company

SCHEDULE B

CATEGORY	ACTIONS AND TIME FRAMES
Phones	•

If, as of the Effective Date, any Licensee’s employee greets callers by stating a Licensed Trademark (e.g., “Hello, this is AIG Star…”), such phone greeting shall be replaced with a mutually-agreed greeting that reasonably conveys the transition within 5 days after the Effective Date.

Letterhead	•	All letterhead bearing any of the Licensed Marks must contain the statement in Schedule D within 5 days after the Effective Date.

	•	Within 5 days after the Effective Date, all relevant employees must have access to letterhead bearing the statement in Schedule D and the stuffer letter.

	•	Each Licensee shall promptly cease use of all envelopes and letterhead bearing any of the Licensed Marks as soon as practicable, and in any event by the Termination Date.

Internet Sites	•

Within one Business Day after the Effective Date, Parent shall display a mutually-agreed statement on a page of its public-facing website www.AIGcorporate.com (or any successor site thereto), which shall include link(s) directly to the public-facing website(s) of each Licensee located at the following domain names: “Gibraltar-Star.com” and “Gibraltar-Edison.com” or “Prudential-Star.com” and “Prudential-Edison.com”. Such statement shall be displayed until the Termination Date. Each Licensee’s public-facing websites shall prominently display the statement in Schedule D on the home page.

Signage	•	A workplan to replace signage shall be completed within 5 days of the Effective Date and each Licensee will comply with its terms and conditions.

Business Cards	•	Each Licensee shall promptly cease use of all business cards bearing any of the Licensed Marks as soon as practicable, and in any event by the Termination Date.

CATEGORY	ACTIONS AND TIME FRAMES
Forms (not otherwise covered)	•	Regulatory filings of replacement forms shall be made by each Licensee on a file and use basis with the FSA as soon as practicable and in no event later than 15 days after the Effective Date.

•

Regulatory filings, such as tax filings, insurance reports, etc. that include the Parent’s name shall include the statement in Schedule D in such filings or in a cover letter accompanying such filings if the cover letter is deemed to be part of the filings.

Stuffer Letter	•

Stuffer letter shall be included in all mailings to customers as long as the Licensed Marks appear on any such materials in the mailing. Within 5 days after the Effective Date, all relevant employees must have access to the stuffer letter.

Policies, Claims, Notices, Bills and Invoices	•	Each Licensee shall promptly cease use of all policies, claims, notices, bills and invoices bearing any of the Licensed Marks as soon as practicable, and in any event by the Termination Date.

Check Stock	•	Each Licensee shall promptly cease use of all check stock bearing any of the Licensed Marks as soon as practicable, and in any event by the Termination Date.

Advertising/ Marketing Materials	•	Advertising published by or on behalf of any Licensee after the Effective Date bearing the Licensed Marks shall contain the statement in Schedule D.
	•	Marketing materials bearing the Licensed Marks must include the stuffer letter in the mailing or means of delivery to the customer.

Schedule C – Graphics Standards

Schedule D – Legal Entity Statement2

[2]	To be agreed before Closing.

Schedule E – Domain Names

[NOTE: List to be confirmed before Closing]

aigedison.co.jp

aigfl.co.jp

aigfl.com

aiglife.jp

aig-life.jp

aiglifejapan.biz

aiglife-japan.biz

aig-life-japan.biz

aiglifejapan.com

aiglife-japan.com

aig-life-japan.com

aiglifejapan.info

aiglife-japan.info

aig-life-japan.info

aiglifejapan.jp

aiglife-japan.jp

aig-life-japan.jp

aiglifejapan.net

aiglife-japan.net

aig-life-japan.net

aiglifejapan.org

aiglife-japan.org

aig-life-japan.org

aigstar.biz

aigstar.info

aigstar.jp

aigstar.net

aigstar.org

aigstardirect.com

aigstardirect.jp

aigstarlife.asia

aigstar-life.biz

aigstar-life.co.jp

aigstarlife.com

aigstar-life.info

aigstarlife.jp

aigstarlife.net

aigstarlife.org

aigstarlifedirect.com

aigstarlifedirect.jp

aigstarwoman.com

XN—AIG-0Y9DW8A892P001B.JP

XN—AIG-3K4BZEPEZE.JP

xn—aig-6j4buhle1e.com

XN—AIG-6J4BUHLE1E.JP

xn—aig-6j4buhle1e.net

XN—AIG-7K4B4AZ5A.JP

XN—AIG-7K4B4AZ5AX43SQTYC.JP

xn—aig-bm0e3143a.com

XN—AIG-BM0E3143A.JP

xn—aig-bm0e3143a.net

xn—aig-bm0ex63g.com

XN—AIG-BM0EX63G.JP

xn—aig-bm0ex63g.net

xn—aig-mh4ev50m.com

XN—AIG-MH4EV50M.JP

xn—aig-mh4ev50m.net

XN—AIG-TI4B3DOB9K7FUG.JP

XN—AIG-TI4B4B0C0BI8E8SXF.JP

xn—aig-ti4b4bufqc4q.com

XN—AIG-TI4B4BUFQC4Q.JP

xn—aig-ti4b4bufqc4q.net

xn—aig-ti4b4bufqc4qr93z3g8c.jp

xn—aig-ti4ba0e1fwc2fwilb.jp

XN—AIG-TI4BUJ8D.JP

xn—aig-ti4buj8d.net

EXHIBIT D

FORM OF INTELLECTUAL PROPERTY AGREEMENT

This INTELLECTUAL PROPERTY AGREEMENT (this “Agreement”) is made as of [—], 2011 (“Effective Date”)1 between American International Group, Inc., a Delaware corporation (“Parent”), on the one hand, and AIG Financial Assurance Japan K.K., AIG Star Life Insurance Co., Ltd., AIG Edison Life Insurance Company and AIG Edison Service Co., Ltd., all Japanese corporations (the “Companies”), and, on the other hand. Parent and the Companies are collectively the “Parties” and individually a “Party.”

RECITALS

WHEREAS, Prudential Financial, Inc., a New Jersey corporation, and Parent have entered into the Stock Purchase Agreement dated as of September 30, 2010 (the “Purchase Agreement”), pursuant to which, inter alia, Parent will sell, and cause certain of its Subsidiaries to sell, the shares of the Companies to Acquiror on the Effective Date;

WHEREAS, certain of the Companies own, directly or indirectly, the capital stock or other equity interests of the Subsidiaries set forth on Schedule A (the “Transferred Subsidiaries”);

WHEREAS, Parent and its retained Subsidiaries may need to use certain Intellectual Property of the Companies or the above Transferred Subsidiaries after the Effective Date, and the Companies and the Transferred Subsidiaries may need to use certain Intellectual Property of the Parent and its retained Subsidiaries after the Effective Date;

NOW THEREFORE, in consideration of the premises and the mutual covenants and undertakings contained herein and Article VIII of in the Purchase Agreement, which requires the execution of this Agreement and for which receipt and sufficiency is acknowledged, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS.

SECTION 1.1 Definitions. For the purposes of this Agreement, (a) unless otherwise defined herein capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement and (b) the following terms shall have the meanings hereinafter specified:

“Affiliate” means, with respect to any specified person, any other person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person, provided that, for the purposes of this Agreement, the Company Parties and the Parent Parties shall not be deemed to be Affiliates of each other.

“Company Parties” has the meaning set forth in Section 2.1.

[1]	To be the same as the Closing Date in the SPA.

“Intellectual Property” means, for purposes of this Agreement only: all intellectual property, industrial property and proprietary rights, including without limitation: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations thereof, all patents that may issue on such applications, documented unpatented invention disclosures, and all rights therein provided by international treaties or conventions, (b) copyrightable works and works of authorship, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by applicable Law international treaties or conventions, and (c) confidential and proprietary information, including trade secrets, processes, know-how, formulae, designs, methods, techniques, inventions or procedures, in each case existing on the Effective Date, but excluding (i) Software; and (ii) trademarks, service marks, trade dress, logos, Internet domain names, any and all common law rights thereto, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, the rights to which are governed solely by the Transitional Trademark License Agreement.

“Law” means any Japanese, U.S. federal, state, local or non-Japanese or non-U.S. law, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, ruling, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Licensed Company IP” has the meaning set forth in Section 2.2.

“Licensed IP” means Licensed Company IP and/or Licensed Parent IP, as determined by context.

“Licensed Parent IP” has the meaning set forth in Section 2.1.

“Licensed Parent Software” has the meaning set forth in Section 2.3.

“Other Party” means, with respect to any Company Party, any of the Parent Parties, and with respect to any Parent Party, any of the Company Parties.

“Parent Parties” has the meaning set forth in Section 2.1.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, accountants, investment bankers or other representatives of such person.

“Software” means any and all computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, but excluding any data stored therein or stored thereby.

“Subsidiary” of any person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other person shall or might

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have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or controlled by such person, provided that, for the purposes of this Agreement, the Company Parties shall not be deemed to be Subsidiaries of any of the Parent Parties.

SECTION 1.2 Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa; (b) references to the terms Article, Section and Schedule are references to the Articles, Sections and Schedules to this Agreement; (c) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation”; (d) the words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section; (e) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; and (g) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning.

ARTICLE II. LICENSES/COVENANTS.

SECTION 2.1 Licensed Parent IP Grant. Subject to the terms hereof, Parent, on behalf of itself and each of its Subsidiaries as of the Effective Date (which, for clarity, shall exclude the Company Parties and any former Affiliates of Parent) (the “Parent Parties”), hereby grants to the Companies and the Transferred Subsidiaries (together, the “Company Parties”) a perpetual, irrevocable, royalty-free, fully paid-up, non-exclusive, non-transferable (except as set forth in Section 6.1) right and license under any Intellectual Property that (i)(a) is owned by any Parent Party as of the Effective Date or (b) is owned by any current or former Affiliate of a Parent Party as of the Effective Date, and a Parent Party has the right to license hereunder as of the Effective Date; and (ii) is used in the operation of the Company Parties’ respective businesses as of the Effective Date, but excluding any such Intellectual Property that the Parent Parties are prevented from licensing hereunder by applicable Law, including the Act on the Protection of Personal Information in Japan (collectively, “Licensed Parent IP”), to exercise all rights under the Licensed Parent IP in Japan in connection with all current and future policies, goods and services within the respective businesses of the Company Parties conducted as of the Effective Date.

SECTION 2.2 Licensed Company IP Grant. Subject to the terms hereof, the Companies, on behalf of the Company Parties, hereby grant to the Parent Parties a perpetual, irrevocable, royalty-free, fully paid-up, non-exclusive, non-transferable (except as set forth in Section 6.1) right and license under any Intellectual Property that (i)(a) is owned by any Company Party as of the Effective Date or (b) is owned by any current or former Affiliate of a Company Party as of the Effective Date, and a Company Party has the right to license hereunder as of the Effective Date; and (ii) is used in the operation of the Parent Parties’ respective businesses as of the Effective Date, including without limitation the patents listed on Schedule B, but excluding any such Intellectual Property that the Company Parties are prevented from

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licensing hereunder by applicable Law, including the Act on the Protection of Personal Information in Japan (collectively, “Licensed Company IP”), to exercise all rights under the Licensed Company IP in Japan in connection with all current and future policies, goods and services within the respective businesses of the Parent Parties conducted as of the Effective Date.

SECTION 2.3 Licensed Parent Software Grant. Subject to the terms hereof, Parent, on behalf of itself and the parties listed on Schedule C, hereby grants to the Company Parties a perpetual, irrevocable, fully paid-up, non-exclusive, non-transferable (except as set forth in Section 6.1) right and license under any Intellectual Property that (i) is owned by Parent or such listed parties and (ii) subsists in the Software listed on Schedule C (the “Licensed Parent Software”), solely to support the internal needs of their respective businesses in Japan, as conducted as of the Effective Date, and not for the direct or indirect use or benefit of, or the distribution to any other persons or businesses. For clarity, absent a later agreement by the Parties, this license does not include any other Software owned or used by any Parent Parties, including the items listed on Schedule D. The Parties acknowledge that, to the best of their knowledge, the Companies have received a copy of the source code of the Licensed Parent Software (the “Source Code”) on or prior to the Effective Date, and the Parent Parties are not required to provide or deliver any other materials to the Company Parties with respect to the Licensed Parent Software other than Source Code in existence prior to the Effective Date that was not delivered to the Companies prior to the Effective Date.

SECTION 2.4 Limitations. All rights not licensed under Sections 2.1, 2.2 or 2.3 are specifically reserved by the licensor Parties. For clarity, the above licenses do not include (i) any Intellectual Property or Software owned by a third party (i.e., not a Party or any of its current or former Affiliates); (ii) any Intellectual Property or Software created, invented or acquired by a licensor Party after the Effective Date, provided that any patents that issue after the Effective Date that arise from patent applications or inventions within the Licensed IP as of the Effective Date shall also be included in the “Licensed IP” of the owning party; or (iii) any obligations by the Parent Parties to provide maintenance, support, training, assistance, bug fixes, virus prevention or removal, corrections or improvements to the Licensed Parent Software.

SECTION 2.5 Sublicensing. The Parent Parties and Company Parties may sublicense their licenses in Sections 2.1 and 2.2 (but not 2.3) solely to parties in their supply chain (e.g., vendors, distributors, resellers, customers and end-users) to the extent a sublicense to such parties is implied or necessary to allow the Parent Parties and Company Parties to conduct their respective businesses, but not for the independent or unrelated use or benefit of any such sublicensees.

SECTION 2.6 Joint IP. The Parent Parties and Company Parties agree that, except for the items listed on Schedule D, to the best of their knowledge, there is no Intellectual Property or Software owned jointly between them as of the Effective Date. If, after the Effective Date, any Party discovers any jointly-owned Intellectual Property or Software that is not listed in Schedule D (“Additional Joint IP”), it shall notify the other Parties. Absent an agreement by the Parties to the contrary, any Additional Joint IP may be used and licensed by each Party without an accounting to the other Party, and the Parties shall cooperate in good faith to enforce any Additional Joint IP against third parties.

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ARTICLE III. ACKNOWLEDGMENTS.

SECTION 3.1 Ownership. Parent represents that it or its Affiliate owns and, as applicable, has registered and maintained registrations for Licensed Parent IP licensed pursuant to Section 2.1(i)(a). The Parent Parties hereby acknowledge and agree that, as between the Parties, the Company Parties are the sole and exclusive owners of all right, title and interest in and to the Licensed Company IP. The Company Parties hereby acknowledge and agree that, as between the Parties, the Parent Parties are the sole and exclusive owners of all right, title and interest in and to the Licensed Parent IP and the Licensed Parent Software.

SECTION 3.2 No Ownership Claim. The Parent Parties hereby acknowledge and agree that none of them shall at any time, anywhere in the world: (i) file any application to register, or otherwise claim ownership of, the Licensed Company IP anywhere in the world or (ii) challenge or contest the validity, enforceability of or the Company Parties’ rights in the Licensed Company IP. The Company Parties hereby acknowledge and agree that none of them shall at any time, anywhere in the world: (i) file any application to register, or otherwise claim ownership of, the Licensed Parent IP or Licensed Parent Software or (ii) challenge or contest the validity, enforceability of or the Parent Parties’ rights in the Licensed Parent IP or Licensed Parent Software.

SECTION 3.3 Ownership of Derivative Works. If a Parent Party or Company Party creates or invents any new Intellectual Property after the Effective Date that is a modification, improvement or derivative work (a “Derivative Work”) of any Intellectual Property owned by the Other Parties, Additional Joint IP or, with respect to the Company Parties, the Licensed Parent Software, the Party creating or inventing such Derivative Work shall exclusively own all rights in the new subject matter and shall have no obligation to license it to the Other Parties.

ARTICLE IV. ENFORCEMENT.

The owner of any Licensed IP (and the applicable Parent Parties, with respect to the Licensed Parent Software) shall have the sole right, but not the obligation, to challenge, attempt to eliminate and or bring an Action against its infringement, misappropriation or other violation by a third party. In the event that such owner decides to bring such an Action, the licensee Parties hereunder shall reasonably cooperate, at the owner’s expense. All proceeds recovered in such Action shall be retained solely by the owner.

ARTICLE V. CONFIDENTIALITY.

SECTION 5.1 Source Code. The Company Parties acknowledge that the Source Code is a trade secret, and agree to maintain the Source Code in the strictest confidence. The Company Parties shall carefully restrict access to the Source Code to a minimal number of employees (and contractors, subject to a written agreement with legal duties at least as strict as those under this Agreement to keep the Source Code in the strictest confidence) on a “need-to-know” basis and shall otherwise protect its confidentiality with the same degree of care as they would use for their own most valuable confidential information. The Company Parties are liable hereunder for any unauthorized disclosure of or access to any Source Code.

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SECTION 5.2 Confidential Information.

(a) Without limiting Section 5.1, each of the Parent Parties and the Company Parties shall, and shall cause their respective Representatives to, maintain in confidence and not use or exploit for any purpose other than in connection with fulfilling their respective obligations under this Agreement, any written, oral or other information relating to or obtained from the other Parties, respectively, except with respect to (i) any such information that is or becomes generally available to the public other than (A) as a result of disclosure by the applicable receiving Party, its Affiliates, or any of its or any of their Representatives, (ii) any such information that is required by applicable Law, Governmental Order or a Governmental Authority to be disclosed after notice has been given to the other Party as soon as practicable (including any report, statement, testimony or other submission to such Governmental Authority), (iii) any such information that is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party), or (iv) any such information was or becomes available to such Party on a non-confidential basis and from a source (other than a Party or any of its Affiliates or Representatives) that is not bound by a confidentiality agreement with respect to such information. Each Party shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality.

(b) Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that any Parent Party may share any information relating to or obtained from the other Parties with (i) the Federal Reserve Bank of New York or the U.S. Department of the Treasury and their respective Representatives, (ii) any insurance regulatory authority or (iii) any tax authority, in each case as the applicable Parent Party deems necessary or advisable in its good faith judgment.

(c) To the fullest extent permitted by applicable Law, including the Act on the Protection of Personal Information in Japan, Section 5.2(a) shall not restrict or limit the use of or disclosure by the Parent Parties of any customer, policy or beneficiary information relating to the Company Parties if such information was in the possession or control of the Parent Parties prior to the Effective Date. For the avoidance of doubt, the foregoing shall apply regardless of whether such information (i) was also possessed or controlled by the Company Parties on or prior to the Effective Date and/or (ii) was originated by any Company Parties.

SECTION 5.3 Unauthorized Actions. If, at any time, a Party becomes aware of a breach or potential breach of Section 5.1 or 5.2, such Party shall immediately notify the other Party and cooperate with any reasonable actions to prevent or remedy any such breach.

ARTICLE VI. ASSIGNMENT.

SECTION 6.1 Assignment.

(a) Except as permitted in Section 2.5 or Section 6.1(b), (c) or (d), neither this Agreement nor any right or obligation hereunder may be directly or indirectly assigned, sublicensed, assumed in bankruptcy, pledged, mortgaged or transferred by any Party, in whole or

6

in part, to any person or entity (including a bankruptcy trustee), by operation of law or otherwise, whether voluntarily or involuntarily, without the Other Parties’ prior written consent in their sole discretion, and any attempt to do so shall be null and void at the outset and shall be a material breach of this Agreement, provided that one or more Company Parties may merge with each other without consent and the surviving entity shall continue as a “Company” hereunder. For clarity, any change of control, merger or reorganization shall be deemed an “assignment” for purposes of this Section 6.1, regardless of whether a Company Party is the surviving entity. Notwithstanding the foregoing, a Company Party may assign any of its rights or delegate any of its duties, in whole or in part, to an Affiliate as of the Effective Date, provided that such Company Party shall notify Parent thirty (30) days prior to such assignment.

(b) Notwithstanding Section 6.1(a), if a Party (the “Divesting Party”) sells or divests (whether by asset sale or otherwise) a business unit or any other portion of its business that is covered by one or more of the licenses in Section 2.1, 2.2 or 2.3 (as either a licensee or benefiting Party or a licensor or granting Party thereunder) (a “Divested Business”), the Divesting Party may sublicense or assign its applicable rights and obligations hereunder to the acquiror or successor of such Divested Business, without limiting the rights or obligations of the Divesting Party hereunder with respect to its retained businesses, provided that (i) the acquiror or successor must assume in writing all of the Divesting Party’s applicable obligations hereunder and (ii) the benefits and burdens of the licenses and covenants applying to the Divested Business shall continue to apply only to such Divested Business and shall not extend to any separate or unrelated Affiliates or businesses of its acquiror or successor. Any purported transaction in violation of the foregoing shall be deemed null and void at the outset. The Divesting Party is not liable to an Other Party hereunder for any act or omission committed by the acquiror or successor of a Divested Business with respect to such Divested Business.

(c) Notwithstanding Section 6.1(a), if a Divesting Party sells or divests (whether by stock sale, merger, or otherwise) a Subsidiary that is covered by one or more of the licenses in Section 2.1, 2.2 or 2.3 (as either a licensee or benefiting Party or a licensor or granting Party thereunder) (a “Divested Subsidiary”), such Divested Subsidiary may retain its applicable rights and obligations hereunder, without limiting the rights or obligations of the Divesting Party hereunder with respect to its retained businesses, provided that the Divested Subsidiary must assume in writing all of the Divesting Party’s applicable obligations hereunder, and the benefits and burdens of the licenses and covenants applying to the Divested Subsidiary shall continue to apply only to such Divested Subsidiary and shall not extend to any separate or unrelated Affiliates or businesses of its acquiror or successor. Any purported transaction in violation of the foregoing shall be deemed null and void at the outset. The Divesting Party is not liable to an Other Party hereunder for any act or omission committed by a Divested Subsidiary after the divestiture date.

(d) Notwithstanding Section 6.1(a), if a Party (the “Assigning Party”) undergoes a merger, reorganization or sale of all or substantially all of its equity or assets, such Assigning Party may assign this Agreement to its acquiror or successor, provided that (i) the acquiror or successor assumes in writing all of the Assigning Party’s obligations hereunder and (ii) the rights and obligations under this Agreement shall cover only the Assigning Party’s business and shall not extend to any separate or unrelated Affiliates or businesses of its acquiror or successor. Any purported transaction in violation of the foregoing shall be deemed null and void at the outset.

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SECTION 6.2 Binding on Successors and Assigns. In the event of a permitted assignment, this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.

ARTICLE VII. REPRESENTATIONS; DISCLAIMER; LIMITATION OF LIABILITY.

SECTION 7.1 Duly Authorized. Each Party represents and warrants to the other that it has duly authorized, executed and delivered this Agreement, which, subject to the due execution and delivery hereof by the other Parties, constitutes the legal, valid and binding obligation of such person enforceable against such person in accordance with its terms. Each Party represents and warrants that it has the right and ability to perform the obligations and covenants provided for herein in accordance with the terms and conditions of this Agreement.

SECTION 7.2 DISCLAIMER. ALL LICENSED IP AND THE PARENT LICENSED SOFTWARE ARE LICENSED HEREUNDER “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS HEREUNDER ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, QUALITY, VALUE, FREEDOM FROM BUGS, ERRORS OR VIRUSES, OPERABILITY, MERCHANTABILITY, FITNESS FOR USE OR A PARTICULAR PURPOSE, SUITABILITY, ANY RESULTS DERIVED THEREFROM, OWNERSHIP, TITLE AND NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OF THIRD PARTIES.

SECTION 7.3 LIMITATION OF LIABILITY. EXCEPT FOR A MATERIAL BREACH OF ARTICLE V, NO PARTY SHALL BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES UNDER THIS AGREEMENT, INCLUDING LOSS OF PROFITS, LOST DATA, BUSINESS INTERRUPTIONS AND CLAIMS OF CUSTOMERS, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF THE SAME.

ARTICLE VIII. INDEMNIFICATION.

SECTION 8.1 Indemnification. Each party (the “Indemnifying Party”) agrees to indemnify, defend and hold the other party and its affiliates and its and their respective officers, directors, employees, agents, advisers and representatives (the “Indemnified Parties”) harmless from and against any Losses resulting from or arising out of any claims or actions of third parties based on or arising out of any breach of any representation, warranty, covenant or obligation under this Agreement.

SECTION 8.2 Procedures. An indemnified party under Section 8.1 shall promptly notify the indemnifying party in writing in reasonable detail of any potential indemnifiable claim, provided, however, that any failure to provide such notice shall not release the indemnifying party from its obligations except to the extent it is prejudiced thereby. Upon receiving such notice, the indemnifying party may, by notice to the indemnified party within a reasonable time, assume the defense and control of such claim, with its own counsel and at its

8

own expense, but shall allow the indemnified party a reasonable opportunity to participate with its own counsel and at its own expense. The indemnified party may take any actions reasonably necessary to defend such claim prior to receiving such notice. The indemnified party shall cooperate fully with the indemnifying party in its defense. Neither party shall, without the prior written consent of the other party (which shall not be unreasonably withheld), admit liability in, consent to a settlement, compromise or discharge of, or the entry of any judgment arising from any indemnifiable claim that adversely affects the other party in any manner, and the other party will have no liability for any Losses arising out of the first party’s violation of the foregoing.

ARTICLE IX. TERM AND TERMINATION.

SECTION 9.1 Term. The term of this Agreement shall commence on the Effective Date and lasts until Parent and each Company agree that the last item of Licensed IP or the Licensed Parent Software is no longer protected by the applicable intellectual property law. The Parties intend and agree that, in the event of a breach of this Agreement, the aggrieved Party may seek all available rights and remedies, except that this Agreement cannot be terminated as a remedy.

SECTION 9.2 Survival. Articles III, V and X and Sections 7.2, 7.3 and 9.2, of this Agreement shall survive the expiration of this Agreement.

ARTICLE X. MISCELLANEOUS.

SECTION 10.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service), ), by e-mail (with confirmation by any of the other methods herein) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

if to one or more Parent Parties:	if to one or more
Company Parties:

American International Group, Inc.
80 Pine Street
New York, NY 10005
Attention: General Counsel
Facsimile: 212-425-2175
E-Mail:

with a copy to:	with a copy to:

Simpson Thacher & Bartlett LLP
12-32 Akasaka, 1-chome
Minato-ku, Tokyo 107-6037

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Attention: David Sneider
Facsimile: +81-3-5562-6202
E-Mail: dsneider@stblaw.com

SECTION 10.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

SECTION 10.3 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement and the Purchase Agreement constitute the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parent, on the one hand, and the Companies, on the other hand with respect to the subject matter of this Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Purchase Agreement with respect to the subject matter of this Agreement, the terms of this Agreement shall govern.

SECTION 10.4 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that any non-signatory Parent Party or Company Party shall have the right to enforce its rights under this Agreement directly against the applicable Parties.

SECTION 10.5 Amendment; Waiver. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.6 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Injunctive Relief.

(a) This Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the Laws of another jurisdiction.

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(b) Each of the Parent and the Companies, on behalf of itself and the Parent Parties and Company Parties, respectively, irrevocably and unconditionally:

(i) agrees that the Other Parties may bring an Action arising out of the interpretation and enforcement of the provisions of this Agreement in (i) the Courts of Chancery of the State of Delaware or, if under applicable Law, jurisdiction is vested in the United States federal courts, any court of the United States located in the State of Delaware, (ii) the courts in Japan, and (iii) for breaches of Article V, in any other court of competent jurisdiction;

(ii) acknowledges that money damages are an inadequate remedy for a breach or anticipated breach of this Agreement (including Article V) and the difficulty of quantifying such damages, and that, therefore, in such event, each of the Other Parties may, in addition to any other remedies available to it, bring an Action in the courts set forth in Section 9.6(b)(i) to obtain a restraining order and/or injunction or other relief to prohibit or remedy such violation, without needing to secure or post bond or other security;

(iii) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Parties at the addresses provided in Section 10.1; and

(iv) ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT.

(c) If there is a dispute (“Dispute”) as to whether a breach of this Agreement has occurred, such Dispute shall be resolved pursuant to this Section 10.6(c). The non-breaching Party may request discussion and negotiations between senior executives of each Party with the possibility of mediation. In the event that the Parties have not been able to resolve the Dispute to their mutual satisfaction within a period of thirty (30) days, either Party may request in writing (an “Escalation Notice”) that the Dispute be escalated to the chief executive officers of the respective Parties or to such other senior executives of the Parties as their respective chief executive officers may delegate. The Parties and their chief executive officers and other senior executives agree to use good faith efforts to resolve any Dispute pertaining to whether a breach of this Agreement has occurred. If the Dispute is not resolved by the chief executive officers or other senior executives of the respective parties within thirty (30) days following receipt of the Escalation Notice by the non-requesting Party, the Parties may pursue remedies through litigation. Notwithstanding the foregoing, any Party may immediately seek preliminary or temporary equitable or injunctive relief during the pendency of the foregoing procedures pursuant to Section 10.6(b).

11

SECTION 10.7 Obligations of Parties. Each obligation of Parent or each Company under this Agreement to take (or refrain from taking) any action hereunder shall be deemed to include an undertaking by the Party to cause the other Parent Parties or the applicable Transferred Subsidiaries, respectively, to take (or refrain from taking) such action. Subject to the provisions in Sections 6.1(b) and (c) with respect to Divested Businesses and Divested Subsidiaries, Parent and each Company is liable for any act or omission by the other Parent Parties or its Transferred Subsidiaries, respectively, that would breach this Agreement if committed by a Party hereto.

SECTION 10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.9 Bankruptcy. The Parties intend and agree that the licenses in Section 2.1, 2.2 or 2.3 shall be considered to be licenses to “intellectual property” as defined in the U.S. Bankruptcy Code, 11 U.S.C. § 101(35A), and that if a licensor Party hereunder enters into bankruptcy, the licensee parties hereunder may fully exercise all of their rights and remedies under 11 U.S.C. § 365(n) with respect thereto.

SECTION 10.10 Further Assurances. The Parties agree to take all further actions, execute all further documents and otherwise cooperate in good faith to further the intents and purposes of this Agreement. If either Party discovers an error in a Schedule hereto, it shall promptly notify the other Party, and such Schedule shall be promptly corrected.

SECTION 10.11 Effectiveness. Notwithstanding anything to the contrary in this Agreement, this Agreement shall only become effective as of the Closing and shall not become effective if the Closing does not occur.

12

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first written above.

AMERICAN INTERNATIONAL GROUP, INC. (on behalf of itself and its retained Subsidiaries)		AIG FINANCIAL ASSURANCE JAPAN K.K.

By:		By:
	Name:		Name:
	Title:		Title:

AIG STAR LIFE INSURANCE CO., LTD. (on behalf of itself and its Subsidiaries on Schedule A)

By:
Name:
Title:

AIG EDISON LIFE INSURANCE COMPANY (on behalf of itself and its Subsidiary on Schedule A)

By:
Name:
Title:

AIG EDISON SERVICE CO., LTD.

By:
Name:
Title:

13

EXHIBIT D

Debevoixe Comments – September 23, 2010

Schedule A – Transferred Subsidiaries

Company: AIG Star Life Insurance Co., Ltd.

Transferred Subsidiaries: CLIS K.K., AIG Business Service K.K., Capital System Service K.K.

Company: AIG Edison Life Insurance Company

Transferred Subsidiary: Toho Shinyo Hosho Company

Schedule B – Licensed Company Patents

Patent	Serial/Publication No.

System and Computer Program for Realizing Salary Calculations for Seconded Staff	2005-237242

Owner: AIG Edison Life Insurance Company	2007-52632

Processing Insurance Goods and Computer Program for Realizing Insurance Goods	2003-401765

Owner: AIG Edison Life Insurance Company	2005-165544

Schedule C – Licensed Parent Software

Name	Granted By

AGESE	AMERICAN INTERNATIONAL GROUP K.K.

QuickStart!	AMERICAN INTERNATIONAL GROUP, INC.

GL Tool	AMERICAN INTERNATIONAL GROUP K.K.

Schedule D – Excluded Joint IP

ATLASnavi software program

(to be governed by ATLASNAVI Software Agreement dated March 23, 2009)

CSAP software program

(to be governed by CSAP Software Agreement dated April 1, 2009)

Quality Awake System software program

(to be governed by Quality Awake System Software Agreement dated April 1, 2009)

EXHIBIT E

FORM OF BRIDGE LOAN ASSIGNMENT AGREEMENT

THIS ASSIGNMENT OF BRIDGE LOAN (this “Assignment”), is made and entered into as of the [—] day of [—]1 , between AIG FUNDING, INC., a Delaware corporation (the “Assignor”), and [—], [— ] (the “Assignee”).

WHEREAS, the Assignor is the present legal and equitable owner and holder of the Second Amended and Restated Promissory Note, issued by AIG FINANCIAL ASSURANCE JAPAN K.K., a Japanese corporation (the “Issuer”), dated March 31, 2009 and payable to the Assignor in the principal amount of ¥31,937,996,556 as of September 30, 2010 (the “Purchased Note”); and

WHEREAS, pursuant to a stock purchase agreement entered into between American International Group, Inc. and Prudential Financial, Inc.2 dated as of September 30, 2010, (the “Stock Purchase Agreement”) the Issuer will undergo a change of control of its voting stock (the “Change of Control”); and

WHEREAS, pursuant to the terms of the Purchased Note the Assignor must consent to a change of control of the Issuer; and

WHEREAS, the Assignor now desires to assign to the Assignee all of its rights title and interest in and to the Purchased Note, effective as of [•]3; and

WHEREAS, the parties hereto would like to memorialize their intent and mutual understanding by entering into this Assignment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Assignment. The Assignor does hereby transfer, assign, grant and convey to the Assignee, and the Assignee hereby irrevocably acquires and assumes, the Purchased Note and all of the Assignor’s rights and interests thereunder, including, without limitation, its rights to receive any accrued but unpaid interest (including capitalized interest) under the Purchased Note. Pursuant to the terms of the Purchased Note, the Assignee shall deliver a new note to the Issuer, and the Issuer will issue a replacement note, dated [—]4 and payable to the Assignee in the principal amount of ¥[—]5 of like tenor and terms as the Purchased Note, and the Purchased Note shall be cancelled.

[1]	To match the Closing Date.
[2]	To be changed to “Assignee” if no Designated Acquiror is designated to enter into this agreement.
[3]	To match the date of this Assignment.
[4]	To match the date of this Assignment.
[5]	To reflect the current outstanding balance of the note, including any accrued and unpaid interest.

2. Representation of the Assignor. The Assignor represents that the Purchased Note, and its rights and interests thereunder are free from any pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

3. Consent to Change of Control. To the extent the Assignor’s right under the Purchased Note to consent to a change of control of the Issuer applies to the Change of Control to be effected pursuant to the Stock Purchase Agreement, for the avoidance of doubt, the Assignor hereby irrevocably consents to the Change of Control.

4. Governing Law; Jurisdiction. This Assignment and all claims and defenses arising out of or relating to this Agreement or the formation, breach, termination or validity of this Assignment, shall in all respects be governed by, and construed in accordance with, the laws of the State of New York without giving effect any conflicts of law principles of such state that would apply the laws of another jurisdiction. Each of the Assignor and Assignee irrevocably and unconditionally:

a.	submits itself and its property to the exclusive jurisdiction of the Courts of Chancery of the State of Delaware or, if under applicable law, exclusive jurisdiction is vested in the United States federal courts, the federal courts of the United States located in the State of Delaware in any action directly or indirectly arising out of or relating to this Assignment, the transactions contemplated by this Assignment, or the formation, breach, termination or validity of this Assignment and agrees that all claims in respect of any such action shall be heard and determined solely in such courts;

b.	consents that any such action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in such court or that such court is an inconvenient forum for the action and agrees not to assert, plead or claim the same;

c.	agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets; and

d.	agrees that nothing in this Assignment shall affect the right to effect service of process in any other manner permitted by the applicable rules of procedure.

5. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS ASSIGNMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OR ANY CLAIM OR DEFENSE ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS ASSIGNMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS ASSIGNMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS OF SECTIONS 4 AND 5 OF THIS ASSIGNMENT. EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS ASSIGNMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

6. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

7. Headings. The headings of the paragraphs of this Assignment have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Assignment or be used in any manner in the interpretation of this Assignment.

8. Interpretation. Whenever the context so requires in this Assignment, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word “person” shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity.

6. Partial Invalidity. Each provision of this Assignment shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Assignment or the application of such provision to any person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of this Assignment, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability.

7. Further Agreements. The Assignor agrees to execute and deliver to the Assignee such additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Assignment.

8. Entire Agreement. This Assignment, the Stock Purchase Agreement and the Seller Letter Agreement entered into by and between the Assignee and American International Group, Inc., dated as of September 30, 2010, constitute the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise shall be binding between the parties hereto with respect to the matters referred to herein unless it shall be in writing and signed by the party against whom enforcement is sought.

9. Amendments; Waivers. This Assignment shall not be amended except by a writing signed by all of the parties hereto. No waiver of any provision of this Assignment shall be implied from any course of dealing between the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

10. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first written above.

The Assignor:

AIG FUNDING, INC.

By:
Name:
Title:

The Assignee:

[—]

By:
Name:
Title:

[Signature Page – Bridge Loan Assignment Agreement]

EXHIBIT F

American International Group, Inc.

80 Pine Street

New York, NY 10005

American Home Assurance Company [ ]	Lexington Insurance Company [ ]

[Purchase Agreement Closing Date]

[ACQUIROR ENTITY]

[—]

[—]

Re:	Hold Harmless and Indemnification Under General Guarantee Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Stock Purchase Agreement, dated as of September 30, 2010 (the “Purchase Agreement”), between American International Group, Inc., a Delaware corporation (the “Parent”), and Prudential Financial, Inc., a New Jersey corporation (the “Acquiror”). Capitalized terms used in this agreement (the “Letter Agreement”) and not otherwise defined shall have the meanings assigned to them in the Purchase Agreement.

Reference also is hereby made to (i) that certain general guarantee agreement, dated as of August 29, 2003 (the “AHA Guarantee Agreement”), made by American Home Assurance Company (“AHA”) on behalf of GE Edison Life Insurance Company (as predecessor to AIG Edison Life Insurance Company, “Edison”), and (ii) that certain general guarantee agreement, dated as of August 20, 2003 (the “Lexington Guarantee Agreement”, and together with the AHA Guarantee Agreement, the “Guarantee Agreements”), made by Lexington Insurance Company (“Lexington,” and together with AHA, the “Guarantors”) on behalf of Edison, each of which Guarantee Agreements was entered into for the benefit of certain parties insured under policies issued by Edison. [Acquiror or Affiliate of Acquiror with Parent’s Consent] hereby acknowledges that, in connection with the consummation of the transactions contemplated by the Purchase Agreement on the Closing Date thereof, the Acquiror is required to cause to be delivered this Letter Agreement to the Parent and the Guarantors.

In consideration of the execution and delivery of the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (i) [Acquiror or Affiliate of Acquiror with Parent’s Consent] (the “Indemnifying Party”) agrees, to the fullest extent permitted by law, to defend, indemnify and hold harmless the Guarantors, against any Liability (as such term is defined below) incurred by the Guarantors after the Closing Date arising under their respective Guarantee Agreements (the “Guaranteed Obligations”), (ii) the Indemnifying Party agrees, upon notice from any of the Companies, the Transferred Subsidiaries, the Parent or any Guarantor, to promptly pay, in immediately available funds, any and all Guaranteed Obligations, on behalf of the relevant Guarantor and (iii) solely in the case of the AHA Guarantee, AHA agrees to publish notice of termination of the AHA Guarantee Agreement as soon as reasonably practicable after the Closing Date, in accordance with the terms of the AHA Guarantee Agreement.

For the purposes hereof, “Liability” shall mean any and all losses, costs, claims, obligations, expenses (including reasonable attorneys’ fees), damages, penalties, fines, or other liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising under the Guarantee Agreements.

The liability of the Indemnifying Party under this Letter Agreement is absolute, direct and immediate, not subject to set-off or counterclaim, and not conditional or contingent upon the pursuit of any remedies against the Indemnifying Party or any other person. All the terms and provisions of this Letter Agreement are recourse obligations of the Indemnifying Party.

Upon payment of any obligations owing to any Guarantor, the Indemnifying Party shall be subrogated to the rights of such Guarantor under the Guarantee Agreement; and such Guarantor agrees to take, at the Indemnifying Party’s expense, such steps as the Indemnifying Party may reasonably request to implement such subrogation.

In the event that the Indemnifying Party transfers, pledges or otherwise disposes of all or substantially all its properties and assets (including portfolio investments and capital stock of its Subsidiaries), whether in one transaction or a series of related transactions, to one or more Persons, then, and in each such case, proper provision shall be made prior to the consummation of any such transaction so that each such Person shall assume the obligations of the Indemnifying Party set forth in this Letter Agreement.

This Letter Agreement shall be binding on, and the term “Indemnifying Party,” as used herein, shall include, the successors, assigns and other permitted transferees of the Indemnifying Party. This Letter Agreement shall inure to the benefit of the Guarantors and each of their respective successors, assigns and other permitted transferees. The obligations of the Indemnifying Party under this Letter Agreement shall be deemed to be continuing in nature and shall remain in full force and effect and shall survive until there are no longer any Guaranteed Obligations outstanding or contracted or committed for under any Guarantee Agreement.

To the extent permitted by law, the Indemnifying Party hereby waives and agrees not to assert or take advantage of any defense that may arise by reason of any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Letter Agreement. The Guarantors shall not be required to resort first to any other Persons, their properties or estates, or to any collateral, property, liens or other rights or remedies available to them, for indemnification as herein contemplated.

This Letter Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements, whether written or oral, between the parties respecting such matters. Any amendments or modifications hereto, to be effective, shall be in writing and executed by the parties hereto. Notwithstanding anything to the contrary contained herein, this Letter Agreement shall not limit, reduce or otherwise affect the validity or enforceability of the terms of any Guarantee Agreement.

This Letter Agreement shall in all respects be governed by, and construed and interpreted in accordance with, the Laws of the State of New York without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of this Letter Agreement to the Laws of another jurisdiction. Each of the parties hereto irrevocably and unconditionally (i) submits itself and its property in any Action arising out of or relating to the interpretation and enforcement of the provisions of this Letter Agreement and of the documents referred to herein and in respect of the transactions contemplated hereby, to the exclusive jurisdiction of the Courts of Chancery of the State of Delaware or, if under applicable Law, jurisdiction is vested in the United States federal courts, the federal courts of the United States located in the State of Delaware; (ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to assert, plead or claim the same; (iii) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided hereinafter; and (iv) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

All notices, requests, claims, demands and other communications under this Letter Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this paragraph):

if to AHA:

American Home Assurance Company
[—]
Attention:	[—]
Facsimile:	[—]

if to Lexington:

Lexington Insurance Company
[—]
Attention:	[—]
Facsimile:	[—]

in each case, with a copy to the Parent:

American International Group, Inc.
80 Pine Street
New York, NY 10005

Attention: General Counsel
Facsimile: 212-425-2175

if to the Indemnifying Party:

[—]
Attention:	[—]
Facsimile:	[—]

with a copy to the Acquiror:

[—]
Attention:	[—]
Facsimile:	[—]

The failure of any party hereto to enforce any right or remedy hereunder, or to promptly enforce any such right or remedy, shall not constitute a waiver thereof nor give rise to any estoppel against such party nor excuse any of the parties hereto from their respective obligations hereunder.

A separate right of action hereunder shall arise each time any Guarantor acquires knowledge of any matter to be indemnified by the Indemnifying Party under this Letter Agreement. Separate and successive actions may be brought hereunder to enforce any of the provisions hereof at any time and from time to time.

EACH PARTY TO THIS LETTERAGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT.

The parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without posting a bond or other undertaking, notwithstanding anything to the contrary contained in this Letter Agreement, each of the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Letter Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

This Letter Agreement may be executed in several counterparts, each of which when executed shall be deemed an original but all of which taken together shall constitute one agreement, binding on all the parties hereto. Delivery of an executed counterpart of a signature page of this Letter Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Letter Agreement.

This Letter Agreement is entered into for the benefit of the Guarantors, the Companies and the Transferred Subsidiaries, and executed and delivered, as of the date first set forth above.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

If the foregoing is acceptable to you, please sign where indicated below. Executed as of the date first written above.

AMERICAN HOME ASSURANCE COMPANY

By:
Name:
Title:

LEXINGTON INSURANCE COMPANY

By:
Name:
Title:

AMERICAN INTERNATIONAL GROUP, INC.

By:
Name:
Title:

Accepted and Agreed as of the date first written above:

[ACQUIROR ENTITY]

By:
Name:
Title:

Acknowledged:

PRUDENTIAL FINANCIAL, INC.

By:
Name:
Title:

[Signature Page – Hold Harmless Agreement]

EXHIBIT G

FORM OF PROVIDER LETTER AGREEMENT

American International Group, Inc.

80 Pine Street

New York, NY 10005

[Purchase Agreement Closing Date]

Prudential Financial, Inc.

751 Broad Street

Newark, NJ 07102

Ladies and Gentlemen:

We refer to that certain Stock Purchase Agreement, dated as of September 30, 2010 (the “Purchase Agreement”), between American International Group, Inc., a Delaware corporation (the “Parent”) and Prudential Financial, Inc., a New Jersey corporation (the “Acquiror”, “you” or “your”).

We also refer to that certain Transition Services Agreement, dated as of [Purchase Agreement Closing Date] (the “Transition Services Agreement”), between Parent and [Acquiror or Designated Acquiror].

Capitalized terms used in this letter agreement, if not otherwise defined herein, shall have the meanings ascribed to them in the Purchase Agreement or the Transition Services Agreement, as applicable.

In consideration of your agreement to enter into the Purchase Agreement and the Transition Services Agreement, and to abide by your obligations thereunder, [PROVIDER], a [—][corporation], (“we”, “us”, or “our”) hereby agree with you as follows:

1. We shall abide by all covenants, undertake any transactions, and otherwise perform our obligations as a Provider under the Transition Services Agreement.

2. This letter agreement shall terminate upon the termination of the Transition Services Agreement in accordance with its terms. The provisions of this Section 2 and Section 3 hereof and any of the other terms hereof with respect to any provisions in the Transition Services Agreement that survive termination thereof shall survive any termination of this letter agreement. Nothing herein shall relieve any party hereto from any liability for the breach of any of the agreements set forth in this letter agreement arising prior to such termination.

3. This letter agreement may not be amended, restated, supplemented or otherwise modified, other than in a writing duly executed by the parties hereto. Any party hereto may waive (in writing) the benefit of any provision of this letter agreement with respect to itself for any purpose. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The provisions of Article VII of the Transition Services Agreement (which shall be deemed to apply to this letter agreement, and each of the parties hereto), are incorporated herein by reference. This letter agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, successors and permitted assigns.

4. We have full power and authority to enter into, consummate the transactions contemplated by, and carry out our obligations under this letter agreement. The execution and delivery of this letter agreement, our performance of our obligations hereunder, and the consummation of the transactions contemplated by this agreement have been duly authorized by the requisite limited liability company, corporate, or similar organizational action. This letter agreement has been duly executed and delivered by us. Assuming due authorization, execution and delivery of this letter agreement by you, this letter agreement constitutes a legal, valid, and binding obligation of ours, enforceable against us in accordance with its terms, subject to the effect of any bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer, or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law.

This letter agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

G-2

Please confirm that this letter agreement reflects our mutual understanding by signing in the space provided below as of the date first written above.

Very truly yours,

[PROVIDER]

By:
Name:
Title:

Accepted and agreed as of the date first set forth above:

PRUDENTIAL FINANCIAL, INC.

By:
Name:
Title:

[Signature Page – Provider Letter Agreement – [Provider]]

EXHIBIT H

DIRECTOR AND OFFICER INDEMNIFICATION POLICY

SECTION 1. DEFINITIONS.

For purposes of this Policy:

(1) “Person” means any person who is or was a director, officer or statutory auditor of [•] (hereafter the “Company”).

(2) “Official Capacity” means:

(a) when used with respect to a director, the office of director in the Company; and

(b) when used with respect to a person other than a director, the elective or appointive office in the Company held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Company, but

(c) in both paragraphs (a) and (b) does not include service for any other foreign or domestic company or any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise except to the extent such service was at the request of the Company.

(3) “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, investigative, or any appeal in such an action, suit, or proceeding.

(4) “Good Faith” means the Person acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, the Person had no reasonable cause to believe his or her conduct was unlawful.

SECTION 2. STANDARD FOR INDEMNIFICATION.

The Company will indemnify a Person who was, is, or is threatened to be made a named defendant or respondent in a Proceeding, by reason of the fact that such Person was acting as a director or officer of the Company, against expenses (including reasonable costs, disbursements and attorneys’ fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the Person in connection with the defense or settlement of such Proceeding only if it is determined in accordance with Section 6 that the Person conducted himself or herself in Good Faith.

SECTION 3. PROHIBITED INDEMNIFICATION.

A Person may not be indemnified under Section 2 in respect of any Proceeding in which final adjudication adverse to such Person establishes that his or her acts or omissions:

(1) resulted in receipt of an improper personal benefit, regardless of whether the benefit resulted from an action taken in the Person’s Official Capacity; or

(2) were in breach of his or her duty of loyalty to the Company. As used in this subsection, breach of a Person’s duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the Company or its shareholders in connection with a matter in which he or she has a material conflict of interest; or

(3) were not in Good Faith or involved a knowing violation of law.

In addition, a Person may not be indemnified under Section 2 in respect of any Proceeding if indemnifying such Person would result in a violation of law.

SECTION 4. EFFECT OF TERMINATION OF PROCEEDING.

The termination of a Proceeding by judgment, order, settlement, or conviction, or on a plea of no contest or its equivalent is not of itself determinative that the Person did not meet the requirements set forth in Section 2.

SECTION 5. INDEMNIFICATION FOR A PROCEEDING BY OR ON BEHALF OF COMPANY.

Upon satisfying the standard for indemnification under Section 2, if the Proceeding was brought by or on behalf of the Company, the indemnification will be limited to expenses (including reasonable costs, disbursements and attorneys’ fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the Person in connection with the defense or settlement of such Proceeding. In addition, indemnification under this section is subject to any additional restrictions or limitations as required by law or court order with respect to a Proceeding by or on behalf of the Company.

SECTION 6. DETERMINATION OF INDEMNIFICATION.

A determination that indemnification of a Person is proper, and the Person has met the applicable standard of conduct set forth in Section 2, or advancement of expenses is appropriate pursuant to Section 7, must be made by the Chief Legal Officer of the Company. In making any determination as to whether an indemnification of a Person is proper, the Chief Legal Officer must first consult with either the General Counsel of Prudential Financial, Inc. or the Law Department of The Prudential Insurance Company of America, dependant upon the following circumstances

(1) With respect to Persons that hold the title of either Chairman or President of the Company or acts as the country president (i.e., the head of the business in a given country) or its equivalent, or of higher rank, or if the amount to be paid in indemnification to any Person exceeds the Japanese yen equivalent of five hundred thousand dollars US ($ 500,000.00), prior consultation with the General Counsel of Prudential Financial, Inc.; or

(2) With respect to all other determinations not required to be made pursuant to (1) above, prior consultation with the Chief Legal Officer of the International Law Department of The Prudential Insurance Company of America.

However, to the extent that a Person has been successful on the merits or otherwise in the defense of a Proceeding, as described in Section 2 above, the Company will indemnify such Person against expenses (including reasonable costs, disbursements and attorneys’ fees) actually and reasonably incurred by him or her in connection with such Proceeding without the necessity of a determination as described in this Section 6.

SECTION 7. ADVANCEMENT OF EXPENSES.

Reasonable expenses incurred by a Person defending or investigating a Proceeding will be paid or reimbursed by the Company in advance of the final disposition of the Proceeding (1) if it is more likely than not that the Person will meet the standard for indemnification as set forth in Section 2, and (2) only after the Company receives a written undertaking by or on behalf of the Person to repay the amount paid or reimbursed if it is ultimately determined that he or she is not entitled to be indemnified under this Policy; provided, however, the Person may be required to cooperate with an investigation to be conducted at the Company’s expense, by a law firm selected by the law department, and that such law firm render an opinion that, based on its investigation, the firm has concluded that it is more likely than not that the Person will meet the standard for indemnification as set forth in Section 2 in connection with the Proceeding for which advancements are sought.

SECTION 8. CONTINUATION OF INDEMNIFICATION.

The indemnification and advancement of expenses provided by this Policy will, unless otherwise provided when determined, continue as to a Person who has ceased to hold his or her position as a director, officer or statutory auditor, and, in the event of the death of such director, officer or statutory auditor, will inure to the benefit of his or her heirs, executors and administrators.

Exhibit I

FORM OF AIGFAJ ARTICLES OF INCORPORATION

[Intentionally Omitted]

Exhibit J

FORM OF EDISON ARTICLES OF INCORPORATION

[Intentionally Omitted]

SCHEDULE I

LIST OF TRANSFERRED SUBSIDIARIES

Subsidiary	Owner	Ownership Interest

Toho Shinyo Hosho Company	Edison	100%

Capital System Service K.K.	Star	100%

AIG Business Service K.K.	Star	100%

CLIS K.K.	Star	10%

	Capital System Service K.K.	10%

	AIG Business Service K.K.	45%